As filed with the Securities and Exchange Commission on May 25, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INERGY HOLDINGS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	5984	43-1792470
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(816) 842-8181

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laura L. Ozenberger

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(816) 842-8181

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman Vinson & Elkins L.L.P. 1001 Fannin, Suite 2300 Houston, Texas 77002-6760 (713) 758-2222	Joshua Davidson Laura L. Tyson Baker Botts L.L.P. One Shell Plaza, 910 Louisiana Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount to be registered(1)	Proposed Maximum Aggregate Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Common units representing limited partner interests	3,335,000	$34.05	$113,556,750	$12,151

(1)	Includes 435,000 common units that may be sold upon exercise of the underwriters’ option to purchase additional common units.
(2)	Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sales price of the common units on May 22, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 24, 2006

P R O S P E C T U S

2,900,000 Common Units

Representing Limited Partner Interests

$             per unit

We are selling 2,900,000 common units representing limited partner interests. We own and control the general partners of, and, prior to the closing of the offering, hold an aggregate 10.4% partnership interest and the incentive distribution rights in, Inergy, L.P., which operates a geographically diverse retail and wholesale propane supply, marketing and distribution business and a growing midstream operation including a natural gas storage facility and a natural gas liquids business. Our cash-generating assets consist of our partnership interests in Inergy, L.P. We have granted the underwriters a 30-day option to purchase up to an additional 435,000 common units to cover over-allotments.

Our common units are quoted on the Nasdaq National Market under the symbol “NRGP.” The last reported sale price of our common units on the Nasdaq National Market on May 22, 2006 was $33.89 per unit.

Investing in our common units involves risks. Please read “ Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to Inergy Holdings, L.P. (before expenses)	$	$

(1)	The underwriters will receive no discount or commission on the sale of common units sold under the directed unit program.

The underwriters expect to deliver the common units to purchasers on or about             , 2006.

Citigroup

            , 2006

Prior to the closing of this offering, we own and control the general partners of, and hold an aggregate 10.4% partnership interest, and the incentive distribution rights in, Inergy, L.P., which operates a geographically diverse retail and wholesale propane supply, marketing and distribution business and a growing midstream operation including a natural gas storage facility and a natural gas liquids (NGL) business. Our cash-generating assets consist of our partnership interests, including incentive distribution rights, in Inergy, L.P.

Inergy, L.P. Major Asset Locations

i

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical consolidated financial statements and pro forma financial statements and the notes to those financial statements. Furthermore, you should carefully read “Summary of Risk Factors” and “Risk Factors” for more information about important factors that you should consider before making a decision to purchase common units in this offering.

All references in this prospectus to “our,” “we,” and “us” refer to Inergy Holdings, L.P. and its wholly owned subsidiaries. All references in this prospectus to “Inergy” refer to Inergy, L.P. and its wholly owned subsidiaries. All references to our “partnership agreement” refer to the Amended and Restated Agreement of Limited Partnership of Inergy Holdings, L.P. For purposes of calculating the net proceeds of the offering in this prospectus, we assume (1) an offering price of $33.89 per common unit, which was the last reported price of our units on NASDAQ on May 22, 2006 and (2) the sale of 55,000 common units under the directed unit program, on which the underwriters will not receive no discount or commission. For purposes of estimating the number of Inergy common units (2,534,606) that we will purchase with a portion of the net proceeds from this offering, we assume a purchase price of $25.74 per Inergy common unit, the last reported price on NASDAQ on May 22, 2006. Unless we indicate otherwise, the information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional common units.

Inergy Holdings, L.P.

Our cash-generating assets consist of our partnership interests, including incentive distribution rights, in Inergy, L.P. (Nasdaq symbol: NRGY), a publicly traded Delaware limited partnership, which operates a rapidly growing, geographically diverse retail and wholesale propane supply, marketing and distribution business and a growing midstream operation including a natural gas storage facility and natural gas liquids business. Our primary objective is to increase distributable cash flow to our unitholders through our ownership of these partnership interests in Inergy. Our incentive distribution rights in Inergy entitle us to receive an increasing percentage of total cash distributions made by Inergy as it reaches certain target distribution levels and have resulted in significantly increasing cash distributions to us.

Inergy’s primary objective is to increase distributable cash flow to its unitholders. Inergy has primarily grown through acquisitions of retail propane operations. Since the inception of Inergy’s predecessor in 1996 through May 22, 2006, Inergy has acquired 55 businesses, including a natural gas storage facility and a primarily fee-based natural gas processing and liquids business. Inergy further intends to pursue its growth objectives through, among other things, future propane and midstream acquisitions, while placing emphasis in the propane operations on maintaining a high percentage of retail sales to residential customers, operating in attractive markets and focusing its operations under established, locally recognized trade names, and pursuing midstream opportunities that provide Inergy stable fee-based cash flow streams with continued growth opportunities.

We have made in the past, and may elect to make in the future, additional investments in Inergy in order to assist it in implementing its growth strategy. We will use a portion of the proceeds of this offering to purchase 2,534,606 Inergy common units to provide funds to Inergy to repay borrowings primarily associated with completed accretive acquisitions and internal growth projects, which in turn strengthens Inergy’s capitalization and liquidity for further growth projects. Upon the completion of this offering and the purchase of such additional Inergy common units as described in “Use of Proceeds,” our aggregate partnership interests in Inergy will consist of the following:

•	a 100% ownership interest in each of the managing general partner of Inergy, which manages Inergy’s business and affairs, and the non-managing general partner of Inergy, which will own an approximate 1.1% general partner interest in Inergy;

•	4,252,157 Inergy common units, 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units, representing an aggregate limited partner interest in Inergy of approximately 14.6%;

•	769,941 Inergy special units, which are not entitled to a current distribution and will convert into Inergy common units at a specified conversion rate upon commercial operation of the expansion (the “Stagecoach expansion project”) of our newly acquired Stagecoach natural gas storage facility (the “Stagecoach Facility”), which is currently expected to occur in the third calendar quarter of 2007; and

•	all of the incentive distribution rights in Inergy, which entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Inergy as certain target distribution levels are reached in excess of $0.33 per Inergy unit in any quarter.

Our cash flows consist of distributions from Inergy on the partnership interests we own. Inergy is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter, less reserves established by its managing general partner in its sole discretion to provide for the proper conduct of Inergy’s business or to provide for future distributions. While we, like Inergy, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of Inergy. Most notably, our general partner does not have an economic interest in us and is not entitled to receive any distributions from us, nor does our capital structure include incentive distribution rights. Therefore our distributions are allocated exclusively to our common units, which is our only class of security outstanding.

Inergy has increased its quarterly distribution 18 times since its initial public offering in July 2001, from its minimum quarterly distribution of $0.30 to its current quarterly distribution of $0.54, an increase of 80%. Inergy’s second fiscal quarter distribution of $0.54 per unit paid on May 15, 2006 resulted in a payment to us of $6,966,695, consisting of $2,045,164 on our ownership of Inergy common and subordinated units, $306,553 on our ownership of Inergy’s approximate 1.1% general partner interest, and $4,614,978 on our ownership of Inergy’s incentive distribution rights. Upon completion of this offering and the purchase of 2,534,606 Inergy common units with a portion of the net proceeds of this offering, a quarterly distribution of $0.54 by Inergy, L.P. would result in quarterly distributions to us of $8,469,658, or approximately $0.37 per common unit after deducting our expenses, consisting of $3,413,851 on our ownership of Inergy common and subordinated units, $306,489 on our ownership of Inergy’s approximate 1.1% general partner interest, and $4,899,319 on our ownership of Inergy’s incentive distribution rights.

Upon the completion of our purchase of 2,534,606 Inergy common units with the net proceeds of this offering, and assuming that Inergy maintains its current quarterly distribution of $0.54 per limited partner unit, we will receive an additional $1.7 million in quarterly distributions from Inergy. As a result, management has recommended to the board of directors of our general partner an increase in our quarterly distribution to $0.37 per limited partner unit, or $1.48 on an annualized basis. This increase would represent an annualized increase of $0.20 per limited partner unit, or 15.6%, over the $1.28 annualized rate paid in respect of our most recent quarter ended March 31, 2006. We cannot assure you that our board of directors will approve the increased distribution. See “Risk Factors—Risks Inherent in Our Dependence on Distributions from Inergy, L.P.”

The incentive distribution rights entitle us to receive an increasing percentage of cash distributed by Inergy as certain target distribution levels are reached. They generally entitle us to receive 13.0% of all cash distributed in a quarter after each Inergy unit has received $0.33 for that quarter, 23.0% of all cash distributed after each Inergy unit has received $0.375 for that quarter and 48.0% of all cash distributed after each Inergy unit has received $0.45 for that quarter. For the quarter ended March 31, 2006, Inergy declared a distribution of $0.54 per unit, which entitles us to receive 48.0% of the $0.09 incremental cash distribution per unit from Inergy in excess of its highest distribution level.

The graph set forth below shows hypothetical cash distributions payable in respect of our partnership interests, including the incentive distribution rights in Inergy, across an illustrative range of annualized cash distributions per unit made by Inergy. This information is based upon:

•	Inergy’s 42,836,659 limited partnership units outstanding after the closing of this offering; and

•	our ownership of (1) a 100% interest in the non-managing general partner of Inergy, which will own an approximate 1.1% general partner interest in Inergy, (2) all of the incentive distribution rights in Inergy and (3) 4,252,157 Inergy common units, 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units.

The graph illustrates the impact to us of Inergy’s raising or lowering its per unit distribution from its most recent quarterly distribution of $0.54 per unit, or $2.16 per unit on an annualized basis. This information is presented for illustrative purposes only, is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or Inergy’s business including changes that may result from changes in interest rates, changes in propane margins, changes in general economic conditions, the impact of any future acquisitions or expansion projects or the issuance of additional units. See “Risk Factors” on page 16.

Hypothetical Cash Distributions to Inergy Holdings, L.P.

The impact to us of changes in Inergy’s distribution levels will vary depending on several factors, including the number of Inergy’s outstanding partnership interests at the time of the distributions, our ownership percentage of such partnership interests, our relative holdings of Inergy common units and incentive distribution rights and the then current target distribution level. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of Inergy. See “Risk Factors” on page 16.

Our acquisition of Inergy common units with a portion of the net proceeds of this offering will increase the total cash flow we receive from Inergy attributable to our aggregate ownership interests by approximately 23.7% at Inergy’s current distribution level. Our purchase of additional common units will also cause the percentage of cash flow we receive from Inergy attributable to our ownership of incentive distribution rights to decline from 66.2% immediately prior to the offering to 56.8% immediately following the offering.

We pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from our Inergy distributions, less certain reserves for expenses and other uses of cash, including:

•	our general and administrative expenses;

•	interest expense and principal payments on our indebtedness;

•	restrictions on distributions contained in any current or future debt agreements;

•	expenses of our subsidiaries other than Inergy, including costs related to tax liabilities of our corporate subsidiaries;

•	capital contributions, at our election, to maintain or increase our ownership interest in Inergy; and

•	reserves our general partner believes prudent to maintain for the proper conduct of our business or to provide for future distributions.

Inergy, L.P.

Propane Operations

Inergy owns and operates a rapidly growing, geographically diverse retail and wholesale propane supply, marketing and distribution business. Inergy believes it is currently the fifth largest propane retailer in the United States, excluding cooperatives, based on retail propane gallons sold. Inergy’s retail business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. Inergy currently serves over 700,000 retail customers in 29 states from 343 customer service centers which have an aggregate of approximately 29 million gallons of above-ground propane storage capacity. In addition to Inergy’s retail business, Inergy operates a wholesale supply, marketing and distribution business through which it provides propane procurement, transportation and supply and price risk management services to its customer service centers, as well as to independent dealers, multistate marketers, petrochemical companies, refinery and gas processors and a number of other natural gas liquids marketing and distribution companies in 40 states, primarily in the Midwest, Northeast and Southeast.

Midstream Operations

Inergy owns and operates the following midstream assets:

•	the Stagecoach Facility, a high performance, multi-cycle natural gas storage facility located approximately 150 miles northwest of New York City with approximately 13.6 Bcf of working gas capacity, a maximum withdrawal capability of 500 MMcf/d, and a maximum injection capability of 250 MMcf/d. The facility, which is regulated by the Federal Energy Regulatory Commission (“FERC”), is fee-based with a market-based rate structure and is currently 100% committed primarily with investment grade rated companies with term contracts that have a weighted average maturity extending to April 2009. Located 150 miles northwest of New York City, the Stagecoach Facility is among the largest natural gas storage facilities close to the northeastern United States market. The Stagecoach Facility is connected to Tennessee Gas Pipeline Company’s 300-Line and is a significant participant in the northeast United States natural gas distribution system.

•	a natural gas liquids (“NGL”) business in Bakersfield, California, acquired in 2003, which includes a 25.0 MMcf/d natural gas processing plant, a 10,000 bpd NGL fractionation plant, including NGL rail and truck terminals, a 6.1 million gallon NGL storage facility, and trucking and marketing operations.

Recent Developments

Expansion Projects

In addition to acquisitions of retail propane operations, Inergy has identified approximately $225 million of internal growth projects related to its midstream assets, consisting of the following:

Stagecoach Expansion Projects:

•

Phase II Expansion:    The Phase II expansion project consists of the development of four additional natural gas reservoirs in the Stagecoach field, the drilling of up to eight injection/withdrawal wells, and the installation of an additional 12,000 horsepower of compression. If constructed and completed as proposed, the expanded facilities will add approximately 13 Bcf of working storage capacity to Stagecoach’s existing 13.6 Bcf of working storage capacity. On April 5, 2006, Inergy announced that its wholly owned regulated subsidiary has sold 100% of the available deliverability of its Phase II expansion project, and has reached commercial terms with three shippers in the form of executed Precedent Agreements. The longest term of these agreements is for slightly over ten years and the weighted average maturity is in excess of eight years. We expect that this expansion project will require an additional capital investment of approximately $106.0 million and is expected to be in service by the fall of 2007, subject to approval by the FERC. Please read “Risk Factors—Risks Related to Inergy’s Midstream Operations.”

•	North Lateral: This proposed approximate 9-mile, 20-inch diameter lateral pipeline will connect the Stagecoach Facility to the proposed 182-mile natural gas pipeline, known as the Millennium Pipeline. Millennium Pipeline Company, L.P. intends to construct the pipeline, which is expected to extend from Corning, New York to Ramapo, New York. The Millennium Pipeline is being constructed to transport U.S. and Canadian natural gas to markets in the eastern U.S. Connecting to the Millennium Pipeline will provide Stagecoach with access to supplies of natural gas originating in Canada, which further diversifies and optimizes supply choices for its customers. We expect that this expansion project will require a capital investment of approximately $19.2 million.

•	Ancillary Projects: Inergy has identified other ancillary pipeline connectivity projects for the Stagecoach Facility. Inergy holds an option to acquire the existing south lateral pipeline that connects the Stagecoach Facility to Tennessee Gas Pipeline Company’s 300-line. We expect that these ancillary projects will require a capital investment of approximately $37 million.

West Coast NGL Facility

•	Isomerization Plant: This proposed project consists of the construction of a butane isomerization unit and related ancillary facilities at Inergy’s West Coast natural gas liquids plant located near Bakersfield, California. The butane isomerization unit is projected to have a capacity of approximately 10,000 barrels per day and will provide isobutane supplies to refiners or wholesale distributors for gasoline blending. The project is subject to regulatory approval by state and county agencies and is expected to be in service by January 2008. We expect that the construction of an isomerization plant will require a capital investment of approximately $50 million.

•	Butane storage expansion. This proposed project consists of installing an additional approximate 10,000 barrels of refrigerated butane storage capacity and ancillary connectivity lines to our rail and truck transportation terminals and our proposed isomerization unit at Inergy’s West Coast NGL plant located near Bakersfield, California. The additional storage capacity is not dependent upon the completion of Inergy’s proposed isomerization unit. We expect that this expansion project will require a capital investment of approximately $15 million and is expected to be operational in the winter of 2007.

We cannot assure you that all of these expansion projects will be completed on schedule or at all or at the budgeted cost or that Inergy will achieve its expected investment return. Please read “Risk Factors—Risks Related to Inergy’s Midstream Operations—Expanding Inergy’s business by constructing new midstream assets subjects Inergy to construction risks.”

Summary of Risk Factors

An investment in our common units involves risks. For more information about these risks, please read “Risk Factors.” You should consider carefully these risk factors together with all of the other information included in this prospectus before you invest in our common units.

Executive Offices

Our principal executive offices are located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, and our phone number is (816) 842-8181.

Limited Partnership Structure and Management

We were formed in November 1996 as a Delaware limited liability company. On April 28, 2005, Inergy Holdings, LLC converted from a Delaware limited liability company into a Delaware limited partnership and changed its name to Inergy Holdings, L.P. On June 24, 2005, we completed our initial public offering. The chart on the following page depicts our organization and ownership upon completion of this offering after giving effect to our purchase of 2,534,606 Inergy common units with a portion of the net proceeds from this offering, as described in “Use of Proceeds,” at which time:

•	The public unitholders will own an approximate 28.8% limited partner interest in us represented by 6,602,970 common units.

•	Certain of our officers and directors will own an approximate 64.2% limited partner interest in us represented by 14,691,203 common units.

•	Certain other individuals who invested in us prior to our initial public offering will own the remaining 7.0% limited partner interest in us represented by 1,605,827 common units.

•	We will continue to own a 100% membership interest in Inergy GP, LLC, the managing general partner of Inergy. Inergy GP, LLC has sole responsibility for conducting Inergy’s business and managing its operations. Inergy GP, LLC’s only interest in Inergy is its management rights. Inergy GP, LLC has no direct economic interest in Inergy and does not receive a management fee, but it is reimbursed for expenses that it incurs on behalf of Inergy.

•	We will continue to own a 100% membership interest in Inergy Partners, LLC, the non-managing general partner of Inergy. Inergy Partners, LLC will own an approximate 1.1% general partner interest in Inergy. Inergy Partners, LLC will receive its proportionate share of allocations and distributions from Inergy. Inergy Partners, LLC has no operational or managerial responsibilities under Inergy’s partnership agreement.

•	We will directly or indirectly own 4,252,157 Inergy common units, 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units, representing an aggregate limited partner interest in Inergy of approximately 14.6%.

•	We will continue to own 769,941 Inergy special units, which are not entitled to a current distribution and will convert to Inergy common units at a specified conversion rate upon commercial operation of the Stagecoach expansion project.

•	We will continue to own all of the Inergy incentive distribution rights, which entitles us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Inergy as certain target distribution levels are reached in excess of $0.33 per Inergy unit in any quarter.

Inergy Holdings GP, LLC, our general partner, manages our operations and activities, including, among other things, establishing the quarterly cash distribution levels for our common units and reserves it believes prudent to maintain for the proper conduct of our business. Our general partner will not receive any fees or other compensation in connection with this offering. Our general partner is entitled to reimbursement for out-of-pocket expenses it incurs on our behalf, but is not entitled to any other compensation, fees, profits or other benefits for acting in its capacity as our general partner. All of our executive officers and a majority of the directors of our general partner also serve as executive officers and directors of the managing general partner of Inergy. Members of our management hold direct interests in our general partner. The net proceeds of this offering will be used to repay amounts borrowed under both our term loan and credit facility and to purchase additional common units of Inergy, L.P. in a private placement.

The chart below depicts our and our affiliates’ organizational and ownership structure after giving effect to this offering of 2,900,000 units and our purchase of 2,534,606 Inergy common units with a portion of the net proceeds of this offering (based on the ownership of Inergy Holdings, L.P. and Inergy, L.P. at May 22, 2006).

Ownership of Inergy Holdings, L.P.

Public Unitholders
6,602,970 Common Units[a]
Inergy Holdings GP, LLC
(Our General Partner)
Management & Others
16,247,030 Common Units[b]
28.8% Limited Partner Interest
Management Rights
No Economic Interest
71.2% Limited Partner Interest
Owners of Certain Acquired Businesses and Other Investors
9,912,078 Common Units
2,728,019 Senior Subordinated Units
169,160 Junior Subordinated Units
Inergy Holdings, L.P.
2,587,635 Common Units[b]
107,277 Senior Subordinated Units[c]
798 Junior Subordinated Units[c]
769,941 "Special Units"[d]
Incentive Distribution Rights
100% Membership Interest
100% Membership Interest
100% Membership Interest
100% Ownership Interest
Public Unitholders
23,705,456 Common Units
Inergy Partners, LLC
(Inergy's Non-managing General Partner)
New Inergy Propane, LLC
875,320 Common Units
986,588 Senior Subordinated Units[c]
975,126 Junior Subordinated Units[c]
Inergy GP, LLC
(Inergy's Managing General Partner)
IPCH Acquisition Corp. and its Subsidiaries
789,202 Common Units
54.7% Limited Partner Interest
29.6% Limited Partner Interest
1.1% General Partner Interest
6.6% Limited Partner Interest
Management Rights
No Economic Interest
6.2% Limited Partner Interest
1.8% Limited Partner Interest
Inergy, L.P.
(Inergy)

(a) Refers to our common units. All other references to common units, senior subordinated units and junior subordinated units are to limited partner interests in Inergy.

(d) We do not attribute any limited partner interest to the Inergy special units because they are non-voting and are not entitled to a current distribution. The special units will convert into Inergy common units at a specified conversion rate upon commercial operation of the Stagecoach expansion project, currently expected to occur in the third quarter of 2007.

The Offering

Common units offered	2,900,000 common units.

3,335,000 common units if the underwriters exercise in full their option to purchase additional common units.

Common units outstanding after this offering	22,900,000 common units, or 23,335,000 common units if the underwriters exercise in full their option to purchase additional common units.

Use of proceeds

We will receive approximately $94.1 million from the sale of the common units, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will use approximately $28.9 million of the proceeds to repay outstanding indebtedness under both our term loan and bank credit facility and approximately $65.2 million to purchase 2,534,606 Inergy common units to provide Inergy with funds to repay outstanding indebtedness resulting from acquisitions and capital expenditures in connection with internal growth projects. The foregoing assumes a purchase price of $25.74 per Inergy common unit, the last reported price of Inergy common units on NASDAQ on May 22, 2006. The actual price we will pay will be based on a trailing ten-day average price of Inergy common units prior to effectiveness of the registration statement of which this prospectus is a part. See “Use of Proceeds” and “Underwriting.”

Cash distributions

Under our partnership agreement, we must distribute all of our cash on hand at the end of each quarter, after payment of expenses and the establishment of cash reserves by our General Partner in its discretion. We refer to this cash as “available cash,” and we define this term in our partnership agreement. Our cash-generating assets consist of our partnership interests, including our incentive distribution rights, in Inergy. On May 15, 2006, we paid a cash distribution of $0.32 per common unit for the quarter ended March 31, 2006. We do not have subordinated units and our general partner is not entitled to any distributions.

Limited voting rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our affiliates, voting together as a single class. At the completion of this offering, certain of the officers and directors of our general partner and certain of the officers and directors of Inergy’s managing general partner will own approximately 64.2% of our common units. This will give those officers and directors the practical ability to prevent our general partner’s involuntary removal. Please read “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.—Withdrawal or Removal of the General Partner.”

Limited call right

If at any time our affiliates own more than 85% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units. At the completion of this offering, certain of the officers and directors of our general partner and certain of the officers and directors of Inergy’s managing general partner will own approximately 64.2% of our common units.

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2007, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 50% of the cash distributed to you with respect to that cumulative period. This estimate is based on an assumed distribution of $0.32 per quarter and other assumptions with respect to our operations, gross income, capital expenditures, cash flow and anticipated distributions. Moreover, our ratio of taxable income to cash distributions will be much greater than the ratio applicable to the holders of common units in Inergy because remedial allocations of deductions to us will be very limited and our ownership of incentive distribution rights will cause more taxable income to be allocated to us from Inergy. Further, if Inergy is successful in increasing its distributions over time, our ratio of taxable income to cash distributions will increase. For the basis of this estimate, please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Exchange listing	Our common units are traded on the Nasdaq National Market under the symbol “NRGP.”

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner and its directors and officers have fiduciary duties to manage us in a manner beneficial to our unitholders. Simultaneously, the officers and directors of Inergy’s managing general partner have fiduciary duties to manage Inergy’s business in a manner beneficial to Inergy and its partners. Certain of the executive officers and directors of our general partner also serve as executive officers and directors of the managing general partner of Inergy. As a result of these and other relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner and its officers and directors, please read “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

Summary Historical Consolidated and Pro Forma Financial Data

The following table shows summary historical consolidated and pro forma financial data for Inergy Holdings, L.P., in each case for the periods and as of the dates indicated. The summary historical consolidated balance sheet, statement of operations and cash flow data as of and for each of the years ended September 30, 2003, 2004 and 2005 are derived from our audited consolidated financial statements. The summary historical consolidated balance sheet, statement of operations, and cash flow data as of and for the six months ended March 31, 2005 and 2006, are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal, recurring accruals, which Inergy Holdings, L.P. considers necessary for fair presentation of the financial position and results of operations for these periods.

We have no separate operating activities apart from those conducted by Inergy, and our cash flows consist of distributions from Inergy on the partnership interests we own. Accordingly, the summary historical consolidated financial data set forth in the following table primarily reflects the operating activities and results of operations of Inergy. Since we control the managing general partner of Inergy, we reflect our ownership interest in Inergy on a consolidated basis, which means that our financial results are combined with Inergy’s financial results and the results of our other subsidiaries. The limited partner interests in Inergy not owned by affiliates of the managing general partner are reflected as a liability on our balance sheet and the non-controlling partners’ shares of income from Inergy is reflected as an expense in our results of operations.

The unaudited pro forma summary statements of operations for the six months ended March 31, 2006 and for the year ended September 30, 2005 reflect our consolidated historical operating results as adjusted for the following transactions as if these transactions occurred on October 1, 2004:

•	Inergy’s acquisition of Star Gas Propane, L.P. effective December 1, 2004;

•	Inergy’s purchase of the Stagecoach Facility and related assets for approximately $232.1 million on August 9, 2005 (the “Stagecoach Acquisition”);

•	this offering and the application of the net proceeds as described under “Use of Proceeds.”

The unaudited pro forma summary balance sheet data as of March 31, 2006 reflects our consolidated historical operating results as adjusted for this offering and the application of the net proceeds as described hereunder in “Use of Proceeds” as if these transactions occurred on March 31, 2006.

For a description of all of the assumptions used in preparing the unaudited pro forma summary financial and operating data, you should read the notes to the pro forma financial statements for Inergy Holdings, L.P. The pro forma financial and operating data should not be considered as indicative of the historical results we would have had or the future results that we will have after this offering.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical consolidated and pro forma financial statements and the accompanying notes included in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

On May 18, 2006, the Board of Directors of Inergy Holdings GP, LLC, our general partner, concluded that our audited consolidated financial statements for the fiscal years ended September 30, 2003, 2004 and 2005 and our unaudited consolidated interim statements for the three months ended December 31, 2005 and the six months ended March 31, 2006 should be revised to eliminate the previously-reported, non-cash gains on the units we hold in Inergy. Accordingly, we amended our annual report on Form 10-K for the fiscal year ended September 30, 2005 and for the three-year period then ended and our quarterly reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006 and the financial information presented below reflects those amendments. The report of our registered public accounting firm was reissued as set forth herein. The revisions have no prior, current or future impact on the cash available for distributions to our unitholders. See note 18 to the audited consolidated financial statements and note 9 to the unaudited consolidated interim financial statements included elsewhere in this prospectus.

	Historical(a)
	Years Ended September 30,					Six Months Ended March 31,			Pro Forma
	2003	2004		2005(b)		2005(b)		2006	Year Ended September 30, 2005		Six Months Ended March 31, 2006
	(in thousands except per unit data)
Statement of Operations Data:
Revenues	$363,365	$482,496		$1,050,136		$671,893		$915,067	$1,136,333		$915,067
Cost of product sold	267,010	359,053		724,223	(c)	470,692		651,356	775,252		651,356

Gross profit	96,355	123,443		325,913		201,201		263,711	361,081		263,711
Expenses:
Operating and administrative	59,424	81,388		197,582		94,343		126,736	229,029		126,736
Depreciation and amortization	13,843	21,089		50,413		21,234		38,077	64,418		38,077

Operating income	23,088	20,966		77,918		85,624		98,898	67,634		98,898
Other income (expense):
Interest expense	(9,947)	(7,917)		(36,061)		(14,613)		(28,376)	(47,343)		(25,969)
Interest expense related to write-off of deferred financing costs	—	(1,216	)(d)	(7,585	)(e)	(6,990	)(e)	—	(7,585)		—
Interest expense related to make whole premium charge	—	(17,949	)(d)	—		—		—	—		—
Interest income related to swap value received	—	949	(d)	—		—		—	—		—
Gain (loss) on sale of property, plant and equipment	(91)	(203)		(679)		100		(720)	(679)		(720)
Finance charges	339	704		1,817		912		1,435	1,915		1,435
Other	86	117		251		156		413	251		413

Income (loss) before income taxes and interest of non-controlling partners in Inergy’s net income	13,475	(4,549)		35,661		65,189		71,650	14,193		74,057
Provision for income taxes	(442)	(201)		(501)		(985)		(1,201)	(549)		(1,201)
Interest of non-controlling partners in Inergy’s net income (loss)	(10,041)	4,827		(26,831)		(52,448)		(57,711)	(7,456	)(f)	(56,209	)(f)

Net income	$2,992	$77		$8,329		$11,756		$12,738	$6,188		$16,647

Net income applicable to redeemable interest	$—	$—		$—		$188		$—	$—		$—

Net income applicable to limited partners’ units	$2,992	$77		$8,329		$11,568		$12,738	$6,188		$16,647

Net income per limited partner unit—
Basic	$0.24	$0.01		$0.49		$0.76		$0.64	$0.31		$0.73
Diluted	$0.19	$0.00		$0.48		$0.72		$0.63	$0.31		$0.72
Weighted average limited partner units outstanding—
Basic(g)	12,373	12,550		17,140		15,205		20,000	20,040		22,900
Diluted(g)	16,090	16,090		17,186		16,090		20,199	20,086		23,099

	Historical(a)
	Years Ended September 30,			Six Months Ended March 31,		Pro Forma
	2003	2004	2005	2005(b)	2006	Six Months Ended March 31, 2006
	(in thousands except per unit data)
Balance Sheet Data (end of period):
Net property, plant and equipment	$157,201	$215,253	$727,443	$538,029	$836,444	$846,644
Total assets	373,370	511,741	1,510,318	1,177,103	1,584,919	1,600,359
Total debt, including current portion	131,127	168,253 (h)	587,840	545,337	724,850	645,855
Partners’ capital (deficiency)(a)	2,227	(34,816)	(6,745)	(77,611)	(5,866)	88,124

Cash Flow Data:
Net cash provided by operating activities	$33,572	$31,132	$84,165	$67,940	$83,275
Net cash used in investing activities	(34,239)	(97,830)	(840,761)	(594,483)	(180,296)
Net cash provided by financing activities	4,217	63,052	763,806	550,814	104,633

(a)	We were formed as a Delaware limited liability company in November 1996. On April 28, 2005, Inergy Holdings, LLC converted from a Delaware limited liability company into a Delaware limited partnership and changed its name to Inergy Holdings, L.P.
(b)	The acquisition of Star Gas Propane closed effective for financial reporting purposes as if the transaction was consummated on December 1, 2004. Accordingly, the Inergy Holdings, L.P. historical statements of operations for the fiscal year ended September 30, 2005 and for the six months ended March 31, 2005 include the results of operation of Star Gas Propane, L.P. for ten months and four months, respectively.
(c)	Includes a $19.4 million non-cash gain on derivative financial instruments.
(d)	Reflects amounts recognized in the quarter ended March 31, 2004, incurred in connection with the early repayment of $85.0 million of senior secured notes. Such amounts were related to the write-off of $1.2 million of deferred financing costs, a make whole premium charge of $17.9 million and $0.9 million gain from cancellation of the related interest rate swaps.
(e)	Reflects amounts recognized as expense in the quarter ended December 31, 2004, incurred in connection with the retirement of Inergy’s 364-day credit facility used to fund a portion of the acquisition of Star Gas Propane in December 2004, and deferred financing costs written off with the retirement of Inergy’s previous credit facility.
(f)	A $1.00 increase (decrease) in the assumed public offering price per common unit would not result in a material increase (decrease) our pro forma interest of non-controlling partners in Inergy’s net income (loss), assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts, commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(g)	The net income per limited partner unit is based on the weighted average number of partnership units outstanding for each period after giving effect to our conversion to a limited partnership. The pro forma net income per limited partner unit is based on the weighted average number of partnership units outstanding for each period which gives effect to our proposed purchase of 2,534,606 Inergy common units with a portion of the net proceeds of this offering as though it occurred on the first day of the respective period.
(h)	Includes $15.0 million in promissory notes that were repaid in July 2005.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. All statements other than statements of historical fact are forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Specific factors could cause our actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

•	our ability to pay distributions to our unitholders;

•	our expected receipt of distributions from Inergy;

•	anticipated trends in Inergy’s business;

•	the price volatility and availability of propane;

•	the availability of capacity to transport propane to market areas and to Inergy’s customers;

•	weather conditions;

•	the ability to pass the wholesale cost of propane through to Inergy’s customers;

•	the demand for high deliverability natural gas storage capacity in the Northeast;

•	the availability of natural gas and the price of natural gas to the consumer compared to the price of alternative and competing fuels;

•	Inergy’s ability to successfully implement its business plan for the Stagecoach Facility;

•	our future results of operations;

•	our liquidity and ability to finance our activities;

•	market conditions in Inergy’s industry;

•	competition from other energy sources and from other storage service providers;

•	conflicts of interest between Inergy, its managing general partner and us;

•	the treatment of Inergy or us as a corporation for federal income tax purposes or if we or Inergy become subject to entity-level taxation for state tax purposes;

•	Inergy’s ability to make and integrate acquisitions and successfully complete its business strategy; and

•	the impact of governmental legislation and regulation on us and Inergy.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, including those described in the “Risk Factors” section of this prospectus. We will not update these statements unless the securities laws require us to do so.

RISK FACTORS

You should consider carefully the following risk factors, which we believe include all material risks to our business, together with all of the other information included in this prospectus, in your evaluation of an investment in our common units. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Dependence on Distributions from Inergy, L.P.

Our only cash-generating assets are our partnership interests in Inergy, L.P., and our cash flow is therefore completely dependent upon the ability of Inergy to make distributions to its partners.

The amount of cash that Inergy can distribute to its partners each quarter, including us, principally depends upon the amount of cash Inergy generates from its operations, which amounts of cash will fluctuate from quarter to quarter based on, among other things:

•	the temperatures in Inergy’s operating areas;

•	the cost to Inergy of the propane it buys for resale;

•	the level of competition from other propane companies, natural gas storage providers and natural gas processors; and

•	other energy providers and the prevailing economic conditions.

In addition, the actual amount of cash Inergy will have available for distribution will depend on other factors, some of which are beyond its control, including:

•	the level of capital expenditures Inergy makes;

•	the cost of acquisitions or expansions, if any;

•	debt service requirements;

•	fluctuations in working capital needs;

•	restrictions on distributions contained in Inergy’s credit facility and senior notes;

•	Inergy’s ability to borrow under its working capital facility to make distributions;

•	prevailing economic conditions; and

•	the amount, if any, of cash reserves established by Inergy’s managing general partner in its discretion for the proper conduct of business.

Because of these factors, Inergy may not have sufficient available cash each quarter to pay the current distribution rate of $0.54 per quarter or any other amount. If Inergy reduced its per unit distribution, we would have less cash available for distribution to you and would probably be required to reduce our per unit distribution to you. Furthermore, you should also be aware that the amount of cash that Inergy has available for distribution depends primarily upon its cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, Inergy may be able to make cash distributions during periods when Inergy records losses and may not be able to make cash distributions during periods when Inergy records net income. Please read “—Risks Inherent in Inergy, L.P.’s Business” for a discussion of risks affecting Inergy’s ability to generate distributable cash flow.

We cannot assure you that we will have cash available to make the recommended distribution increase or that our board of directors will approve the increase.

As a result of our purchase of 2,534,606 Inergy common units with the net proceeds of this offering, and assuming that Inergy maintains its current quarterly distribution of $0.54 per limited partner unit, we will receive an additional $1.7 million in quarterly distributions from Inergy. As a result, management has recommended to the board of directors of our general partner an increase in our quarterly distribution to $0.37 per limited partner unit, or $1.48 on an annualized basis. This increase would represent an annualized increase of $0.20 per limited partner unit, or 15.6%, over the $1.28 annualized rate paid in respect of our most recent quarter ended March 31, 2006. This statement about our expected increase to cash distributions should not be regarded as a representation by us or the underwriters that we will have sufficient cash available for distribution to make these distributions or that the board of directors of our general partner will actually increase our current distribution levels to unitholders. Any actual increase in the quarterly distribution to unitholders must be approved by the board of directors based on the actual amount of cash available for distribution and other circumstances at the time. Management’s recommendation that the quarterly distribution be increased is based on the best of management’s knowledge and belief and certain assumptions and judgments which reflect their judgment of conditions that currently exist and that they expect to exist. This information is not fact and should not be relied upon as being necessarily indicative of future results and readers of this prospectus are cautioned not to place undue reliance on the possibility that the distribution might be increased at this time or at all.

A portion of our partnership interests in Inergy are subordinated to Inergy’s common units, which would result in decreased distributions to us if Inergy is unable to meet its minimum quarterly distribution.

Following this offering we will own, directly or indirectly, 6,321,946 units representing limited partner interests in Inergy, of which approximately 17.3% are senior subordinated units, 15.4% are junior subordinated

18.1

units and 67.3% are common units. During the subordination period, the senior and junior subordinated units will not receive any distributions in a quarter until Inergy has paid the minimum quarterly distribution of $0.30 per Inergy unit, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters, on all of the outstanding Inergy common units. In addition, the junior subordinated units will not receive distributions until the senior subordinated units have received the distributions to which they are entitled. Distributions on the senior and junior subordinated units are therefore more uncertain than distributions on Inergy’s common units. Furthermore, no distributions may be made on the incentive distribution rights until the minimum quarterly distribution has been paid on all outstanding Inergy units. Therefore, distributions with respect to the incentive distribution rights are even more uncertain than distributions on the subordinated units. Neither the senior nor junior subordinated units nor the incentive distribution rights are entitled to any arrearages from prior quarters.

Generally, the subordination period ends, and the senior and junior subordinated units convert into common units of Inergy, only after June 30, 2006 and only upon the satisfaction of certain financial tests as described in “Material Provisions of the Partnership Agreement of Inergy, L.P.—Cash Distribution Policy—Subordination Period.”

To the extent we purchase additional units from Inergy, our rate of growth will be reduced and the percentage of the cash we receive from the incentive distribution rights will be reduced.

Our business strategy includes supporting the growth of Inergy by purchasing Inergy securities or lending funds to Inergy to provide funding for the acquisition of a business or asset or for an internal growth project. To the extent we purchase common or subordinated units or securities such as our special units which are not entitled to a current distribution from Inergy, L.P., the rate of our distribution growth may be reduced, at least in the short term, as less of our cash distributions will come from our ownership of Inergy incentive distribution rights, which distributions increase at a faster rate than those of our other securities. Our acquisition of Inergy common units with a portion of the net proceeds of this offering will reduce the percentage of the cash flow we receive from Inergy attributable to our ownership of incentive distribution rights from 66.2% immediately prior to the offering to 56.8% upon the completion of this offering.

The managing general partner of Inergy has the ability to limit or modify the incentive distributions we are entitled to receive in order to facilitate the growth strategy of Inergy.

We hold incentive distribution rights in Inergy that entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Inergy as certain target distribution levels are reached in excess of $0.33 per Inergy unit in any quarter. A substantial portion of the cash flows we receive from Inergy is provided by these incentive distributions. There may be instances in which the amount of cash we receive from the incentive distributions could limit Inergy’s growth through acquisitions or expansions. This is because a potential acquisition or expansion might not be accretive to Inergy’s unitholders as a result of the significant portion of the cash flows attributable to such acquisition or expansion which would be paid as incentive distributions to us. By limiting the level of incentive distributions in connection with a particular acquisition, expansion or issuance of units of Inergy, the cash flows associated with that acquisition or expansion could be accretive to Inergy’s unitholders as well as substantially beneficial to us. Accordingly, in order to facilitate acquisitions and expansions by Inergy, the managing general partner of Inergy may elect to limit the incentive distributions we are entitled to receive in all instances or with respect to a particular acquisition, expansion or unit issuance contemplated by Inergy. In doing so, the board of directors of the managing general partner would be required to consider both its fiduciary obligations to investors in Inergy as well as to us as its sole member. Our partnership agreement specifically permits our general partner to authorize the managing general partner of Inergy to limit or modify the incentive distribution rights held by us without approval by our unitholders, if our general partner determines that such limitation or modification does not adversely affect our limited partners in any material respect. If distributions on the incentive distribution rights were reduced for the benefit of the Inergy common units, the total amount of cash distributions we would receive from Inergy, and therefore the amount of cash distributions we could pay to our unitholders, would be reduced.

A reduction in Inergy’s distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

Our ownership of the incentive distribution rights in Inergy entitles us to receive our pro rata share of specified percentages of total cash distributions made by Inergy with respect to any particular quarter only in the event that Inergy distributes more than $0.33 per unit for such quarter. As a result, the holders of Inergy’s common units have a priority over the holders of Inergy’s incentive distribution rights to the extent of cash distributions by Inergy up to and including $0.33 per unit for any quarter.

Our incentive distribution rights entitle us to receive increasing percentages, up to 48%, of all cash distributed by Inergy. Because the incentive distribution rights currently participate at the maximum 48% target cash distribution level in all distributions made by Inergy above the current distribution level, future growth in distributions we receive from Inergy will not result from an increase in the target cash distribution level associated with the incentive distribution rights.

Furthermore, a decrease in the amount of distributions by Inergy to less than $0.45 per common unit per quarter would reduce our percentage of the incremental cash distributions above $0.375 per common unit per quarter from 48% to 23%. As a result, any such reduction in quarterly cash distributions from Inergy would have the effect of disproportionately reducing the amount of all distributions that we receive from Inergy based on our ownership interest in the incentive distribution rights in Inergy as compared to cash distributions we receive from Inergy on our approximate 1.1% general partner interest in Inergy and our Inergy common and subordinated units.

The amount of cash distributions from Inergy that we will be able to distribute to you will be reduced by general and administrative expenses and debt service, and reserves that our general partner believes prudent to maintain for the proper conduct of our business and for future distributions.

Before we can pay distributions to our unitholders, we must first pay or reserve funds for our expenses, including debt service. We may also establish reserves for future distributions during periods of limited cash flows. In addition, we may reserve funds to meet the right of our wholly owned subsidiary, Inergy Partners, LLC, to maintain its approximate 1.1% general partner interest in Inergy by making a capital contribution to Inergy when Inergy issues additional Inergy common units.

We may not realize any value from our investment in the Inergy special units.

In connection with the Stagecoach Acquisition, we purchased 769,941 Inergy special units for $25 million. The special units are not entitled cash distributions and will convert into Inergy common units at a specified conversion rate upon the occurrence of one of certain events, including if and when the Stagecoach expansion project becomes commercially operational. The construction of the Stagecoach expansion project involves numerous uncertainties beyond Inergy’s control and may not become commercially operational on schedule or at all. If the completion of the Stagecoach expansion project is significantly delayed, our return on our investment in, and the corresponding value of, the special units will be reduced as we will not receive any distributions on the special units until they convert into common units. Furthermore, although the number of common units into which the special units convert increases each quarter by 3% on a compounded basis, the conversion ratio may not exceed 1.0 special unit to 1.43 Inergy common units (which conversion ratio will be reached on August 9, 2008). Therefore, if the special units have not converted by August 9, 2008, we will not receive any additional consideration for our investment in the special units between such date and the conversion date. The special units will be cancelled (1) if the special units have not converted into common units prior to August 9, 2015; or (2) if after August 9, 2008, Inergy elects not to pursue the Stagecoach expansion project and transfers the Stagecoach expansion project rights to Inergy Holdings, L.P. Once cancelled, the special units will have no value and we may lose the entire value of our $25 million investment. If the Stagecoach expansion project rights were transferred to us, because we do not operate or manage any assets we can provide no assurance that we would be able to complete the expansion project on schedule or at all.

Risks Inherent in Inergy, L.P.’s Business

Because we are substantially dependent on the distributions we receive from Inergy, risks to Inergy’s operations are also risks to us. We have set forth below risks to Inergy’s business and operations, the occurrence of which could negatively impact Inergy’s financial performance and decrease the amount of cash it is able to distribute to us.

If Inergy does not continue to make acquisitions on economically acceptable terms, its future financial performance will be limited.

The propane industry is not a growth industry because of increased competition from alternative energy sources. In addition, as a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane’s higher cost as compared to other energy sources, Inergy may have difficulty in increasing its retail customer base other than through acquisitions. Therefore, while Inergy’s operating objectives include promoting internal growth, its ability to grow will depend principally on acquisitions. Inergy’s future financial performance depends on its ability to continue to make acquisitions at attractive prices. We cannot assure you that Inergy will be able to continue to identify attractive acquisition candidates in the future or that it will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business has intensified and become more costly. Inergy may not be able to grow as rapidly as it expects through its acquisition of additional businesses for various reasons, including the following:

•	Inergy will use its cash from operations primarily to service its debt and for distributions to unitholders and reinvestment in its business. Consequently, the extent to which Inergy is unable to use cash or access capital to pay for additional acquisitions may limit its growth and impair its operating results. Further, Inergy is subject to certain debt incurrence covenants under its bank credit agreement and the indentures that govern its 6.875% senior notes due 2014 and 8.25% senior notes due 2016 that may restrict its ability to incur additional debt to finance acquisitions.

•	Although Inergy intends to use its own securities as acquisition currency, some prospective sellers may not be willing to accept its securities as consideration.

•	Inergy will use cash for capital expenditures related to infrastructure expansions such as the Stagecoach expansion project, which will reduce its cash available to pay for additional acquisitions.

Moreover, acquisitions involve potential risks, including:

•	Inergy’s ability to integrate the operations of recently acquired businesses,

•	the diversion of management’s attention from other business concerns,

•	customer or key employee loss from the acquired businesses, and

•	a significant increase in Inergy’s indebtedness.

Inergy’s growth strategy includes acquiring entities with lines of business that are distinct and separate from its existing operations which could subject Inergy to additional business and operating risks.

Consistent with Inergy’s announced growth strategy and its acquisition of the Stagecoach Assets, Inergy may acquire assets that have operations in new and distinct lines of business from its existing operations, including midstream assets. Integration of new business segments is a complex, costly and time-consuming process and will likely involve assets in which Inergy has limited operating experience. Failure to timely and successfully integrate acquired entities’ new lines of business with Inergy’s existing operations may have a material adverse effect on its business, financial condition or results of operations. The difficulties of integrating new business segments with existing operations include, among other things:

•	operating distinct business segments that require different operating strategies and different managerial expertise;

•	the necessity of coordinating organizations, systems and facilities in different locations;

•	integrating personnel with diverse business backgrounds and organizational cultures; and

•	consolidating corporate and administrative functions.

In addition, the diversion of Inergy’s attention and any delays or difficulties encountered in connection with the integration of the new business segments, such as unanticipated liabilities or costs, could harm its existing business, results of operations, financial condition or prospects. Furthermore, new lines of business will subject Inergy to additional business and operating risks which could have a material adverse effect on its financial condition or results of operations.

Inergy may be unable to successfully integrate its recent acquisitions.

One of Inergy’s primary business strategies is to grow through acquisitions. We cannot assure you that Inergy will successfully integrate acquisitions into its operations or that it will achieve the desired profitability from its acquisitions. Failure to successfully integrate these substantial acquisitions could adversely affect Inergy’s operations. The difficulties of combining the acquired operations include, among other things:

•	operating a significantly larger combined organization and integrating additional retail and wholesale distribution operations to Inergy’s existing supply, marketing and distribution operations;

•	coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel from diverse business backgrounds and organizational cultures;

•	consolidating corporate technological and administrative functions;

•	integrating internal controls, compliance under the Sarbanes-Oxley Act of 2002 and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee loss from the acquired businesses;

•	a significant increase in Inergy’s indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

In addition, Inergy may not realize all of the anticipated benefits from its acquisitions, such as cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel, higher costs, unknown liabilities and fluctuations in markets.

Inergy’s acquisition of Star Gas Propane, L.P. and the Stagecoach acquisition expose it to potentially significant liabilities.

In connection with the acquisition of Star Gas Propane, L.P. (the “Star Gas Propane acquisition”) and the Stagecoach acquisition, Inergy purchased the equity interests of Star Gas Propane and the entities that owned the Stagecoach Assets rather than just their assets. As a result, Inergy purchased the liabilities of Star Gas Propane and the Stagecoach entities as well, including unknown and contingent liabilities. Inergy has performed a certain level of due diligence in connection with the Star Gas Propane acquisition and the Stagecoach acquisition, but there may be pending, threatened, contemplated or contingent claims against Star Gas Propane and the Stagecoach entities related to environmental, title, regulatory, litigation or other matters of which Inergy is unaware. Although Star Gas Partners, L.P., the former parent company of Star Gas Propane, and the entities that owned the Stagecoach Facility, respectively, have agreed to indemnify Inergy against some of these liabilities, there is a risk that Inergy could ultimately be liable for some or all of these indemnified risks.

Inergy’s indebtedness may limit its ability to borrow additional funds, make distributions to its unitholders, or capitalize on acquisition or other business opportunities, in addition to impairing its ability to fulfill its debt obligation under its senior notes.

As of March 31, 2006, Inergy had approximately $696.0 million of total outstanding indebtedness. Inergy’s leverage, various limitations in its credit facility, other restrictions governing its indebtedness and the indentures governing Inergy’s senior notes may reduce its ability to incur additional indebtedness, to engage in some transactions and to capitalize on acquisition or other business opportunities.

Inergy’s indebtedness and other financial obligations could have important consequences to you. For example, they could:

•	make it more difficult for Inergy to make distributions to its unitholders;

•	impair Inergy’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general partnership purposes or other purposes;

•	result in higher interest expense in the event of increases in interest rates since some of Inergy’s debt is, and will continue to be, at variable rates of interest;

•	have a material adverse effect on Inergy if it fails to comply with financial and restrictive covenants in its debt agreements and an event of default occurs as a result of that failure that is not cured or waived;

•	require Inergy to dedicate a substantial portion of its cash flow to payments of Inergy’s indebtedness and other financial obligations, thereby reducing the availability of Inergy’s cash flow to fund working capital, capital expenditures and other general partnership requirements;

•	limit Inergy’s flexibility in planning for, or reacting to, changes in its business and the propane industry; and

•	place Inergy at a competitive disadvantage compared to its competitors that have proportionately less debt.

If Inergy is unable to meet its debt service obligations and other financial obligations, it could be forced to restructure or refinance its indebtedness and other financial transactions, seek additional equity capital or sell its assets. Inergy may then be unable to obtain such financing or capital or sell its assets on satisfactory terms, if at all.

A change of control of Inergy’s managing general partner could result in Inergy facing substantial repayment obligations under its credit facility.

In addition, Inergy’s bank credit agreement and the indentures governing its senior notes contain provisions relating to change of control of Inergy’s managing general partner, the partnership, and Inergy’s operating company. If these provisions are triggered, Inergy’s outstanding bank indebtedness may become due. In such an event, there is no assurance that Inergy would be able to pay the indebtedness, in which case the lenders would have the right to foreclose on Inergy’s assets, which would have a material adverse affect on Inergy. There is no restriction on the ability of Inergy’s general partners to enter into a transaction which would trigger the change of control provisions.

Restrictive covenants in the agreements governing Inergy’s indebtedness may reduce its operating flexibility.

The indentures governing Inergy’s outstanding senior notes and agreements governing Inergy’s revolving credit facilities and other future indebtedness contain or may contain various covenants limiting Inergy’s ability and the ability of specified subsidiaries of Inergy to, among other things:

•	pay distributions on, redeem or repurchase Inergy’s equity interests or redeem or repurchase Inergy’s subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred securities;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from Inergy’s restricted subsidiaries to Inergy;

•	consolidate, merge or transfer all or substantially all of Inergy’s assets;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	create non-guarantor subsidiaries;

These restrictions could limit Inergy’s ability and the ability of its subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in Inergy’s business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Inergy’s bank credit agreement contains covenants requiring it to maintain specified financial ratios and satisfy other financial conditions. Inergy may be unable to meet those ratios and conditions. Any future breach of these covenants and Inergy’s failure to meet any of those ratios and conditions could result in a default under the terms of Inergy’s bank credit agreement, which could result in the acceleration of Inergy’s debt and other financial obligations. If Inergy were unable to repay these amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral.

Inergy is subject to operating and litigation risks that could adversely affect its operating results to the extent not covered by insurance.

Inergy’s operations are subject to all operating hazards and risks incident to handling, storing, transporting and providing customers with combustible products such as propane and natural gas. As a result, Inergy has been, and likely will be, a defendant in legal proceedings and litigation arising in the ordinary course of business. Inergy maintains insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, Inergy’s insurance may not be adequate to protect it from all material expenses related to potential future claims for personal injury and property damage. In addition, the occurrence of a serious accident, whether or not Inergy is involved, may have an adverse effect on the public’s desire to use its products.

Inergy’s operations are subject to compliance with environmental laws and regulations that can adversely affect Inergy’s results of operations and financial condition.

Inergy’s operations are subject to stringent environmental laws and regulations of federal, state, and local authorities. Such environmental laws and regulations impose numerous obligations, including the acquisition of permits to conduct regulated activities, the incurrence of capital expenditures to comply with applicable laws, and restrictions on the generation, handling, treatment, storage, disposal, and transportation of certain materials and wastes. Failure to comply with such environmental laws and regulations can result in the assessment of substantial administrative, civil, and criminal penalties, the imposition of remedial liabilities and even the issuance of injunctions restricting or prohibiting Inergy’s activities. Certain environmental laws impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. In the course of Inergy’s operations, materials or wastes may have been spilled or released from properties owned or leased by Inergy or on or under other locations where these materials or wastes have been taken for disposal. In addition, many of the properties owned or leased by Inergy were previously operated by third parties whose management, disposal, or release of materials and wastes was not under Inergy’s control. Accordingly, Inergy may be liable for the costs of cleaning up or remediating contamination arising out of its operations or as a result of activities by others who previously occupied or operated on properties now owned or leased by Inergy. It is also possible that implementation of stricter environmental laws and regulations in the future could result in additional costs or liabilities to Inergy as well as the industry in general.

Cost reimbursements due Inergy’s managing general partner may be substantial and will reduce the cash available for principal and interest on Inergy’s outstanding indebtedness.

Inergy reimburses its managing general partner and its affiliates, including officers and directors of its managing general partner, for all expenses they incur on Inergy’s behalf. The reimbursement of expenses could adversely affect Inergy’s ability to make payments of principal and interest on our outstanding indebtedness. Inergy’s managing general partner has sole discretion to determine the amount of these expenses. In addition, Inergy’s managing general partner and its affiliates provide Inergy with services for which Inergy is charged reasonable fees as determined by Inergy’s managing general partner in its sole discretion.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could cause Inergy to incur additional expenditures of time and financial resources.

Inergy has for the first time completed the process of documenting and testing its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of its internal controls over financial reporting and a report by its independent auditors addressing these assessments. If, in the future, Inergy fails to maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, it may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause Inergy to incur substantial expenditures of management time and financial resources to identify and correct any such failure.

Risks Related to Inergy’s Propane Operations

Since weather conditions may adversely affect the demand for propane, Inergy’s financial condition and results of operations are vulnerable to, and will be adversely affected by, warm winters.

Weather conditions have a significant impact on the demand for propane because Inergy’s customers depend on propane principally for heating purposes. As a result, warm weather conditions will adversely impact Inergy’s operating results and financial condition. Actual weather conditions can substantially change from one year to the next. Furthermore, warmer than normal temperatures in one or more regions in which Inergy operates can significantly decrease the total volume of propane it sells. Consequently, Inergy’s operating results may vary significantly due to actual changes in temperature. During the fiscal years ended September 30, 1999, 2000, 2002, 2004 and 2005 temperatures were significantly warmer than normal in Inergy’s areas of operation (based on the 30-year average consisting of years 1976 through 2005 published by the National Oceanic and Atmospheric Administration). We believe that Inergy’s results of operations during these periods were adversely affected as a result of this warm weather.

Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect Inergy’s profit margins.

The propane industry is a “margin-based” business in which gross profits depend on the excess of sales prices over supply costs. As a result, Inergy’s profitability will be sensitive to changes in wholesale prices of propane caused by changes in supply or other market conditions. When there are sudden and sharp increases in the wholesale cost of propane, Inergy may not be able to pass on these increases to its customers through retail or wholesale prices. Propane is a commodity and the price Inergy pays for it can fluctuate significantly in response to changes in supply or other market conditions. Inergy has no control over supply or market conditions. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce Inergy’s gross profits and could, if continued over an extended period of time, reduce demand by encouraging its retail customers to conserve or convert to alternative energy sources.

The highly competitive nature of the retail propane business could cause Inergy to lose customers or affect its ability to acquire new customers, thereby reducing its revenues.

Inergy has competitors and potential competitors who are larger and have substantially greater financial resources than it does, which may provide them with some advantages. Also, because of relatively low barriers to entry into the retail propane business, numerous small retail propane distributors, as well as companies not engaged in retail propane distribution, may enter Inergy’s markets and compete with it. Most of Inergy’s propane retail branch locations compete with several marketers or distributors. The principal factors influencing competition with other retail marketers are:

•	price;

•	reliability and quality of service;

•	responsiveness to customer needs;

•	safety concerns;

•	long-standing customer relationships;

•	the inconvenience of switching tanks and suppliers; and

•	the lack of growth in the industry.

We can make no assurances that Inergy will be able to compete successfully on the basis of these factors. If a competitor attempts to increase market share by reducing prices, Inergy may lose customers, which would reduce its revenues.

If Inergy is not able to purchase propane from its principal suppliers, Inergy’s results of operations would be adversely affected.

Most of Inergy’s total volume purchases are made under supply contracts that have a term of one year, are subject to annual renewal, and provide various pricing formulas. Three of Inergy’s suppliers, Sunoco, Inc. (15%), Dominion Transmission Inc. (13%) and ExxonMobil Oil Corp. (13%), accounted for approximately 41% of propane purchases during the fiscal year ended September 30, 2005. In the event that Inergy is unable to purchase propane from its significant suppliers, Inergy’s failure to obtain alternate sources of supply at competitive prices and on a timely basis would hurt its ability to satisfy customer demand, reduce its revenues and adversely affect its results of operations.

Competition from other energy sources may cause Inergy to lose customers, thereby reducing its revenues.

Competition from other energy sources, including natural gas and electricity, has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and availability of natural gas in many areas that previously depended upon propane could cause Inergy to lose customers, thereby reducing its revenues.

Inergy’s business would be adversely affected if service at its principal storage facilities or on the common carrier pipelines it uses is interrupted.

Historically, a substantial portion of the propane purchased to support Inergy’s operations has originated at Conway, Kansas, Hattiesburg, Mississippi and Mont Belvieu, Texas and has been shipped to it through major common carrier pipelines. Any significant interruption in the service at these storage facilities or on the common carrier pipelines Inergy uses would adversely affect its ability to obtain propane.

If Inergy is not able to sell propane that it has purchased through wholesale supply agreements to either its own retail propane customers or to other retailers and wholesalers, the results of its operations would be adversely affected.

Inergy currently is party to propane supply contracts and expects to enter into additional propane supply contracts which require it to purchase substantially all the propane production from certain refineries. Inergy’s inability to sell the propane supply in its own propane distribution business, to other retail propane distributors or to other propane wholesalers would have a substantial adverse impact on its operating results and could adversely impact its capital liquidity.

Energy efficiency and new technology may reduce the demand for propane and adversely affect Inergy’s operating results.

Increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, have adversely affected the demand for propane by retail customers. Future conservation measures or technological advances in heating, conservation, energy generation or other devices might reduce demand for propane and adversely affect Inergy’s operating results.

Due to Inergy’s limited asset diversification, adverse developments in its propane business could adversely affect Inergy’s operating results and reduce its ability to make distributions to its unitholders.

Inergy relies substantially on the revenues generated from its propane business. Due to Inergy’s limited asset diversification, an adverse development in this business would have a significantly greater impact on Inergy’s financial condition and results of operations than if it maintained more diverse assets.

Risks Related to Inergy’s Midstream Operations

Federal, state or local regulatory measures could adversely affect Inergy’s business.

Inergy’s operations are subject to federal, state and local regulatory authorities. Specifically, Inergy’s Stagecoach natural gas storage facility and related assets are subject to the regulation of the Federal Energy Regulatory Commission, or FERC.

Under the Natural Gas Act of 1938 (“NGA”), FERC has authority to regulate Inergy’s natural gas facilities that provide natural gas pipeline transportation services in interstate commerce, including storage services. Natural gas companies may not charge rates that have been determined not to be just and reasonable by the FERC. In addition, the FERC prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline transportation rates or terms and conditions of service. Pursuant to FERC’s jurisdiction over rates, existing rates may be challenged by complaint and proposed rate increases may be challenged by protest. The Stagecoach Facility has market-based rate authority from the FERC, which authority is subject to its further review, pending the outcome of the FERC proceeding initiated by the application requesting authorization to expand the facility’s storage capacity filed by Inergy’s regulated subsidiary and owner of the Stagecoach facility, Central New York Oil and Gas Co., LLC (“CNYOG”).

In conjunction with CNYOG’s application for FERC authority to construct and operate the Stagecoach expansion project, CNYOG has presented a market analysis to FERC which seeks to demonstrate that the contemplated Stagecoach expansion project, once built, will not affect the basis for CNYOG’s continued market-based rate authority. Neither this market analysis nor CNYOG’s certificate application to construct and operate the Stagecoach expansion, of which the market analysis is a component part, has been ruled upon by FERC.

While we have no reason to believe that CNYOG’s request to continue to charge and collect market-based rates will be rejected by FERC, there can be no guarantee that CNYOG will be allowed to continue to operate under such a rate regime for the remainder of the Stagecoach Facility’s operating life. Any successful complaint or protest against rates charged for Stagecoach storage and related services, or CNYOG’s loss of market-based rate authority, could have an adverse impact on Inergy’s revenues.

In addition, the Stagecoach Facility’s market-based rate authority would be subject to further review if it acquires transportation facilities or additional storage capacity, if Inergy or one of its affiliates provides storage or transportation services in the same market area or acquires an interest in another storage field that can link Inergy’s facilities to the market area or if Inergy or one of its affiliates acquire an interest in or is acquired by an interstate pipeline.

We cannot assure you that FERC will continue to pursue its approach of pro-competitive policies as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity, transportation and storage facilities. Any successful complaint or protest against Inergy’s rates or loss of our market-based rate authority could have an adverse impact on Inergy’s revenues associated with providing storage services. Failure to comply with applicable regulations under the NGA, Natural Gas Policy Act of 1978, Pipeline Safety Act of 1968 and certain other laws, and with implementing regulations associated with these laws could result in the imposition of administrative and criminal remedies and civil penalties of up to $1,000,000 per day, per violation.

In addition, we cannot provide any guarantees that the FERC will authorize the Stagecoach expansion project precisely as requested; or that FERC, if it does so authorize the expansion, will act in a manner considered sufficiently timely by affected parties. Nor can we assure that the agreements supporting the Stagecoach expansion project will remain in effect through the full term designated in each such agreement. The loss or impaired creditworthiness of one or more of the expansion customers could have a material adverse effect on the expansion project.

Inergy’s storage business depends on neighboring pipelines to transport natural gas.

To obtain natural gas, Inergy’s storage business depends on the Tennessee Gas Pipeline Company’s 300-Line to which we have interconnect access. This pipeline is owned by parties not affiliated with Inergy. Any interruption of service on the pipeline or lateral connections or adverse change in the terms and conditions of service could have a material adverse effect on Inergy’s ability, and the ability of Inergy’s customers, to transport natural gas to and from Inergy’s facilities and have a corresponding material adverse effect on Inergy’s storage revenues. In addition, the rates charged by the interconnected pipeline for transportation to and from Inergy’s facilities affect the utilization and value of our storage services. Significant changes in the rates charged by the pipeline or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on Inergy’s storage revenues.

Inergy expects to derive a significant portion of its revenues from the Stagecoach Facility from three customers, and the loss one or more of these customers could result in a significant loss of revenues and cash flow.

Inergy expects to derive a significant portion of its revenues and cash flow in connection with the Stagecoach Facility from its top three customers comprised of Consolidated Edison Company, New Jersey

Resources, and New Jersey Natural Gas. The loss or impaired creditworthiness of one or more of these customers could have a material adverse effect on Inergy’s business, results of operations and financial condition.

Inergy encounters competition from other natural gas storage companies.

Inergy’s principal competitors in its natural gas storage market include other storage providers including among others Dominion Resources, Inc., NiSource Inc., El Paso Corporation. These major natural gas transmission companies have existing storage facilities connected to their systems that compete with certain of Inergy’s facilities. Pending and future construction projects, if and when brought on line, may also compete with the Stagecoach Facility. Such projects may include FERC-certificated storage expansions and greenfield construction projects, as well as construction of liquified natural gas, or LNG, facilities.

Expanding Inergy’s business by constructing new midstream assets subjects Inergy to construction risks.

One of the ways Inergy may grow its business is through the expansion of its existing storage facilities, such as the current Stagecoach expansion project. The construction of additional storage facilities or new pipeline interconnects involves numerous regulatory, environmental, political and legal uncertainties beyond Inergy’s control and may require the expenditure of significant amounts of capital. If Inergy undertakes these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, Inergy’s revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if Inergy builds a new midstream asset, the construction will occur over an extended period of time, and Inergy will not receive any material increases in revenues until after the project is placed in service. Moreover, Inergy may construct facilities to capture anticipated future growth in production and/or demand in a region in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve Inergy’s expected investment return, which could adversely affect Inergy’s results of operations and financial condition.

Inergy is exposed to the credit risk of its customers, and an increase in the nonpayment and nonperformance by its customers could negatively affect Inergy’s business.

Risks of nonpayment and nonperformance by Inergy’s natural gas storage facility customers are a major concern in its business. Inergy is subject to risks of loss resulting from nonpayment or nonperformance by its customers. Any increase in the nonpayment and nonperformance by Inergy’s customers could negatively affect its business.

Inergy may not be able to retain existing customers or acquire new customers, which would reduce Inergy’s revenues and limit our future profitability.

The renewal or replacement of existing contracts with Inergy’s customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond Inergy’s control, including competition from other pipelines and storage providers, and the price of, and demand for, natural gas in the markets Inergy serves. The inability of Inergy’s management to renew or replace its current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on Inergy’s profitability.

The fees charged by Inergy to third parties under transmission, transportation and storage agreements may not escalate sufficiently to cover increases in costs and the agreements may not be renewed or may be suspended in some circumstances.

Inergy’s costs may increase at a rate greater than the rate that the fees Inergy charges to third parties increase pursuant to our contracts with them. Furthermore, third parties may not renew their contracts with Inergy. Additionally, some third parties’ obligations under their agreements with Inergy may be permanently or temporarily reduced upon the occurrence of certain events, some of which are beyond Inergy’s control, including force majeure events wherein the supply of either natural gas, are curtailed or cut off. Force majeure events include (but are not limited to) revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions, mechanical or physical failures of Inergy’s equipment or facilities or those of third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with Inergy or if any third party suspends or terminates its contracts with Inergy, Inergy’s financial results would be negatively impacted.

Inergy’s business would be adversely affected if operations at any of its facilities were interrupted.

Inergy’s operations are dependent upon the infrastructure that it has developed, including, storage facilities and various means of transportation. Any significant interruption at these facilities or pipelines or Inergy’s or its customers’ inability to transmit natural gas to or from these facilities or pipelines for any reason would adversely affect Inergy’s results of operations. Operations at Inergy’s facilities could be partially or completely shut down, temporarily or permanently, as the result of any number of circumstances that are not within Inergy’s control, such as:

•	unscheduled turnarounds or catastrophic events at Inergy’s physical plants;

•	labor difficulties that result in a work stoppage or slowdown; and

•	a disruption in the supply of natural gas to Inergy’s storage facilities.

Risks Inherent in an Investment in Us

We are largely dependent on Inergy, L.P. for our growth. As a result of the fiduciary obligations of Inergy’s managing general partner, which is our wholly owned subsidiary, to the unitholders of Inergy, our ability to pursue business opportunities independently will be limited.

We currently intend to grow primarily through the growth of Inergy. While we are not precluded from pursuing business opportunities independent of Inergy, Inergy’s managing general partner, which is our wholly owned subsidiary, has fiduciary duties to Inergy unitholders which would make it difficult for us to engage in any business activity that is competitive with Inergy. Those fiduciary duties are applicable to us because we control the managing general partner through our ability to elect all of its directors. While there may be circumstances in which these fiduciary duties may be satisfied while allowing us to pursue business opportunities independent of Inergy, we expect such opportunities to be limited. Accordingly, we may be unable to diversify our sources of revenue in order to increase cash distributions to you. See also “—Risks Related to Conflicts of Interest.”

A substantial portion of our partnership interests in Inergy are restricted and some are not publicly traded, which may limit our ability to sell these interests as well as interests in other subsidiaries that we own.

After completion of this offering and the application of the use of proceeds therefrom, we will own 4,252,157 Inergy common units, all of which are unregistered and restricted securities, within the meaning of Rule 144 under the Securities Act of 1933. We therefore face restrictions on the volume of Inergy common units we can sell in any three-month period. Furthermore, there is no public market for Inergy’s senior subordinated units, junior subordinated units or special units and we do not expect one to develop. If we were required to sell senior subordinated units, junior subordinated units or special units for any reason, we likely would receive a discount to the current market price of Inergy’s common units, and that discount may be substantial. In addition, our investments in Inergy’s general partners and New Inergy Propane, LLC are illiquid, and our ability to sell such interests is limited because there is no market for them.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing partners.

After this offering, we will have outstanding 22,900,000 common units, which includes the 2,900,000 common units we are selling in this offering that may be resold in the public market immediately. All of our common units owned by our officers, directors and affiliates will be subject to resale restrictions under 90-day lock-up agreements with our underwriters. In addition, approximately 16.1 million of these common units will be subject to resale restrictions until August 2006 pursuant to an agreement among certain of our officers and directors and other individuals who invested in us prior to our initial public offering (together, our “Pre-IPO Investors”) entered into prior to the completion of our initial public offering. Each of the lock-up arrangements with the underwriters as well as the resale restriction agreement among our Pre-IPO Investors may be waived in the discretion of the underwriters or the voting majority of our general partner, as applicable. In the event these restrictions are waived, sales by any of our existing partners of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, our general partner has provided registration rights to these Pre-IPO Investors pursuant to a Registration Rights Agreement, subject to certain limitations. Please read “Units Eligible for Future Sale.”

Cost reimbursements due our general partner may be substantial and will reduce our cash available for distribution to holders of our common units.

Prior to making any distribution on our common units, we reimburse our general partner for expenses it incurs on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to holders of our common units. Our general partner has sole discretion to determine the amount of these expenses. In addition, our general partner and its affiliates may perform other services for us for which we will be charged fees as determined by our general partner.

The President and Chief Executive Officer of our general partner effectively controls us and Inergy through his control of our general partner and Inergy’s managing general partner.

The President and Chief Executive Officer of both our general partner and Inergy’s managing general partner owns an economic interest of 54.9% in our general partner and has voting control of our general partner. Upon the completion of the offering, including the President and Chief Executive Officer’s purchase of 10,000 common units through the directed unit program, he will own a 37.4% interest in our common units. He therefore controls our general partner and through it, the managing general partner of Inergy and may be able to influence unitholder votes. Control over these entities gives our President and Chief Executive Officer substantial control over our and Inergy’s business and operations.

The control of our general partner may be transferred to a third party, and that party could replace our current management team, in each case without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of the owners of our general partner to transfer their ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and to control the decisions taken by the board of directors and officers.

If Inergy’s managing general partner is not fully reimbursed or indemnified for obligations and liabilities it incurs in managing the business and affairs of Inergy, its value, and therefore the value of our common units, could decline.

The managing general partner of Inergy may make expenditures on behalf of Inergy for which it will seek reimbursement from Inergy. In addition, under Delaware partnership law, the managing general partner, in its capacity as the managing general partner of Inergy, has unlimited liability for the obligations of Inergy, such as its debts and environmental liabilities, except for those contractual obligations of Inergy that are expressly made without recourse to the managing general partner. To the extent Inergy GP, LLC incurs obligations on behalf of Inergy, it is entitled to be reimbursed or indemnified by Inergy. If Inergy is unable or unwilling to reimburse or indemnify its managing general partner, Inergy GP, LLC may be unable to satisfy these liabilities or obligations, which would reduce its value and therefore the value of our common units.

Our unitholders cannot easily remove our general partner.

Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Our unitholders did not elect our general partner or the directors of our general partner and will have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis in the future.

Furthermore, if our unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Because affiliates of our general partner own more than one-third of our outstanding units, our general partner currently cannot be removed without the consent of our general partner and its affiliates.

Our unitholders’ voting rights are further restricted by the provision in our partnership agreement stating that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders’ ability to influence the manner or direction of our management.

As a result of these provisions, the price at which our common units trade may be lower because of the absence or reduction of a takeover premium in the trading price.

Inergy’s unitholders have the right to remove Inergy’s general partner with the approval of the holders of 66 2/3% of all units, which would cause us to lose our general partner interest in Inergy and the ability to manage Inergy.

We currently manage Inergy through Inergy GP, LLC, Inergy’s managing general partner and our wholly owned subsidiary. Inergy’s partnership agreement, however, gives unitholders of Inergy the right to remove the managing general partner of Inergy upon the affirmative vote of holders of 66 2/3% of Inergy’s outstanding units. If Inergy GP, LLC were removed as managing general partner of Inergy, Inergy Partners, LLC, Inergy’s non-managing general partner and our wholly owned subsidiary, would receive cash or common units in exchange for it’s approximate 1.1% general partner interest and Inergy GP, LLC would lose its ability to manage Inergy. While the common units or cash we would receive are intended under the terms of Inergy’s partnership agreement to fully compensate us in the event such an exchange is required, the value of these common units or investments we make with the cash over time may not be equivalent to the value of the general partner interest had we retained it.

Inergy may issue additional Inergy common units, including Inergy common units senior to the subordinated units we own, which may increase the risk that Inergy will not have sufficient available cash to maintain or increase the per Inergy unit distribution level.

Inergy has wide latitude to issue additional Inergy common units, including Inergy common units that rank senior to the senior and junior subordinated units and the incentive distributions rights as to quarterly cash distributions, on the terms and conditions established by Inergy’s managing general partner. The payment of distributions on these additional Inergy common units may increase the risk that Inergy will be unable to maintain or increase the per Inergy unit distribution level. To the extent these new Inergy common units are senior to the subordinated units and incentive distribution rights, their issuance will render more uncertain the payment of distributions on the subordinated units and incentive distribution rights. In addition, such issuance of additional Inergy common units may make it more difficult for the senior and junior subordinated units to convert into Inergy common units since conversion requires that we meet specific financial tests with respect to all outstanding Inergy common units.

If in the future we cease to manage and control Inergy through our direct and indirect ownership of the general partner interests in Inergy, we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to manage and control Inergy and are deemed to be an investment company under the Investment Company Act of 1940, we would either have to register as an investment company under the Investment Company Act of 1940, obtain exemptive relief from the SEC or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under our partnership agreement constituted participation in the “control” of our business.

Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner.

In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.—Limited Liability” for a discussion of the implications of the limitations on liability to a unitholder.

Restrictions in our credit facility could limit our ability to make distributions to our unitholders.

Our credit facility contains covenants limiting our ability to incur indebtedness, grant liens, engage in transactions with affiliates and make distributions to our unitholders. This facility also contains covenants requiring us to maintain certain financial ratios. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under this facility.

We may issue an unlimited number of limited partner interests without the consent of our unitholders, which will dilute your ownership interest in us and may increase the risk that we will not have sufficient available cash to maintain or increase our per unit distribution level.

Our general partner may cause us to issue an unlimited number of limited partner interests of any type, on terms and conditions established by our general partner, without the approval of our unitholders without unitholder approval. Such issuances may occur in connection with acquisitions or capital improvements by us or by Inergy or as a result of grants made under our long-term incentive plan.

The issuance of additional common units or other equity securities of equal rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each common unit may increase;

•	the relative voting strength of each previously outstanding common unit may be diminished;

•	the ratio of taxable income to distributions may increase; and

•	the market price of the common units may decline.

Furthermore, our partnership agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

Our cash distribution policy limits our ability to grow.

Because we distribute all of our available cash, our growth may not be as rapid as businesses that reinvest their available cash to expand ongoing operations. In fact, our growth initially will be completely dependent upon Inergy’s ability to increase its quarterly distribution per unit because currently our only cash-generating assets are partnership interests in Inergy. If we issue additional units or incur debt to fund acquisitions and growth capital expenditures, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

In the future our management will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse affect on our financial results and the market price of our common units.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual review and evaluation of our internal control systems, and attestation of these systems by our independent auditors. We are currently undergoing a review of our internal control systems and procedures and considering improvements that will be necessary in order for us to comply with the requirements of Section 404 by the end of our fiscal year ending September 30, 2006. While we currently anticipate being able to fully implement the requirements relating to compliance with Section 404 in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of such activities on our operations due in large part to the lack of precedent available by which to measure compliance with such requirements. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the market price of our common units. In addition, to the extent we or our independent registered public accounting firm identify a significant deficiency in our internal control over financial reporting, the resources and costs required to remediate such deficiency could have an adverse impact on our future results of operations.

Risks Related to Conflicts of Interest

Although we control Inergy through our ownership of its managing general partner, Inergy’s managing general partner owes fiduciary duties to Inergy and Inergy’s unitholders, which may conflict with our interests.

Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including Inergy’s managing general partner, on the one hand, and Inergy and its limited partners, on the other hand. The directors and officers of Inergy GP, LLC have fiduciary duties to manage Inergy in a manner beneficial to us, its owner. At the same time, the managing general partner has a fiduciary duty to manage Inergy in a manner beneficial to Inergy and its limited partners. The board of directors of Inergy GP, LLC will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

For example, conflicts of interest may arise in the following situations:

•	the allocation of shared overhead expenses to Inergy and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and Inergy, on the other hand;

•	the determination of the amount of cash to be distributed to Inergy’s partners and the amount of cash to be reserved for the future conduct of Inergy’s business;

•	the determination of whether Inergy should use cash on hand, borrow or issue equity to raise cash to finance acquisitions or expansion capital projects, repay indebtedness, meet working capital needs, pay distributions to Inergy’s partners or otherwise;

•	the determination of the terms and purchase price applicable to any class of units sold in a private placement between us and Inergy; and

•	any decision we make in the future to engage in business activities independent of Inergy.

The fiduciary duties of our general partner’s officers and directors may conflict with those of Inergy GP, LLC, Inergy’s managing general partner.

Conflicts of interest may arise because of the relationships between Inergy GP, LLC, Inergy and us. Our general partner’s directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our unitholders. Simultaneously, a majority of our general partner’s directors and all of its officers are also directors and officers of Inergy GP, LLC, Inergy’s managing general partner, and have fiduciary duties to manage the business of Inergy in a manner beneficial to Inergy and Inergy’s unitholders. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest involving our general partner, please read “Conflicts of Interest and Fiduciary Duties.”

Our general partner has conflicts of interest and limited fiduciary responsibilities to us, which may allow it to favor its own interests to the detriment of our unitholders.

Following the offering, our general partner will continue to own a non-economic general partner interest in us and certain officers and directors of our general partner and certain officers and directors of the managing general partner will own an approximate 64.2% limited partner interest in us. In addition, certain officers of our general partner and certain officers and directors of the managing general partner of Inergy will continue to own approximately 93.1% of our general partner. Conflicts of interest may arise between our general partner and us. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

Conflicts Relating to Control:

•	our general partner is allowed to take into account the interests of parties other than us, including Inergy and its affiliates and any other businesses acquired in the future, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•	our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing units, our unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•	our partnership agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also affect the amount of cash available for distribution.

Conflicts Relating to Costs:

•	our general partner determines the amount and timing of investment transactions, asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•	our general partner determines which of the costs incurred by our general partner and its affiliates are reimbursable by us; and

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

Please read “Certain Relationships and Related Transactions—Our Relationship with Inergy” and “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest.”

Our general partner may not be fully reimbursed for the use of its officers and employees by Inergy’s managing general partner.

Our general partner shares officers and administrative personnel with Inergy’s managing general partner to operate both our business and Inergy’s business. In that case, our general partner’s officers, who are also the officers of Inergy’s managing general partner, allocate, in their reasonable and sole discretion, the time its employees spend on our behalf and on behalf of Inergy. These allocations may not necessarily be the result of arms-length negotiations between Inergy’s managing general partner and our general partner. Although our general partner intends to be reimbursed for its employee’s activities, due to the nature of the allocations, this reimbursement may not exactly match the actual time and overhead spent.

Our partnership agreement contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner. It will be difficult for a unitholder to challenge a resolution of a conflict of interest by our general partner or by its conflicts committee.

Whenever our general partner makes a determination or takes or declines to take any other action in its capacity as our general partner, it will be obligated to act in good faith, which means it must reasonably believe that the determination or other action is in our best interests. Whenever a potential conflict of interest exists between us and our general partner, our general partner may resolve such conflict of interest. If our general partner determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our general partner, then it shall be presumed that in making this determination, our general partner acted in good faith. A unitholder seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

Furthermore, if our general partner obtains the approval of our conflicts committee, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our general partner of any duties it may owe to us or our unitholders. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors would merely shift the burden of demonstrating unfairness to the plaintiff. If you chose to purchase a common unit, you will be treated as having consented to the various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary duties under applicable state law. As a result, unitholders will effectively not be able to challenge a decision by the conflicts committee.

Unlike Inergy and most other master limited partnerships, which require at least two independent members of the conflicts committee, our partnership agreement provides that a conflicts committee may be comprised of one or more directors. If we establish a conflicts committee with only one director, your interests may not be as well served as if we had a conflicts committee with at least two independent directors. A single member committee would not have the benefit of discussion with and input from other independent directors. See “Conflicts of Interest and Fiduciary Duties.”

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time more than 85% of the outstanding common units are owned by our general partner and its affiliates, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Upon completion of this offering, certain of the officers and directors of our general partner and certain of the officers and directors of Inergy’s managing general partner will own 62.4% of the common units. For additional information about the call right, please read “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.—Limited Call Right.”

Tax Risks to Our Common Unitholders

You should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

If we or Inergy were treated as a corporation for federal income tax purposes, or if we or Inergy were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

The value of our investment in Inergy depends largely on Inergy being treated as a partnership for federal income tax purposes, which requires that 90% or more of Inergy’s gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code. Inergy may not meet this requirement or current law may change so as to cause, in either event, Inergy to be treated as a corporation for federal income tax purposes or otherwise subject to federal income tax. Moreover, the anticipated after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, or IRS, on this or any other matter affecting us.

If Inergy were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to us would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow and distributions to you, likely causing a substantial reduction in the value of our units.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in our anticipated cash flow, likely causing a substantial reduction in the value of our units.

Current law may change, causing us or Inergy to be treated as a corporation for federal income tax purposes or otherwise subjecting us or Inergy to entity level taxation. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. Imposition of such a tax upon us or Inergy as an entity will reduce, our cash available for distribution to you.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

If the IRS contests the federal income tax positions we or Inergy take, the market for our common units or Inergy units may be adversely impacted, and the costs of any contest will reduce cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us. Moreover, Inergy has not requested any ruling from the IRS with respect to its treatment as a partnership for federal income tax purposes or any other matter that affects it. The IRS may adopt positions that differ from the positions we or Inergy take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we or Inergy take. A court may disagree with some or all of the positions we or Inergy take. Any contest with the IRS may materially and adversely impact the market for our common units or Inergy units and the price at which they trade. In addition, the cost of any contest between Inergy and the IRS will result in a reduction in cash available for distribution to Inergy unitholders and thus indirectly by us, as a unitholder and as the owner of the general partner of Inergy. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income, which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from the taxation of your share of our taxable income.

Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those common units. Prior distributions to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your common units, will, in effect, become taxable income to you if the common units are sold at a price greater than your tax basis in those common units, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders’ tax returns.

The sale or exchange of 50% or more of our capital and profits interests within a twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Likewise, Inergy will be considered to have terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in Inergy’s capital and profits within a 12-month period. A termination would, among other things, result in the closing of our or Inergy’s taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income for the year in which the termination occurs. Thus, if this occurs you will be allocated an increased amount of federal taxable income for the year in which we are considered to be terminated as a percentage of the cash distributed to you with respect to that period. Although the amount of increase cannot be estimated because it depends upon numerous factors including the timing of the termination, the amount could be material. Our termination, or the termination of Inergy, currently would not affect our classification, or the classification of Inergy, as a partnership for federal income tax purposes, but instead, we or Inergy would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read “Material Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for federal income taxes purposes.

Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to holders of common units in Inergy.

Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to holders of common units in Inergy. Other holders of common units in Inergy will receive remedial allocations of deductions from Inergy. Although we will receive remedial allocations of deductions from Inergy, remedial allocations of deductions to us will be very limited. In addition, our ownership of Inergy incentive distribution rights will cause more taxable income to be allocated to us from Inergy than will be allocated to holders who hold only common units in Inergy. If Inergy is successful in increasing its distributions over time, our income allocations from our Inergy incentive distribution rights will increase, and, therefore, our ratio of taxable income to cash distributions will increase. Because our ratio of taxable income to cash distributions will be greater than the ratio applicable to holders of common units in Inergy, your allocable taxable income will be significantly greater than that of a holder of common units in Inergy who receives cash distributions from Inergy equal to the cash distributions you receive from us.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we or Inergy do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We and Inergy presently anticipate that substantially all of our income will be generated in the following states: Alabama, Arkansas, California, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, West Virginia and Wisconsin. Each of those states, except Florida and Texas, currently impose a personal income tax. We or Inergy may do business or own property in other states in the future. It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

Assuming an offering price of $33.89 per unit, which was the last reported price of our units on NASDAQ on May 22, 2006, we expect to receive net proceeds of approximately $94.1 million from the sale of 2,900,000 common units offered by this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. However, the underwriters will receive no discount or commission on the sale of any units sold under the directed unit program. For purposes of estimating the proceeds of this offering, we assume that 55,000 common units will be purchased under the directed unit program. If the underwriters exercise their option to purchase additional units in full, we expect to receive additional net proceeds of $14.2 million. We will use approximately $28.9 million of the net proceeds from this offering to repay outstanding indebtedness, including our $25.0 million term loan (the “Term Loan”) and $3.9 million borrowed under our credit agreement (“Bank Facility”).

On August 9, 2005, we entered into the Term Loan, the proceeds of which were used to acquire 769,941 special units in Inergy, L.P. in connection with the acquisition of the rights to the Phase II expansion project of the Stagecoach acquisition. As of March 31, 2006, total borrowings under our Term Loan were approximately $25.0 million, with a weighted average interest rate of approximately 6.4%. The maturity date of the Term Loan is August 9, 2008.

On July 22, 2005, we entered into the Bank Facility which consists of a $15 million working capital revolver for Inergy Holdings, L.P. and a $5 million working capital revolver for IPCH Acquisition Corp. As of March 31, 2006, total borrowings under our Bank Facility were $3.9 million, with a weighted average interest rate of approximately 6.4%. The maturity date of the Bank Facility is July 22, 2008, and it is collateralized by certain of our interests in Inergy, L.P. Borrowings under our Bank Facility were primarily used for working capital needs.

We will use a portion of the remaining net proceeds to fund our acquisition from Inergy of an additional approximate 2,534,606 Inergy common units. Inergy intends to use the proceeds from our purchase of Inergy common units to repay indebtedness under its revolving acquisition facility which borrowings resulted primarily from acquisitions and capital expenditures made in connection with its internal growth projects related to its midstream assets. For more information about these midstream expansion projects, please read “Summary—Inergy, L.P.—Recent Developments—Expansion Projects.” For purposes of our pro forma financial statements included in this prospectus, we have assumed that we will purchase these additional Inergy common units at a price of $25.74 per unit, the last reported price on NASDAQ on May 22, 2006; however, the actual purchase price will be the fair market value of the common units, as determined by the weighted average market price of Inergy’s common units for the ten days prior to the effectiveness of the registration statement of which this prospectus is a part.

We anticipate that we will use any net proceeds from the exercise of the underwriters’ option to purchase an additional approximate 550,000 common units of Inergy at the same price.

An increase or decrease in the assumed public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses payable by us, to increase or decrease by approximately $2.8 million. The as adjusted information discussed above is illustrative only and following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2006:

•	on a consolidated historical basis;

•	as adjusted to give effect to borrowings of approximately $29.8 million under Inergy’s acquisition credit facility and repayments of approximately $14.2 million under Inergy’s working capital credit facility subsequent to March 31, 2006; and

•	as further adjusted to reflect this offering of common units and the application of the net proceeds therefrom as described in “Use of Proceeds” to repay outstanding borrowings under our Term Loan and our Bank Facility and to purchase 2,534,606 Inergy common units;

•	as further adjusted to reflect the use by Inergy of the proceeds from our purchase of Inergy common units to repay indebtedness under its revolving acquisition credit facility and to fund capital expenditures made in connection with its internal growth projects related to its midstream assets.

You should read our financial statements and notes that are included elsewhere in this prospectus for additional information regarding us.

	As of March 31, 2006
	Historical	As Adjusted		As Further Adjusted(a)
	($ in millions)
Cash	$17,180	$20,830	(b)	$20,830

Debt:
Inergy Holdings, L.P. credit agreement	$3,859	$3,859		$—
Inergy Holdings, L.P. term loan	25,000	25,000		—
Inergy revolving working capital credit facility	14,200	—	(b)	—
Inergy revolving acquisition credit facility	50,000	79,750	(b)	14,509
Inergy senior notes	619,627	619,627		619,627
Other Inergy debt	12,164	12,164		12,164

Total Debt	724,850	740,400		646,300
Total Partners’ capital/(deficiency)	(5,866)	(5,866)		88,124	(c)

Total Capitalization	$718,984	$734,534		$734,424

(a)	Reflects additional partner capital from the net proceeds from this offering of approximately $94.1 million, including approximately $4.2 million of underwriters commissions, fees and expenses payable by us and the application of the proceeds as described in “Use of Proceeds.” A $1.00 increase (decrease) in the assumed public offering price per common unit (a) would decrease (increase) the number of common units we purchase from Inergy, and as a result, the amount of indebtedness under its credit facility that Inergy will repay, as adjusted and total debt obligations by $2.8 million, and (b) would increase (decrease) our as adjusted total partners’ equity by $2.8 million, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts, commissions and estimated offering expenses payable by us. The as further adjusted information discussed above is illustrative only and following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(b)	Reflects the repayment of $14.2 million of indebtedness under Inergy’s working capital credit facility consistent with the seasonal nature of Inergy’s business, and additional borrowings of approximately $29.8 million under Inergy’s revolving acquisition credit facility to fund a combination of capital expenditures and two recently closed propane acquisitions, of which approximately $3.7 million was funded from cash balances prior to March 31, 2006.
(c)	Partners’ capital (deficiency) reflects the write-off of approximately $0.1 million related to deferred financing costs incurred in conjunction with our $25.0 million Term Loan.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our company’s common units are quoted and traded on the Nasdaq National Market under the symbol “NRGP.” Our common units began trading on June 21, 2005 at an initial public offering price of $22.50 per unit. The following table sets forth the range of high and low sales prices of the common units, as reported by Nasdaq, as well as the amount of cash distributions paid per common unit for the periods indicated.

Quarters Ended:	Low	High	Cash Distribution Per Unit
Fiscal 2006:
Third Quarter (through May 22, 2006)	$33.25	$35.90	$—	(a)
Second Quarter (March 31, 2006)	$33.00	$37.10	$0.320
First Quarter (December 31, 2005)	$33.00	$37.94	$0.290

Fiscal 2005:
Fourth Quarter (September 30, 2005)	$27.00	$35.00	$0.270
Third Quarter (June 21, 2005)	27.00	31.25	0.015	(b)

(a)	Although the cash distribution for this period has not been declared or paid, our partnership agreement requires that all available cash be distributed within 50 days of the end of the applicable quarter.
(b)	Reflects the pro rata portion of the $0.225 per unit initial distribution rate, representing the period from the June 21, 2005 closing of our initial public offering through June 30, 2005.

The last reported sales price of the common units on the NASDAQ National Market on May 22, 2006 was $33.89. As of May 22, 2006, we had issued and outstanding 20,000,000 common units, which were held by approximately 2,430 unitholders.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

Rationale for Our Cash Distribution Policy.    Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash rather than retaining it. It is important that you understand that our sole cash-generating assets consist of our partnership interests and incentive distribution rights in Inergy from which we receive quarterly distributions. We currently have no independent operations and do not currently intend to conduct operations separate from those of Inergy. Because it is unlikely that we will acquire assets other than partnership interests in Inergy and, accordingly, believe we will have relatively low cash requirements for operating expenses and capital investments, we believe that our investors are best served by distributing all of our available cash. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax.

Restrictions on and Our Ability to Change Our Cash Distribution Policy.    There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our distribution policy is subject to certain restrictions on distributions under our current debt agreements. Specifically, our Term Loan and Bank Facility contain certain material financial tests and covenants that we must satisfy. For more information on our Term Loan and Bank Facility, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Indebtedness.” Should we be unable to satisfy these restrictions under our debt agreements, we would be prohibited from making a distribution to you notwithstanding our stated distribution policy.

•	Inergy’s cash distribution policy is subject to restrictions on distributions under its credit agreements. Specifically, Inergy’s credit agreements contain material financial tests and covenants that it must satisfy. These financial tests and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Indebtedness—Inergy, L.P.” Should Inergy be unable to satisfy these restrictions under its credit agreements, Inergy would be prohibited from making cash distributions to us, which in turn would prevent us from making cash distributions to you notwithstanding our stated cash distribution policy.

•	Our board of directors has broad discretion to establish reserves for the prudent conduct of our business and the establishment of those reserves could result in a reduction of our stated distribution policy.

•	The board of directors of Inergy’s managing general partner has the authority under Inergy’s partnership agreement to establish reserves for the prudent conduct of Inergy’s business and for future cash distributions to Inergy’s unitholders, and the establishment of those reserves could result in a reduction in cash distributions we would otherwise anticipate receiving from Inergy, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•	While our partnership agreement requires us to distribute our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units. Following completion of this offering, certain of the officers and directors of our general partner and certain of the officers and directors of Inergy’s managing general partner will own approximately 64.2% of our outstanding common units and will have the ability to amend our partnership agreement. Some of these owners are our officers as well as officers of Inergy.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is at the discretion of our general partner, taking into consideration the terms of our partnership agreement.

•	The amount of distributions paid under Inergy’s cash distribution policy and the decision to make any distribution to its unitholders is at the discretion of Inergy’s managing general partner, taking into consideration the terms of its partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to increases in general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses of our subsidiaries, working capital requirements and anticipated cash needs.

Our Cash Distribution Policy Limits Our Ability to Grow.    Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. In fact, since our sole cash-generating assets consist of our partnership interests in Inergy, our growth will be dependent upon Inergy’s ability to increase its quarterly distribution per unit or our purchase of additional interests in Inergy. If we issue additional units or incur debt to fund acquisitions and growth capital expenditures, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

Inergy’s Ability to Grow is Primarily Dependent on its Ability to Access External Growth Capital.    Inergy has distributed most of the cash generated by its propane operations to its unitholders and has relied upon external financing sources, including commercial borrowings and other debt and common unit issuances, to fund its acquisition and growth capital expenditures. However, to the extent Inergy is unable to finance growth externally, its cash distribution policy will significantly impair its ability to grow.

Our Cash Distribution Policy.    Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our and Inergy’s respective partnership agreements, available cash is defined to generally mean, for each fiscal quarter, cash generated from our or Inergy’s business in excess of the amount our general partner determines is necessary or appropriate to provide for the conduct of our business, comply with applicable law, any of our debt instruments or other agreements or provide for future distributions to our unitholders for any one or more of the upcoming four quarters.

Inergy’s Cash Distribution Policy.    Like us, Inergy has adopted a cash distribution policy that requires it to distribute its available cash to unitholders on a quarterly basis. Inergy’s determination of available cash takes into account the need to maintain certain cash reserves to preserve its distribution levels across seasonal and cyclical fluctuations in its propane business and to provide for certain growth opportunities. Inergy makes its quarterly distributions from cash generated from its propane operations and midstream operations and those distributions have grown over time as Inergy’s propane business has grown, primarily as a result of a substantial acquisition program that is funded through external financing sources.

Sources of Distributable Cash and Incentive Distribution Rights

Our only cash-generating assets are our partnership interests in Inergy. Therefore, as Inergy makes quarterly distributions to its partners, we receive our share of such distributions in proportion to our ownership interests in Inergy. Upon completion of this offering and the application of the use of proceeds as described in “Use of Proceeds,” we will own, directly or indirectly:

•	a 100% non-economic membership interest in Inergy GP, LLC, the managing general partner of Inergy;

•	a 100% membership interest in Inergy Partners, LLC, the non-managing general partner of Inergy, which currently owns an approximate 1.1% general partner interest in Inergy;

•	4,252,157 Inergy common units; 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units, representing an aggregate limited partner interest in Inergy of approximately 14.6%;

•	769,941 Inergy special units, which are not entitled to a current distribution and will convert to Inergy common units at a specified conversion rate upon commercial operation of the Stagecoach expansion project; and

•	all of the Inergy incentive distribution rights, which entitles us to receive increasing percentages, up to a maximum of 48%, of any cash distributed by Inergy as certain target distribution levels are reached in excess of $0.33 per Inergy unit in any quarter.

Incentive Distribution Rights—Hypothetical Allocations of Distributions to Our Unitholders and Inergy’s Unitholders

Incentive distribution rights represent the right to receive an increasing percentage of Inergy’s quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. If for any quarter:

•	Inergy has distributed available cash from operating surplus to Inergy common and Inergy subordinated unitholders in an amount equal to the minimum quarterly distribution, and

•	Inergy has distributed available cash from operating surplus on outstanding Inergy common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution (such cumulative arrearages only apply to Inergy common units and not our common units), then, Inergy will distribute any additional available cash from operating surplus for that quarter among Inergy unitholders and Inergy’s non-managing general partner in the following manner:

•	First, approximately 98.9% to all Inergy unitholders, pro rata, and approximately 1.1% to Inergy’s nonmanaging general partner, until each Inergy unitholder receives a total of $0.33 per unit for that quarter (the “first target distribution”);

•	Second, approximately 85.9% to all Inergy unitholders, pro rata, approximately 1.1% to Inergy’s nonmanaging general partner and 13% to us until each Inergy unitholder receives a total of $0.375 per Inergy unit for that quarter (the “second target distribution”);

•	Third, approximately 75.9% to all Inergy unitholders, pro rata, approximately 1.1% to Inergy’s nonmanaging general partner and 23% to us until each Inergy unitholder receives a total of $0.45 per Inergy unit for that quarter (the “third target distribution”); and

•	Thereafter, approximately 50.9% to all Inergy unitholders, pro rata, approximately 1.1% to Inergy’s non-managing general partner and 48% to us.

In each case the amount of the target distribution set forth above is exclusive of any distributions to Inergy common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on Inergy common units.

Inergy has increased its quarterly distribution 18 times since its initial public offering in July 2001, from its minimum quarterly distribution of $0.30, to its current quarterly distribution of $0.54, an increase of 80%. Inergy’s second fiscal quarter distribution of $0.54 per unit paid on May 15, 2006 resulted in a payment to us of $6,966,695, consisting of $2,045,164 on our ownership of Inergy common and subordinated units, $306,553 on our ownership of Inergy’s approximate 1.1% general partner interest, and $4,614,978 on our ownership of Inergy’s incentive distribution rights. Upon completion of this offering and the purchase of 2,534,606 Inergy common units with a portion of the net proceeds of this offering, a quarterly distribution of $0.54 by Inergy, L.P. would result in quarterly distributions to us of $8,469,658, or approximately $0.37 per common unit after deducting our expenses, consisting of $3,413,851, on our ownership of Inergy common and subordinated units, $306,489 on our ownership of Inergy’s approximate 1.1% general partner interest, and 4,899,319 on our ownership of Inergy’s incentive distribution rights.

The impact to us of changes in Inergy’s distribution levels will vary depending on several factors, including the number of Inergy’s outstanding partnership interests at the time of the distributions, our ownership percentage of such partnership interests, our relative holdings of Inergy common units and incentive distribution rights and the then current target distribution level. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of Inergy. See “Risk Factors” on page 16.

Our acquisition of Inergy common units with a portion of the net proceeds of this offering will increase the total cash flow we receive from Inergy attributable to our aggregate ownership interests by approximately 23.7% at Inergy’s current distribution level. Our purchase of additional common units will also cause the percentage of cash flow we receive from Inergy attributable to our ownership of incentive distribution rights to decline from 66.2% immediately prior to the offering to 56.8% immediately following the offering.

The table set forth below illustrates the percentage allocations among (i) the owners of Inergy, other than us, and (ii) Inergy Holdings, L.P. as a result of certain assumed quarterly distribution payments per limited partner unit made by Inergy, including the target distribution levels contained in Inergy’s partnership agreement. This information assumes:

•	Inergy has 42,836,659 total common units outstanding, which is based on the 40,302,053 Inergy common units outstanding at May 1, 2006 plus the 2,534,606 Inergy common units we expect to purchase with a portion of the proceeds of this offering; and

•	our ownership of (i) 4,252,157 Inergy common units, 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units, comprising a 14.6% limited partner interest in Inergy, (ii) an approximate 1.1% general partner interest and (iii) the incentive distribution rights. We also own 769,941 special units in Inergy, which are not entitled to distributions and therefore are not reflected in the percentages shown below.

We based the calculations on the assumption that the quarterly distribution amounts shown do not include any Inergy common unit arrearages. The percentage interests shown for us and the other Inergy unitholders for the minimum quarterly distribution amount are also applicable to distribution amounts that are less than the minimum quarterly distribution. The amounts presented below are intended to be illustrative of the way in which we are entitled to an increasing share of distributions from Inergy as total distributions from Inergy increase and are not intended to represent a prediction of future performance.

Distribution Level	Inergy Quarterly Distribution Per Unit	Total Quarterly Distribution	Distributions to owners of Inergy other than us as a Percentage of Total Distributions	Distributions to Inergy Holdings, L.P. as a Percentage of Total Distributions(1)
Minimum Quarterly Distribution	$0.300	$2,037,095	84.3%	15.7%
First Target Distribution	0.330	2,240,804	84.3	15.7
Second Target Distribution	0.375	2,841,223	82.8	17.2
Third Target Distribution	0.450	4,334,463	79.1	20.9
Other Hypothetical Distributions	0.475	5,524,795	75.8	24.2
	0.540	8,619,658	69.6	30.4
	$0.600	$11,476,455	65.6%	34.4%

(1)	Includes distributions made with respect to our approximate 1.1% general partner interest, our 14.6% limited partner interests and our incentive distribution rights in Inergy, including the 2,534,606 Inergy common units we expect to purchase with a portion of the net proceeds of this offering.

For a more detailed description of Inergy’s cash distribution policy, please read “Material Provisions of the Partnership Agreement of Inergy, L.P.—Cash Distribution Policy.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following table shows selected consolidated financial data for Inergy Holdings, L.P., in each case for the periods and as of the dates indicated. The selected historical consolidated statement of operations and cash flow data for the years ended September 30, 2002, 2003, 2004 and 2005 and the consolidated balance sheet data as of September 30, 2003, 2004 and 2005 are derived from our audited consolidated financial statements. The selected historical consolidated statement of operations and cash flow data for the years ended September 30, 2001 and the consolidated balance sheet data as of September 30, 2001 and 2002 as well as the consolidated balance sheet, statement of operations, and cash flow data as of and for the six months ended March 31, 2005 and 2006, are derived from our unaudited consolidated financial statements. These consolidated financial statements do not include the pro forma impact of the Stagecoach Acquisition or the Star Gas Acquisition. The unaudited consolidated financial statements include all adjustments, consisting of normal, recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods.

We have no separate operating activities apart from those conducted by Inergy, and our cash flows consist of distributions from Inergy on the partnership interests we own. Accordingly, the selected historical consolidated financial data set forth in the following table primarily reflects the operating activities and results of operations of Inergy. Since we control the managing general partner of Inergy, we reflect our ownership interest in Inergy on a consolidated basis, which means that our financial results are combined with Inergy’s financial results and the results of our other subsidiaries. The interest owned by non-controlling partners in Inergy is reflected as a liability on our balance sheet and the non-controlling partner’s share of income for Inergy is reflected as an expense in our results of operations.

Our selected historical consolidated financial data for the fiscal years ended September 30, 2001, 2002, 2003, 2004 and 2005 and for the six months ended March 31, 2005 and 2006 includes the effect of the acquisitions Inergy made during these periods from the date of each acquisition, but not on a pro forma or full period basis.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the consolidated financial statements and the accompanying notes included in this prospectus. Operating results for the six months ended March 31, 2006 are not necessarily indicative of the results that may be expected for our entire fiscal year ending September 30, 2006. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

On May 18, 2006, the Board of Directors of Inergy Holdings GP, LLC, our general partner, concluded that our audited consolidated financial statements for the fiscal years ended September 30, 2003, 2004 and 2005 and our unaudited consolidated interim statements for the three months ended December 31, 2005 and the six months ended March 31, 2006 should be revised to eliminate the previously-reported, non-cash gains on the units we hold in Inergy. Accordingly, we amended our annual report on Form 10-K for the fiscal year ended September 30, 2005 and for the three-year period then ended and our quarterly reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006 and the financial information presented below reflects these amendments. The report of our registered public accounting firm was reissued as set forth herein. The revisions have no prior, current or future impact on the cash available for distributions to our unitholders. See note 18 to the audited consolidated financial statements and note 9 to the unaudited consolidated interim financial statements included elsewhere in this prospectus.

	Historical(a)
	Years Ended September 30,						Six Months Ended March 31,
	2001	2002	2003	2004		2005(b)	2005(b)		2006
		(in thousands except per unit data)					(unaudited)
Statement of Operations Data:
Revenues	$223,139	$208,700	$363,365	$482,496		$1,050,136	$671,893		$915,067
Cost of product sold	182,582	134,999	267,010	359,053		724,223 (c)	470,692		651,356

Gross profit	40,557	73,701	96,355	123,443		325,913	201,201		263,711
Expenses:
Operating and administrative(d)	23,501	45,315	59,424	81,388		197,582	94,343		126,736
Depreciation and amortization	6,532	11,444	13,843	21,089		50,413	21,234		38,077

Operating income	10,524	16,942	23,088	20,966		77,918	85,624		98,898
Other income (expense):
Interest expense	(6,670)	(8,366)	(9,947)	(7,917)		(36,061)	(14,613)		(28,376)
Interest expense related to write-off of deferred financing costs	—	(585)	—	(1,216	)(e)	(7,585)	(6,990	)(f)	—
Interest expense related to make whole premium charge	—	—	—	(17,949	)(e)	—	—		—
Interest income related to swap value received	—	—	—	949	(e)	—	—		—
Gain (loss) on sale of property, plant and equipment	37	151	(91)	(203)		(679)	100		(720)
Finance charges	290	115	339	704		1,817	912		1,435
Other	168	140	86	117		251	156		413

Income (loss) before income taxes and interest of non-controlling partners in Inergy’s net income	4,349	8,397	13,475	(4,549)		35,661	65,189		71,650
Provision for income taxes	—	(367)	(442)	(201)		(501)	(985)		(1,201)
Interest of non-controlling partners in Inergy’s net income (loss)	1,298	(5,936)	(10,041)	4,827		(26,831)	(52,448)		(57,711)

Net income	$5,647	$2,094	$2,992	$77		$8,329	$11,756		$12,738

Net income applicable to redeemable interest	$—	$—	$—	$—		$—	$188		$—

Net income applicable to limited partners’ units	$5,647	$2,094	$2,992	$77		$8,329	$11,568		$12,738

Net income per limited partner unit—
Basic	$0.35	$0.15	$0.24	$0.01		$0.49	$0.76		$0.64
Diluted	$0.35	$0.13	$0.19	$0.00		$0.48	$0.72		$0.63
Weighted average limited partner units outstanding—
Basic	16,090	13,789	12,373	12,550		17,140	15,205		20,000
Diluted	16,090	16,090	16,090	16,090		17,186	16,090		20,199

Balance Sheet Data (end of period):
Net property, plant and equipment	$70,043	$124,550	$157,201	$215,253		$727,443	$538,029		$836,444
Total assets	157,256	296,146	373,370	511,741		1,510,318	1,177,103		1,584,919
Total debt, including current portion	54,132	124,596	131,127	168,253	(g)	587,840	545,337		724,850
Partner’s capital (deficiency)(a)	3,210	389	2,227	(34,816)		(6,745)	(77,611)		(5,866)

Other Financial Data:
Net cash provided by operating activities	4,647	7,426	33,572	31,132		84,165	67,940		83,275
Net cash used in investing activities	(64,260)	(94,034)	(34,239)	(97,830)		(840,761)	(594,483)		(180,296)
Net cash provided by financing activities	62,014	85,211	4,217	63,052		763,806	550,814		104,633

(a)	We were formed as a Delaware limited liability company in November 1996. On April 28, 2005, Inergy Holdings, LLC converted from a Delaware limited liability company into a Delaware limited partnership and changed its name to Inergy Holdings, L.P.
(b)	The acquisition of Star Gas Propane closed effective for financial reporting purposes as if the transaction was consummated on December 1, 2004. Accordingly, the Inergy Holdings, L.P. historical statement of operations for the fiscal year ended September 30, 2005 and for the six months ended March 31, 2005 include the results of operations of Star Gas Propane L.P. for ten months and four months, respectively.
(c)	Includes a $19.4 million non-cash gain on derivative financial instruments.
(d)	The historical financial statements include non-cash charges related to amortization of deferred compensation of $79,000 for the year ended September 30, 2001.
(e)	Reflects amounts recognized in the year ended September 30, 2004 incurred in connection with the early repayment of $85.0 million of senior secured notes. Such amounts were related to the write-off of $1.2 million of deferred financing costs, a make whole premium charge of $17.9 million and $0.9 million gain from cancellation of the related interest rate swaps.
(f)	Reflects amounts recognized as expense in the six month period ended March 31, 2005, incurred in connection with the retirement of Inergy’s 364-day credit facility used to fund a portion of the Star Gas Propane Acquisition, and deferred financing costs written off with the retirement of Inergy’s previous credit facility.
(g)	Includes $15.0 million in promissory notes that were repaid in July 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the historical and pro forma combined financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements included in this prospectus.

Overview

Our cash-generating assets consist of our partnership interests, including incentive distribution rights, in Inergy, L.P. (Nasdaq symbol: NRGY), a publicly traded Delaware limited partnership, which operates a rapidly growing, geographically diverse retail and wholesale propane supply, marketing and distribution business. In addition to Inergy’s retail and wholesale propane business, Inergy also owns and operates a midstream operation including a natural gas storage facility and a natural gas liquids (NGL) business.

Our primary objective is to increase distributable cash flow to our unitholders through our ownership of partnership interests in Inergy. Our incentive distribution rights in Inergy entitle us to receive an increasing percentage of total cash distributions made by Inergy as it reaches certain target distribution levels and have resulted in increasing cash distributions to us. In addition, we may elect to make additional investments in Inergy which would increase our ownership interest in Inergy. The proceeds of such investments may be used by Inergy to pursue its growth strategy.

Inergy’s primary objective is to increase distributable cash flow to its unitholders. Inergy has primarily grown through acquisitions of retail propane operations. Since the inception of Inergy’s predecessor in 1996 through May 22, 2006, Inergy has acquired 55 businesses, including a natural gas storage facility and a primarily fee-based natural gas processing and liquids business. Inergy further intends to pursue its growth objectives through, among other things, future propane and midstream acquisitions, while placing emphasis in the propane operations on maintaining a high percentage of retail sales to residential customers, operating in attractive markets and focusing its operations under established, locally recognized trade names, and evaluating midstream opportunities that provide Inergy stable fee-based cash flow streams with continued growth opportunities.

Immediately prior to the completion of this offering our aggregate partnership interests in Inergy consists of the following:

•	a 100% ownership interest in each of the managing general partner of Inergy, which manages Inergy’s business and affairs, and the non-managing general partner of Inergy, which owns an approximate 1.1% general partner interest in Inergy;

•	1,717,551 Inergy common units, 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units, representing an aggregate limited partner interest in Inergy of approximately 9.3%;

•	769,941 Inergy special units, which are not entitled to a current distribution and will convert into Inergy common units at a specified conversion rate upon commercial operation of the Stagecoach expansion project which is currently expected to occur in the third calendar quarter of 2007; and

•	all of the incentive distribution rights in Inergy, which entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Inergy as certain target distribution levels are reached in excess of $0.33 per Inergy unit in any quarter.

The following table sets forth the distributions that we have received from Inergy during the last three fiscal years ended September 30 and through the twelve months ended March 31, 2006 and reflects our partnership interests as of the dates indicated.

	Cash Distributions Received by Us
				Twelve Months Ended March 31, 2006
	Year Ended September 30,
	2003	2004	2005
Inergy, L.P. distribution per unit	$1.4475	$1.6000	$1.9100	$2.0600

Distributions on common and subordinated units held by us	$5,337,185	$5,819,204	$7,136,447	$7,801,920
Distributions from ownership interest in the general partner	504,327	747,432	1,006,632	1,135,503
Distributions from incentive distribution rights	336,218	1,299,544	7,673,738	13,465,002

Total	$6,177,730	$7,866,180	$15,816,817	$22,402,425

Since we control the managing general partner of Inergy, we reflect our ownership interest in Inergy on a consolidated basis, which means that our financial results are combined with Inergy’s financial results and the results of our other subsidiaries. The limited partner interests in Inergy not owned by affiliates of the managing general partner are reflected as an expense in our results of operations. We have no separate operating activities apart from those conducted by Inergy, and our cash flows consist of distributions from Inergy on the partnership interests we own. Our consolidated results of operations principally reflect the results of operations of Inergy, and also include our provision for income taxes and interest of non-controlling partners in Inergy’s net income. Accordingly, the discussion of our financial position and results of operations in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the operating activities and results of operations of Inergy. The historical results of our operations do not reflect the incremental expenses we incur as a result of being a public entity.

Inergy’s retail distribution business is largely seasonal due to propane’s primary use as a heating source in residential and commercial buildings. As a result, cash flows from operations are highest from November through April when customers pay for propane purchased during the six-month peak heating season of October through March. Inergy generally experiences net losses in the six-month off season of April through September.

Because a substantial portion of Inergy’s propane is used in the weather-sensitive residential markets, the temperatures realized in Inergy’s areas of operations, particularly during the six-month peak heating season, have a significant effect on its financial performance. As a result, operating income is highest during the period of October through March. In any given area, warmer-than-normal temperatures will tend to result in reduced propane use, while sustained colder-than-normal temperatures will tend to result in greater propane use. Accordingly, Inergy uses information on normal temperatures in understanding how historical results of operations are affected by temperatures that are colder or warmer than normal and in preparing forecasts of future operations, which are based on the assumption that normal weather will prevail in each of Inergy’s regions. “Heating degree days” are a general indicator of weather impacting propane usage and are calculated for any given period by adding the difference between 65 degrees and the average temperature of each day in the period (if less than 65 degrees).

In determining actual and normal weather for a given period of time, Inergy compares the actual number of heating degree days for such period to the average number of heating degree days for a longer, historical time period assumed to more accurately reflect the average normal weather, in each case as such information is published by the National Oceanic and Atmospheric Administration, for each measuring point in each of its regions. When Inergy discusses “normal” weather in its results of operations presented below, Inergy is referring to a 30-year average consisting of the years 1976 through 2005. Inergy then calculates weighted averages, based on retail volumes attributable to each measuring point, of actual and normal heating degree days within each region. Based on this information, Inergy calculates a ratio of actual heating degree days to normal heating degree days, first on a regional basis and then on a partnership-wide basis.

The retail propane business is a “margin-based” business where the level of profitability is largely dependent on the difference between sales prices and product cost. The unit cost of propane is subject to volatile changes as a result of product supply or other market conditions. Propane unit cost changes can occur rapidly over a short period of time and can impact margins as sales prices may not change as rapidly. We cannot assure you that Inergy will be able to fully pass on product cost increases, particularly when product costs increase rapidly. Inergy has generally been successful in passing on higher propane costs to Inergy’s customers and has historically maintained or increased its gross margin per gallon in periods of rising costs. In periods of increasing costs, Inergy has experienced a decline in its gross profit as a percentage of revenues. In periods of decreasing costs, Inergy has experienced an increase in its gross profit as a percentage of revenues. Propane is a by-product of crude oil refining and natural gas processing and, therefore, its cost tends to correlate with the price fluctuations of these underlying commodities. The price of crude oil and natural gas have maintained historically high costs in 2003, 2004, 2005 and to date in 2006, and propane has also been at historically high costs. As such, our selling prices have been at higher levels in order to attempt to maintain our historical gross margin per gallon. We expect the historical high cost of crude oil and natural gas to remain so for the foreseeable future and accordingly expect both our propane costs and our selling prices to remain at higher levels. Retail sales generate significantly higher margins than wholesale sales, and sales to residential customers generally generate higher margins than sales to Inergy’s other retail customers.

We have outstanding indebtedness that carries variable interest rates which are subject to change with changes in the interest rate markets. In a period of rising interest rates, our interest expense could increase making it more difficult to meet our other obligations including the payment of distributions to our unitholders and the unitholders of Inergy. Interest rates have been in a rising state since approximately June 2004 and it is currently expected that rates will continue to increase.

Inergy believes its wholesale supply, marketing and distribution business complements its retail distribution business. Through Inergy’s wholesale operations, it distributes propane and also offers price risk management services to propane retailers, resellers and other related businesses as well as energy marketers and dealers, through a variety of financial and other instruments, including:

•	forward contracts involving the physical delivery of propane;

•	swap agreements which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for propane; and

•	options, futures contracts on the New York Mercantile Exchange and other contractual arrangements.

Inergy engages in derivative transactions to reduce the effect of price volatility on its product costs and to help ensure the availability of propane during periods of short supply. Inergy attempts to balance its contractual portfolio by purchasing volumes only when it has a matching purchase commitment from its wholesale customers. However, Inergy may experience net unbalanced positions from time to time.

Amendments to Form 10-K for the year ended September 30, 2005 and quarterly reports on Form 10-Q for the periods ended December 31, 2005 and March 31, 2006

On May 18, 2006, the Board of Directors of Inergy Holdings GP, LLC, our general partner, concluded that our audited consolidated financial statements for the fiscal years ended September 30, 2003, 2004 and 2005 and our unaudited consolidated interim statements for the three months ended December 31, 2005 and the six months ended March 31, 2006 should be revised to eliminate the previously-reported, non-cash gains on the units we hold in Inergy, L.P. Accordingly, we amended our annual report on Form 10-K for the fiscal year ended September 30, 2005 and for the three-year period then ended and our quarterly reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006. The report of our registered public accounting firm was reissued as set forth herein. The revisions have no prior, current or future impact on the cash available for distributions to our unitholders.

After consultation with our independent accountants, we previously recognized non-cash gains equal to the increase in the value of our investment in Inergy, L.P. when Inergy, L.P. issued additional common units to third parties at a unit price that exceeded the current carrying value of our investment in Inergy, L.P. These non-cash gains amounted to $5.2 million, $10.4 million and $24.8 million in fiscal years 2003, 2004 and 2005, respectively, and $1.0 million and $1.0 million in the three months ended December 31, 2005 and six months ended March 31, 2006, respectively.

The Securities and Exchange Commission’s Staff Accounting Bulletin No. 51 (“SAB 51”), “Accounting for Sales of Stock by a Subsidiary,” permits a parent company to recognize a gain and adjust the carrying value of its ownership of a subsidiary when the subsidiary sells additional equity interests in a public or private offering, in certain circumstances. Gain recognition under SAB 51 does not apply when the subsidiary is a partnership that sells a class of equity securities that has distribution rights over any other class of equity interests. Accordingly, we will reflect the proceeds from issuance of Inergy, L.P. common units as a minority interest in our financial statements; and any gain that may be recognized will be recorded at such time as all Inergy, L.P. subordinated and special units have converted to common units.

Results of Operations

The results of operations discussed below principally reflect the activities of Inergy. Because our financial statements represent combined consolidated results of Inergy, our financial statements are substantially similar to Inergy’s. The primary differences in our financial statements include the following amounts in the income statement:

•	Provision for Income Taxes. Our provision for income taxes is primarily related to our wholly owned corporate subsidiaries.

•	Interest of Non-controlling Partners in Inergy’s Net Income (Loss). We adjust our net income by excluding the cash flows distributed on Inergy limited partner units that are not directly or indirectly owned by us. At the time of completion of the offering, we will own a 14.6% limited partner interest in Inergy and the non-affiliated unitholders will own a 85.4% limited partner interest in Inergy.

Six Months Ended March 31, 2006 Compared to Six Months Ended March 31, 2005

The following table summarizes the unaudited consolidated income statement components for the six months ended March 31, 2005 and 2006, respectively:

	Six Months Ended March 31,		Change
	2005	2006	In Dollars	Percentage
	(in thousands)
Revenue	$671,893	$915,067	$243,174	36.2%
Cost of product sold	470,692	651,356	180,664	38.4

Gross profit	201,201	263,711	62,510	31.1
Operating and administrative expenses	94,343	126,736	32,393	34.3
Depreciation and amortization	21,234	38,077	16,843	79.3

Operating income	85,624	98,898	13,274	15.5
Interest expense, net	(14,613)	(28,376)	(13,763)	94.2
Write-off of deferred financing costs	(6,990)	—	6,990	100.0
Gain (loss) on sale of property, plant and equipment	100	(720)	(820)	(820.0)
Finance charges	912	1,435	523	57.3
Other	156	413	257	164.7

Income before income taxes and interest of non-controlling partners in Inergy’s net income	65,189	71,650	6,461	9.9
Provision for income taxes	(985)	(1,201)	(216)	21.9
Interest of non-controlling partners in Inergy, L.P.’s net income	(52,448)	(57,711)	(5,263)	10.0

Net income	$11,756	$12,738	$982	8.4%

The following table summarizes Inergy’s unaudited revenues, including associated volume of gallons sold, for the six months ending March 31, 2005 and 2006, respectively:

	Revenues				Gallons
	Six Months Ended March 31,		Change		Six Months Ended March 31,		Change
	2005	2006	In Dollars	Percentage	2005	2006	In Units	Percentage
	(in millions)				(in millions)
Retail propane	$364.4	$511.8	$147.4	40.5%	221.1	263.9	42.8	19.4%
Wholesale propane	216.3	232.5	16.2	7.5	268.6	242.2	(26.4)	(9.8)
Other retail	68.9	100.7	31.8	46.2	—	—	—	—
Storage, fractionation, and midstream	22.3	70.0	47.7	213.9	—	—	—	—

Total	$671.9	$915.0	$243.1	36.2%	489.7	506.1	16.4	3.3%

Volume.    During the six months ended March 31, 2006, Inergy sold 263.9 million retail gallons of propane, an increase of 42.8 million gallons or 19.4% over the 221.1 million retail gallons sold during the same six-month period in 2005. The increase was principally due to the acquisitions of Star Gas Propane, L.P. and Dowdle Gas, Inc., as well as the impact from the seven other retail propane companies for which results are only included in the 2005 and 2006 periods subsequent to the date of acquisition. Acquisition-related volume accounted for approximately 83.0 million gallons of this increase. Offsetting the increase from acquisition-related volume was a decline in the volume of sales at existing locations due to warmer weather in the 2006 period and customer conservation as a result of higher propane cost. Weather was approximately 5.7% warmer in our comparable areas of operations in the six months ended March 31, 2006 as compared to the same period in 2005 and the average cost of propane was approximately 17.6% higher in 2006 compared to 2005.

Wholesale gallons delivered by Inergy during the six months ended March 31, 2006 were 242.2 million gallons, as compared to 268.6 million gallons during the same six-month period in 2005 with the decrease primarily weather-related.

Revenues.    Revenues for the six months ended March 31, 2006 were $915.0 million, an increase of $243.1 million, or 36.2%, from $671.9 million during the same six-month period in 2005.

Revenues from retail propane sales were $511.8 million for the six months ended March 31, 2006, an increase of $147.4 million, or 40.5%, from $364.4 million from the same six-month period in 2005. This increase was primarily the result of $158.4 million of sales related to acquisitions together with an increase of approximately $64.3 million due to higher selling prices of propane, which was driven by higher cost per gallon of propane. These increases were partially offset by a $75.3 million decline in revenues as a result of lower retail volume sales at our existing locations as discussed above.

Revenues from wholesale propane sales were $232.5 million for the six months ended March 31, 2006, an increase of $16.2 million or 7.5%, from $216.3 million from the same six-month period in 2005. Approximately $41.5 million of this increase was attributable to the higher selling price resulting from the higher cost of propane, and approximately $4.6 million was attributable to acquisition-related volume. Offsetting these increases was a $29.9 million decline in volume sales in our existing operations primarily due to the warmer weather in the 2006 period.

Revenues from other retail sales, primarily service, appliance, transportation, and distillates, were $100.7 million for the six months ended March 31, 2006, an increase of $31.8 million or 46.2% from $68.9 million during the same six-month period in 2005. This increase was primarily due to the acquisition-related volumes, which contributed approximately $29.8 million of this increase.

Revenues from storage, fractionation and other midstream activities were $70.0 million for the six months ended March 31, 2006, an increase of $47.7 million or 213.9% from $22.3 million from the same six-month period in 2005. Approximately $26.1 million of this increase was due to higher volumes and sales prices of natural gas, butane, and isobutane with the remainder of the increase resulting from the acquisition of the Stagecoach natural gas storage facility.

Cost of Product Sold.    Retail propane cost of product sold for the six months ended March 31, 2006 was $310.9 million, an increase of $108.3 million or 53.5%, from $202.6 million during the same six-month period in 2005. This increase resulted from an approximate $91.9 million increase in volume from acquisitions, an approximate $41.7 million increase attributable to the higher average cost of propane, and an approximate $19.2 million increase due to non-cash charges from derivative contracts associated with retail propane fixed price sales contracts, as discussed above. These increases were partially offset by an approximate $44.5 million decline in cost of product sold as a result of lower retail volume sales at our existing locations as discussed above. The $19.2 million non-cash charge results primarily from the delivery of propane under contract to the retail customers and a decrease in the market price of propane in the six months ended March 31, 2006, since recognizing an approximate $19.4 million non-cash gain in the quarter ended September 30, 2005 on these derivative contracts.

Wholesale propane cost of product sold for the six months ended March 31, 2005 was $226.8 million, an increase of $13.4 million or 6.3%, from $213.4 million from the same six-month period in 2005. This increase resulted from an approximate $38.1 million increase due to a higher average cost of product and an approximate $4.7 million increase from acquisition-related volume. These increases were partially offset by an approximate $29.4 million decline in cost of product sold as a result of lower volumes experienced in our wholesale propane areas of operations.

Other retail cost of product sold was $64.3 million for the six months ended March 31, 2006, an increase of $25.2 million from $39.1 million from the same six-month period in 2005. This increase was primarily due to acquisition-related volume.

Fractionation, storage, and other midstream cost of product sold was $49.3 million for the six months ended March 31, 2006, an increase of $33.7 million, or 216.0%, from $15.6 million from the same six-month period in 2005. Approximately $26.0 million of this increase was due to higher volumes and cost of natural gas, butane, and isobutane at the West Coast NGL operations, and the balance was due to acquisition-related volume from the Stagecoach natural gas storage facility.

Inergy’s cost of product sold consists primarily of tangible products sold including all propane, distillates and other natural gas liquids sold and all propane-related appliances sold. Other costs incurred in conjunction with the distribution of these products are included in operating and administrative expenses and consist primarily of wages to delivery personnel and delivery vehicle costs consisting of fuel costs, repair and maintenance and lease expense. These costs approximated $18.5 million and $33.8 million for the six months ended March 31, 2005 and 2006, respectively. In addition, the depreciation expense associated with the delivery vehicles is reported within depreciation and amortization expense and amounted to $4.2 million and $7.6 million for the six months ended March 31, 2005 and 2006, respectively. Since Inergy includes these costs in its operating and administrative expenses rather than in cost of product sold, Inergy’s results may not be comparable to other entities in its lines of business if they include these costs in cost of product sold.

Gross Profit.    Retail propane gross profit was $201.0 million for the six months ended March 31, 2006 compared to $161.8 million in the same six-month period in 2005, an increase of $39.2 million, or 24.2%. This increase was primarily attributable to an increase in retail gallons sold primarily as a result of acquisitions, which accounted for approximately $66.6 million of the increase. Also contributing $22.6 million to the increase was a higher margin per gallon, which resulted primarily from Inergy’s ability to increase its selling prices in certain markets in excess of its increased cost of propane. These increases were partially offset by lower retail propane gross profit of approximately $30.8 million at our existing locations as a result of lower volume sales discussed above, as well as by the $19.2 million non-cash charge from derivative contracts as described above.

Wholesale propane gross profit was $5.6 million for the six months ended March 31, 2006 compared to $2.9 million in the same six-month period in 2005, an increase of $2.7 million or 93.1%. Approximately $3.4 million of this increase was a result of increased margin per gallon from Inergy’s existing business. This increase was offset by the higher cost of goods sold attributable to acquisition-related volume increases.

Other retail gross profit was $36.4 million for the six months ended March 31, 2006 compared to $29.8 million in the same six-month period in 2005, an increase of $6.6 million or 22.1%. This increase was primarily acquisition-related from service, appliance and distillate gross profits.

Fractionation, storage, and other midstream gross profit was $20.7 million for the six months ended March 31, 2006 compared to $6.7 million in the same six-month period in 2005, an increase of $14.0 million, or 209.0%. Approximately $13.9 million of this increase was acquisition-related with the balance due to volume and margin increases in Inergy’s existing business.

Operating and Administrative Expenses.    Operating and administrative expenses increased to $126.7 million in the six months ended March 31, 2006 as compared to $94.3 million in the same six-month period in 2005. The higher operating and administrative expenses was primarily attributable to an increase in personnel expenses of $18.9 million, higher general operating expenses of $7.8 million, including insurance, professional services and facility costs, and increased vehicle costs of $5.7 million partially offset by integration efficiencies and lesser variable expenses as a result of lesser volumes at existing locations. These higher costs were driven primarily from acquisitions.

Depreciation and Amortization.    Depreciation and amortization increased to $38.1 million in the six months ended March 31, 2006 from $21.2 million during the same period in 2005 primarily as a result of retail propane acquisitions.

Interest Expense.    Interest expense increased to $28.4 million in the six months ended March 31, 2006 as compared to $14.6 million during the same period in 2005, primarily due to an increase in the average debt outstanding including the additional financing related to acquisitions and higher average interest rates.

Write-off of Deferred Financing Costs.    A charge of $7.0 million was recorded in the six-month period ended March 31, 2005 as a result of the write-off of the deferred financing costs associated with the repayment of the previously existing credit agreement and the 364-day facility. No such charge was recorded in the six months ended March 31, 2006.

Provision for Income Taxes.    The provision for income taxes is primarily related to certain of our corporate subsidiaries. The provision for income taxes increased to $1.2 million in the six-month period ended March 31, 2006 from $1.0 million in the same six-month period in 2005. The provision for income taxes of $1.2 million in the six months ended March 31, 2006 was composed of $1.4 million of current income tax expense and $0.2 million of deferred income tax benefit. The 2005 provision for income taxes of $1.0 million was composed of $1.1 million of current income tax and $0.1 million of deferred income tax benefit.

Interest of Non-controlling Partners in Inergy’s Net (Income) Loss.    We recorded expense of $57.7 million in the six-month period ended March 31, 2006 as compared to expense of $52.4 million in the same six-month period of 2005 associated with the interests of non-controlling partners in Inergy. The increase of $5.3 million in expense is primarily the result of a $6.5 million increase in the net income of Inergy. Net income of Inergy was $72.5 million in the six months ended March 31, 2006 compared to $66.0 million in the same period in 2005.

Net Income.    Net income was $12.7 million for the six months ended March 31, 2006 compared to net income of $11.8 million for the same six-month period in 2005. The $0.9 million increase in net income was primarily attributable to higher gross profit at Inergy in 2006 being less than offset by the $19.2 million non-cash derivative charge discussed above. Offsetting these increases was a $5.3 million increase in expense related to the interest of non-controlling partners in Inergy’s net income, as well as increases in depreciation and amortization, interest expense, and an increase in the provision for income taxes. The increases in these expense related items were primarily attributable to acquisitions.

Fiscal Year Ended September 30, 2005 Compared to Fiscal Year Ended September 30, 2004

The following table summarizes the consolidated income statement components for the years ended September 30, 2004 and 2005, respectively:

	Years Ended September 30,		Change
	2004	2005	In Dollars	Percentage
	(in thousands)
Revenue	$482,496	$1,050,136	$567,640	117.6%
Cost of product sold	359,053	724,223	365,170	101.7

Gross profit	123,443	325,913	202,470	164.0
Operating and administrative expenses	81,388	197,582	116,194	142.8
Depreciation and amortization	21,089	50,413	29,324	139.0

Operating income	20,966	77,918	56,952	271.6
Interest expense, net	(7,917)	(36,061)	(28,144)	355.5
Write-off of deferred financing costs	(1,216)	(7,585)	(6,369)	523.8
Make whole premium charge	(17,949)	—	17,949	100.0
Swap value received	949	—	(949)	(100.0)
Loss on sale of property, plant and equipment	(203)	(679)	(476)	234.5
Finance charges	704	1,817	1,113	158.1
Other	117	251	134	114.5

Income (loss) before income taxes and interest of non-controlling partners in Inergy’s net income	(4,549)	35,661	40,210	883.9
Provision for income taxes	(201)	(501)	(300)	149.3
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	4,827	(26,831)	(31,658)	(655.9)

Net income	$77	$8,329	$8,252	10,716.9%

The following table summarizes Inergy’s revenues, including associated volume of gallons sold, for the years ended September 30, 2004 and 2005, respectively:

	Revenues				Gallons
	Years Ended September 30,		Change		Years Ended September 30,		Change
	2004	2005	In Dollars	Percentage	2004	2005	In Units	Percentage
	(in millions)				(in millions)
Retail propane	$196.3	$526.5	$330.2	168.2%	140.7	318.4	177.7	126.3%
Wholesale propane	234.9	325.1	90.2	38.4	368.3	391.3	23.0	6.2
Other retail	21.8	121.5	99.7	457.3	—	—	—	—
Storage, fractionation, and midstream	29.5	77.0	47.5	161.0	114.8	154.9	40.1	34.9

	$482.5	$1,050.1	$567.6	117.6%	623.8	864.6	240.8	38.6%

Volume.    During fiscal 2005, Inergy sold 318.4 million retail gallons of propane, an increase of 177.7 million gallons, or 126.3%, from the 140.7 million retail gallons sold in fiscal 2004. The increase in retail sales volume was principally due to the December 2004 acquisition of Star Gas and five other retail propane companies acquired by Inergy in fiscal 2005, which combined resulted in a 197.5 million gallon increase. This increase was partially offset by an approximate 19.8 million gallon decline in comparable sales which Inergy believes is due primarily to a combination of warmer weather and conservation by Inergy’s customers due to an approximate 24% higher propane cost in our retail operations (excluding the $19.4 million non-cash gain on derivative contracts discussed below) to $0.93 per gallon on average in 2005 compared with $0.75 per gallon in

2004. Inergy’s retail gallon sales will not fluctuate from year to year on a linear basis with the change in weather in our areas of operations. Reasons for this include comparability of geographic areas in which Inergy operates and varying uses of propane (i.e. space heating, cooking and other applications), among others. Although the weather was only approximately 1% warmer in fiscal 2005 as compared to fiscal 2004 (and approximately 6% warmer than normal) in Inergy’s retail areas of operations, we experienced erratic weather during the winter months of fiscal 2005 including the months of January and February of 2005 being approximately 12% and 15% warmer, respectively, than the same months of 2004 while the month of March 2005 was 28% colder than the month of March 2004.

Wholesale gallons delivered increased 23.0 million gallons, or 6.2%, to 391.3 million gallons in fiscal 2005 from 368.3 million gallons in fiscal 2004. This increase was primarily attributable to acquisition-related volume, which accounted for 13.2 million gallons of this increase. Additionally, increased sales volumes to new and existing customers, partially offset by the warmer weather in 2005 in Inergy’s wholesale areas of operations, accounted for a net increase of 9.8 million gallons.

The fractionation and throughput gallons of NGLs in Inergy’s NGL business located in Bakersfield, California increased 40.1 million gallons, or 34.9%, to 154.9 million gallons in fiscal 2005 from 114.8 million gallons in fiscal 2004. These increases were all primarily attributable to increased sales volumes to new and existing customers. From August 9, 2005, the date of the Stagecoach acquisition, the 13.6 Bcf of working gas capacity at Stagecoach was 85% contracted on average during that period.

Revenues.    Revenues in fiscal 2005 were $1.05 billion, an increase of approximately $567.5 million, or 117.6%, from $482.5 million in fiscal 2004.

Revenues from retail propane sales were $526.5 million in fiscal 2005, an increase of $330.2 million, or 168.2%, from $196.3 million in fiscal 2004. This increase was primarily the result of $327.9 million of sales related to the Star Gas acquisition and other acquisitions together with an increase of approximately $36.4 million due to higher selling prices of propane due to the higher cost of propane in 2005 at Inergy. These increases were partially offset by a $34.1 million decline in revenues as a result of lower retail volume sales at Inergy’s existing locations as discussed above.

Revenues from wholesale propane sales were $325.1 million in fiscal 2005, an increase of $90.2 million or 38.4%, from $234.9 million in fiscal 2004. Approximately $71.1 million of this increase was attributable to the higher cost of propane, approximately $14.7 million was attributable to acquisition-related volume, and $4.4 million was attributable to volume increases generated in Inergy’s wholesale propane operations. The higher selling price in Inergy’s wholesale division in 2005 compared to 2004 is the result of the higher cost of propane.

Revenues from other retail sales, primarily service, appliance, transportation, and distillates, were $121.5 million in fiscal 2005, an increase of $99.7 million or 457.3% from $21.8 million in fiscal 2004. This increase was primarily due to Inergy’s acquisition of Star Gas, which contributed approximately $90.2 million of this increase.

Revenues from storage, fractionation and other midstream activities were $77.0 million in fiscal 2005, an increase of $47.5 million or 161.0% from $29.5 million in fiscal 2004. Approximately $43.7 million of this increase was due to increased volumes and sales prices of natural gas, butane, and isobutane at Inergy’s West Coast operations. Approximately $3.8 million of this increase was due to Inergy’s acquisition of the Stagecoach natural gas storage facility.

Cost of Product Sold.    Retail propane cost of product sold in fiscal 2005 was $275.3 million, an increase of $170.2 million or 161.9%, from $105.1 million in fiscal 2004. Approximately $25.2 million of this increase was attributable to the higher average cost of propane (excluding the non-cash gain on derivative contracts discussed below) in Inergy’s retail division and a net additional increase of approximately $164.4 million as a result of retail propane acquisition-related volume described above in excess of the lesser volumes from Inergy’s existing locations. These increases were offset by a non-cash gain on derivative contracts of $19.4 million, which will reverse in the first two quarters of fiscal 2006 as the physical gallons are delivered to retail customers.

Wholesale propane cost of product sold in fiscal 2005 was $317.8 million, an increase of $88.7 million or 38.7%, from wholesale cost of product sold of $229.1 million in 2004. Approximately $70.0 million of this increase was a result of the higher average cost of product, approximately $14.4 million of this increase was a result of Inergy’s acquisition-related volume, and approximately $4.3 million of this increase was the result of higher volumes experienced in Inergy’s wholesale propane areas of operations.

Other retail cost of product was $71.8 million, an increase of $64.7 million, from other retail cost of product of $7.1 million in fiscal 2004. This increase was primarily due to Inergy’s acquisition-related volume.

Fractionation, storage, and other midstream cost of product sold was $59.3 million, an increase of $41.5 million, or 233.1%, from $17.8 million in fiscal 2004. Approximately $40.8 million of this increase was due to higher volumes and cost of natural gas, butane, and isobutane at Inergy’s West Coast NGL operations, and approximately $0.7 million was due to acquisition-related volume from Inergy’s Stagecoach natural gas storage facility.

Inergy’s retail cost of product sold consists primarily of tangible products sold including all propane, distillates and other natural gas liquids sold and all propane-related appliances sold. Other costs incurred in conjunction with the distribution of these products are included in operating and administrative expenses and consist primarily of wages to delivery personnel and delivery vehicle costs consisting of fuel costs, repair and maintenance and lease expense. These costs approximated $23.5 million and $45.6 million in 2004 and 2005, respectively. In addition, the depreciation expense associated with the delivery vehicles is reported within depreciation and amortization expense and amounted to $4.7 million and $10.8 million in 2004 and 2005, respectively. Since Inergy includes these costs in its operating and administrative expenses rather than in cost of product sold, our results may not be comparable to other entities in our lines of business if they include these costs in cost of product sold.

Gross Profit.    Retail propane gross profit was $251.2 million in fiscal 2005 compared to $91.2 million in fiscal 2004, an increase of $160.0 million, or 175.4%. This increase was primarily attributable to an increase in retail gallons sold primarily as a result of acquisitions at Inergy, which accounted for approximately $142.8 million, an increase attributable to a non-cash gain of $19.4 million on derivative contracts discussed above, as well as an increase in margin per gallon, which resulted in an increase of approximately $11.3 million. These increases were partially offset by lower retail propane gross profit of approximately $13.5 million at Inergy’s existing locations as a result of lower volume sales discussed above. The increase in margin per gallon is primarily the result of Inergy’s ability to increase its selling prices in certain markets in excess of its increased cost of propane.

Wholesale propane gross profit was $7.3 million in fiscal 2005 compared to $5.8 million in fiscal 2004, an increase of $1.5 million or 25.9%. Approximately $1.1 million of this increase was a result of increased margin per gallon from Inergy’s existing business with the balance of the increase attributable to acquisition-related volume and increased wholesale volumes from Inergy’s existing business.

Other retail gross profit was $49.7 million in fiscal 2005 compared to $14.7 million in fiscal 2004, an increase of $35.0 million, or 238.1%. This increase was due primarily to Inergy’s acquisition-related volume.

Fractionation, storage, and other midstream gross profit was $17.7 million in fiscal 2005 compared to $11.7 million in fiscal 2004, an increase of $6.0 million, or 51.3%. This increase was due primarily to acquisition-related volume of $3.2 million and $2.8 million due to increased volumes and margins to existing customers at Inergy.

Operating and Administrative Expenses.    Operating and administrative expenses increased $116.2 million, or 142.8%, to $197.6 million in fiscal 2005 as compared to $81.4 million in fiscal 2004. The increase in our operating and administrative expenses were primarily attributable to Inergy’s acquisition-related costs, including increases in personnel expenses of $70.6 million, general operating expenses of $33.0 million including insurance, professional services and facility costs, and increased vehicle costs of $12.6 million.

Depreciation and Amortization.    Depreciation and amortization increased $29.3 million, or 138.9%, to $50.4 million in fiscal 2005 from $21.1 million in fiscal 2004 as a result of Inergy’s retail propane acquisitions and the acquisition of the Stagecoach natural gas storage facility.

Interest Expense.    Interest expense increased $28.2 million, or 357.0%, to $36.1 million in fiscal 2005 as compared to $7.9 million in fiscal 2004. Interest expense increased primarily due to an increase of $392.1 million in average debt outstanding in 2005 compared to 2004 primarily as a result of net borrowings for acquisitions at Inergy, and an approximate 1.4% higher average interest rate in 2005 compared to 2004.

Interest Expense and Income related to Make Whole Premium Charge, Write-off of Deferred Financing Costs, and Swap Value Received.    During the fiscal year ended September 30, 2005, a charge of $7.6 million was recorded as a result of the write-off of deferred financing costs associated with the repayment of both our and Inergy’s previously existing credit agreements and Inergy’s 364-day facility. During the fiscal year ended September 30, 2004, Inergy repaid in full its $85.0 million senior secured notes before their scheduled maturity dates. As such, Inergy was required to pay an additional amount of approximately $17.9 million as a make whole payment, which was recorded as a charge to earnings in the quarter ended March 31, 2004. Inergy used proceeds from its January 2004 common unit offering and borrowings from its bank credit facility for this repayment. In addition, Inergy also recorded a charge to earnings of approximately $1.2 million in the quarter ended March 31, 2004, to write-off deferred financing costs associated with the senior secured notes. Partially offsetting these charges was a $0.9 million gain from the cancellation of interest rate swap agreements also associated with Inergy’s senior secured notes.

Provision for Income Taxes.    The provision for income taxes is primarily related to certain of our corporate subsidiaries. The provision for income taxes increased to $0.5 million in the year ended September 30, 2005 from $0.2 million in 2004. The provision for income taxes of $0.5 million in the year ended September 30, 2005 is composed of $1.3 million of current income tax and $0.8 million of deferred income tax benefit. The 2004 provision for income taxes of $0.2 million is composed of $1.8 million of current income tax expense partially offset by $1.6 million of deferred income tax benefit.

Interest of Non-controlling Partners in Inergy’s Net (Income) Loss.    We recorded an expense of $26.8 million in the year ended September 30, 2005, as compared to income of $4.8 million in 2004 associated with the interests of non-controlling partners in Inergy. The $31.6 million increase in expense is primarily the result of higher net income reported by Inergy of $38.6 million in the year ended September 30, 2005 as compared to a loss of $4.6 million in 2004.

Net Income.    Net income increased to $8.3 million for the year ended September 30, 2005 from $0.1 million in 2004. The increase in net income was primarily attributable to increases in Inergy’s retail and wholesale gross profit, partially offset by increases in operating and administrative expenses, depreciation and amortization, and interest expense, all primarily the result of acquisitions, and by higher expenses reported for the interest in non-controlling partners in Inergy’s net income and the provision for income taxes.

Fiscal Year Ended September 30, 2004 Compared to Fiscal Year Ended September 30, 2003

The following table summarizes the consolidated income statement components for the years ended September 30, 2003 and 2004, respectively:

	Years Ended September 30,		Change
	2003	2004	In Dollars	Percentage
	(in thousands)
Revenue	$363,365	$482,496	$119,131	32.8%
Cost of product sold	267,010	359,053	92,043	34.5

Gross profit	96,355	123,443	27,088	28.1
Operating and administrative expenses	59,424	81,388	21,964	37.0
Depreciation and amortization	13,843	21,089	7,246	52.3

Operating income	23,088	20,966	(2,122)	(9.2)
Interest expense, net	(9,947)	(7,917)	2,030	20.4
Write-off of deferred financing costs	—	(1,216)	(1,216)	(100.0)
Make whole premium charge	—	(17,949)	(17,949)	(100.0)
Swap value received	—	949	949	100.0
Gain (loss) on sale of property, plant and equipment	(91)	(203)	(112)	(123.1)
Finance charges	339	704	365	107.7
Other	86	117	31	36.0

Income (loss) before income taxes and interest of non-controlling partners in Inergy’s net income	13,475	(4,549)	(18,024)	(133.8)
Provision for income taxes	(442)	(201)	241	54.5
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	(10,041)	4,827	14,868	(148.1)

Net income	$2,992	$77	$(2,915)	(97.4)%

The following table summarizes Inergy’s revenues, including associated volume of gallons sold, for the years ended September 30, 2004 and 2005, respectively:

	Revenues				Gallons
	Years Ended September 30,		Change		Years Ended September 30,		Change
	2003	2004	In Dollars	Percentage	2003	2004	In Units	Percentage
	(in millions)				(in millions)
Retail propane	$153.4	$196.3	$42.9	28.0%	119.7	140.7	21.0	17.5%
Wholesale propane	190.2	234.9	44.7	23.5	284.7	368.3	83.6	29.4
Other retail	19.8	21.8	2.0	10.1	—	—	—	—
Storage, fractionation, and midstream	—	29.5	29.5	100.0	—	114.8	114.8	100.0

Total	$363.4	$482.5	$119.1	32.8%	404.4	623.8	219.4	54.3%

Volume.    During fiscal 2004, Inergy sold 140.7 million retail gallons of propane, an increase of 21.0 million gallons, or 17.5%, from the 119.7 million retail gallons sold in fiscal 2003. The increase in retail sales volume was principally due to the acquisition of sixteen retail propane companies acquired in fiscal 2004, which combined resulted in a 35.2 million gallon increase. This increase was partially offset by an approximate 14.2 million gallon decline in sales due to a combination of warmer weather and conservation by Inergy’s customers due to an approximate 14% higher propane cost in its retail operations to $0.75 per gallon on average in 2004 compared with $0.66 in 2003. The weather was approximately 12% warmer in fiscal 2004 as compared to fiscal 2003 in Inergy’s retail areas of operations, and approximately 6% warmer than normal.

Inergy’s wholesale gallons delivered increased 83.6 million gallons, or 29.4%, to 368.3 million gallons in fiscal 2004 from 284.7 million gallons in fiscal 2003. This increase was primarily attributable to a net increase of 47.2 million gallons in Inergy’s sales volumes in its existing operations partially offset by the warmer weather in 2004 in Inergy’s wholesale areas of operations. The remaining balance of the increase of 36.4 million gallons was attributable to acquisition-related volume increases in wholesale sales volumes through Inergy’s West Coast NGL business in Bakersfield, California acquired in fiscal 2004.

The fractionation and throughput gallons of NGLs in Inergy’s Bakersfield operations were 114.8 million gallons in fiscal 2004. There were no related sales in fiscal 2003.

Revenues.    Revenues in fiscal 2004 were $482.5 million, an increase of approximately $119.1 million, or 32.8%, from $363.4 million in fiscal 2003.

Revenues from retail propane sales were $196.3 million in fiscal 2004, an increase of $42.9 million, or 28.0%, from $153.4 million in fiscal 2003. This increase was primarily the result of $47.5 million of sales related to Inergy’s sixteen retail propane acquisitions together with an increase of approximately $13.6 million due to higher selling prices of propane due to the higher cost of propane in 2004. These increases were partially offset by an $18.2 million decline in revenues as a result of lower retail volume sales at Inergy’s existing locations as discussed above and warmer weather in its retail propane areas of operations.

Revenues from wholesale propane sales were $234.9 million in fiscal 2004, an increase of $44.7 million or 23.5%, from $190.2 million in fiscal 2003. Approximately $28.0 million of this increase was attributable to volume increases from Inergy’s wholesale propane operations, and a $25.3 million increase related to the acquisition of Inergy’s West Coast NGL business in California. These increases were partially offset by an $8.6 million decline in revenues arising from a lower per gallon selling price of propane in Inergy’s wholesale division due to the lower cost of propane in addition to competitive pressure in certain markets.

Revenues from other retail sales, primarily service, appliance, transportation, and distillates, were $21.8 million in fiscal 2004, an increase of $2.0 million or 10.1% from $19.8 million in fiscal 2003. This increase was primarily due to acquisition-related growth at Inergy offset by lower comparable sales to new and existing customers at its existing locations as discussed above.

Revenues from storage, fractionation and other midstream activities were $29.5 million in fiscal 2004. This increase was due to the fiscal 2004 acquisition of Inergy’s West Coast NGL business in California.

Cost of Product Sold.    Retail propane cost of product sold in fiscal 2004 was $105.1 million, an increase of $26.1 million or 33.0%, from $79.0 million in fiscal 2003. Approximately $10.4 million of this increase was attributable to the higher average cost of propane in Inergy’s retail division and a net additional increase of approximately $15.7 million as a result of retail propane acquisition-related volume described above in excess of the lesser volumes from Inergy’s existing locations.

Wholesale propane cost of product sold in fiscal 2004 was $229.1 million, an increase of $49.1 million or 27.3%, from wholesale cost of product sold of $180.0 million in 2003. Approximately $23.9 million of this increase was a result of the acquisition-related volume as a result of the acquisition of Inergy’s NGL business in California, and an increase of $28.1 million the result of higher volumes experienced in its wholesale propane areas of operations. These increases were partially offset by an average lower cost of product in Inergy’s wholesale division resulting in an approximate $2.9 million decrease in costs.

Other retail cost of product was $7.1 million, a decrease of $0.9 million, from other retail cost of product of $8.0 million in fiscal 2004. This net decrease was the result of acquisition-related volume, offset by lower volume sales to existing customers.

Fractionation, storage, and other midstream cost of product sold was $17.8 million, due to acquisition-related volume from Inergy’s West Coast NGL business in California. There were no such costs during fiscal 2003.

Inergy’s retail cost of product sold consists primarily of tangible products sold including all propane, distillates and other natural gas liquids sold and all propane-related appliances sold. Other costs incurred in conjunction with the distribution of these products are included in operating and administrative expenses and consist primarily of wages to delivery personnel and delivery vehicle costs consisting of fuel costs, repair and maintenance and lease expense. These costs approximated $17.2 million and $23.5 million in 2003 and 2004, respectively. In addition, the depreciation expense associated with the delivery vehicles is reported within depreciation and amortization expense and amounted to $3.6 million and $4.7 million in 2003 and 2004, respectively. Since Inergy includes these costs in its operating and administrative expenses rather than in cost of product sold, Inergy’s results may not be comparable to other entities in its lines of business if they include these costs in cost of product sold.

Gross Profit.    Retail propane gross profit was $91.2 million in fiscal 2004 compared to $74.4 million in fiscal 2003, an increase of $16.8 million, or 22.6%. This increase was primarily attributable to an increase in Inergy’s retail gallons sold primarily as a result of acquisitions, which accounted for approximately $21.0 million, as well as an increase in margin per gallon, which resulted in an increase of approximately $3.2 million. These increases were partially offset by lower retail propane gross profit of approximately $7.4 million at Inergy’s existing locations as a result of lower volume sales and the deferral of purchases by its customers due to higher cost of propane in 2004 as compared to 2003 as discussed above. The increase in margin per gallon is primarily the result of Inergy’s ability to increase its selling prices in certain markets in excess of Inergy’s increased cost of propane.

Wholesale propane gross profit was $5.8 million in fiscal 2004 compared to $10.2 million in fiscal 2003, a decrease of $4.4 million or 43.1%. Approximately $5.7 million of this decrease was a result of decreased margin per gallon from Inergy’s existing business, offset by an increase of $1.3 million attributable to acquisition-related volume.

Other retail gross profit was $14.7 million in fiscal 2004 compared to $11.8 million in fiscal 2003, an increase of $2.9 million, or 24.6%. This increase was due primarily to Inergy’s acquisition-related volume.

Fractionation, storage, and other midstream gross profit was $11.7 million in fiscal 2004. This increase was due primarily to acquisition-related volume of Inergy’s West Coast NGL business in California.

Operating and Administrative Expenses.    Operating and administrative expenses increased $22.0 million, or 37.0%, to $81.4 million in fiscal 2004 as compared to $59.4 million in fiscal 2003. The increase in Inergy’s operating and administrative expenses were primarily attributable to acquisition-related costs, including increases in personnel expenses of $13.4 million, general operating expenses of $5.9 million, including insurance, professional services and facility costs, and increased vehicle costs of $2.7 million.

Depreciation and Amortization.    Depreciation and amortization increased $7.3 million, or 52.9%, to $21.1 million in fiscal 2004 from $13.8 million in fiscal 2003 as a result of retail propane acquisitions as well as the acquisition of Inergy’s West Coast NGL business in California in October of 2003.

Interest Expense.    Interest expense decreased $2.0 million, or 20.2%, to $7.9 million in fiscal 2004 as compared to $9.9 million in fiscal 2003. Interest expense decreased primarily due to an approximate 2.1% lower average interest rate in 2004 compared to 2003, partially offset by an approximate $6.7 million increase in the average debt outstanding in 2004 compared to 2003 primarily as a result of net borrowings for acquisitions exceeding the utilization of net proceeds from Inergy’s common unit offerings for debt repayment.

Interest Expense and Income related to Make-Whole Premium Charge, Write-off of Deferred Financing Costs, and Swap Value Received.    During the fiscal year ended September 30, 2004, Inergy repaid in full its $85.0 million senior secured notes before their scheduled maturity dates. As such, Inergy was required to pay an additional amount of approximately $17.9 million as a make-whole payment, which was recorded as a charge to earnings in the quarter ended March 31, 2004. Inergy used proceeds from its January 2004 common unit offering and borrowings from its bank credit facility for this repayment. In addition, Inergy also recorded a charge to earnings of approximately $1.2 million to write off deferred financing costs associated with the senior secured notes. Partially offsetting these charges was a $0.9 million gain from the cancellation of interest rate swap agreements also associated with the senior secured notes.

Provision for Income Taxes.    Our provision for income taxes is primarily related to certain of our corporate subsidiaries. The 2004 provision for income taxes of $0.2 million is composed of $1.8 million of current income tax partially offset by a $1.6 million deferred income tax benefit. The 2003 provision for income taxes of $0.4 million is composed of $0.5 million of current income tax expense and $0.1 million of deferred income tax benefit.

Interest of Non-controlling Partners in Inergy’s Net (Income) Loss.    We recorded a gain of $4.8 million in 2004 and an expense of $10.0 million in 2003 associated with the interests of non-controlling partners in Inergy. The 2004 gain is recognized by us since Inergy incurred a net loss of $4.6 million in 2004, while the 2003 expense recognized as a result of Inergy’s net income of $13.5 million in 2003.

Net Income (Loss).    Net income in 2004 was $0.1 million compared to net income of $3.0 million in fiscal 2003. The decrease in net income was partially the result of an increase in operating expenses of $22.0 million and an increase in interest expense of $16.2 million, driven primarily by the increased interest expense resulting from the make whole premium charge discussed above. Also contributing was higher depreciation and amortization expenses which increased $7.3 million to $21.1 million in fiscal 2004 from $13.8 million in fiscal 2003. These factors contributing to lower net income were partially offset by an increase of $14.8 million in the interests in non-controlling partners in Inergy’s net (income) loss to $4.8 million in fiscal 2004 from $(10.0) million in fiscal 2003, as a result of Inergy reporting a net loss in 2004 versus net income in 2003, as well as higher gross profit.

Liquidity and Sources of Capital

Historically, we have relied on distributions from Inergy and on borrowings under our existing credit agreement to fund any cash requirements for our operations. We are, and have been for all periods for which our financial information is included in this prospectus, in compliance with all material financial covenants.

Six Months Ended March 31, 2006

During the six months ended March 31, 2006, our consolidated cash position decreased $9.5 million from the six month period ended March 31, 2005 primarily as a result of larger cash inflows from financing activities in the period ended March 31, 2005 due to the issuance of long-term debt and proceeds from an equity offering at Inergy, which was partially offset by payments on long-term debt.

Net operating cash inflows were $67.9 million and $83.3 million for the six month periods ending March 31, 2005 and 2006, respectively. The $15.4 million increase in operating cash flows was primarily attributable to the increase in net income and net changes in working capital balances.

Net investing cash outflows were $594.5 million and $180.3 million for the six month periods ending March 31, 2005 and 2006, respectively. Net cash outflows were primarily impacted by a $9.4 period to period decrease in capital expenditures and a $405.1 million decrease in cash outlays related to acquisitions.

Net financing cash inflows were $550.8 million and $104.6 million for the six month periods ending March 31, 2005 and 2006, respectively. Net cash inflows were primarily impacted by a $654.8 million period to period decrease in proceeds from issuance of long-term debt, a $205.4 million decrease in proceeds from the issuance of common units, a $15.7 increase in distributions to non-controlling partners in Inergy, L.P., a $1.9 million increase in distributions, and a $5.6 million decrease in net proceeds from partners’ contributions. Offsetting these decreases in cash inflows was a $415.6 million decrease in payments on long-term debt, an $18.6 million decrease in deferred financing cost payments, and a $3.0 million decrease in payments for the purchase of subordinated units in Inergy.

In October 2005, the underwriters of a September 2005 6,500,000 Inergy common unit offering exercised a portion of their over-allotment provision and Inergy issued an additional 900,000 common units in a follow-on offering, resulting in proceeds of approximately $24.8 million, net of underwriters’ discounts, commissions, and offering expenses. These funds were used to repay borrowings under the credit agreement.

On January 11, 2006, Inergy, L.P. and its wholly owned subsidiary Inergy Finance Corporation issued $200 million aggregate principal amount of 8.25% senior unsecured notes due 2016 in a private placement to eligible purchasers. The senior unsecured notes contain covenants similar to Inergy’s existing senior unsecured notes due 2014. Inergy used the net proceeds of the offering to repay outstanding indebtedness under its revolving acquisition credit facility. The notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The senior unsecured notes are jointly and severally guaranteed by all of Inergy’s current domestic subsidiaries. The notes have certain call features which allow Inergy to redeem the notes at specified prices based on date redeemed. On May 18, 2006, Inergy completed an offer to exchange its existing 8.25% Senior Unsecured Notes due 2016 for $200 million of 8.25% senior notes due 2016 (the “2016 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2016 Exchange Notes did not provide Inergy with any additional proceeds and satisfied Inergy’s obligations under the registration rights agreement.

Fiscal Year Ended September 30, 2005

During the year ended September 30, 2005, our consolidated cash position increased $7.3 million from the year ended September 30, 2004 primarily as a result of larger cash inflows from financing activities due to the issuance of long-term debt offset by payments on long-term debt and acquisitions funded throughout fiscal year 2005.

Net operating cash inflows were $31.1 million and $84.2 million for the years ending September 30, 2004 and 2005, respectively. The $53.1 million increase is primarily due to the increase in the interest of non- controlling partners in Inergy, L.P.’s net income, due to higher net income earned at Inergy, L.P., in addition to increases in other non-cash items and the change in operating assets and liabilities for the year.

Net investing cash outflows were $97.8 million and $840.8 million for the year ended September 30, 2004 and 2005, respectively. Net cash outflows were primarily impacted by a $725.0 million increase in cash outlays related to acquisitions and a $19.6 million increase in capital expenditures.

Net financing cash inflows were $63.1 million and $763.8 million for the years ended September 30, 2004 and 2005, respectively. Net cash inflows were primarily impacted by a $392.5 million increase in net proceeds received from the issuance of long-term debt, a $377.3 million increase in proceeds from the issuance of common units, and an increase of $17.9 million due to a make whole premium charge that was paid in the prior year. This was offset by a increase in cash outflows for distributions of $64.3 million, in addition to an increase in deferred financing costs incurred of $24.0 million.

Fiscal Year Ended September 30, 2004

During the year ended September 30, 2004, our consolidated cash position decreased $3.6 million from the year ended September 30, 2003 primarily as a result of larger cash outflows for acquisitions offset by increased financing activities primarily due to proceeds received from the issuance of common units and net proceeds from the issuance of long-term debt.

Net operating cash inflows were $33.6 million and $31.1 million for the years ending September 30, 2003 and 2004, respectively. The $2.5 million decrease is primarily due to the make whole premium charge incurred in fiscal year 2004 in addition to an increase of $17.5 million in the net price risk management activities. This was offset by a decrease of $14.9 million in the interest of non-controlling partners in Inergy, L.P.’s net income.

Net investing cash outflows were $34.2 million and $97.8 million for the years ended September 30, 2003 and 2004, respectively. Net cash outflows were primarily impacted by a $59.1 million increase in cash outlays related to acquisitions and an $8.3 million increase in capital expenditures.

Net financing cash inflows were $4.2 million and $63.1 million for the years ended September 30, 2003 and 2004, respectively. Net cash inflows were primarily impacted by a $19.0 million increase in net proceeds received from the issuance of long-term debt, an $89.9 million increase in proceeds from the issuance of common units. This was offset by an increase in cash outflows of $17.9 million due to a make whole premium charge that was paid in the prior year and an increase in distributions paid of $27.2 million.

At March 31, 2005 and 2006, we had goodwill of $300.9 million and $215.2 million, representing approximately 18.3% and 19.0% of total assets, respectively. This goodwill is primarily attributable to Inergy’s acquisitions and Inergy expects recovery of the goodwill through future cash flows associated with these acquisitions.

The following table summarizes our contractual obligations as of March 31, 2006, in thousands of dollars:

	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Aggregate amount of principal and interest to be paid on the outstanding long-term debt(a)	$1,178,635	$60,583	$136,773	$161,094	$820,185
Future minimum lease payments under noncancelable operating leases	22,377	4,871	10,278	4,981	2,247
Fixed price purchase commitments	68,450	68,450	—	—	—
Standby letters of credit	35,226	23,353	11,683	190	—

(a)	$193.1 million of our long-term debt is variable interest rate debt at prime rate or LIBOR plus an applicable spread. These rates plus their applicable spreads were between 6.38% and 8.25% at March 31, 2006. These rates have been applied for each period presented in the table.

In addition to its fixed price purchase commitments, Inergy also had forward purchase energy contracts. As of March 31, 2006, Inergy’s total energy contracts had an outstanding net fair value of $0.4 million. As of September 30, 2005, Inergy’s total energy contracts had an outstanding net fair value of $8.8 million, as compared to a net fair value of $(6.6) million as of September 30, 2004. The net change of $15.4 million includes a net decrease in fair value of $4.7 million from energy contracts settled during the 2005 fiscal year period, an increase of $1.9 million from contracts acquired during fiscal year 2005, and a net increase of $18.2 million from other changes in fair value related to net unrealized gains on energy contracts still outstanding at the end of fiscal 2005. Of the outstanding fair value as of September 30, 2005, all energy contracts mature within fifteen months. In addition, at September 30, 2005, Inergy committed to purchase approximately 70 million gallons of propane at future dates at the prevailing market price. As of September 30, 2004, our total energy contracts had an outstanding net fair value recorded as a (liability) of $(6.6) million, as compared to total energy contracts outstanding with a net fair value at September 30, 2003 of $3.1 million. The net change of $(9.7) million includes a net increase in fair value of $0.7 million from energy contracts settled during the 2004 fiscal year period, and a net decrease of $(10.4) million from other changes in fair value related to net unrealized gains on energy contracts still outstanding at the end of fiscal 2004. Of the outstanding fair value as of September 30, 2004, energy contracts with a maturity of less than one year totaled $(6.6) million, and there were no energy contracts maturing between one and two years. In addition, at September 30, 2004, Inergy has committed to purchase approximately 50 million gallons of propane at future dates at the prevailing market price.

In January 2004, Inergy issued 3,625,000 Inergy common units in a public offering, resulting in proceeds of $83.3 million, net of underwriters’ discounts, commissions, and offering expenses. We contributed $1.8 million in cash to Inergy in conjunction with the issuance in order to maintain Inergy Partner’s LLC’s non-managing general partner interest in Inergy, and together with the common unit proceeds, these funds were used to repay borrowings under Inergy’s credit agreement.

In August 2004, Inergy issued 1,300,000 Inergy common units to Tortoise Energy Infrastructure Corporation resulting in proceeds of $29.9 million. These funds were used to repay borrowings under Inergy’s credit agreement.

On September 28, 2004, Inergy’s shelf registration statement (File No. 333-118941) was declared effective by the SEC for the periodic sale of up to $625 million of Inergy common units, partnership securities and debt securities, or any combination thereof. Pursuant to the shelf registration statement, Inergy is permitted to issue these securities from time to time for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital, or for other potential purposes identified in a prospectus supplement. In December 2004 Inergy issued 5,060,000 Inergy common units and in separate transactions issued an additional 3,568,139 Inergy common units, representing limited partnership securities under the shelf registration statement. In addition in September 2005, Inergy issued 6,500,000 Inergy common units representing limited partnership securities under the shelf registration statement. There is approximately $189 million remaining available under this shelf. No further partnership securities or debt securities have been offered under the shelf registration except as described above. No offerings of partnership securities or debt securities under the shelf registration statement have been made since it was declared effective, except for the recent public offering of 5,060,000 Inergy common units and 3,568,139 Inergy common units issued pursuant to three privately negotiated equity purchase commitments.

On March 23, 2006, Inergy completed a shelf registration statement (File No. 333-132287) declared effective by the Securities and Exchange Commission for the periodic sale of up to $1.0 billion of common units, partnership securities and debt securities, or any combination thereof. Pursuant to the shelf registration statement, Inergy is permitted to issue these securities from time to time for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital, or for other potential uses identified in a prospectus supplement. No offerings of partnership securities or debt securities under the shelf registration statement have been made since it was declared effective.

We believe that anticipated cash from operations and borrowings under the credit facilities described below will be sufficient to meet our liquidity needs for the foreseeable future. If our plans or assumptions change or are inaccurate, or we make any acquisitions, we may need to raise additional capital. We may not be able to raise additional funds or may not be able to raise such funds on favorable terms.

Description of Indebtedness

Inergy Holdings, L.P.

Term Loan.    On August 9, 2005, we entered into a $25 million term loan with a bank (“Term Loan”). The maturity date of the Term Loan is August 9, 2008, and is collateralized by certain of our interests in Inergy, L.P.

In addition, the Term Loan is guaranteed by IPCH Acquisition Corp. and New Inergy Propane, LLC. The proceeds from this loan were used to acquire 769,941 special units in Inergy, L.P. in connection with the acquisition of the rights to the Phase II expansion project of the Stagecoach acquisition. The Term Loan contains several covenants that, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions. We will use a portion of the proceeds of this offering to repay all outstanding borrowings under the Term Loan, which will then be terminated.

Credit Agreement.    On July 22, 2005, we executed a credit agreement (“Bank Facility”) with a bank. The Bank Facility consists of a $15 million working capital revolver for Inergy Holdings, L.P. and a $5 million working capital revolver for IPCH Acquisition Corp., our wholly-owned subsidiary. The maturity date of the Bank Facility is July 22, 2008, and it is collateralized by certain of our interests in Inergy, L.P. In addition, the Bank Facility is guaranteed by New Inergy Propane, LLC. The prime rate and LIBOR plus the applicable spreads were 6.38% at March 31, 2006 for all outstanding debt under the Bank Facility. The Bank Facility contains several covenants that, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions.

The Bank Facility contains the following financial covenants:

•	the ratio of consolidated EBITDA to consolidated debt service, in each case for the four fiscal quarters then most recently ended, must be at least 1.5 to 1.0.

•	the ratio of consolidated EBITDA to consolidated debt service on the loans under the Bank Facility, in each case for the four fiscal quarters most recently ended, must be at least 3.0 to 1.0.

•	the value of the common units, the senior subordinated units, the junior subordinated units and the general partner interests of Inergy held by us and our consolidated subsidiaries on a consolidated basis at the end of each fiscal quarter must be not less than the greater of (1) $30,000,000, or (2) three times the sum of (a) the outstanding principal balance of the loans under the Bank Facility and (b) the difference between $5,000,000 and the outstanding principal balance of any revolving credit loans under the Bank Facility.

At March 31, 2006 we had $3.9 million of borrowings outstanding under the Bank Facility. We will use a portion of the net proceeds of this offering to repay all outstanding borrowings under the Bank Facility.

Inergy, L.P.

5-Year Credit Agreement.    On December 17, 2004, Inergy entered into a 5-Year Credit Agreement, as amended on November 7, 2005 (the “5-Year Credit Agreement”), with its existing lenders in addition to others, under which Inergy may borrow up to $350 million in revolving loans (the “Acquisition Facility”) for the purposes of:

•	refinancing the indebtedness of Inergy Propane, LLC, Inergy’s operating company, under its then existing credit agreement;

•	financing the acquisition of Star Gas Propane, L.P. and Stellar Propane Service, LLC by Inergy Propane, LLC;

•	financing certain permitted acquisitions;

•	financing certain expansion capital expenditures; and

•	financing Inergy’s working capital needs and those of its subsidiaries (up to $75 million).

Inergy may also borrow up to $75 million in revolving loans (the “Working Capital Facility”) for the purposes of:

•	refinancing indebtedness of Inergy Propane, LLC under its then existing credit agreement; and

•	financing Inergy’s working capital needs and those of its subsidiaries.

The 5-Year Credit Agreement matures on November 10, 2010.

During each fiscal year, the outstanding balance of the Working Capital Facility must be reduced to $10.0 million or less for a minimum of 30 consecutive days during the period commencing March 1 and ending September 30 of each calendar year.

At Inergy’s option, loans under the 5-Year Credit Agreement bear interest at either the prime rate or LIBOR (preadjusted for reserves), plus, in each case, an applicable margin. The applicable margin varies quarterly based on its leverage ratio. Inergy also pays a fee based on the average daily unused commitments under the 5-Year Credit Agreement.

The obligations under the 5-Year Credit Agreement are secured by a first priority lien on substantially all of Inergy’s assets and those of its domestic subsidiaries and the pledge of all of the equity interests or membership interests in its domestic subsidiaries. In addition, the 5-Year Credit Agreement is guaranteed by each of Inergy’s domestic subsidiaries.

Inergy is required to use 50% of the net cash proceeds (that are not applied to purchase replacement assets) from asset dispositions (other than the sale of inventory and motor vehicles in the ordinary course of business, sales of assets among Inergy and its domestic subsidiaries, and the sale or disposition of obsolete or worn-out equipment) to reduce borrowings under the 5-Year Credit Agreement during any fiscal year in which unapplied net cash proceeds are in excess of $50 million. Any such mandatory prepayments are first applied to reduce borrowings under the Acquisition Facility and under then the Working Capital Facility.

The 5-Year Credit Agreement contains various covenants limiting Inergy and Inergy’s subsidiaries’ ability to (subject to various exceptions), among other things:

•	incur other indebtedness (other than permitted junior debt on the terms described below);

•	grant or incur liens;

•	make investments, loans and acquisitions;

•	enter into a merger, consolidation or sale of assets;

•	enter into any sale-leaseback transaction or enter into any new business;

•	enter into any agreement that conflicts with the credit facility or ancillary agreements;

•	make any change in its principles and methods of accounting as currently in effect, except as such changes are permitted by GAAP;

•	enter into certain affiliate transactions;

•	pay dividends or make distributions in excess of available cash or if Inergy is in default under the 5-Year Credit Agreement;

•	permit operating lease obligations to exceed $20 million in any fiscal year;

•	enter into any debt (other than permitted junior debt) that contains covenants more restrictive than those of the 5-Year Credit Agreement or enter into any permitted junior debt that contains negative covenants more restrictive than those of the 5-Year Credit Agreement;

•	enter into hedge agreements that do not hedge or mitigate risks to which Inergy or its subsidiaries have actual exposure;

•	enter into put agreements or grant any put rights with respect to equity interests of Inergy or its subsidiaries;

•	prepay, redeem, defease or otherwise acquire any permitted junior debt or make certain amendments to permitted junior debt; and

•	modify Inergy’s respective organizational documents.

“Permitted junior debt” consists of:

•	Inergy’s $425 million 6.875% senior notes due December 15, 2014 that were issued on December 22, 2004;

•	Inergy’s $200 million 8.25% senior notes due March 1, 2015 that were issued January 17, 2006;

•	other debt that is substantially similar to the 6.875% senior notes and the 8.25% senior notes; and

•	other debt of Inergy and its subsidiaries that is either unsecured debt, or second lien debt that is subordinated to the obligations under the 5-Year Credit Agreement.

Permitted junior debt may be incurred under the 5-Year Credit Agreement so long as:

•	there is no default under the 5-Year Credit Agreement;

•	the ratio of Inergy’s total funded debt to consolidated EBITDA is less than 5.0 to 1.0 on a pro forma basis;

•	the debt does not mature, and no installments of principal are due and payable on the debt, prior to the maturity date of the 5-Year Credit Agreement; and

•	other than in connection with the 6.875% senior notes, the 8.25% senior notes and other substantially similar debt, the debt does not contain covenants more restrictive than those in the 5-Year Credit Agreement.

The 5-Year Credit Agreement contains the following financial covenants:

•	the ratio of Inergy’s total funded debt (as defined in the 5-Year Credit Agreement) to consolidated EBITDA (as defined in the 5-Year Credit Agreement) for the four fiscal quarters most recently ended must be no greater than 5.25 to 1.0 for any period of two consecutive fiscal quarters immediately following an acquisition with a purchase price in excess of $100.0 million, and 4.75 to 1.0 at all other times.

•	the ratio of Inergy’s consolidated EBITDA to consolidated interest expense (as defined in the 5-Year Credit Agreement), for the four fiscal quarters then most recently ended, must not be less than 2.5 to 1.0.

Each of the following is an event of default under the 5-Year Credit Agreement:

•	default in the payment of principal when due;

•	default in payment of interest, fees or other amounts within three business days of their due date;

•	violation of specified affirmative and negative covenants contained in the 5-Year Credit Agreement;

•	default in the performance or observance of any other covenant, condition or agreement contained in the 5-Year Credit Agreement or any ancillary document related to the 5-Year Credit Agreement for 30 days;

•	specified cross defaults;

•	bankruptcy and other insolvency events of Inergy or its material subsidiaries;

•	judgments exceeding $2.5 million (to the extent not covered by insurance) against Inergy or any of its subsidiaries are undischarged or unstayed for a period of 30 consecutive days;

•	certain defaults under ERISA that could reasonably be expected to result in a material adverse effect on Inergy; or

•	the occurrence of certain change of control events with respect to Inergy.

Senior Notes due 2014.    On December 22, 2004, Inergy and its wholly owned subsidiary, Inergy Finance Corp. (“Finance Corp.” and together with Inergy, the “Issuers”), completed a private placement of $425 million in aggregate principal amount of the Issuers’ 6.875% senior unsecured notes due 2014 (the “2014 Senior Notes”). Inergy used the net proceeds from the $425 million private placement of Senior Notes to repay substantially all amounts drawn under the 364-day credit facility, with the $39.9 million balance of the net proceeds being applied to the revolving acquisition credit facility.

Before December 15, 2007, Inergy may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of a public or private equity offering at 106.875% of the principal amount of the Senior Notes, plus any accrued and unpaid interest, if at least 65% of the aggregate principal amount of the notes remains outstanding after such redemption and the redemption occurs within 120 days of the date of the closing of such equity offering.

The 2014 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after December 15, 2009, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2009	103.438%
2010	102.292%
2011	101.146%
2012 and thereafter	100.000%

On October 26, 2005, Inergy completed an offer to exchange its existing 2014 Senior Notes for $425 million of 6.875% senior notes due 2014 (the “2014 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2014 Exchange Notes did not provide Inergy with any additional proceeds and satisfied Inergy’s obligations under the registration rights agreement.

Senior Notes due 2016.    On January 11, 2006, the Issuers completed a private placement of $200 million in aggregate principal amount of the Issuers’ 8.25% senior unsecured notes due 2016 (the “2016 Senior Notes”). Inergy used the net proceeds from the $200 million private placement of Senior Notes to repay borrowings under the revolving acquisition credit facility.

Before March 1, 2009, Inergy may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of a public or private equity offering at 108.25% of the principal amount of the Senior Notes, plus any accrued and unpaid interest, if at least 65% of the aggregate principal amount of the notes remains outstanding after such redemption and the redemption occurs within 150 days of the date of the closing of such equity offering.

The 2016 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after March 1, 2011, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2009	104.125%
2010	102.750%
2011	101.375%
2012 and thereafter	100.000%

On May 18, 2006, Inergy completed an offer to exchange its existing 2016 Senior Notes for $200 million of 8.25% senior notes due 2016 (the “2016 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2016 Exchange Notes did not provide Inergy with any additional proceeds and satisfied Inergy’s obligations under the registration rights agreement.

The 2014 Senior Notes and 2016 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The notes are effectively subordinated to all of Inergy’s secured indebtedness to the extent of the value of the assets securing the indebtedness and to all existing and future indebtedness and liabilities, including trade payables, of Inergy’s non-guarantor subsidiaries. The notes rank senior in right of payment to all of Inergy’s future subordinated indebtedness.

The 2014 Senior Notes and 2016 Senior Notes are jointly and severally guaranteed by all of Inergy’s current domestic subsidiaries. The subsidiary guarantees rank equally in right of payment with all of the existing and future senior indebtedness of our guarantor subsidiaries. The subsidiary guarantees are effectively subordinated to all existing and future secured indebtedness of our guarantor subsidiaries to the extent of the vale of the assets securing that indebtedness and to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to Inergy). The subsidiary guarantees rank senior in right of payment to all of Inergy’s future subordinated indebtedness.

Recently Issued Accounting Pronouncements

SFAS No. 154, “Accounting Changes and Error Corrections” is a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 applies to all voluntary changes in accounting principle and changes the accounting for and a reporting of a change in accounting principle. Statement 154 requires retrospective application to the prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Statement 154 is effective for the accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material effect on our consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 clarifies that the term conditional retirement obligation, as used in FASB Statement No. 143, Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing or method of settlement, or both, are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is required to be adopted for the fiscal year ended September 30, 2006 and we are currently assessing the impact on our financial statements.

EITF 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty addresses the accounting for an entity’s sale of inventory to another entity from which it also purchases inventory to be sold in the same line of business. EITF 04-13 concludes that two or more inventory transactions with the same counterparty should be accounted for as a single non-monetary transaction at fair value or recorded amounts based on inventory classifications. EITF 04-13 is effective for new arrangements entered into, and modifications or renewal of existing arrangements, beginning in the first interim or annual reporting period beginning after March 15, 2006. We are evaluating the potential impact of EITF 04-13 and do not believe it will have a material effect on our financial position, results of operations and cash flows.

Critical Accounting Policies

Accounting for Price Risk Management. Inergy utilizes certain derivative financial instruments to (i) manage its exposure to commodity price risk, specifically, the related change in the fair value of inventories, as well as the variability of cash flows related to forecasted transactions; (ii) to ensure adequate physical supply of commodity will be available; and (iii) manage its exposure to interest rate risk. Inergy records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value under the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended. Changes in the fair value of these derivative financial instruments are recorded either through current earnings or as other comprehensive income, depending on the type of hedge transaction.

On the date the derivative contract is entered into, Inergy designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). Inergy documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. Inergy uses regression analysis and the dollar offset method to assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, Inergy discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, Inergy continues to carry the derivative on the balance sheet at its fair value, and recognized changes in the fair value of the derivative through current-period earnings.

Inergy is party to certain commodity derivative financial instruments that are designated as hedges of selected inventory positions, and qualify as fair value hedges, as defined in SFAS 133. Inergy’s overall objective for entering into fair value hedges is to manage its exposure to fluctuations in commodity prices and changes in the fair market value of its inventories as well as to ensure an adequate physical supply will be available. These derivatives are recorded at fair value on the balance sheets as price risk management assets or liabilities and the related change in fair value is recorded to earnings in the current period as cost of product sold.

Inergy also enters into derivative financial instruments that qualify as cash flow hedges, which hedge the exposure of variability in expected future cash flows attributable to a particular risk. These derivatives are recorded on the balance sheet at fair value as price risk management assets or liabilities. The effective portion of the gain or loss on these cash flow hedges is recorded in other comprehensive income in partner’s capital and reclassified into earnings in the same period in which the hedge transaction closes. Any ineffective portion of the gain or loss is recognized as cost of product sold in the current period.

Furthermore, Inergy has elected to use the special hedge accounting rules in SFAS 133 and hedge the fair value of certain of its inventory positions, whereby the hedged inventory is marked to market. Inventories purchased under energy contracts subsequent to October 25, 2002, and not otherwise designated as being hedged are carried at the lower-of-cost or market.

The cash flow impact of financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows.

Revenue Recognition.    Sales of propane and other liquids are recognized in our financial statements at the time product is shipped or delivered to the customer. Gas processing and fractionation fees are recognized upon delivery of the product. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service. Revenue from storage contracts is recognized during the period in which it is earned.

Impairment of Long-Lived Assets.    Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Additionally, an acquired intangible asset should be separately recognized in our financial statements if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Under the provisions of SFAS 142, we completed the valuation of each of our operating segments and determined no impairment existed as of September 30, 2005.

Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”) modifies the financial accounting and reporting for long-lived assets to be disposed of by sale and it broadens the presentation of discontinued operations to include more disposal transactions. We implemented SFAS 144 beginning in the fiscal year ending September 30, 2003, with no material effect on our financial position, results of operations and cash flows.

Self Insurance.    We are insured by third parties, subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with workers’ compensation claims and general, product and vehicle liability. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We have long-term debt and revolving lines of credit subject to the risk of loss associated with movements in interest rates. At March 31, 2006, we had floating rate obligations totaling approximately $68.1 million for amounts borrowed under our and Inergy’s credit agreements, and an additional $100.0 million of floating rate obligations as a result of interest rate swap agreements as discussed below. In order to manage interest rate risk exposure, in the quarter ended March 31, 2005, Inergy entered into four interest rate swap agreements scheduled to mature in December 2014, each designed to hedge $25 million in underlying fixed rate senior unsecured notes. These swap agreements, which expire on the same date as the maturity date of the related senior unsecured notes and contain call provisions consistent with the underlying senior unsecured notes, require the counterparty to pay Inergy an amount based on the stated fixed interest rate on the notes due every six months. In exchange, Inergy is required to make semi-annual floating interest rate payments on the same dates to the counterparty based on an annual interest rate equal to the 6 month LIBOR interest rate plus spreads between 1.95% and 2.20% applied to the same notional amount of $100 million. The swap agreements have been recognized as fair value hedges. Amounts to be received or paid under the agreements are accrued and recognized over the life of the agreements as an adjustment to interest expense. During the six months ended March 31, 2006, Inergy recognized an approximate $3.7 million decrease in the fair market value of the related senior unsecured notes at March 31, 2006 with a corresponding decrease in the fair value of its interest rate swaps, which are recorded in other non-current liabilities. The fair value of the interest rate swaps was $5.4 million at March 31, 2006.

If the floating rates were to increase by 100 basis points from March 2006 levels, our combined interest expense would increase by a total of approximately $1.7 million per year.

Commodity Price, Market and Credit Risk

Inherent in our contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Inergy takes an active role in managing and controlling market and credit risk and has established control procedures, which are reviewed on an ongoing basis. Inergy monitors market risk through a variety of techniques, including daily reporting of the portfolio’s position to senior management. Inergy provides for such risks at the time the derivative financial instruments are adjusted to fair value and when specific risks become known. Inergy attempts to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits and letters of credit, as deemed appropriate. The counterparties associated with assets from price risk management activities as of March 31, 2006 and 2005 were propane retailers, resellers and consumers and energy marketers and dealers.

The propane industry is a “margin-based” business in which gross profits depend on the excess of sales prices over supply costs. As a result, Inergy’s profitability will be sensitive to changes in wholesale prices of propane caused by changes in supply or other market conditions. When there are sudden and sharp increases in the wholesale cost of propane, Inergy may not be able to pass on these increases to its customers through retail or wholesale prices. Propane is a commodity and the price Inergy pays for it can fluctuate significantly in response to supply or other market conditions. Inergy has no control over supply or market conditions. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce Inergy’s gross profits and could, if continued over an extended period of time, reduce demand by encouraging its retail customers to conserve or convert to alternative energy sources.

Inergy engages in hedging transactions, including various types of forward contracts, options, swaps and future contracts, to reduce the effect of price volatility on Inergy’s product costs, protect the value of its inventory positions, and to help ensure the availability of propane during periods of short supply. Inergy attempts to balance its contractual portfolio by purchasing volumes only when Inergy has a matching purchase commitment from its wholesale customers. However, Inergy may experience net unbalanced positions from time to time which it believes to be immaterial in amount. In addition to Inergy’s ongoing policy to maintain a balanced position, for accounting purposes Inergy is required, on an ongoing basis, to track and report the market value of its purchase obligations and its sales commitments.

Notional Amounts and Terms.    The notional amounts and terms of these financial instruments as of September 30, 2005 and March 31, 2006 include fixed price payor for 12.9 million and 3.5 million barrels of propane and distillates, respectively, and fixed price receiver for 14.6 million and 3.0 million barrels of propane and distillates, respectively. Notional amounts reflect the volume of transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure Inergy’s exposure to market or credit risks.

Fair Value.    The fair values of the derivative financial instruments related to price risk management activities as of September 30, 2005 and March 31, 2006 were assets of $58.4 million and $4.9 million related to propane, respectively, and liabilities of $49.6 million and $4.5 million related to propane, respectively. All intercompany transactions have been appropriately eliminated.

The net change in unrealized gains and losses related to all price risk management activities and propane based financial instruments for the years ended September 30, 2003, 2004 and 2005 of $0.8 million, $(1.2) million and $24.1 million, respectively, are included in cost of product sold in the accompanying consolidated statements of operations. Inergy recognized a non-cash gain of $19.4 million on price risk management activities and propane based financial instruments for the year ended September 30, 2005, no similar gain was recognized in the years ended September 30, 2003, and 2004. The market prices used to value these transactions reflect management’s best estimate considering various factors including closing exchange and over-the-counter quotations, recent transactions, time value and volatility factors underlying the commitments.

The following table summarizes the change in the unrealized fair value of Inergy’s energy contracts related to its risk management activities where settlement has not yet occurred:

	For The Year Ended September 30,		For The Six Months Ended March 31,
	2004	2005	2005	2006
	(in thousands)
Net unrealized gains and (losses) in fair value of contracts outstanding at beginning of period	$3,104	$(6,626)	$(6,626)	$8,784
Initial recorded value of new contracts	2,723	1,881	1,881	—
Net change in inventory exchange contracts	(458)	1,508	(193)	(1,682)
Change in fair value of contracts attributable to market movement during the year	(12,690)	16,689	8,068	(3,472)
Less: Realized (gains)/losses recognized	695	(4,668)	(2,453)	(3,230)

Net unrealized gains and (losses) in fair value of contracts outstanding at end of period	$(6,626)	$8,784	$677	$400

Of the outstanding unrealized gain as of March 31, 2006, all contracts had a maturity of less than one year.

Sensitivity Analysis

A theoretical change of 10% in the underlying commodity value would result in a nominal change in the market value of the contracts as there were approximately 0.2 million gallons of net unbalanced positions at March 31, 2006.

BUSINESS

Inergy Holdings, L.P.

Our cash-generating assets consist of our partnership interests, including incentive distribution rights, in Inergy, L.P. (Nasdaq symbol: NRGY), a publicly traded Delaware limited partnership, which operates a rapidly growing, geographically diverse retail and wholesale propane supply, marketing and distribution business and a growing midstream operation including a natural gas storage facility and natural gas liquids business. Our primary objective is to increase distributable cash flow to our unitholders through our ownership of these partnership interests in Inergy. Our incentive distribution rights in Inergy entitle us to receive an increasing percentage of total cash distributions made by Inergy as it reaches certain target distribution levels and have resulted in significantly increasing cash distributions to us.

Inergy’s primary objective is to increase distributable cash flow to its unitholders. Inergy has primarily grown through acquisitions of retail propane operations. Since the inception of Inergy’s predecessor in 1996 through May 22, 2006, Inergy has acquired 55 businesses, including a natural gas storage facility and a primarily fee-based natural gas processing and liquids business. Inergy further intends to pursue its growth objectives through, among other things, future propane and midstream acquisitions, while placing emphasis in the propane operations on maintaining a high percentage of retail sales to residential customers, operating in attractive markets and focusing its operations under established, locally recognized trade names, and pursuing midstream opportunities that provide Inergy stable fee-based cash flow streams with continued growth opportunities.

We have made in the past, and may elect to make in the future, additional investments in Inergy in order to assist it in implementing its growth strategy. We will use a portion of the proceeds of this offering to purchase 2,534,606 Inergy common units to provide funds to Inergy to repay borrowings primarily associated with completed accretive acquisitions and internal growth projects, which in turn strengthens Inergy’s capitalization and liquidity for further growth projects. Upon the completion of this offering and the purchase of such additional common units as described in “Use of Proceeds”, our aggregate partnership interests in Inergy consist of the following:

•	a 100% ownership interest in each of the managing general partner of Inergy, which manages Inergy’s business and affairs, and the non-managing general partner of Inergy, which will own an approximate 1.1% general partner interest in Inergy;

•	4,252,157 Inergy common units, 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units, representing an aggregate limited partner interest in Inergy of approximately 14.6%;

•	769,941 Inergy special units, which are not entitled to a current distribution and will convert into Inergy common units at a specified conversion rate upon commercial operation of the expansion (the “Stagecoach expansion project”) of our newly acquired Stagecoach natural gas storage facility (the “Stagecoach Facility”), which is currently expected to occur in the third calendar quarter of 2007; and

•	all of the incentive distribution rights in Inergy, which entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Inergy as certain target distribution levels are reached in excess of $0.33 per Inergy unit in any quarter.

Our cash flows consist of distributions from Inergy on the partnership interests we own. Inergy is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter, less reserves established by its managing general partner in its sole discretion to provide for the proper conduct of Inergy’s business or to provide for future distributions. While we, like Inergy, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of Inergy. Most notably, our general partner does not have an economic interest in us and is not entitled to receive any distributions from us, nor does our capital structure include incentive distribution rights. Therefore our distributions are allocated exclusively to our common units, which is our only class of security outstanding.

Inergy has increased its quarterly distribution 18 times since its initial public offering in July 2001, from its minimum quarterly distribution of $0.30 to its current quarterly distribution of $0.54, an increase of 80%. Inergy’s second fiscal quarter distribution of $0.54 per unit paid on May 15, 2006 resulted in a payment to us of $6,966,695, consisting of $2,045,164 on our ownership of Inergy common and subordinated units, $306,553 on our ownership of Inergy’s approximate 1.1% general partner interest, and $4,614,978 on our ownership of Inergy’s incentive distribution rights. Upon completion of this offering and the purchase of 2,534,606 Inergy common units with a portion of the net proceeds of this offering, a quarterly distribution of $0.54 by Inergy, L.P. would result in quarterly distributions to us of $8,469,658, or approximately $0.37 per common unit after deducting our expenses, consisting of $3,413,851 on our ownership of Inergy common and subordinated units, $306,489 on our ownership of Inergy’s approximate 1.1% general partner interest, and $4,899,319 on our ownership of Inergy’s incentive distribution rights.

The incentive distribution rights entitle us to receive an increasing percentage of cash distributed by Inergy as certain target distribution levels are reached. They generally entitle us to receive 13.0% of all cash distributed in a quarter after each Inergy unit has received $0.33 for that quarter, 23.0% of all cash distributed after each Inergy unit has received $0.375 for that quarter and 48.0% of all cash distributed after each Inergy unit has received $0.45 for that quarter. For the quarter ended March 31, 2006, Inergy declared a distribution of $0.54 per unit, which entitles us to receive 48.0% of the $0.09 incremental cash distribution per unit from Inergy in excess of its highest distribution level.

The graph set forth below shows hypothetical cash distributions payable in respect of our partnership interests, including the incentive distribution rights in Inergy, across an illustrative range of annualized cash distributions per unit made by Inergy. This information is based upon:

•	Inergy’s 42,836,659 common units outstanding after the closing of this offering; and

•	our ownership of (1) a 100% interest in the non-managing general partner of Inergy, which will own an approximate 1.1% general partner interest in Inergy, (2) all of the incentive distribution rights in Inergy and (3) 4,252,157 Inergy common units, 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units.

The graph illustrates the impact to us of Inergy’s raising or lowering its per unit distribution from its most recent quarterly distribution of $0.54 per unit, or $2.16 per unit on an annualized basis. This information is presented for illustrative purposes only, is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or Inergy’s business, including changes that may result from changes in interest rates, changes in propane margins, changes in general economic conditions, the impact of any future acquisitions or expansion projects or the issuance of additional units. See “Risk Factors” on page 16.

Hypothetical Cash Distributions to Inergy Holdings, L.P.

The impact to us of changes in Inergy’s distribution levels will vary depending on several factors, including the number of Inergy’s outstanding partnership interests at the time of the distributions, our ownership percentage of such partnership interests, our relative holdings of Inergy common units and incentive distribution rights and the current target distribution level. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of Inergy. See “Risk Factors” on page 16.

Our acquisition of Inergy common units with a portion of the net proceeds of this offering will increase the total cash flow we receive from Inergy attributable to our aggregate ownership interests in Inergy by approximately 23.7% at Inergy’s current distribution level. Our purchase of additional common units will also cause the percentage of cash flow we receive from Inergy attributable to our ownership of incentive distribution rights to decline from 66.2% immediately prior to the offering to 56.8% immediately following the offering.

We pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from our Inergy distributions, less certain reserves for expenses and other uses of cash, including:

•	our general and administrative expenses;

•	interest expense and principal payments on our indebtedness;

•	restrictions on distributions contained in any current or future debt agreements;

•	expenses of our subsidiaries other than Inergy, including costs related to tax liabilities of our corporate subsidiaries;

•	capital contributions, at our election, to maintain or increase our ownership interest in Inergy; and

•	reserves our general partner believes prudent to maintain for the proper conduct of our business or to provide for future distributions.

Our common units and Inergy’s common units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and Inergy’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	with respect to Inergy distributions, Inergy’s common unitholders have a priority over the incentive distribution rights and the subordinated units during the subordination period; and

•	we participate in Inergy’s managing general partner’s distributions and the incentive distribution rights, and Inergy’s common unitholders do not.

The following table compares certain features of Inergy’s common units during the subordination period and our common units. We expect that all of Inergy’s senior subordinated units and junior subordinated units will convert into an equal number of Inergy common units immediately after Inergy, L.P. distributes its available cash for the quarter ending June 30, 2006. For a more detailed discussion of the provisions of our partnership agreement and Inergy’s partnership agreement, please read “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.” and “Material Provisions of the Partnership Agreement of Inergy, L.P.”

	Inergy’s Common Units	Our Common Units
Distributions	Inergy pays its partners quarterly distributions equal to the cash it receives from its operations, less certain reserves for expenses and other uses of cash. During the subordination period, common units have a priority over other units to a minimum quarterly distribution from Inergy’s distributable cash flow. In addition, during the subordination period, Inergy’s common units carry arrearage rights, which are similar to cumulative rights on preferred stock. If the minimum quarterly distribution is not paid, Inergy must pay all arrearages in addition to the current minimum quarterly distribution before distributions are made on the subordinated units or the incentive distribution rights. For a more detailed discussion, please read “Material Provisions of the Partnership Agreement of Inergy, L.P.—Cash Distribution Policy—Subordination Period.”	We pay our unitholders quarterly distributions equal to the cash we receive from our Inergy distributions, less certain reserves for expenses and other uses of cash. Our general partner does not have an economic interest in us and is not entitled to receive any distributions from us, and our capital structure does not include incentive distribution rights. Therefore, our distributions are allocated exclusively to our one class of security outstanding, the common units.

Taxation of Entity and Entity Owners	Inergy is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.

	Inergy expects that holders of its common units, other than us, will benefit for a period of time from tax basis adjustments and remedial allocations of deductions so that they will be allocated a relatively small amount of federal taxable income compared to the cash distributed to them.	We also expect that holders of our common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions; however, our ratio of taxable income to cash distributions will be much greater than the

	Inergy’s Common Units	Our Common Units

ratio applicable to the holders of common units in Inergy, other than us, as remedial allocations of deductions will be very limited. Moreover, our ownership of incentive distribution rights will cause more taxable income to be allocated to us. If Inergy is successful in increasing distributable cash flow over time, our income allocations from incentive distribution rights will increase and, therefore, our ratio of federal taxable income to cash distributions will increase.

	Inergy common unitholders will receive Schedule K-1’s from Inergy reflecting the unitholders’ share of Inergy’s items of income, gain, loss, and deduction at the end of each fiscal year.	Our common unitholders also will receive Schedule K-1’s from us reflecting the unitholders’ share of our items of income, gain, loss, and deduction at the end of each fiscal year.

Operations	Inergy is our operating subsidiary and may, generally, engage in acquisition and development activities that expand its business and operations.	Our cash-generating assets consist of our partnership interests in Inergy, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is directly dependent upon the performance of Inergy.

Limitation on Issuance of Additional Units	In general, while any of its senior subordinated units remain outstanding, Inergy is limited in the number of additional common units it may issue without obtaining unitholder approval. Inergy may, however, issue an unlimited number of common units for acquisitions that increase cash flow from operations per unit on a pro forma basis.	We may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.

	Inergy’s Common Units	Our Common Units

Voting

Certain significant decisions require approval by a “unit majority” of Inergy common units, which may be cast either in person or by proxy. A “unit majority” requires, during the subordination period, a majority of the outstanding common units not owned by us or our affiliates, together with a vote of a majority of senior and junior subordinated units. These significant decisions include, among other things:

•     merger of Inergy or the sale of all or substantially all of its assets; and

•     certain amendments to Inergy’s partnership agreement.

Certain significant decisions require approval by a majority of our outstanding common units, which may be cast either in person or by proxy. These significant decisions include, among other things:

•     merger of our company or the sale of all or substantially all of our assets; and

•     certain amendments to our partnership agreement.

	For more information, please read “Material Provisions of the Partnership Agreement of Inergy, L.P.—Meetings; Voting.”	For more information, please read “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.—Meetings; Voting.”

Election, Appointment and Removal of General Partner and Directors	Inergy common unitholders do not elect the directors of Inergy GP, LLC. Instead, these directors are elected by us, as the sole member of Inergy GP, LLC.	Similarly, our common unitholders do not elect the directors of Inergy Holdings GP, LLC. Instead, these directors are elected annually by a majority of the voting members.

	Inergy’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Inergy units, voting together as a single class, including units held by Inergy’s general partner and its affiliates, and Inergy receives an opinion of counsel regarding limited liability and tax matters.	Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding common units, voting together as a single class, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters.

	Inergy’s Common Units	Our Common Units

Preemptive Rights to Acquire Securities	Inergy common unitholders do not have preemptive rights. Whenever Inergy issues equity securities to any person other than its general partner and its affiliates, Inergy’s general partner has a preemptive right to purchase additional limited partnership interests on the same terms in order to maintain its percentage interest.	Similarly, our common unitholders do not have preemptive rights.

Liquidation

Inergy will dissolve upon any of the following:

•      the election of Inergy’s general partner to dissolve Inergy, if approved by the holders of Inergy units representing a unit majority;

•      the sale, exchange or other disposition of all or substantially all of Inergy’s assets and properties and Inergy’s subsidiaries;

•      the entry of a decree of judicial dissolution of Inergy; and

•      the withdrawal or removal of Inergy’s general partner or any other event that results in its ceasing to be Inergy’s general partner other than by reason of a transfer of its general partner interest in accordance with Inergy’s partnership agreement or withdrawal or removal following approval and admission of a successor.

We also will dissolve upon any of the following:

•      the election of our general partner to dissolve our company, if approved by the holders of common units representing a unit majority;

•      the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

•      the entry of a decree of judicial dissolution of our company; and

•      the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Inergy, L.P.

Overview

Inergy, L.P., a publicly traded Delaware limited partnership, was formed on March 7, 2001 but did not conduct operations until the closing of its initial public offering on July 31, 2001. Inergy owns and operates, principally through its operating company, Inergy Propane, LLC, a rapidly growing retail and wholesale propane supply, marketing and distribution business. Inergy also owns through a wholly owned subsidiary the Stagecoach natural gas storage facility located in Tioga County, New York.

Propane Operations

Inergy believes it is the fifth largest propane retailer in the United States, excluding cooperatives, based on retail propane gallons sold. Inergy’s propane business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. Inergy markets its propane products under various regional brand names including among others: Arrow Gas, Blue Flame, Bradley Propane, Burnwell Gas, Country Gas, Dowdle Gas, Gaylord Gas, Hancock Gas, Highland Propane, Hoosier Propane, Independent Propane, Maingas, McCracken, Modern Gas, Moulton Gas Service, Northwest Energy, Ohio Gas, Pearl Gas, Pro Gas, Pulver Gas, United Propane, and Tru-Gas. As of November 1, 2005, Inergy serves approximately 700,000 retail customers in Alabama, Arkansas, Connecticut, Florida, Georgia, Illinois, Indiana, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, West Virginia, and Wisconsin from 343 customer service centers which have an aggregate of approximately 29 million gallons of above-ground propane storage capacity. In addition to its retail propane business, Inergy operates a wholesale supply, marketing and distribution business, providing propane procurement, transportation and supply and price risk management services to its customer service centers, as well as to independent dealers, multistate marketers, petrochemical companies, refinery and gas processors and a number of other NGL marketing and distribution companies in 40 states, primarily in the Midwest, Northeast and Southeast.

Midstream Operations

Inergy owns and operates the following midstream assets:

•	the Stagecoach Facility, a high performance, multi-cycle natural gas storage facility located approximately 150 miles northwest of New York City with approximately 13.6 Bcf of working gas capacity, a maximum withdrawal capability of 500 MMcf/d, and a maximum injection capability of 250 MMcf/d. The facility, which is regulated by the FERC, is fee-based with a market-based rate structure and is currently 100% committed primarily with investment grade rated companies with term contracts that have a weighted average maturity extending to April 2009. Located 150 miles northwest of New York City, the Stagecoach Facility is among the largest natural gas storage facilities close to the northeastern United States market. The Stagecoach Facility is connected to Tennessee Gas Pipeline Company’s 300-Line and is a significant participant in the northeast United States natural gas distribution system.

•	a natural gas liquids (“NGL”) business in Bakersfield, California, acquired in 2003, which includes a 25.0 MMcf/d natural gas processing plant of natural gas, a 10,000 bpd NGL fractionation plant, including NGL rail and truck terminals, a 6.1 million gallon NGL storage facility, and trucking and marketing operations.

Recent Developments

Expansion Projects

In addition to acquisitions of retail propane operations, Inergy has identified approximately $225 million of internal growth projects related to its midstream assets, consisting of the following:

Stagecoach Expansion Project:

•	Phase II Expansion: The Phase II expansion project consists of the development of four additional natural gas reservoirs in the Stagecoach field, the drilling of up to eight injection/withdrawal wells, and the installation an additional 12,000 horsepower of compression. If constructed and completed as proposed, the expanded facilities will add approximately 13 Bcf of working storage capacity to Stagecoach’s existing 13.6 Bcf of working storage capacity. On April 5, 2006, Inergy announced that its wholly owned regulated subsidiary has sold 100% of the available deliverability of its Phase II expansion project, and has reached commercial terms with three shippers in the form of executed Precedent Agreements. The longest term of these agreements is for slightly over ten years and the weighted average maturity is in excess of eight years. We expect that this expansion project will require an additional capital investment of approximately $[106.0] million and is expected to be in service by the fall of 2007, subject to approval by the Federal Energy Regulatory Commission, or FERC. Please read “Risk Factors—Risks Related to Inergy’s Midstream Operations.”.

•	North Lateral: This proposed approximate 9-mile, 20-inch diameter lateral pipeline will connect the Stagecoach Facility to the proposed 182-mile natural gas pipeline, known as the Millennium Pipeline. The Millennium Pipeline Company, L.P. intends to construct the pipeline, which is expected to extend from Corning, New York to Ramapo, New York. The Millennium Pipeline is being constructed to transport U.S. and Canadian natural gas to markets in the eastern U.S. Connecting to the Millennium Pipeline will provide Stagecoach with access to supplies of natural gas originating in Canada, which further diversifies and optimizes supply choices for its customers. We expect that this expansion project will require a capital investment of approximately $19.2 million.

•	Ancillary Projects: Inergy has identified other ancillary pipeline connectivity projects for the Stagecoach Facility. Inergy holds an option to acquire the existing south lateral pipeline that connects the Stagecoach Facility to Tennessee Gas Pipeline’s 300-Line. We expect that these ancillary projects will require a capital investment of approximately $37 million.

West Coast NGL Facility

•	Isomerization Plant: This proposed project consists of the construction of a butane isomerization unit and related ancillary facilities at Inergy’s West Coast natural gas liquids plant located near Bakersfield, California. The butane isomerization unit is projected to have a capacity of approximately 10,000 barrels per day and will provide isobutane supplies to refiners of wholesale distributors for gasoline blending. The project is subject to regulatory approval by state and county agencies and is expected to be in service by January 2008. We expect that the construction of an isomerization plant will require a capital investment of approximately $50 million.

•	Butane storage expansion: This proposed project consists of installing an additional approximate 10,000 barrels of refrigerated butane storage capacity and ancillary connectivity lines to our rail and truck transportation terminals and our proposed isomerization unit at Inergy’s West Coast NGL plant located near Bakersfield, California. The additional storage capacity is not dependent upon the completion of Inergy’s proposed isomerization unit. We expect that this expansion project will require a capital investment of approximately $15 million and is expected to be operational in the winter of 2007.

We cannot assure you that all these expansion projects will be completed on schedule or at all or at the budgeted cost or that Inergy will achieve its expected investment return. Please read “Risk Factors—Risks Related to Inergy’s Midstream Operations—Expanding Inergy’s business by constructing new midstream assets subjects Inergy to construction risks.”

Other Developments

Increase in Quarterly Distribution

On April 26, 2006, we announced an increase in our quarterly cash distribution to $0.32 per limited partner unit ($1.28 annually) for the quarter ended March 31, 2006. The distribution increase represents an approximate 42% increase over the initial quarterly distribution of $0.225 and a 10% increase over the previous declared distribution of $0.29 per limited partner unit. Management has recommended to the board of directors of Inergy Holdings GP, LLC that, upon completion of this offering and at Inergy’s current quarterly distribution of $0.54 per limited partner unit or $2.16 annualized, our quarterly distribution be increased from $0.32 to $0.37 per limited partner unit, or $1.48 on an annualized basis. This increase would represent an annualized increase of $0.20 per limited partner unit, or 15.6%, over the $1.28 annualized rate paid in respect of our most recent quarter ended March 31, 2006.

Amendments to Form 10-K for the year ended September 30, 2005 and quarterly reports on Form 10-Q for the periods ended December 31, 2005 and March 31, 2006

On May 18, 2006, the Board of Directors of Inergy Holdings GP, LLC, our general partner, concluded that our audited consolidated financial statements for the fiscal years ended September 30, 2003, 2004 and 2005 and its unaudited consolidated interim statements for the three months ended December 31, 2005 and the six months ended March 31, 2006 should be revised to eliminate the previously-reported, non-cash gains on the units we hold in Inergy. Accordingly, we amended our annual report on Form 10-K for the fiscal year ended September 30, 2005 and for the three year period then ended our and our quarterly reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006. The report of our registered public accounting firm was reissued as set forth herein. The revisions have no prior, current or future impact on the cash available for distributions to our unitholders.

After consultation with our independent accountants, we previously recognized non-cash gains equal to the increase in the value of our investment in Inergy when Inergy issued additional common units to third parties at a unit price that exceeded the current carrying value of our investment in Inergy. These non-cash gains amounted to $5.2 million, $10.4 million and $24.8 million in fiscal years 2003, 2004 and 2005, respectively, and $1.0 million and $1.0 million in the three months ended December 31, 2005 and six months ended March 31, 2006, respectively.

The Securities and Exchange Commission’s Staff Accounting Bulletin No. 51 (“SAB 51”), “Accounting for Sales of Stock by a Subsidiary,” permits a parent company to recognize a gain and adjust the carrying value of its ownership of a subsidiary when the subsidiary sells additional equity interests in a public or private offering, in certain circumstances. Gain recognition under SAB 51 does not apply when the subsidiary is a partnership that sells a class of equity securities that has distribution rights over any other class of equity interests. Accordingly, we will reflect the proceeds from issuance of Inergy common units as a minority interest in our financial statements; and any gain that may be recognized will be recorded at such time as all Inergy subordinated and special units have converted to common units.

Recent Acquisitions

The following chart sets forth information about each business Inergy acquired after September 30, 2005, and through the date of this filing:

Acquisition Date	Company	Location

October 2005	Atlas Gas Products, Inc.	Costonia, OH

October 2005	Dowdle Gas, Inc.	Columbus, MS

October 2005	Graeber Brothers, Inc.	Grenada, MS

January 2006	Propane Gas Service, Inc.	South Windsor, CT

March 2006	Delta Gas Company	Miami, FL

April 2006	Homestead Gas Co., Inc.	Homestead, FL

Industry Background and Competition

Propane

Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. Inergy’s retail propane business consists principally of transporting propane to its customer service centers and other distribution areas and then to tanks located on its customers’ premises. Retail propane falls into three broad categories: residential, industrial and commercial, and agricultural. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control.

Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Propane is clean-burning, producing negligible amounts of pollutants when consumed.

The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Approximately 70% of Inergy’s retail propane volume is sold during the peak heating season from October through March. Consequently, sales and operating profits are generated mostly in the first and fourth calendar quarters of each calendar year.

Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Historically, the expansion of natural gas into traditional propane markets has been inhibited by the capital costs required to expand pipeline and retail distribution systems. Although the extension of natural gas pipelines tends to displace propane distribution in areas affected, Inergy believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent than propane and natural gas, primarily because of the cost of converting to fuel oil. The costs associated with switching from appliances that use fuel oil to appliances that use propane are a significant barrier to switching. By contrast, natural gas can generally be substituted for propane in appliances designed to use propane as a principal fuel source.

In addition to competing with alternative energy sources, Inergy competes with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service, multi-state propane marketers, smaller local independent marketers and farm cooperatives. Based on industry publications, Inergy believes that the 10 largest retailers account for approximately 37% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of Inergy’s customer service centers compete with several marketers or distributors. Each customer service center operates in its own competitive environment because retail marketers tend to locate in close proximity to customers. Inergy’s typical customer service center generally has an effective marketing radius of approximately 25 miles, although in certain rural areas the marketing radius may be extended by a satellite location.

The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. Inergy believes that its safety programs, policies and procedures are more comprehensive than many of its smaller, independent competitors and give Inergy a competitive advantage over such retailers. Inergy also believes that its service capabilities and customer responsiveness differentiate it from many of these smaller competitors. Inergy’s employees are on call 24-hours and seven-days-a-week for emergency repairs and deliveries.

Retail propane distributors typically price retail usage based on a per gallon margin over wholesale costs. As a result, distributors generally seek to maintain their operating margins by passing costs through to customers, thus insulating themselves from volatility in wholesale propane prices. During periods of sudden price increases in propane at the wholesale level, distributors may be unable or unwilling to pass entire cost increases through to customers. In these cases, significant decreases in per gallon margins may result.

The propane distribution industry is characterized by a large number of relatively small, independently owned and locally operated distributors. Each year a significant number of these local distributors have sought to sell their business for reasons that include among others retirement and estate planning. In addition, the propane industry faces increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer-oriented technologies. Primarily as a result of these factors, the industry is undergoing consolidation, and Inergy, as well as other national and regional distributors, have been active consolidators in the propane market. In recent years, an active, competitive market has existed for the acquisition of propane assets and businesses. Inergy expects this acquisition market to continue for the foreseeable future.

The wholesale propane business is highly competitive. Inergy’s competitors in the wholesale business include producers and independent regional wholesalers. Inergy believes that its wholesale supply and distribution business provides it with a stronger regional presence and a reasonably secure, efficient supply base, and positions it well for expansion through acquisitions or start-up operations in new markets.

Midstream

Inergy owns, as part of its midstream operations, a high-performance, multi-cycle natural gas storage facility (Stagecoach) in New York which it acquired in August 2005. Inergy also owns a natural gas liquids business in California, which includes natural gas processing, NGL fractionation, NGL rail and truck terminals, bulk storage, trucking and marketing operations. Inergy believes these businesses complement its existing wholesale and supply operations and provide the company with added long term strategic benefits.

Natural Gas Storage Business.    According to the National Petroleum Council’s 2003 report, Balancing Natural Gas Policy, natural gas supplies approximately 25% of U.S. energy needs, generating about 19% of electric power, supplying heat to over 60 million households, and providing over 40% of all primary energy for industries. In recent years there has been a fundamental shift in the natural gas supply and demand balance that has resulted in higher and more volatile prices. This is due in part to the following factors:

•	the growing demand by more seasonal users such as the residential/commercial and the power generation customer segments; and

•	conflicts in public policy that in certain instances prohibit or limit the exploration and access to gas-prone areas and hinder the pipeline and infrastructure development.

Underground natural gas storage facilities are a critical component of the North American natural gas transmission and distribution system. They provide an essential reliability cushion against unexpected disruptions in supply, transportation or markets, and allow for the warehousing of gas to meet expected seasonal and daily variability in demand. According to the EIA, U.S. natural gas consumption is expected to grow at a compound annual growth rate of approximately 1.6% through 2025.

Most forecasts of North American natural gas supply and demand suggest a continuation of trends that will result in increased demand for natural gas storage capacity. Seasonal and weather sensitive demand sectors (residential and commercial heating demand and gas-fired power generation demand) have been growing and are expected to continue to do so, while the less seasonal industrial demand has been declining. Natural gas supply, meanwhile, has become almost entirely non-seasonal, requiring greater reliance on natural gas storage to respond to demand variability. On average, total North American natural gas consumption levels are approximately 40% higher in the winter months than summer months primarily due to the requirements of residential and commercial market sectors where gas is used principally for heating. These markets are very temperature sensitive with demand being highly variable both on a seasonal and a daily basis thus requiring that storage be capable of providing high maximum daily deliverability on the coldest days when storage due to infrastructure constraints provides as much as 50% of the market’s total requirement. Analysis has shown that seasonal winter demand has continued to show steady growth even though warmer winter temperature trends have muted the full impact of this increasing demand. Gas storage has facilitated the creation of a natural gas industry that is characterized by a production profile that is largely non-seasonal and a consumption profile that is highly seasonal and weather sensitive. Natural gas storage is essential in reallocating this inherent supply and demand imbalance.

In the natural gas storage business, there are significant barriers to entry, particularly in depleted reservoir storage such as the Stagecoach Facility. Barriers include:

Geology:    rock quality, depth, containment and reservoir size heavily influence development opportunities;

Geography:    proximity to existing pipeline infrastructure, surface development, and complicated land ownership all combine to increase the difficulty in developing and operating natural gas storage facilities;

Specialized skills:    finding and retaining qualified and skilled natural gas storage professionals is a challenge in today’s competitive job market in the oil and gas sectors due to the specialized nature of the skills required; and

Development costs:    costs for new natural gas storage capacity development have continued to increase.

Although there are significant barriers to entry within the natural gas storage industry, competition is robust. Competition for natural gas storage is primarily based on location, connectivity, and the ability to deliver natural gas in a timely and reliable manner. Inergy’s natural gas storage facility competes with other means of natural gas storage, including other depleted reservoir facilities, salt dome storage facilities, and liquified natural gas and pipelines.

Storage capacity is held by a wide variety of market participants for a variety of purposes such as:

•

Reliability:    local distribution companies (“LDCs”) hold the bulk of capacity and tend to use it in a manner relatively insensitive to gas prices, injecting gas into storage during the summer to meet fairly well-defined inventory targets, and withdrawing it in winter to meet peak load requirements while retaining a sufficient cushion of inventory to meet worst-case late winter demands. For such customers with an obligation to serve core end user markets, the value of storage may be significantly greater than the price differential between winter and summer gas. LDCs will pay the price to secure the natural gas storage they need up to the cost of alternatives (i.e., long haul pipeline capacity or above ground storage).

•	Efficiency: pipeline operators use storage capacity for system balancing requirements and to manage maintenance schedules, as well as to provide storage services to shippers on their systems. Producers use capacity to minimize production fluctuations and to manage market commitments. Power generators use storage capacity to provide swing capability for their plants that experience high daily and even hourly variability of requirements.

•	Arbitrage: energy merchants and other trading entities use storage for pure gas price arbitrage purposes, buying and injecting gas at times of low gas prices and withdrawing at times of higher prices as driven by the fundamentals of the natural gas market.

The value of natural gas storage is a reflection of its critical role in providing the North American natural gas market with a degree of supply reliability, flexibility, and seasonal and daily demand balancing.

NGL Business

In general, natural gas produced at the wellhead contains, along with methane, various NGLs. This “rich” natural gas in its raw form is usually not acceptable for transportation in the nation’s major natural gas pipeline systems or for commercial use as a fuel. Natural gas processing separates, for the most part, the NGLs from the methane, and delivers the methane to the local natural gas pipelines. NGLs are retained for further processing within Inergy’s fractionation facility.

NGL fractionation facilities separate mixed NGL streams into discrete NGL products: ethane, propane, normal butane, isobutane, and natural gasoline. The three primary sources of mixed NGLs fractionated in the United States are (i) domestic natural gas processing plants, (ii) domestic crude oil refineries and (iii) imports of butane and propane mixtures. The mixed NGLs delivered from domestic natural gas processing plants and crude oil refineries to our NGL fractionation facility are typically transported by NGL pipelines and, to a lesser extent, by railcar and truck.

NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are typically used as raw materials by the petrochemical industry, feedstocks by refiners in the production of motor gasoline and by industrial and residential users as fuel. Ethane is primarily used in the petrochemical industry as feedstock for ethylene production, one of the basic building blocks for a wide range of plastics and other chemical products. Propane is used both as a petrochemical feedstock in the production of ethylene and propylene and as a heating, engine and industrial fuel. Normal butane is used as a petrochemical feedstock in the production of ethylene and butadiene (a key ingredient of synthetic rubber), as a blendstock for motor gasoline and to derive isobutane through isomerization. Isobutane is fractionated from mixed butane (a mixed stream of normal butane and isobutane) or produced from normal butane through the process of isomerization, principally for use in refinery alkylation to enhance the octane content of motor gasoline, in the production of iso-octane and MTBE, and in the production of propylene oxide. Natural gasoline, a mixture of pentanes and heavier hydrocarbons, is primarily used as a blendstock for motor gasoline or as a petrochemical feedstock.

Inergy’s NGL business located in California encounters competition from fully integrated oil companies, and independent NGL market participants. Each of Inergy’s competitors has varying levels of financial and personnel resources, and competition generally revolves around price, service and location. The majority of Inergy’s NGL processing and fractionation activities are processing mixed NGL streams for third-party customers and to support its NGL marketing activities under fee-based arrangements. These fees (typically in cents per gallon) are subject to adjustment for changes in certain fractionation expenses, including natural gas fuel costs. Inergy’s integrated midstream energy asset system affords it flexibility in meeting its customers’ needs. While many companies participate in the natural gas processing business, few have a presence in significant downstream activities such as NGL fractionation and transportation, and NGL marketing as Inergy does. Inergy’s competitive position and presence in these downstream businesses allows it to extract incremental value while offering its customers enhanced services, including comprehensive service packages.

Inergy’s Business Strategy

Inergy’s primary objective is to increase distributable cash flow for its unitholders, while (1) providing the highest level of commitment and service to its customers, (2) maintaining a strong credit profile, and (3) maintaining financial flexibility. Inergy intends to pursue this objective by capitalizing on what it believes are its competitive strengths as follows:

Proven Acquisition Expertise

Since Inergy’s predecessor’s inception and through May 22, 2006, Inergy has acquired and successfully integrated 55 businesses, including a natural gas storage business and a natural gas processing and liquids business. Inergy’s executive officers and key employees, who average more than 15 years experience in the propane and energy-related industries, have developed business relationships with retail propane owners and businesses as well as other midstream industry participants throughout the United States. These significant industry contacts have enabled Inergy to negotiate most of its acquisitions on an exclusive basis. Inergy believes that this acquisition expertise should allow it to continue to grow through strategic and accretive acquisitions. Inergy’s acquisition program will continue to seek:

•	businesses that generate distributable cash flow that are accretive to Inergy unitholders on a per unit basis;

•	midstream businesses that generate predictable, stable fee-based cash flow streams;

•	propane and midstream businesses in attractive market areas;

•	propane businesses with established names with reputations for customer service and reliability;

•	propane businesses with high concentration of propane sales to residential customers; and

•	retention of key employees in acquired businesses.

High Percentage of Retail Sales to Residential Customers

Inergy’s retail propane operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than other customers. For the fiscal year ended September 30, 2005, sales to residential customers represented approximately 70% of Inergy’s retail propane gallons sold. Although overall demand for propane is affected by weather and other factors, Inergy believes that residential propane consumption is not materially affected by general economic conditions because most residential customers consider home space heating to be an essential purchase. In addition, Inergy owns nearly 90% of the propane tanks located at its customers’ homes. In many states, fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. These regulations, which require customers to switch propane tanks when they switch suppliers, help enhance the stability of Inergy’s customer base because of the inconvenience and costs involved with switching tanks and suppliers.

Regional Branding

Inergy believes that its success in maintaining customer stability at its customer service centers results from Inergy’s operation under established, locally recognized trade names. Inergy attempts to capitalize on the reputation of the companies it acquires by retaining their local brand names and employees, thereby preserving the goodwill of the acquired business and fostering employee loyalty and customer retention. Inergy expects its local branch management to continue to manage its marketing programs, new business development, customer service and customer billing and collections. Inergy believes that its employee incentive programs encourage efficiency and allow it to control costs at the corporate and field levels.

Operations in Attractive Propane Markets

A majority of Inergy’s propane operations are concentrated in attractive propane market areas, where natural gas distribution is not cost effective, margins are relatively stable, and tank control is relatively high. Inergy intends to pursue acquisitions in similar attractive markets.

Strong Wholesale Supply, Marketing and Distribution Business

One of Inergy’s distinguishing strengths is its procurement and distribution expertise and capabilities. For the fiscal year ended September 30, 2005, Inergy delivered approximately 391.3 million gallons of propane on a wholesale basis to independent dealers, multistate marketers, petrochemical companies, refinery and gas processors and a number of other NGL marketing and distribution companies. These operations are significantly larger on a relative basis than the wholesale operations of most publicly traded propane businesses. Inergy also provides transportation services to these distributors through its fleet of transport vehicles, and price risk management services to its customers through a variety of financial and other instruments. The presence of Inergy’s trucks serving its wholesale customers allows Inergy to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time. Inergy believes its wholesale business enables it to obtain valuable market intelligence and awareness of potential acquisition opportunities. Because Inergy sells on a wholesale basis to many residential and commercial retailers, Inergy has an ongoing relationship with a large number of businesses that may be attractive acquisition opportunities for it. Inergy believes that it will have an adequate supply of propane to support its growing retail operations at prices that are generally available only to large wholesale purchasers. This purchasing scale and resulting expertise also helps Inergy avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

Flexible Financial Structure

Inergy has a $350 million revolving credit facility for acquisitions and a $75 million revolving working capital facility. As of May 15, 2006, Inergy had available capacity of approximately $330.2 million under its facility. Inergy believes its available capacity under these facilities combined with its ability to fund acquisitions through the issuance of additional partnership interests will provide Inergy with a flexible financial structure that will facilitate its acquisition strategy.

Inergy’s Operations

Inergy’s operations reflect its two reportable segments: propane operations and midstream operations.

Propane Operations

Retail Propane

Customer Service Centers.    As of May 15, 2006, Inergy distributes propane to approximately 700,000 retail customers from 343 customer service centers in 29 states. Inergy markets propane primarily in rural areas, but also has a significant number of customers in suburban areas where energy alternatives to propane such as natural gas are generally not available. Inergy markets its propane primarily in the eastern half of the United States through its customer service centers using multiple regional brand names. The following table shows Inergy’s customer service centers by state:

State	Number of Customer Service Centers
Alabama	33
Arkansas	3
Connecticut	3
Florida	21
Georgia	13
Illinois	4
Indiana	26
Kentucky	3
Maine	5
Maryland	10
Massachusetts	4
Michigan	33
Minnesota	1
Mississippi	35
New Hampshire	3
New Jersey	4
New York	11
North Carolina	10
Ohio	30
Oklahoma	5
Pennsylvania	8
Rhode Island	1
South Carolina	3
Tennessee	9
Texas	36
Vermont	9
Virginia	8
West Virginia	3
Wisconsin	9

Total	343

From its customer service centers, Inergy also sells, installs and services equipment related to its propane distribution business, including heating and cooking appliances. Typical customer service centers consist of an office and service facilities, with one or more 12,000 to 30,000 gallon bulk storage tanks. Some of Inergy’s customer service centers also have an appliance showroom. Inergy has several satellite facilities that typically contain only large capacity storage tanks. As of May 15, 2006, Inergy has approximately 29 million gallons of above-ground propane storage capacity at its customer service centers and satellite locations.

Customer Deliveries.    Retail deliveries of propane are usually made to customers by means of Inergy’s fleet of bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,500 to 3,000 gallons, into a stationary storage tank at the customer’s premises. The capacity of these tanks ranges from 100 gallons to 1,200 gallons, with a typical tank having a capacity of 100 to 300 gallons in milder climates and 500 to

1,000 gallons in colder climates. Inergy also delivers propane to retail customers in portable cylinders, which typically have a capacity of five to thirty-five gallons. These cylinders typically are picked up by Inergy and replenished at its distribution locations, then returned to the retail customer. To a limited extent, Inergy also delivers propane to certain customers in larger trucks known as transports, which have an average capacity of approximately 10,000 gallons. These customers include industrial customers, large-scale heating accounts and large agricultural accounts.

During the fiscal year ended September 30, 2005, Inergy delivered approximately 45% and 55% of its propane volume to retail and wholesale customers, respectively. Inergy’s retail volume sold to residential, industrial and commercial, and agricultural customers were as follows:

•	approximately 70% to residential customers;

•	approximately 23% to industrial and commercial customers; and

•	approximately 7% to agricultural customers.

No single retail customer accounted for more than 1% of Inergy’s revenue during the fiscal year ended September 30, 2005.

Approximately half of Inergy’s residential customers receive their propane supply under an automatic delivery program. Under the automatic delivery program, Inergy delivers propane to its heating customers approximately six times during the year. Inergy determines the amount of propane delivered based on weather conditions and historical consumption patterns. Inergy’s automatic delivery program eliminates the customer’s need to make an affirmative purchase decision, promotes customer retention by ensuring an uninterrupted supply and enables Inergy to efficiently route deliveries on a regular basis. Inergy promotes this program by offering level payment billing, discounts, fixed price options and price caps. In addition, Inergy provides emergency service 24 hours a day, seven days a week, 52 weeks a year.

Seasonality.    The retail propane business is seasonal with weather conditions significantly affecting demand for propane. Inergy believes that the geographic diversity of its areas of operations helps to minimize its exposure to regional weather. Although overall demand for propane is affected by climate, changes in price and other factors, Inergy believes its residential and commercial business to be relatively stable due to the following characteristics:

•	residential and commercial demand for propane has been relatively unaffected by general economic conditions due to the largely non-discretionary nature of most propane purchases by Inergy’s customers;

•	loss of customers to competing energy sources has been low;

•	the tendency of its customers to remain with Inergy due to the product being delivered pursuant to a regular delivery schedule and to Inergy’s ownership of nearly 90% of the storage tanks utilized by Inergy’s customers; and

•	Inergy’s ability to offset customer losses through a combination of acquisitions and to a lesser extent, sales to new customers in existing markets.

Since home heating usage is the most sensitive to temperature, residential customers account for the greatest usage variation due to weather. Variations in the weather in one or more regions in which Inergy operates, however, can significantly affect the total volumes of propane it sells and the margins it realizes and, consequently, its results of operations. Inergy believes that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

Transportation Assets, Truck Fabrication and Maintenance.    Inergy’s transportation assets are operated by L&L Transportation, LLC, a wholly owned subsidiary of Inergy Propane, LLC. The transportation of propane requires specialized equipment. Propane trucks carry specialized steel tanks that maintain the propane in a liquefied state. As of March 31, 2006, Inergy owned a fleet of approximately 162 tractors, 275 transports, 1,126 bobtail and rack trucks and 1,505 other service vehicles. In addition to supporting its retail and wholesale propane operations, Inergy’s fleet is also used to deliver butane and ammonia for third parties and to distribute natural gasoline for various processors and refiners.

Inergy owns truck fabrication and maintenance facilities located in Indiana, Florida, and Texas. Inergy believes that its ability to build and maintain the trucks it uses in its propane operations significantly reduces the costs Inergy would otherwise incur in purchasing and maintaining its fleet of trucks.

Pricing Policy.    Inergy’s pricing policy is an essential element in its successful marketing of propane. Inergy bases its pricing decisions on, among other things, prevailing supply costs, local market conditions and local management input. Inergy relies on its regional management to set prices based on these factors. Inergy’s local managers are advised regularly of any changes in the posted prices of its propane suppliers. Inergy believes its propane pricing methods allow it to respond to changes in supply costs in a manner that protects Inergy’s customer base and gross margins. In some cases, however, Inergy’s ability to respond quickly to cost increases could cause its retail prices to rise more rapidly than those of its competitors, possibly resulting in a loss of customers.

Billing and Collection Procedures.    Inergy retains its customer billing and account collection responsibilities at the local level. Inergy believes that this decentralized approach is beneficial for a number of reasons:

•	customers are billed on a timely basis;

•	customers are more likely to pay a local business;

•	cash payments are received faster; and

•	local personnel have current account information available to them at all times in order to answer customer inquiries.

Trademark and Trade Names.    Inergy uses a variety of trademarks and trade names which it owns, including “Inergy” and “Inergy Services.” Inergy believes that its strategy of retaining the names of the companies it has acquired has maintained the local identification of such companies and has been important to the continued success of the acquired businesses. Inergy’s most significant tradenames that it operates under are “Arrow Gas,” “Blue Flame,” “Bradley Propane,” “Burnwell Gas,” “Country Gas,” “Dowdle Gas,” “Gaylord Gas,” “Hancock Gas,” “Highland Propane,” “Hoosier Propane,” “Independent Propane,” “Maingas,” “McCracken,” “Modern Gas,” “Moulton Gas Service,” “Northwest Energy,” “Ohio Gas,” “Pearl Gas,” “Pro Gas,” “Pulver Gas,” “United Propane,” and “Tru-Gas.” Inergy regards its trademarks, trade names and other proprietary rights as valuable assets and believes that they have significant value in the marketing of its products.

Wholesale Supply, Marketing and Distribution Operations

Inergy currently provides wholesale supply, marketing and distribution services to independent dealers, multi-state marketers, petrochemical companies, refinery and gas processors and a number of other NGL marketing and distribution companies, primarily in the Midwest and Southeast. While its wholesale supply, marketing and distribution operations accounted for approximately 31% of total revenue, this business represented only approximately 2% of Inergy’s gross profit during the fiscal year ended September 30, 2005.

Marketing and Distribution.    One of Inergy’s distinguishing strengths is its procurement and distribution expertise and capabilities. Because of the size of its wholesale operations, Inergy has developed significant procurement and distribution expertise. This is partly the result of the unique background of Inergy’s management team, which has significant experience in the procurement aspects of the propane business. Inergy also offers transportation services to these distributors through its fleet of transport trucks and price risk management services to its customers through a variety of financial and other instruments. Inergy’s wholesale supply, marketing and distribution business provides Inergy with an additional income stream as well as extensive market intelligence and acquisition opportunities. In addition, these operations provide Inergy with more secure supplies and better pricing for its customer service centers. Moreover, the presence of Inergy’s trucks across the Midwest and Southeast allows Inergy to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time.

During the fiscal year ended September 30, 2005, Plains Marketing, L.P. accounted for approximately 6% of Inergy’s wholesale revenue. No other single wholesale customer accounted for more than 5% of Inergy’s revenue for the same period.

Supply.    Inergy obtains a substantial majority of its propane from domestic suppliers, with its remaining propane requirements provided by Canadian suppliers. During the fiscal year ended September 30, 2005, a majority of Inergy’s sales volume was purchased pursuant to contracts that have a term of one year; the balance of Inergy’s sales volume was purchased on the spot market. The percentage of Inergy’s contract purchases varies from year to year. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or the current prices established at major storage points, and some contracts include a pricing formula that typically is based on such market prices. Some of these agreements provide maximum and minimum seasonal purchase guidelines.

Three suppliers, Sunoco, Inc. (15%), Dominion Transmission Inc. (13%), and Exxon Mobil Oil Corp. (13%), accounted for approximately 41% of propane purchases during the past fiscal year. Inergy believes its contracts with these suppliers will enable Inergy to purchase most of its supply needs at market prices and ensures adequate supply. No other single supplier accounted for more than 10% of Inergy’s propane purchases in the current year.

Propane generally is transported from refineries, pipeline terminals, storage facilities and marine terminals to Inergy’s approximately 500 storage facilities. Inergy accomplishes this by using its transports and contracting with common carriers, owner-operators and railroad tank cars. Inergy’s customer service centers and satellite locations typically have one or more 12,000 to 30,000 gallon storage tanks, which are generally adequate to meet customer usage requirements for seven days during normal winter demand. Additionally, Inergy leases underground storage facilities from third parties under annual lease agreements.

Inergy engages in risk management activities in order to reduce the effect of price volatility on its product costs and to help insure the availability of propane during periods of short supply. Inergy is currently a party to propane futures transactions on the New York Mercantile Exchange and to forward and option contracts with various third parties to purchase and sell propane at fixed prices in the future. Inergy monitors these activities through enforcement of its risk management policy.

Midstream Operations

Inergy’s NGL business located near Bakersfield, CA, currently provides natural gas gathering/processing, liquids processing and fractionation, rail and truck terminalizing, propane storage, natural gas liquids transportation, and purchase and sale of LPG purity products.

Inergy’s natural gas storage facility (Stagecoach) was acquired on August 9, 2005 and is a high performance, multi-cycle natural gas storage facility with approximately 13.6 Bcf of working gas capacity, maximum withdrawal capability of 500 MMcf/d, and maximum injection capability of 250 MMcf/d. The facility was developed by eCORP, LLC and was placed in commercial service during the second quarter of 2002. Located approximately 150 miles northwest of New York City, Stagecoach is currently connected to Tennessee Gas Pipeline Company’s 300 Line and is a significant participant in the northeast United States natural gas distribution system.

Stagecoach Expansion Project

On February 10, 2006, Central New York Oil and Gas Co., LLC (“CYNOG”) filed an application with FERC under the Natural Gas Act of 1938, or NGA, for authority to expand the existing Stagecoach Facility, located in Tioga County, New York and Bradford County, Pennsylvania, and to provide expanded high-deliverability natural gas storage service and interruptible wheeling service in interstate commerce at market-based rates.

The Stagecoach expansion project consists of developing four additional natural gas reservoirs in the Stagecoach field, drilling up to eight injection/withdrawal wells, installing an additional 12,000 horsepower of compression and approximately 5.9 miles of 20-inch mainline, and constructing the 9.3 mile, 24-inch diameter North Lateral to connect with the proposed Millenium Pipeline. If constructed and completed as proposed, the expanded facilities will add approximately 13 Bcf of working storage capacity to Stagecoach’s existing 13.6 Bcf of working storage capacity. CNYOG will offer firm and interruptible storage services and interruptible wheeling service. We expect that this expansion project will require an additional capital investment of approximately $106 million and is expected to be in service by the fall of 2007.

CNYOG has requested that authorization by FERC to construct and operate the Stagecoach expansion project be granted no later than August 1, 2006, so that CNYOG will be able to commence offering expanded storage service on September 1, 2007. Because CNYOG has also requested authorization from FERC to continue to charge and collect market-based rates for all storage service, the risk of undersubscribed capacity on Stagecoach will fall entirely on CNYOG. For a more detailed discussion of the FERC application by CNYOG to construct and operate the Stagecoach expansion project and to be able to continue to charge and collect market-based rates, please read “—Government Regulation” below.

CNYOG has signed precedent agreements with three customers for 100% of the deliverability of the Stagecoach expansion project on a firm basis for a weighted average term of approximately 8 years. These precedent agreements contemplate the construction of the additional Stagecoach storage and deliverability equipment, plus related facilities and upstream and downstream improvements. While these contracts are binding, they do contain certain termination rights. For example, either the Customer or CNYOG may, upon proper notice, terminate the agreement in the event that CNYOG has not commenced construction of the Stagecoach expansion project by May 1, 2007.

Employees

We have no employees. However, as of May 22, 2006, Inergy had 2,854 full-time employees and 87 part-time employees. Of the 2,941 employees, 113 were general and administrative, 2,828 were operational employees. Of the operational employees, 159 were members of labor unions. Inergy believes that its relationship with its employees is satisfactory.

Government Regulation

National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the law in substantially all of the states in which Inergy operates. In some states these laws are administered by state agencies, and in others they are administered on a county or municipal level. Regarding the transportation of propane, ammonia and butane by truck, Inergy is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. Inergy conducts ongoing training programs to help ensure that its operations are in compliance with applicable regulations. Inergy maintains various permits that are necessary to operate some of its facilities, some of which may be material to its operations. Inergy’s management believes that the procedures currently in effect at all of its facilities for the handling, storage and distribution of propane and the transportation of ammonia and butane are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.

Inergy’s midstream operations, are subject to federal, state and local regulatory authorities. Specifically, Inergy’s Stagecoach natural gas storage facility and related assets are subject to the regulation of the Federal Energy Regulatory Commission, or FERC. This federal and state regulation extends to such matters as:

•	rate structures;

•	rates of return on equity on invested capital;

•	recovery of costs associated with providing services;

•	the services that our regulated assets are permitted to perform;

•	the acquisition, construction and disposition of assets; and

•	to an extent, the level of competition in that regulated industry.

Under the Natural Gas Act of 1938 (“NGA”), FERC has authority to regulate Inergy’s natural gas facilities that provide natural gas pipeline transportation services in interstate commerce, including storage services. FERC’s authority to regulate those services includes the rates charged for the services, terms and conditions of service, certification and construction of new facilities, the extension or abandonment of services and facilities, the maintenance of accounts and records, the acquisition and disposition of facilities, the initiation and discontinuation of services, relationships with affiliated entities, and various other matters. Natural gas companies may not charge rates that have been determined not to be just and reasonable by the FERC. In addition, the FERC prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline transportation rates or terms and conditions of service. The rates and terms and conditions for our service are found in the FERC-approved tariff of CNYOG, Inergy’s regulated subsidiary and owner of the Stagecoach Facility. Pursuant to FERC’s jurisdiction over rates, existing rates may be challenged by complaint and proposed rate increases may be challenged by protest. The Stagecoach Facility has market-based rate authority from the FERC, which authority is subject to its further review, pending the outcome of the FERC proceeding initiated by CNYOG’s application for FERC authorization to expand the Stagecoach facility’s storage capacity.

In conjunction with CNYOG’s application for FERC authority to construct and operate the Stagecoach expansion project, CNYOG has presented a market analysis to FERC which seeks to demonstrate that the contemplated Stagecoach expansion project, once built, will not affect the basis for CNYOG’s continued market-based rate authority. Neither this market analysis nor CNYOG’s certificate application to construct and operate the Stagecoach expansion, of which the market analysis is a component part, has been ruled upon by FERC.

While we have no reason to believe that CNYOG’s request to continue to charge and collect market-based rates will be rejected by FERC, there can be no guarantee that CNYOG will be allowed to continue to operate under such a rate structure for the remainder of the Stagecoach Facility’s operating life. Any successful complaint or protest against rates charged for Stagecoach storage and related services, or CNYOG’s loss of market-based rate authority, could have an adverse impact on Inergy’s revenues.

In addition, the Stagecoach Facility’s market-based rate authority would be subject to further review if it acquires transportation facilities or additional storage capacity, if Inergy or one of its affiliates provides storage or transportation services in the same market area or acquires an interest in another storage field that can link Inergy’s facilities to the market area or if Inergy or one of its affiliates acquire an interest in or is acquired by an interstate pipeline.

We cannot assure you that FERC will continue to pursue its approach of pro-competitive policies as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity, transportation and storage facilities. Any successful complaint or protest against our rates or loss of our market-based rate authority could have an adverse impact on our revenues associated with providing storage services.

Furthermore, FERC Order No. 2004 sets out Standards of Conduct that apply to interstate gas transmission pipelines and public utilities, governing their relationships with energy affiliates. FERC has found that Inergy is a

“transmission provider” and therefore subject to the requirements of Order No. 2004. However, FERC has granted Inergy an exemption from these requirements based on the fact that Inergy is an independent storage company that: (i) is not connected with facilities of affiliated pipelines, (ii) does not exercise market power, (iii) has no exclusive franchise, (iv) has no captive rate payers, (v) does not base its rates on its cost of service, (vi) has no guaranteed rate of return, and (vii) has no ability to cross-subsidize at-risk business with rate payer contributions.

In August, 2005, Congress enacted legislation that, among other matters, amends the NGA to make it unlawful for “any entity” to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of natural gas or the purchase or sale of transportation services, including storage services such as those provided by the Stagecoach facilities, subject to FERC regulation, in contravention of rules prescribed by the FERC. On January 20, 2006, the FERC issued rules implementing this provision. The rules make it unlawful for any entity, in connection with the purchase or sale of natural gas subject to the jurisdiction of the FERC, or the purchase or sale of FERC-regulated transportation services, directly or indirectly, to use or employ any device, scheme or artifice to defraud; to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or to engage in any act or practice that operates as a fraud or deceit upon any entity. The new legislation also amends the NGA to give the FERC authority to impose civil penalties for violations of the NGA up to $1,000,000 per day per violation. The new anti-manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales, gas processing, or gathering, but does apply to activities of interstate gas pipelines and storage providers, as well as otherwise non-jurisdictional entities, such as gas processors, to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction. It therefore reflects an expansion of the FERC’s NGA enforcement authority.

Certain aspects of Inergy’s midstream operations are also subject to the Pipeline Safety Act of 2002, which provides guidelines in the area of testing, education, training and communication. In addition to pipeline integrity tests, pipeline and storage companies are required to implement a qualification program to make certain that employees are properly trained. The United States Department of Transportation has approved Inergy’s qualification program. Inergy believes that it is in substantial compliance with these requirements and has integrated appropriate aspects of the law into its Operator Qualification Program, which is in place and functioning.

Additionally, Inergy is subject to stringent federal, state and local environmental, health and safety laws and environmental regulations governing its operations. These laws and regulations impose limitations on the discharge and emission of pollutants and establish standards for the handling of solid and hazardous wastes. Applicable laws include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Clean Water Act and comparable state or local statutes. CERCLA, also known as the “Superfund” law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a hazardous substance into the environment. While propane is not a hazardous substance within the meaning of CERCLA, other chemicals used in Inergy’s operations may be classified as hazardous substances. Failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties the imposition of remedial liabilities and the issuance of injunctions restricting or prohibiting Inergy’s activities. Inergy has not received any notices that it has violated these environmental laws and regulations in any material respect and it has not otherwise incurred any material liability or capital expenditure thereunder.

For acquisitions that involve the purchase of real estate, Inergy conducts due diligence investigations to assess whether any material or waste has been sold from, or stored on, or released or spilled from any of that real estate prior to its purchase. This due diligence includes questioning the seller, obtaining representations and warranties concerning the seller’s compliance with environmental laws and performing site assessments. During these due diligence investigations, Inergy’s employees, and, in certain cases, independent environmental consulting firms, review historical records and databases and conduct physical investigations of the property to look for evidence of contamination, compliance violations and the existence of underground storage tanks.

Future developments, such as stricter environmental, health or safety laws and regulations, or more stringent enforcement of existing requirements could affect Inergy’s operations. Inergy does not anticipate that its compliance with or liabilities under environmental, health and safety laws and regulations, including CERCLA, will require any material increase in its capital expenditures or otherwise have a material adverse effect on Inergy. To the extent that any environmental liabilities, or environmental, health or safety laws, or regulations are made more stringent, there can be no assurance that Inergy’s results of operations will not be materially and adversely affected.

Title to Properties

We do not own or lease any properties. However, as of March 31, 2006, Inergy owned 225 of its 343 retail propane customer service centers and leased the balance. Inergy leases its Kansas City, Missouri headquarters. Inergy leases underground storage facilities with an aggregate capacity of approximately 40.2 million gallons of propane at seven locations under annual lease agreements. Inergy also leases capacity in several pipelines pursuant to annual lease agreements.

Tank ownership and control at customer locations are important components to Inergy’s retail propane operations and customer retention. As of March 31, 2006, Inergy owned the following:

•	approximately 1,087 bulk storage tanks at approximately 536 locations with typical capacities of 12,000 to 30,000 gallons,

•	approximately 540,000 stationary customer storage tanks with typical capacities of 100 to 1,200 gallons, and

•	approximately 150,000 portable propane cylinders with typical capacities of up to 35 gallons.

Inergy believes that it has satisfactory title or valid rights to use all of its material properties. Although some of these properties are subject to liabilities and leases, liens for taxes not yet due and payable, encumbrances securing payment obligations under non-competition agreements entered in connection with acquisitions and immaterial encumbrances, easements and restrictions, Inergy does not believe that any of these burdens will materially interfere with its continued use of these properties in Inergy’s business, taken as a whole. Inergy’s obligations under its borrowings are secured by liens and mortgages on Inergy’s real and personal property.

In addition, Inergy believes that it has, or is in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and has obtained or made all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities that relate to ownership of its properties or the operation of its business.

Litigation

Inergy Holdings, L.P.

We are not a party to any litigation.

Inergy, L.P.

Inergy’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time Inergy is a defendant in various legal proceedings and litigation arising in the ordinary course of business. Inergy maintains insurance policies with insurers in amounts and with coverages and deductibles as the managing general partner believes are reasonable and prudent. However, Inergy cannot assure you that this insurance will be adequate to protect it from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion may have an adverse effect on the public’s desire to use Inergy’s products.

MANAGEMENT

Inergy Holdings, L.P.

The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner, Inergy Holdings GP, LLC. Executive officers and directors will serve until their successors are duly appointed or elected.

Name	Age	Position with General Partner
John J. Sherman	51	President, Chief Executive Officer and Director
Phillip L. Elbert	48	Executive Vice President—Propane Operations
R. Brooks Sherman, Jr.	40	Senior Vice President and Chief Financial Officer
Laura L. Ozenberger	48	Vice President—General Counsel & Secretary
*Warren H. Gfeller	53	Director
*Arthur B. Krause	64	Director
*Richard O’Brien	52	Director

* Mr. Gfeller, Mr. Krause and Mr. O’Brien are independent directors and serve on our audit committee.

John J. Sherman has served as President, Chief Executive Officer and a director of Inergy Holdings GP, LLC since April 2005 and has also served as President, Chief Executive Officer and a director of Inergy GP, LLC since March 2001, and of Inergy’s predecessor from 1997 until July 2001. Prior to joining Inergy’s predecessor, he was a vice president with Dynegy Inc. from 1996 through 1997. He was responsible for all downstream propane marketing operations, which at the time were the country’s largest. From 1991 through 1996, Mr. Sherman was the president of LPG Services Group, Inc., a company he co-founded and grew to become one of the nation’s largest wholesale marketers of propane before Dynegy acquired LPG Services in 1996. From 1984 through 1991, Mr. Sherman was a vice president and member of the management committee of Ferrellgas, which is one of the country’s largest retail propane marketers.

Phillip L. Elbert has served as Executive Vice President—Propane Operations of Inergy Holdings GP, LLC since February 2006 and has also served as Executive Vice President—Propane Operations and Director of Inergy GP, LLC since March 2001. He joined Inergy’s Predecessor as Executive Vice President—Operations in connection with Inergy’s Acquisition of Hoosier Propane Group in January 2001. Mr. Elbert joined Hoosier Propane Group in 1992 and was responsible for overall operations, including Hoosier’s retail, wholesale, and transportation divisions. From 1987 through 1992, he was employed by Ferrellgas, serving in a number of management positions relating to retail, transportation, and supply. Prior to joining Ferrellgas, he was employed by Buckeye Gas Producers, a large Propane marketer from 1981 to 1987.

R. Brooks Sherman, Jr. (no relation to Mr. John Sherman) has served as Senior Vice President and Chief Financial Officer of Inergy Holdings GP, LLC since April 2005 and has also served as Senior Vice President since September 2002 and Chief Financial Officer of Inergy GP, LLC since March 2001. Mr. Sherman previously served as Vice President from March 2001 until September 2002. He joined Inergy’s predecessor in December 2000 as Vice President and Chief Financial Officer. From 1999 until joining Inergy’s predecessor, he served as chief financial officer of MCM Capital Group. From 1996 through 1999, Mr. Sherman was employed by National Propane Partners, a publicly traded master limited partnership, first as its controller and chief accounting officer and subsequently as its chief financial officer. From 1995 to 1996, Mr. Sherman served as chief financial officer for Berthel Fisher & Co. Leasing Inc. and prior to 1995, Mr. Sherman was in public accounting with Ernst & Young and KPMG Peat Marwick.

Laura L. Ozenberger has served as Vice President—General Counsel & Secretary of Inergy Holdings GP, LLC since April 2005 and has also served as Vice President—General Counsel & Secretary of Inergy GP, LLC since February 2003. From 1990 to 2003, Ms. Ozenberger worked for Sprint Corporation. While at Sprint,

Ms. Ozenberger served in a number of management roles in the Legal and Finance departments, including Assistant Corporate Secretary from 1996 through 2003. Prior to 1990, Ms. Ozenberger was in a private legal practice.

Warren H. Gfeller has been a member of Inergy Holdings GP, LLC’s board of directors since April 2005 and has been a member of Inergy GP, LLC’s board of directors since March 2001. He was a member of Inergy’s predecessor’s board of directors since January 2001 until July 2001. He has engaged in private investments since 1991. From 1984 to 1991, Mr. Gfeller served as president and chief executive officer of Ferrellgas, Inc., a retail and wholesale marketer of propane and other natural gas liquids. Mr. Gfeller began his career with Ferrellgas in 1983 as an executive vice president and financial officer. Prior to joining Ferrellgas, Mr. Gfeller was the Chief Financial Officer of Energy Sources, Inc. and a CPA at Arthur Young & Co. He also serves as a director of Zapata Corporation and Chairman of the board of directors of Duckwall-ALCO Stores, Inc.

Arthur B. Krause has been a member of Inergy Holdings GP, LLC’s board of directors since April 2005 and has been a member of Inergy GP, LLC’s board of directors since May 2003. Mr. Krause retired from Sprint Corporation in 2002, where he served as Executive Vice President and Chief Financial Officer from 1988 to 2002. He was President of United Telephone-Eastern Group from 1986 to 1988. From 1980 to 1986, he was Senior Vice President of United Telephone System. He also serves as a director of Westar Energy.

Richard T. O’Brien has been a member of Inergy Holdings GP, LLC’s board of directors since May 11, 2006. From September 2005 to present, Mr. O’Brien serves as senior vice president and chief financial officer of Newmont Mining Corporation. In May 2001, Mr. O’Brien joined AGL Resources and served as their Executive Vice President and Chief Financial Officer from September 2001 to September 2005.

Inergy, L.P.

The following table sets forth certain information with respect to the executive officers and members of the board of directors of our managing general partner. Executive officers and directors will serve until their successors are duly appointed or elected.

Executive Officers and Directors	Age	Position with our Managing General Partner
John J. Sherman	51	President, Chief Executive Officer and Director
Phillip L. Elbert	48	Executive Vice President—Propane Operations and Director
David G. Dehaemers, Jr.	46	Executive Vice President—Corporate Development
R. Brooks Sherman, Jr.	40	Senior Vice President and Chief Financial Officer
Carl A. Hughes	52	Vice President—Business Development
Laura L. Ozenberger	48	Vice President—General Counsel and Secretary
Andrew L. Atterbury	32	Vice President—Corporate Strategy
*Warren H. Gfeller	53	Director
*Arthur B. Krause	64	Director
Robert A. Pascal	71	Director
*Robert D. Taylor	59	Director

* Mr. Gfeller, Mr. Krause and Mr. Taylor are independent directors and serve on Inergy’s audit committee.

John J. Sherman.    Mr. Sherman has served as President, Chief Executive Officer and a director since March 2001, and of our predecessor from 1997 until July 2001. Prior to joining our predecessor, he was a vice president with Dynegy Inc. from 1996 through 1997. He was responsible for all downstream propane marketing operations, which at the time were the country’s largest. From 1991 through 1996, Mr. Sherman was the president of LPG Services Group, Inc., a company he co-founded and grew to become one of the nation’s largest wholesale marketers of propane before Dynegy acquired LPG Services in 1996. From 1984 through 1991, Mr. Sherman was a vice president and member of the management committee of Ferrellgas, which is one of the country’s largest retail propane marketers. He also serves as President, Chief Executive Officer and director of Inergy Holdings GP, LLC.

Phillip L. Elbert.    Mr. Elbert has served as Executive Vice President—Propane Operations and director since March 2001. He joined our predecessor as Executive Vice President—Operations in connection with our acquisition of the Hoosier Propane Group in January 2001. Mr. Elbert joined the Hoosier Propane Group in 1992 and was responsible for overall operations, including Hoosier’s retail, wholesale, and transportation divisions. From 1987 through 1992, he was employed by Ferrellgas, serving in a number of management positions relating to retail, transportation and supply. Prior to joining Ferrellgas, he was employed by Buckeye Gas Products, a large propane marketer from 1981 to 1987.

David G. Dehaemers, Jr.    Mr. Dehaemers has served as Executive Vice President – Corporate Development since September 2003. Prior to joining Inergy, Mr. Dehaemers served as the Vice President-Corporate Development of Kinder Morgan G.P., Inc. (the general partner of Kinder Morgan Energy Partners, L.P.) and Kinder Morgan, Inc. from 2000 until 2003. He served as Vice President and Chief Financial Officer of Kinder Morgan, Inc. from 1999 until 2000. He served as Vice President, Chief Financial Officer and Treasurer of Kinder Morgan G.P., Inc. from 1997 until 2000.

R. Brooks Sherman, Jr.    Mr. Brooks Sherman, Jr. (no relation to Mr. John Sherman) has served as Senior Vice President since September 2002 and Chief Financial Officer since March 2001. Mr. Sherman previously served as Vice President from March 2001 until September 2002. He joined our predecessor in December 2000 as Vice President and Chief Financial Officer. From 1999 until joining our predecessor, he served as Chief Financial Officer of MCM Capital Group. From 1996 through 1999, Mr. Sherman was employed by National Propane Partners, a publicly traded master limited partnership, first as its controller and chief accounting officer and subsequently as its chief financial officer. From 1995 to 1996, Mr. Sherman served as chief financial officer for Berthel Fisher & Co. Leasing Inc. and prior to 1995, Mr. Sherman was in public accounting with Ernst & Young and KPMG Peat Marwick. He also serves as Senior Vice President and Chief Financial Officer of Inergy Holdings GP, LLC.

Carl A. Hughes.    Mr. Hughes has served as Vice President of Business Development since March 2001. He joined our predecessor as Vice President of Business Development in 1998. From 1996 through 1998, he served as a regional manager for Dynegy Inc., responsible for propane activities in 17 Midwest and northeastern states. From 1993 through 1996, Mr. Hughes served as a regional marketing manager for LPG Services Group. From 1985 through 1992, Mr. Hughes was employed by Ferrellgas where he served in a variety of management positions.

Laura L. Ozenberger.    Ms. Ozenberger has served as Vice President—General Counsel & Secretary since February 2003. From 1990 to 2003, Ms. Ozenberger worked for Sprint Corporation. While at Sprint, Ms. Ozenberger served in a number of management roles in the Legal and Finance departments, including Assistant Corporate Secretary from 1996 through 2003. Prior to 1990, Ms. Ozenberger was in a private legal practice. She also serves as Vice President—General Counsel and Secretary of Inergy Holdings GP, LLC.

Andrew L. Atterbury.    Mr. Atterbury has served as Vice President—Corporate Strategy since 2003. Prior to that, Mr. Atterbury served as the Director of Corporate Development from 2002 to 2003. From 1999 to 2001, Mr. Atterbury worked in the Corporate Development Group of Kinder Morgan, Inc. and Kinder Morgan G.P., Inc. From 1996 through 1998, Mr. Atterbury was employed by Lehman Brothers, Inc. in its Real Estate Finance Group. Mr. Atterbury earned a B.A. from Dartmouth College and earned an MBA from Columbia University.

Warren H. Gfeller.    Mr. Gfeller has been a member of our managing general partner’s board of directors since March 2001. He was a member of our predecessor’s board of directors from January 2001 until July 2001. He has engaged in private investments since 1991. From 1984 to 1991, Mr. Gfeller served as president and chief executive officer of Ferrellgas, Inc., a retail and wholesale marketer of propane and other natural gas liquids. Mr. Gfeller began his career with Ferrellgas in 1983 as an executive vice president and financial officer. Prior to joining Ferrellgas, Mr. Gfeller was the Chief Financial Officer of Energy Sources, Inc. and a CPA at Arthur Young & Co. He also serves as a director of Inergy Holdings GP, LLC, Zapata Corporation and Duckwall-ALCO Stores, Inc.

Arthur B. Krause.    Mr. Krause has been a member of our managing general partner’s board of directors since May 2003. Mr. Krause retired from Sprint Corporation in 2002, where he served as Executive Vice President and Chief Financial Officer from 1988 to 2002. He was President of United Telephone-Eastern Group from 1986 to 1988. From 1980 to 1986, he was Senior Vice President of United Telephone System. He also serves as a director of Inergy Holdings GP, LLC and Westar Energy.

Robert A. Pascal.    Mr. Pascal joined our managing general partner’s board of directors in July 2003, upon our acquisition of the assets of United Propane, Inc. As the owner and Chief Executive Officer of United Propane, he has 40 years of industry experience.

Robert D. Taylor.    Mr. Taylor joined our managing general partner’s board of directors in May 2005. Mr. Taylor, a CPA since 1971, has served as president and chief executive officer of Executive AirShare Corporation, an aircraft fractional ownership company, since November 2001. From August 1998 until September 2001, Mr. Taylor was president of Executive Aircraft Corporation, which sold, maintained and refurbished corporate jets. In August 2002, Executive Aircraft Corporation filed a petition for Chapter 11 protection in the U.S. Bankruptcy Court for the District of Kansas and has subsequently emerged from court protection. Mr. Taylor serves as a director of Commercial Federal Corporation and Elecsys Corporation. Mr. Taylor is also a trustee of the University of Kansas Endowment Fund and a member of the Advisory Board for the University of Kansas School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Inergy Holdings, L.P.

The following table sets forth certain information as of May 1, 2006 regarding the beneficial ownership of our units by:

•	each person who then beneficially owned more than 5% of such units then outstanding;

•	each of the named executive officers of our general partner;

•	all of the directors of our general partner; and

•	all of the directors and executive officers of our general partner and the officers of Inergy’s managing general partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders, as the case may be.

Name of Beneficial Owner(2):	Common Units Beneficially Owned Prior to Offering		Common Units Beneficially Owned After Offering(1)
	Units	Percent	Units	Percent
John J. Sherman(3)	8,543,895	42.7%	8,553,895	37.4%
David G. Dehaemers, Jr.(4)	1,520,698	7.6%	1,520,698	6.6%
Phillip L. Elbert(5)	1,069,663	5.3%	1,069,663	4.7%
Paul E. McLaughlin(6)	1,067,555	5.3%	1,067,555	4.7%
Andrew L. Atterbury	1,030,094	5.2%	1,050,094	4.6%
William C. Gautreaux(7)	1,043,003	5.2%	1,058,003	4.6%
R. Brooks Sherman, Jr.	462,558	2.3%	462,558	2.0%
Laura L. Ozenberger	4,500	*	4,500	*
Warren H. Gfeller	5,000	*	5,000	*
Arthur B. Krause	5,000	*	5,000	*
Richard O’Brien	—	*	—	*
All directors and officers of our general partner (7 persons)	10,090,616	44.1%	10,100,616	44.1%
All directors and officers of our general partner and directors and officers of Inergy’s managing general partner as a group (12 persons)	14,648,703	73.2%	14,703,703	64.2%

(1)	This column assumes certain estimated purchases under our directed unit program.
(2)	The address of each person listed above is Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112.
(3)	Mr. Sherman may be deemed to beneficially own (i) the 7,945,347 common units held by the John J. Sherman Revocable Trust dated May 4, 1994, of which Mr. Sherman serves as the trustee, (ii) the 249,395 common units held by the John J. Sherman 2005 Grantor Retained Annuity Trust I under trust indenture dated March 31, 2005, of which Mr. Sherman serves as co-trustee, and (iii) the 320,153 common units held by the John J. Sherman 2005 Grantor Retained Annuity Trust II under trust indenture dated March 31, 2005, of which Mr. Sherman serves as co-trustee.
(4)	Mr. Dehaemers may be deemed to beneficially own the 107,272 common units held by the David G. Dehaemers, Jr. 2005 Grantor Retained Annuity Trust under trust indenture dated March 31, 2005, of which Mr. Dehaemers serves as co-trustee.
(5)	Mr. Elbert may be deemed to beneficially own (i) the 120,675 common units held by the Phillip L. Elbert 2005 Grantor Retained Annuity Trust under trust indenture dated March 31, 2005, of which Mr. Elbert serves as co-trustee, (ii) the 40,225 common units held by the Charles W. Elbert Trust under trust indenture dated March 31, 2005, of which Mr. Elbert serves as co-trustee, and (iii) the 40,225 common units held by the Lauren E. Elbert Trust under trust indenture dated March 31, 2005, of which Mr. Elbert serves as co-trustee.

(6)	Mr. McLaughlin may be deemed to beneficially own 241,350 the common units held by the Paul E. McLaughlin 2005 Grantor Retained Annuity Trust under trust indenture dated March 31, 2005, of which Mr. McLaughlin serves as co-trustee.
(7)	Mr. Gautreaux may be deemed to beneficially own (i) the 848,796 common units held by the William C. Gautreaux Revocable Trust dated March 8, 2004, of which Mr. Gautreaux serves as the trustee, and (ii) the 120,675 common units held by the William C. Gautreaux 2005 Grantor Retained Annuity Trust under trust indenture dated March 31, 2005, of which Mr. Gautreaux serves as co-trustee.

Inergy Holdings GP, LLC

The following table sets forth certain information as of May 1, 2006 regarding the beneficial ownership of Inergy Holdings GP, LLC.

Beneficial Ownership(2)
Name of Beneficial Owner(1)	Percent
John J. Sherman(3)	54.9%
David G. Dehaemers, Jr.	9.8%
Phillip L. Elbert	6.9%
Paul E. McLaughlin	6.9%
Andrew L. Atterbury	6.3%
William C. Gautreaux(4)	6.2%
Carl A. Hughes(5)	6.0%
R. Brooks Sherman, Jr.	3.0%
Warren H. Gfeller	—
Arthur B. Krause	—
Laura L. Ozenberger	—
Richard O’Brien	—
All directors and officers of our general partner and directors and officers of Inergy’s managing general partner as a group (12 persons)	93.1%

(1)	The address of each person listed above is Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112.
(2)	As of the date of this prospectus, voting rights attach only to Mr. John Sherman’s ownership interest. In the event Mr. John Sherman’s ownership fails to exceed 33%, the remaining owners of our general partner will acquire voting rights in proportion to their ownership interest.
(3)	Mr. Sherman may be deemed to beneficially own all of the common units held by the John J. Sherman Revocable Trust dated May 4, 1994, of which Mr. Sherman serves as the trustee.
(4)	Mr. Gautreaux may be deemed to beneficially own all of the common units held by the William C. Gautreaux Revocable Trust dated March 8, 2004, of which Mr. Gautreaux serves as the trustee.
(5)	Mr. Hughes may be deemed to beneficially own all of the common units held by the Carl A. Hughes Revocable Trust dated September 13, 2002, of which Mr. Hughes serves as the trustee.

Inergy, L.P.

The following table sets forth certain information as of May 1, 2006, regarding the beneficial ownership of Inergy, L.P. units by:

•	each person who then beneficially owned more than 5% of such units then outstanding,

•	each of the named executive officers of Inergy, L.P.’s managing general partner,

•	each of the directors of Inergy, L.P.’s managing general partner, and

•	all of the directors and named executive officers of Inergy, L.P.’s managing general partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders, as the case may be.

Name of Beneficial Owner (1)	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Senior Subordinated Units Beneficially Owned	Percentage of Senior Subordinated Units Beneficially Owned	Junior Subordinated Units Beneficially Owned	Percentage of Junior Subordinated Units Beneficially Owned	Percentage of Total Units Beneficially Owned
Inergy Holdings, L.P.(2)	1,717,551	4.9%	1,093,865	28.6%	975,924	85.2%	10.4%
Bonavita, Inc. (fka United Propane, Inc.)(3)	2,015,950	5.7%	272,380	7.1%	—	—	5.6%
Country Partners, Inc.(4)	—	—	438,246	11.5%	—	—	2.0%
KCEP Ventures II, L.P.(5)	—	—	423,637	11.1%	—	—	1.9%
Tortoise Capital Advisors, LLC(6)	1,983,333	5.6%	—	—	—	—	4.9%
Tortoise Energy Infrastructure(6)	1,767,979	5.6%	82,495	2.2%	—	—	4.5%
Kayne Anderson Capital Advisors, L.P.(11)	3,704,596	10.5%	—	—	—	—	9.1%
Richard A. Kayne(11)	3,704,596	10.5%	—	—	—	—	9.1%
DIL, Inc.(7)	—	—	360,434	9.4%	—	—	1.7%
Rocky Mountain Mezzanine Fund(8)	—	—	259,052	6.8%	—	—	1.2%
John J. Sherman(9)	1,755,036	5.0%	1,093,865	28.6%	975,924	85.2%	10.5%
Phillip L. Elbert(7)	—	—	—	—	—	—	*
David G. Dehaemers, Jr.	2,000	—	—	—	—	—	—
R. Brooks Sherman, Jr.	3,160	*	160	*	—	—	*
Laura L. Ozenberger	1,626	*	268	*	—	—	*
Warren H. Gfeller(10)	6,849	*	6,818	*	—	—	*
Arthur B. Krause	3,439	*	—	—	—	—	—
Robert D. Taylor	12,694	*	—	—	—	—	—
Robert A. Pascal(3)	2,016,889	5.7%	272,380	7.1%	—	—	5.6%
All directors and executive officers as a group (11 persons)	3,803,696	10.8%	1,373,491	35.9%	975,924	85.2%	16.2%

*	less than 1%
(1)	Unless otherwise indicated, the address of each person listed above is: Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. All persons listed have sole voting power and investment power with respect to their units unless otherwise indicated.
(2)	Of the senior and junior subordinated units indicated as beneficially owned by Inergy Holdings, 986,588 senior subordinated units and 975,126 junior subordinated units are held by New Inergy Propane, LLC, a wholly-owned subsidiary of Inergy Holdings and 107,277 senior subordinated units and 798 junior subordinated units are held by Inergy Holdings. Of the common units indicated as beneficially owned by Inergy Holdings, 875,320 units are held by New Inergy Propane, 789,202 units are held by IPCH Acquisition Corp., a wholly-owned subsidiary of Inergy Holdings, and 53,029 are held directly by Inergy Holdings. In addition, Inergy Holdings holds 769,941 Special Units that will convert to common units at a specified conversion rate upon the commercial operations of the Phase II expansion project of our natural gas storage facility (Stagecoach).
(3)	United Propane, Inc., a Maryland corporation, now known as Bonavita, Inc, and Inergy Propane, LLC entered into an asset purchase agreement for substantially all the propane assets of United Propane, Inc. in exchange for common and senior subordinated units in Inergy, LP. Mr. Robert A. Pascal, as sole shareholder of United Propane, Inc., is deemed beneficial owner of the partnership units in Inergy, L.P. held by United Propane, Inc. The address of Bonavita, Inc. is 28 Floral Avenue, Key West, Florida 33040.
(4)	Country Partners owns less than 5% of Inergy, L.P. common units. The address of Country Partners is 4010 Highway 14, Crystal Lake, Illinois 60014.
(5)	KCEP Ventures II, LP owns 423,637 senior subordinated units and owns less than 5% of Inergy, L.P. common units. The address of KCEP is 253 West 47th Street, Kansas City, Missouri 64112.
(6)	The address of Tortoise Capital Advisors LLC and Tortoise Energy Infrastructure Corporation is 10801 Mastin Blvd., Suite 222, Overland Park, Kansas 66210. Includes 1,767,979 common units owned of record by Tortoise Energy Infrastructure Corporation and 210,871 common units owned of record by Tortoise Energy Capital Corporation over which Tortoise Capital Advisors has beneficial ownership pursuant to an investment advisory agreement with each of Tortoise Energy Capital Corporation and Tortoise Energy Infrastructure Corporation.
(7)	The Hoosier Propane Group consisted of Domex, Inc., Investors, Inc. and L&L Leasing, Inc., each of which was merged into DIL, Inc. (collectively, the “Hoosier Entities”). DIL, Inc. owns less than 5% of Inergy, L.P. common units. Each of Jerry Boman, Glen Cook and Wayne Cook own 31.8% of the Hoosier Entities. Mr. Elbert, one of our executive officers, holds the remaining ownership interest in the Hoosier Entities. He disclaims beneficial ownership of the units held by the Hoosier Entities. The address for DIL is P.O. Box 9, Kendallville, Indiana 46755.
(8)	Rocky Mountain Mezzanine Fund owns less than 5% of Inergy, L.P. common units. The address of Rocky Mountain is 1125 17th Street, Suite 2260, Denver, Colorado 80202.
(9)	Mr. Sherman holds an ownership interest in and has voting control of Inergy Holdings GP LLC, as indicated in the tables above, and therefore may be deemed to beneficially own the units held by Inergy Holdings.
(10)	Mr. Gfeller in his capacity as managing member of Clayton-Hamilton, LLC may be deemed to beneficially own 5,910 common units and 6,818 senior subordinated units held by Clayton-Hamilton.
(11)	The address of Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067. Mr. Kayne is chief executive officer and co-founder of Kayne Anderson Capital Advisors, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with Inergy

General. Our cash-generating assets consist of our partnership interests, including incentive distribution rights, in Inergy. Our incentive distribution rights in Inergy entitle us to receive an increasing percentage of total cash distributions made by Inergy as it reaches certain target distribution levels and have resulted in significantly increasing cash distributions to us.

Upon the completion of this offering and the purchase of 2,534,606 additional Inergy common units as described in “Use of Proceeds,” our aggregate partnership interests in Inergy will consist of the following:

•	a 100% ownership interest in each of the managing general partner of Inergy, which manages Inergy’s business and affairs, and the non-managing general partner of Inergy, which owns an approximate 1.1% general partner interest in Inergy;

•	4,252,157 Inergy common units, 1,093,865 Inergy senior subordinated units and 975,924 Inergy junior subordinated units, representing an aggregate limited partner interest in Inergy of approximately 14.6%;

•	769,941 Inergy special units, which are not entitled to a current distribution and will convert into Inergy common units at a specified conversion rate upon the commercial operation of the Stagecoach expansion project, which is currently expected to occur in the third calendar quarter of 2007; and

•	all of the incentive distribution rights in Inergy which entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Inergy as certain target distribution levels are reached in excess of $0.33 per Inergy unit in any quarter.

Our Relationship with Inergy’s General Partners

Inergy GP, LLC, Inergy’s managing general partner, manages the operations and activities of Inergy. Inergy Partners, LLC, Inergy’s non-managing general partner, owns an approximate 1.1% general partner interest in Inergy.

Distributions and payments are made by Inergy to its non-managing general partner and its affiliates in connection with the ongoing operations of Inergy. These distributions and payments are determined by and among affiliated entities and are not the result of arm’s length negotiations.

Cash distributions from Inergy are generally made approximately 98.9% to Inergy unitholders, including affiliates of its managing general partner as holders of Inergy common units and Inergy senior and junior subordinated units, and approximately 1.1% to its non-managing general partner. In addition, if distributions exceed the target levels in excess of the minimum quarterly distribution, we are entitled to receive increasing percentages of the distributions, up to a maximum of 48.0% of the distributions above the highest target level.

Inergy’s managing general partner and its affiliates do not receive any management fee or other compensation for the management of Inergy. Its managing general partner and its affiliates are reimbursed, however, for direct and indirect expenses incurred on Inergy’s behalf. For the fiscal year ended September 30, 2005, the expense reimbursement to Inergy’s managing general partner and its affiliates was approximately $3.0 million.

If Inergy’s managing general partner withdraws in violation of Inergy’s partnership agreement or is removed for cause, a successor general partner has the option to buy the general partner interests and incentive distribution rights of Inergy from the non-managing general partner of Inergy for a cash price equal to fair market value. If Inergy’s managing general partner withdraws or is removed under any other circumstances, Inergy’s non-managing general partner has the option to require the successor general partner to buy its general partner interests and incentive distribution rights for a cash price equal to fair market value.

If either of these options is not exercised, the general partner interests and incentive distribution rights of Inergy will automatically convert into common units of Inergy equal to the fair market value of those interests. In addition, Inergy will be required to pay the departing general partner for expense reimbursements.

Upon Inergy’s liquidation, the partners, including Inergy’s non-managing general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Indebtedness to Our Directors, Executive Officers and Others

On November 5, 2004 (prior to our initial public offering), we entered into a series of promissory notes totaling $15 million in payment of a distribution declared in favor of our then existing owners, some of whom are directors and officers of our general partner. The promissory notes were issued to the following entities or individuals: Mr. John J. Sherman, as Trustee of the John J. Sherman Revocable Trust ($9,871,080), Mr. Paul E. McLaughlin ($1,233,885), Mr. William C. Gautreaux ($1,120,515), Mr. Carl A. Hughes ($1,082,745), Mr. Andrew Atterbury ($616,950), Mr. David G. Dehaemers, Jr. ($225,000) and a former employee ($849,825). The promissory notes were paid in full on July 26, 2005, with proceeds from our initial public offering.

In June 2005, the board of directors of our general partner authorized the cash distribution to its then-existing owners with respect to the prorated distribution for the period from April 1, 2005, through the closing date of our initial public offering. This distribution payment was approximately $4.2 million and was made on August 19, 2005.

Indemnification of Directors and Officers

Under our limited partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director of officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of our partnership or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person who is or was an employee (other than an officer) or agent of our partnership.

Any indemnification under our limited partnership agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited partnership agreement.

Related Party Transactions Involving Inergy

In connection with the financing of Inergy’s Phase II expansion rights on its Stagecoach natural gas storage facility and after our board of directors obtained an opinion as to fairness from an independent financial advisor, on August 9, 2005, we entered into the Special Unit Purchase Agreement with Inergy. We purchased 769,741 Inergy special units for $25,000,000 in cash from Inergy. These units are not entitled to current cash distributions, but are convertible to Inergy common units at a specified conversion ratio based upon the Phase II expansion becoming commercially operational. The purchase price was based on the ten-day average closing price for the Inergy common units ending August 8, 2005. The special units may be cancelled in certain circumstances. For more information concerning the terms of the special units, please read “Material Provisions of the Partnership Agreement of Inergy, L.P.—Special Units.”

On August 9, 2005, we also entered into a separate Registration Rights Agreement with Inergy relating to the special units that allows for the registered resale of the units. Pursuant to the Registration Rights Agreement, Inergy filed a shelf registration statement (File No. 333-131742) on February 10, 2006, for the resale of the

Inergy common units issuable upon conversion of the Inergy special units and to use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC within 240 days after the issue date.

On occasion, we reimburse Inergy for expenses paid on our behalf. At March 31, 2006 the amount due to Inergy was not significant.

Material Provisions of Our General Partner’s Limited Liability Company Agreement.

Our general partner’s management and operations are governed by its limited liability company agreement. The limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner’s board of directors will be elected by a voting member majority, as defined in the limited liability company agreement. For so long as John J. Sherman and his trusts and their permitted transferees own at least 33% of the original ownership interests held by our owners prior to our initial public offering, Mr. John Sherman’s revocable trust will comprise the voting member majority and will be the only voting member of our general partner. Accordingly, Mr. John Sherman will have the authority to elect all of the directors of our general partner, as well as vote on any other actions required to be presented to the owners of our general partner. If Mr. John Sherman’s ownership fails to exceed 33% of the original ownership interests, the remaining owners of our general partner will acquire voting rights in proportion to their ownership interest of such original ownership interests. Further, these owners will lose their voting rights in proportion to any sales of original ownership interests in us. Our general partner and the owners of our general partner, whether or not voting, have a right of first refusal to purchase any interests in our general partner proposed to be sold to a third party. In addition, in the event Mr. John Sherman elects to sell his interest in our general partner, Mr. John Sherman will have the right to cause all other members of our general partner to sell their interests on the same terms. Likewise, if Mr. John Sherman elects to sell his interest in our general partner, all other members of our general partner will also have the ability to participate in the sale on the same terms.

Restrictions on the Ability of Certain Executive Officers and Certain Unitholders who Beneficially Own More than 5% of Our Outstanding Units

Various agreements among certain executive officers and certain unitholders (including certain executive officers of our general partner and the managing general partner of Inergy) restrict their ability to transfer their interests in us. Pursuant to one such agreement, these executive officers and these certain unitholders cannot transfer their units until August 2006 without the consent of the voting member majority of our general partner. In addition, we hold a right of first refusal on the transfer of the interests in us by these executive officers and these certain unitholders.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including its owners) on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, if established, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If a conflicts committee is established, our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee. If our general partner does not seek approval from such conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to our common unitholders.

The amount of cash that is available for distribution to our common unitholders is affected by decisions of our general partner regarding such matters as:

•	the expenses associated with being a public company and other general and administrative expenses;

•	interest expense related to any future indebtedness;

•	costs related to certain tax liabilities of one of our subsidiaries;

•	expenditures, at our election, to maintain or increase our general partner interest in Inergy; and

•	reserves our general partner believes prudent to maintain for the proper conduct of our business or to provide for future distributions.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders.

We do not have any officers or employees and rely solely on officers and employees of Inergy Holdings GP, LLC and its affiliates.

Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee, if established, and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described below. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions.    Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

•      on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•      “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

Common Units

Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our limited partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, please read “Cash Distribution Policy.” For a description of the rights and privileges of limited partners under our limited partnership agreement, including voting rights, please read “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.”

Transfer Agent and Registrar

Duties.    American Stock Transfer & Trust Company will serve as registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of our common units except the following fees that will be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.    The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. The general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

MATERIAL PROVISIONS OF THE

PARTNERSHIP AGREEMENT OF INERGY HOLDINGS, L.P.

The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of Inergy Holdings, L.P. , which could impact our results of operations. The Amended and Restated Agreement of Limited Partnership of Inergy Holdings, L.P., which is referred to in this prospectus as our partnership agreement, is incorporated by reference in the registration statement of which this prospectus constitutes a part.

We summarize the following provisions of the Inergy Holdings, L.P. partnership agreement elsewhere in this prospectus:

•	With regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units.”

•	With regard to distributions of available cash, please read “Cash Distribution Policy.”

•	With regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization

On April 28, 2005, Inergy Holdings, LLC converted into a limited partnership and will have a perpetual existence.

Purpose

Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in Inergy, L.P., our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

Our unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner,

•	to approve some amendments to our partnership agreement, or

•	to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in 33 states. If it were determined that the Partnership was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Vote Required

The following is a summary of the unitholder vote required for the matters specified below. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional securities	No approval right.

Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	A majority of our outstanding units. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	A majority of our outstanding units. Please read “—Termination and Dissolution.”

Withdrawal of our general partner

Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2015 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of the General Partner.”

Removal of our general partner	Not less than 66 2/3 of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2015. Please read “—Transfer of General Partner Interests.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the common units are not entitled.

Amendment of the Partnership Agreement

General

Amendment to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected, or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office,

(2) the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement,

(3) a change that our general partner determines is necessary or advisable for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

(4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed,

(5) an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities,

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone,

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement,

(8) any amendment that our general partner determines to be necessary or appropriate for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement,

(9) a change in our fiscal year or taxable year and related changes,

(10) a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, or

(11) any other amendments substantially similar to any of the matters described in (1) through (8) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

(1) do not adversely affect our limited partners (or any particular class of limited partners) in any material respect,

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading,

(4) are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement, or

(5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Finally, our partnership agreement specifically permits our general partner to authorize the managing general partner of Inergy to limit or modify the incentive distribution rights held by us if our general partner determines that such limitation or modification does not adversely affect our limited partners in any material respect.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of its limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by a majority of our outstanding units,

(2) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law,

(3) the entry of a decree of judicial dissolution of us, or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of general partner interests in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion of counsel to the effect that:

(1) the action would not result in the loss of limited liability of any limited partner, and

(2) neither we nor the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in our partnership agreement. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner prior to June 30, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including us), and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. If our general partner is removed or withdraws and no successor is appointed, our general partner will continue the business of Inergy.

Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, affiliates of our general partner will own approximately 82.6% of the outstanding units.

In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Except for transfer by our general partner of all, but not less than all, of its general partner interests in us to another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to June 30, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters. At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner without the approval of the unitholders, subject to certain restrictions as described elsewhere in this prospectus. Please read “Certain Relationships and Related Transactions.”

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Limited Call Right

If at any time not more than 15% of the then-issued and outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(1) the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests, and

(2) the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability” above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If the partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that the partnership has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, the partnership may redeem the units held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the general partner,

•	any departing general partner,

•	any person who is or was an affiliate of a general partner or any departing general partner,

•	any person who is or was a member, partner, officer, director or trustee of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner,

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person, or

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether it would have the power to indemnify the person against liabilities under our partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of the partnership’s business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting purposes, our fiscal year ends September 30 of each calendar year. For tax reporting purposes, our tax year ends December 31 each year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner,

•	a copy of our tax returns,

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner,

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed,

•	information regarding the status of our business and financial condition, and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF INERGY, L.P.

The following is a summary of the material provisions of the partnership agreement of Inergy, L.P., which could impact our results of operations and those of Inergy. Inergy, L.P.’s partnership agreement, which is referred to in this prospectus as the Inergy Partnership Agreement, is incorporated by reference in the registration statement of which this prospectus constitutes a part. Unless the context otherwise requires, references in this prospectus to the “Inergy partnership agreement,” constitutes references to the partnership agreement of Inergy, L.P., as amended.

We summarize the following provisions of the partnership agreement elsewhere in this prospectus:

•	With regard to the transfer of Inergy common units, please read “Description of the Common Units—Transfer of Common Units.”

•	With regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization

Inergy was organized on March 7, 2001 and has a perpetual existence.

Purpose

Inergy’s purpose under its partnership agreement is limited to serving as a member of the operating company and engaging in any business activities that may be engaged in by the operating company or that are approved by the managing general partner. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:

(1) its operations as conducted immediately before our initial public offering,

(2) any other activity approved by Inergy’s managing general partner but only to the extent that Inergy’s managing general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code, or

(3) any activity that enhances the operations of an activity that is described in (1) or (2) above.

Although Inergy’s managing general partner has the ability to cause Inergy, the operating company or its subsidiaries to engage in activities other than the wholesale and retail marketing and transportation of propane, the managing general partner has no current plans to do so. Inergy’s managing general partner is authorized in general to perform all acts deemed necessary to carry out Inergy’s purposes and to conduct its business.

Power of Attorney

Each Inergy limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to Inergy’s managing general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for Inergy’s qualification, continuance or dissolution. The power of attorney also grants Inergy’s managing general partner the authority to amend, and to make consents and waivers under, the Inergy partnership agreement.

Capital Contributions

Inergy’s unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that an Inergy limited partner does not participate in the control of Inergy’s business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Inergy partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to Inergy for his Inergy common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the managing general partner,

•	to approve some amendments to Inergy’s partnership agreement, or

•	to take other action under Inergy’s partnership agreement,

constituted “participation in the control” of Inergy’s business for the purposes of the Delaware Act, then the limited partners of Inergy could be held personally liable for Inergy’s obligations under the laws of Delaware, to the same extent as the managing general partner. This liability would extend to persons who transact business with Inergy who reasonably believe that the limited partner is a general partner. Neither the Inergy partnership agreement nor the Delaware Act specifically provides for legal recourse against Inergy’s managing general partner if a limited partner were to lose limited liability through any fault of Inergy’s managing general partner. While this does not mean that a limited partner of Inergy could not seek legal recourse, Inergy knows of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Inergy’s subsidiaries conduct business in 33 states. Maintenance of Inergy’s limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that Inergy was, by virtue of its membership interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace Inergy’s managing general partner, to approve some amendments to Inergy’s partnership agreement, or to take other action under Inergy’s partnership agreement constituted “participation in the control” of Inergy’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for Inergy’s obligations under the law of that jurisdiction to the same extent as Inergy’s managing general partner under the circumstances. Inergy operates in a manner that Inergy’s managing general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Cash Distribution Policy

Distributions of Available Cash

General.    Within approximately 45 days after the end of each quarter, Inergy will distribute all of its available cash to Inergy unitholders of record on the applicable record date.

Definition of Available Cash.    Inergy defines available cash in its partnership agreement, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter less the amount of cash that Inergy’s managing general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of Inergy’s business,

•	comply with applicable law, any of Inergy’s debt instruments, or other agreements, or

•	provide funds for distributions to Inergy unitholders and to Inergy’s non-managing general partner for any one or more of the next four quarters,

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under Inergy’s working capital facility and in all cases are used solely for working capital purposes or to pay distributions to partners of Inergy.

Minimum Quarterly Distribution.    Inergy common units are entitled to receive distributions from operating surplus of $0.30 per quarter, or $1.20 on an annualized basis, before any distributions are paid on Inergy subordinated units. There is no guarantee that Inergy will pay the minimum quarterly distribution on its common units in any quarter, and Inergy will be prohibited from making any distributions to its unitholders if it would cause an event of default under its credit facility. As reflected below, Inergy’s definition of operating surplus contains an $8.5 million basket. This basket does not reflect actual cash on hand that is available for distribution to Inergy unitholders. Rather, it is a provision that will enable Inergy, if it chooses, to distribute as operating surplus up to $8.5 million of cash Inergy receives in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus.

Operating Surplus and Capital Surplus

General.    All cash distributed to Inergy unitholders will be characterized either as “operating surplus” or “capital surplus.” Inergy distributes available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.    Inergy defines operating surplus in its partnership agreement, and for any period it generally means:

•	Inergy’s cash balance of $5.8 million at the closing of Inergy’s initial public offering;

•	plus $8.5 million (as described above);

•	plus all of Inergy’s cash receipts since its initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales of assets outside the ordinary course of business;

•	plus working capital borrowings made by Inergy after the end of a quarter but before the date of determination of operating surplus for the quarter;

•	less all of Inergy’s operating expenditures since its initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures;

•	less the amount of cash reserves that Inergy’s managing general partner deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus.    Inergy also defines capital surplus in its partnership agreement, and it will generally be generated only by:

•	borrowings by Inergy other than working capital borrowings,

•	sales of debt and equity securities by Inergy, and

•	sales or other dispositions of assets by Inergy for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions.    Inergy will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since Inergy began operations equals the operating surplus as of the most recent date of determination of available cash. Inergy will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. Inergy does not anticipate that it will make any distributions from capital surplus.

Subordination Period

General.    During Inergy’s subordination period, which is defined below, Inergy common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.30 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on Inergy common units from prior quarters, before any distributions of available cash from operating surplus may be made on any Inergy junior or senior subordinated units. The purpose of Inergy subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on Inergy common units.

Definition of Subordination Period.    Inergy defines the subordination period in its partnership agreement. The subordination period will extend until the first day of any quarter beginning after June 30, 2006 for Inergy senior subordinated units and June 30, 2008 for Inergy junior subordinated units that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding Inergy common units and Inergy subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date,

•	the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding Inergy common units and Inergy subordinated units during those periods on a fully diluted basis and the related distribution on the approximate 1.1% general partner interest in Inergy during those periods, and

•	there are no arrearages in payment of the minimum quarterly distribution on Inergy common units.

Before the end of the subordination period, a portion of Inergy senior subordinated units may convert into Inergy common units on a one-for-one basis. In August 2004, 1,656,684 senior subordinated units converted into common units in accordance with this provision. An additional 1,656,684 senior subordinated units converted into common units in August 2005, in accordance with this provision. In addition, all remaining senior subordinated units may convert into common units after the distribution of available cash to Inergy partners with respect to any quarter ending on or after June 30, 2006.

Before the end of the subordination period, a portion of Inergy junior subordinated units may convert into Inergy common units on a one-for-one basis immediately after the distribution of available cash to Inergy partners in respect of any quarter ending on or after:

•	June 30, 2006 with respect to 286,272 junior subordinated units of Inergy,

•	June 30, 2007 with respect to 286,272 junior subordinated units of Inergy, and

•	June 30, 2008 with respect to all remaining junior subordinated units of Inergy.

The early conversions will occur if at the end of the applicable quarter each of the following occurs:

•	distributions of available cash from operating surplus on Inergy common units and Inergy subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding Inergy common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date,

•	the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding Inergy common units and subordinated units during those periods on a fully diluted basis and the related distribution on the approximate 1.1% general partner interest during those periods, and

•	there are no arrearages in payment of the minimum quarterly distribution on Inergy common units.

However, the early conversion of the second 286,272 Inergy junior subordinated units, as applicable, may not occur until at least one year following the early conversion of the first 1,656,684 of Inergy senior subordinated units and the first 286,272 Inergy junior subordinated units, as applicable.

Notwithstanding the foregoing, all outstanding Inergy junior subordinated units may convert into Inergy common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after June 30, 2006, if each of the following tests is met:

•	distributions of available cash from operating surplus on each of the outstanding Inergy common units and Inergy subordinated units equaled or exceeded the sum of $1.40 for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date,

•	the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of $1.40 on all of the outstanding Inergy common units and Inergy senior and Inergy junior subordinated units during those periods on a fully diluted basis and the related distribution on the general partner interest during those periods,

•	all of Inergy senior subordinated units have been converted into Inergy common units, and

•	there are no arrearages in payment of the minimum quarterly distribution on Inergy common units.

We expect that all of Inergy’s senior subordinated units and junior subordinated units will convert into an equal number of Inergy common units immediately after Inergy, L.P. distributes its available cash for the quarter ending June 30, 2006.

Definition of Adjusted Operating Surplus.    Inergy defines “adjusted operating surplus” in its partnership agreement and for any period as:

•	operating surplus generated during that period,

•	less any net increase in working capital borrowings during that period,

•	less any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

•	plus any net decrease in working capital borrowings during that period,

•	plus any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus is intended to reflect the cash generated from operations of Inergy during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Expiration of the Subordination Period.    Upon expiration of the subordination period, each outstanding Inergy subordinated unit will convert into one Inergy common unit and will then participate pro rata with the other Inergy common units in distributions of available cash. In addition, if Inergy unitholders remove the Inergy’s managing general partner other than for cause, the subordination period will end, any then-existing arrearages on the Inergy common units will terminate, and each Inergy subordinated unit will immediately convert into one Inergy common unit.

Distributions of Available Cash from Operating Surplus During the Subordination Period

The Inergy partnership agreement, as amended, requires Inergy to make distributions of available cash from its operating surplus for any quarter during the subordination period in the following manner:

•	First, approximately 98.9% to Inergy common unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner until Inergy distributes for each outstanding Inergy common unit an amount equal to the minimum quarterly distribution for that quarter,

•	Second, approximately 98.9% to Inergy common unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner until Inergy distributes for each outstanding Inergy common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on Inergy common units for any prior quarters,

•	Third, approximately 98.9% to Inergy senior subordinated unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner until Inergy distributes for each Inergy senior subordinated unit an amount equal to the minimum quarterly distribution for that quarter,

•	Fourth, approximately 98.9% to Inergy junior subordinated unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner until Inergy distributes for each Inergy junior subordinated unit an amount equal to the minimum quarterly distribution for that quarter, and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

The Inergy partnership agreement requires Inergy to make distributions of available cash from operating surplus for any quarter following the subordination period in the following manner:

•	First, approximately 98.9% to Inergy unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner until Inergy distributes for each Inergy outstanding unit an amount equal to the minimum quarterly distribution for that quarter, and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Given our ownership of Inergy’s managing general partner and non-managing general partner, we currently hold the incentive distribution rights, but may transfer these rights separately from our general partner interest in Inergy to an entity that controls or is controlled by Inergy’s managing general partner.

If for any quarter:

•	Inergy has distributed available cash from operating surplus to Inergy common and Inergy subordinated unitholders in an amount equal to the minimum quarterly distribution, and

•	Inergy has distributed available cash from operating surplus on outstanding Inergy common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution, then, Inergy will distribute any additional available cash from operating surplus for that quarter among Inergy’s unitholders and Inergy non-managing general partner in the following manner:

•	First, approximately 98.9% to all Inergy unitholders, pro rata, and approximately 1.1% to Inergy non-managing general partner, until each Inergy unitholder receives a total of $0.33 per unit for that quarter (the “first target distribution”),

•	Second, approximately 85.9% to all Inergy unitholders, pro rata, approximately 1.1% to Inergy non-managing general partner and 13% to us until each Inergy unitholder receives a total of $0.375 per Inergy unit for that quarter (the “second target distribution”),

•	Third, approximately 75.9% to all Inergy unitholders, pro rata, approximately 1.1% to Inergy non-managing general partner and 23% to us until each Inergy unitholder receives a total of $0.45 per Inergy unit for that quarter (the “third target distribution”), and

•	Thereafter, approximately 50.9% to all Inergy unitholders, pro rata, approximately 1.1% to Inergy non-managing general partner and 48% to us.

In each case the amount of the target distribution set forth above is exclusive of any distributions to Inergy common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the Inergy common units.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made.    Inergy will make distributions of available cash from capital surplus in the following manner:

•	First, 98.9% to all Inergy unitholders, pro rata, and 1.1% to Inergy’s non-managing general partner, until Inergy distributes for each Inergy common unit that was issued in Inergy’s initial public offering, an amount of available cash from capital surplus equal to the initial public offering price of the Inergy common unit,

•	Second, 98.9% to Inergy common unitholders, pro rata, and 1.1% to Inergy’s non-managing general partner, until Inergy distributes for each common unit that was issued in Inergy’s initial public offering, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on Inergy’s common units, and

•	Thereafter, Inergy will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus.    The Inergy partnership agreement treats a distribution of capital surplus as the repayment of the initial public offering price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per Inergy unit is referred to as the “unrecovered capital.” Each time a distribution of capital surplus is made, Inergy’s minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered capital. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for us to receive incentive distributions and for Inergy subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered capital is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, Inergy will proportionately adjust the minimum quarterly distribution, target distribution levels, unrecovered capital, the number of common units issuable during the subordination period without a unitholder vote and the number of common units into which a subordinated unit is convertible if Inergy combines its units into fewer units or subdivides its units into a greater number of units. In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes Inergy to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, Inergy will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if Inergy became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

If Inergy dissolves in accordance with its partnership agreement, Inergy will sell or otherwise dispose of its assets in a process called liquidation. Inergy will first apply the proceeds of liquidation to the payment of its creditors. Inergy will distribute any remaining proceeds to the unitholders and its non-managing general partner, in accordance with its capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding Inergy common units to a preference over the holders of outstanding subordinated units upon the liquidation of Inergy, to the extent required to permit Inergy common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on Inergy common units. However, there may not be sufficient gain upon Inergy’s liquidation to enable the holders of Inergy common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of Inergy subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account Inergy’s incentive distribution rights.

Manner of Adjustments for Gain.    The manner of the adjustment is set forth in the Inergy partnership agreement. If Inergy’s liquidation occurs before the end of the subordination period, Inergy will allocate any gain to the partners in the following manner:

•	First, to Inergy’s non-managing general partner and the holders of Inergy units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances, which are not expected,

•	Second, approximately 98.9% to Inergy common unitholders, pro rata, and approximately 1.1% to the Inergy’s non-managing general partner until the capital account for each Inergy common unit is equal to the sum of:

(1) the unrecovered initial unit price on that Inergy common unit, plus

(2) the amount of the minimum quarterly distribution for the quarter during which Inergy’s liquidation occurs, plus

(3) any unpaid arrearages in payment of the minimum quarterly distribution on that Inergy common unit,

•	Third, approximately 98.9% to Inergy senior subordinated unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner until the capital account for each Inergy senior subordinated unit is equal to the sum of:

(1) the unrecovered initial unit price on that Inergy senior subordinated unit, and

(2) the amount of the minimum quarterly distribution for the quarter during which Inergy’s liquidation occurs,

•	Fourth, approximately 98.9% to Inergy junior subordinated unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner until the capital account for each Inergy junior subordinated unit is equal to the sum of:

(1) the unrecovered initial unit price on that Inergy junior subordinated unit, and

(2) the amount of the minimum quarterly distribution for the quarter during which Inergy’s liquidation occurs,

•	Fifth, approximately 98.9% to all Inergy unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner, until Inergy allocates under this paragraph an amount per Inergy unit equal to:

(1) the sum of the excess of the first target distribution per Inergy unit over the minimum quarterly distribution per Inergy unit for each quarter of Inergy’s existence, less

(2) the cumulative amount per Inergy unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per Inergy unit that Inergy distributed approximately 98.9% to Inergy unitholders, pro rata, and approximately 1.1% to Inergy’s non-managing general partner for each quarter of Inergy’s existence,

•	Sixth, approximately 85.9% to all Inergy unitholders, pro rata, approximately 1.1% to the Inergy’s non-managing general partner and 13% to us, until Inergy allocates under this paragraph an amount equal to:

(1) the sum of the excess of the second target distribution per Inergy unit over the first target distribution per Inergy unit for each quarter of Inergy’s existence, less

(2) the cumulative amount per Inergy unit of any distributions of available cash from operating surplus in excess of the first target distribution per Inergy unit that the Inergy distributed approximately 85.9% to Inergy unitholders, pro rata, approximately 1.1% to Inergy’s non-managing general partner and 13% to us for each quarter of Inergy’s existence,

•	Seventh, approximately 75.9% to all Inergy unitholders, pro rata, approximately 1.1% to Inergy’s non-managing general partner and 23% to us, until Inergy allocates under this paragraph an amount per Inergy unit equal to:

(1) the sum of the excess of the third target distribution per Inergy unit over the second target distribution per Inergy unit for each quarter of the Inergy’s existence, less

(2) the cumulative amount per Inergy unit of any distributions of available cash from operating surplus in excess of the second target distribution per Inergy unit that Inergy distributed approximately 75.9% to Inergy’s unitholders, pro rata, approximately 1.1% to Inergy’s managing general partner and 23% to us for each quarter of Inergy’s existence,

•	Thereafter, approximately 50.9% to all Inergy unitholders, pro rata, approximately 1.1% to Inergy’s non-managing general partner and 48% to us.

If the liquidation occurs after the end of the subordination period, the distinction between Inergy common units, Inergy senior subordinated units and Inergy junior subordinated units will disappear, so that clause (3) of the second priority above and all of the third and fourth priorities above will no longer be applicable.

Manner of Adjustments for Losses.    Upon Inergy’s liquidation, it will generally allocate any loss to its non-managing general partner and Inergy unitholders in the following manner:

•	First, approximately 98.9% to holders of Inergy junior subordinated units in proportion to the positive balances in their capital accounts and approximately 1.1% to Inergy’s non-managing general partner until the capital accounts of the holders of Inergy junior subordinated units have been reduced to zero,

•	Second, approximately 98.9% to the holders of Inergy senior subordinated units in proportion to the positive balances in their capital accounts and approximately 1.1% to Inergy’s non-managing general partner until the capital accounts of the holders of Inergy senior subordinated units have been reduced to zero,

•	Third, approximately 98.9% to the holders of Inergy common units in proportion to the positive balances in their capital accounts and approximately 1.1% to the Inergy’s non-managing general partner until the capital accounts of Inergy common unitholders have been reduced to zero, and

•	Thereafter, 100% to its non-managing general partner.

If the liquidation occurs after the end of the subordination period, the distinction between Inergy common units, Inergy senior subordinated units and Inergy junior subordinated units will disappear, so that all of the first and second bullets point above will no longer be applicable.

Adjustments to Capital Accounts Upon the Issuance of Additional Inergy Units.    Inergy will make adjustments to capital accounts upon the issuance of additional Inergy units. In doing so, it will allocate any unrealized, and, for tax purposes, unrecognized gain or loss resulting from the adjustments to Inergy unitholders and its managing general partner in the same manner as it allocates gain or loss upon liquidation. In the event that Inergy makes positive interim adjustments to the capital accounts, it will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional Inergy units or upon the Inergy’s liquidation in a manner which results, to the extent possible, in the capital account balances of its non-managing general partner equaling the amount which would have been in its capital account balance if no earlier positive adjustments to the capital accounts had been made.

Special Units

The special units represent a class of equity securities that are not entitled to a current cash distribution and will convert into common units in Inergy at the election of the holder at a specified conversion rate upon the occurrence of any of the following conversion events:

•	the Stagecoach expansion project becomes commercially operational;

•	Inergy sells the Stagecoach Facility, including the rights to the Phase II Expansion Project, for a purchase price in excess of $231.0 million plus any capital expended in connection with the project and any costs associated with the conversion of the special units into common units, or

•	Inergy elects (A) not to pursue the Phase II Expansion Project and (B) not to transfer the rights to the Phase II Expansion Project to Inergy Holdings, L.P.

In the event that the special units become convertible into Inergy common units, then each special unit will convert into Inergy common units at the conversion ratio then in effect on the date of the first conversion event, with such conversion ratio initially established at 1.0 special unit to 1.0 Inergy common unit (1:1), but increasing each three months after the issuance of the special units by 3% (on a compounded basis), provided that, the conversion ratio shall not exceed 1.0 special unit to 1.43 Inergy common units (which conversion ratio shall be reached on August 9, 2008).

The special units will be cancelled (1) if the special units have not converted prior to August 9, 2015; or (2) if after August 9, 2008, Inergy elects not to pursue the Phase II Expansion Project and transfers the Phase II Expansion Project rights to Inergy Holdings, L.P.

Issuance of Additional Securities

The Inergy partnership agreement authorizes Inergy to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by

Inergy managing general partner in its sole discretion without the approval of any limited partners. While any Inergy senior subordinated units remain outstanding, however, except discussed in the following paragraph, Inergy may not issue equity securities ranking senior to Inergy common units or an aggregate of more than 1,353,628 additional Inergy common units or units on a parity with Inergy common units, in each case, without the approval of the holders of a majority of the outstanding Inergy common units and subordinated units, voting as separate classes.

During or after the subordination period, Inergy may issue an unlimited number of Inergy common units as follows:

•	upon conversion of Inergy subordinated units,

•	under employee benefit plans,

•	upon conversion of the general partner interests and incentive distribution rights as a result of a withdrawal of the managing general partner of Inergy,

•	in the event of a combination or subdivision of Inergy common units, or

•	in connection with an acquisition that has not been completed or a capital improvement that has not been commenced that would have resulted, on a pro forma basis, in an increase in Inergy’s adjusted operating surplus on a per unit basis for the preceding four-quarter period.

It is possible that Inergy will fund acquisitions through the issuance of additional Inergy common units or other equity securities. Holders of any additional Inergy common units issued by Inergy will be entitled to share equally with the then-existing holders of Inergy common units in Inergy’s distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of Inergy common units in Inergy’s net assets.

In accordance with Delaware law and the provisions of the Inergy partnership agreement, Inergy may also issue additional partnership interests that, in the sole discretion of Inergy’s managing general partner, have special voting rights to which the Inergy common units are not entitled.

Upon issuance of additional partnership interests in Inergy, Inergy’s non-managing general partner may make, but is not required to make additional capital contributions to the extent necessary to maintain its approximate 1.1% general partner interest in Inergy. If Inergy’s non-managing general partner chooses not to make an additional capital contribution equal to its percentage interest, such interest will be reduced to reflect its percentage of the total capital contributed. Moreover, Inergy’s non-managing general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Inergy common units, subordinated units or other equity securities whenever, and on the same terms that, Inergy issues those securities to persons other than Inergy’s non-managing general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by Inergy common units and subordinated units, that existed immediately prior to each issuance. The holders of Inergy common units will not have preemptive rights to acquire additional Inergy common units or other partnership interests.

Amendment of the Inergy Partnership Agreement

General

Amendments to the Inergy partnership agreement may be proposed only by or with the consent of Inergy’s managing general partner, which consent may be given or withheld in its sole discretion. To adopt a proposed amendment, other than the amendments discussed below, Inergy’s managing general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved:

•	during the subordination period, by a majority of the Inergy common units, excluding those Inergy common units held by Inergy GP, LLC and its affiliates (including us), and a majority of the subordinated units, voting as separate classes, and

•	after the subordination period, by a majority of the Inergy common units.

The voting provisions described above are referred to as a “unit majority.”

Prohibited Amendments

No amendment to Inergy’s partnership agreement may be made that would:

(1) enlarge the obligations of any limited partner of Inergy without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected,

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by Inergy to its managing general partner or any of its affiliates without the consent of Inergy’s managing general partner, which may be given or withheld in its sole discretion,

(3) change the term of Inergy,

(4) provide that Inergy is not dissolved upon an election to dissolve Inergy by its managing general partner that is approved by the holders of a majority of the outstanding Inergy common units and subordinated units, voting as separate classes, or

(5) give any person the right to dissolve Inergy other than its managing general partner’s right to dissolve Inergy with the approval of the holders of a majority of the outstanding Inergy common units and subordinated units, voting as separate classes.

The provision of the Inergy partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

No Unitholder Approval

Inergy’s managing general partner may generally make amendments to the Inergy partnership agreement without the approval of any limited partner or assignee to reflect:

(1) a change in the name of Inergy, the location of Inergy’s principal place of business, Inergy’s registered agent or its registered office,

(2) the admission, substitution, withdrawal or removal of partners in accordance with Inergy’s partnership agreement,

(3) a change that, in the sole discretion of Inergy’s managing general partner, is necessary or advisable for Inergy to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither Inergy, the operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

(4) an amendment that is necessary, in the opinion of our counsel, to prevent Inergy or Inergy GP, LLC or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed,

(5) subject to the limitations on the issuance of additional Inergy common units or other limited or general partner interests described above, an amendment that in the discretion of Inergy’s managing general partner is necessary or advisable for the authorization of additional limited or general partner interests,

(6) any amendment expressly permitted in the Inergy partnership agreement to be made by Inergy’s managing general partner acting alone,

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Inergy partnership agreement,

(8) any amendment that, in the discretion of Inergy’s managing general partner, is necessary or advisable for the formation by Inergy of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the Inergy partnership agreement,

(9) a change in Inergy’s fiscal year or taxable year and related changes, and

(10) any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, Inergy’s managing general partner may make amendments to the Inergy partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of Inergy’s managing general partner:

(1) do not adversely affect Inergy’s limited partners (or any particular class of limited partners) in any material respect,

(2) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

(3) are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which Inergy’s limited partner interests are or will be listed for trading, compliance with any of which Inergy’s managing general partner deems to be in Inergy’s best interest and the best interest of its limited partners,

(4) are necessary or advisable for any action taken by Inergy’s managing general partner relating to splits or combinations of units under the provisions of Inergy partnership agreement, or

(5) are required to effect the intent of the provisions of the Inergy partnership agreement or are otherwise contemplated by the Inergy partnership agreement.

Opinion of Counsel and Unitholder Approval

The managing general partner of Inergy will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in Inergy being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the Inergy partnership agreement will become effective without the approval of holders of at least 90% of the units unless Inergy obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of its limited partners or cause Inergy, the operating company or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding Inergy units in relation to other classes of Inergy units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Action Relating to the Operating Company

Without the approval of the holders of Inergy units representing a unit majority, Inergy’s managing general partner is prohibited from consenting on Inergy’s behalf, as the sole member of Inergy Propane, LLC, the

Inergy’s operating company, to any amendment to the limited liability company agreement of Inergy’s operating company or taking any action on Inergy’s behalf permitted to be taken by a member of Inergy’s operating company, in each case that would adversely affect Inergy’s limited partners (or any particular class of Inergy limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

The Inergy partnership agreement generally prohibits Inergy’s managing general partner, without the prior approval of the holders of units representing a unit majority, from causing Inergy to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on Inergy’s behalf the sale, exchange or other disposition of all or substantially all of the assets of Inergy’s subsidiaries. The Inergy’s managing general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Inergy’s assets without that approval. Inergy’s managing general partner may also sell all or substantially all of Inergy’s assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in the Inergy partnership agreement are satisfied, Inergy’s managing general partner may merge Inergy or any of its subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in Inergy’s legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under Inergy partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

Inergy will continue as a limited partnership until terminated under the Inergy partnership agreement. Inergy will dissolve upon:

(1) the election of Inergy’s managing general partner to dissolve Inergy, if approved by the holders of units representing a unit majority,

(2) the sale, exchange or other disposition of all or substantially all of Inergy’s assets and properties and Inergy’s subsidiaries,

(3) the entry of a decree of judicial dissolution of Inergy, or

(4) the withdrawal or removal of Inergy’s managing general partners or any other event that results in its ceasing to be Inergy’s managing general partner other than by reason of a transfer of general partner interests by Inergy’s non-managing general partner in accordance with the Inergy partnership agreement or withdrawal or removal of Inergy’s managing general partner following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of Inergy units representing a unit majority may also elect, within specific time limitations, to reconstitute Inergy and continue Inergy’s business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the Inergy partnership agreement and having as managing general partner an entity approved by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to Inergy’s receipt of an opinion of counsel to the effect that:

(1) the action would not result in the loss of limited liability of any limited partner, and

(2) neither Inergy, the reconstituted limited partnership nor the operating company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon Inergy’s dissolution, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up Inergy’s affairs will, acting with all of the powers of Inergy’s managing general partner that the liquidator deems necessary or desirable in its judgment, liquidate Inergy’s assets and apply the proceeds of the liquidation as provided above in “—Cash Distribution Policy—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation of Inergy’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the Managing General Partner

Except as described below, Inergy’s managing general partner of Inergy has agreed not to withdraw voluntarily as a general partner or as managing member of the operating company prior to June 30, 2011 without obtaining the approval of the holders of at least a majority of the outstanding Inergy common units, excluding Inergy common units held by Inergy’s managing general partner and its affiliates (including us), and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2011, the managing general partner of Inergy may withdraw as managing general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Inergy partnership agreement. Notwithstanding the information above, the managing general partner of Inergy may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the Inergy’s managing general partner and its affiliates. Inergy’s managing general partner must withdraw as a general partner at any time after a transfer of its general partner interest upon obtaining the consent of the managing general partner. If Inergy’s managing general partner is removed or withdraws and no successor is appointed, Inergy’s managing general partner will continue the business of Inergy.

Upon the withdrawal of Inergy’s managing general partner under any circumstances, other than as a result of a transfer by Inergy’s non-managing general partner of all or a part of its general partner interest in Inergy, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing managing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Inergy will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree in writing to continue Inergy’s business and to appoint a successor general partner. Please read “—Termination and Dissolution” above.

Inergy’s managing general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by Inergy’s managing general partner and its affiliates (including us), and Inergy receives an opinion of counsel regarding limited liability and tax matters. Any removal of the Inergy’s managing general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by Inergy’s managing general partner and its affiliates would give it the practical ability to prevent its removal. As of May 22, 2006, certain of the officers and directors of Inergy’s managing general partner owned 16.2% of the outstanding units.

The Inergy partnership agreement also provides that if Inergy’s managing general partner is removed as general partner under circumstances where cause does not exist and units held by the Inergy’s managing general partner and its affiliates are not voted in favor of that removal:

(1) the subordination period will end and all outstanding Inergy subordinated units will immediately convert into Inergy common units on a one-for-one basis,

(2) any existing arrearages in payment of the minimum quarterly distribution on Inergy common units will be extinguished, and

(3) Inergy’s non-managing general partner will have the right to convert its general partners interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

In the event of removal of the managing general partner under circumstances where cause exists or withdrawal of the managing general partner where that withdrawal violates the Inergy partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of Inergy’s non-managing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where Inergy’s managing general partner withdraws or is removed by the limited partners, Inergy’s non-managing general partner will have the option to require the successor general partner to purchase the general partner interests of Inergy’s non-managing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between Inergy’s non-managing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by Inergy’s non-managing general partner and the successor general partner will determine the fair market value. Or, if Inergy’s non-managing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either Inergy’s non-managing general partner or the successor general partner, Inergy’s non-managing general partner’s general partner interests and its incentive distribution rights will automatically convert into Inergy common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, Inergy is required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for Inergy’s benefit.

Transfer of Inergy’s General Partner Interests and Incentive Distribution Rights

Except for transfer by Inergy’s managing general partner of all, but not less than all, of its general partner interests in Inergy and the operating company to:

(1) Inergy’s non-managing general partner, or

(2) another entity as part of the merger or consolidation of the managing general partner or the non-managing general partner with or into another person or the transfer by the managing general partner or Inergy’s non-managing general partner of all or substantially all of its assets to another person, the managing general partner may not transfer all or any part of its general partner interest in Inergy and its membership interest in Inergy’s operating company to another person prior to June 30, 2011 without the approval of the holders of at least a majority of the outstanding Inergy common units, excluding Inergy common units held by Inergy’s managing general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the Inergy partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of Inergy’s non-managing general partner’s interest in Inergy’s operating company and agree to be bound by the provisions of the limited liability company agreements of Inergy’s operating company.

Inergy’s non-managing general partner and its affiliates may at any time, however, transfer Inergy common units and Inergy subordinated units to one or more persons, without Inergy unitholder approval, except that they may not transfer Inergy subordinated units to Inergy. At any time, the members of Inergy’s managing general partner or Inergy’s non-managing general partner may sell or transfer all or part of their membership interests in

Inergy’s managing general partner without the approval of the Inergy unitholders. Inergy’s non-managing general partner or its affiliates or Inergy’s non-managing general partner or a later holder may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of Inergy unitholders; but, in each case, the transferee must agree to be bound by the provisions of Inergy partnership agreement. Prior to June 30, 2011, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding Inergy common units and Inergy subordinated units, voting as separate classes. On or after June 30, 2011 the incentive distribution rights in Inergy will be freely transferable.

Change of Management Provisions

The Inergy partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Inergy’s managing general partner as general partner or otherwise change management. If any person or group other than Inergy’s managing general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from Inergy’s managing general partner or its affiliates and any transferees of that person or group approved by Inergy’s managing general partner.

The Inergy partnership agreement also provides that if Inergy’s managing general partner is removed under circumstances where cause does not exist and units held by Inergy’s managing general partner and its affiliates are not voted in favor of that removal:

(1) the subordination period will end and all outstanding Inergy subordinated units will immediately convert into Inergy common units on a one-for-one basis,

(2) any existing arrearages in payment of the minimum quarterly distribution on the Inergy common units will be extinguished, and

(3) Inergy’s non-managing general partner will have the right to convert its general partner interests and its incentive distribution rights into common units of Inergy or to receive cash in exchange for those interests.

Limited Call Right

If at any time not more than 20% of the then-issued and outstanding Inergy limited partner interests of any class are held by persons other than Inergy’s managing general partner and its affiliates, Inergy’s managing general partner will have the right, which it may assign in whole or in part to any of its affiliates or to Inergy, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by Inergy’s managing general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(1) the highest cash price paid by Inergy’s managing general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which Inergy’s managing general partner first mails notice of its election to purchase those limited partner interests, and

(2) the current market price as of the date three days before the date the notice is mailed.

As a result of Inergy’s managing general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of Inergy units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of Inergy’s limited partners and to act upon matters for which approvals may be solicited. Inergy common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by Inergy’s managing general partner at the written direction of the record holder. Absent direction of this kind, the Inergy common units will not be voted, except that, in the case of Inergy common units held by Inergy’s managing general partner on behalf of non-citizen assignees, Inergy’s managing general partner will distribute the votes on those Inergy common units in the same ratios as the votes of limited partners on other units are cast.

Inergy’s managing general partner does not anticipate that any meeting of Inergy unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by Inergy’s managing general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of Inergy unit has a vote according to his percentage interest in Inergy, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than Inergy’s managing general partner and its affiliates, or a direct or subsequently approved transferee of the managing general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Inergy common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the Inergy partnership agreement otherwise provides, subordinated units will vote together with Inergy common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Inergy common units under the Inergy partnership agreement will be delivered to the record holder by Inergy or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability,” Inergy common units will be fully paid, and unitholders will not be required to make additional contributions.

An assignee of Inergy common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from Inergy, including liquidating distributions. Inergy’s managing general partner will vote and exercise other powers attributable to Inergy common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read “—Meetings; Voting” above. Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of Inergy common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of Inergy common units. Please read “Description of the Common Units—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If Inergy is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of Inergy’s managing general partner, create a substantial risk of cancellation or forfeiture of any property that Inergy has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, Inergy may redeem the units held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, Inergy’s managing general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or Inergy’s managing general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon Inergy’s liquidation.

Indemnification

Under the Inergy’s partnership agreement, in most circumstances, Inergy will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the general partners,

•	any departing general partner,

•	any person who is or was an affiliate of a general partner or any departing general partner,

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of the managing general partner or any departing general partner or any affiliate of a managing general partner or any departing general partner, or

•	any person who is or was serving at the request of a managing general partner or any departing general partner or any affiliate of a managing general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of Inergy’s assets. Unless it otherwise agrees in its sole discretion, the general partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to Inergy to enable it to effectuate, indemnification. Inergy may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under Inergy partnership agreement.

Books and Reports

Inergy’s managing general partner is required to keep appropriate books of Inergy’s business at Inergy’s principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting purposes, Inergy’s fiscal year ends September 30 of each calendar year. For tax reporting purposes, Inergy’s tax year ends December 31 each year.

Inergy will furnish or make available to record holders of Inergy common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by Inergy’s independent public accountants. Except for its fourth quarter, Inergy will also furnish or make available summary financial information within 90 days after the close of each quarter.

Inergy will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Inergy’s ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying Inergy with specific information. Every Inergy unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies Inergy with information.

Right to Inspect Inergy’s Books and Records

The Inergy partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each Inergy partner,

•	a copy of Inergy’s tax returns,

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each Inergy partner and the date on which each became a partner,

•	copies of the Inergy partnership agreement, the certificate of the Inergy limited partnership, related amendments and powers of attorney under which they have been executed,

•	information regarding the status of Inergy’s business and financial condition, and

•	any other information regarding Inergy’s affairs as is just and reasonable.

Inergy’s managing general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which Inergy’s managing general partner believes in good faith is not in Inergy’s best interests or which Inergy is required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the Inergy partnership agreement, Inergy has agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any Inergy common units, senior or junior subordinated units or other partnership securities proposed to be sold by Inergy’s managing general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Inergy’s managing general partner as a general partner of Inergy. Inergy is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby, management of our general partner will hold an aggregate of 16,090,000 common units. The sale of these units could have an adverse impact on the price of our common units or on any trading market that may develop.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests and other equity securities without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of common units then outstanding. See “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.—Issuance of Additional Securities.”

Following the completion of Inergy’s subordination period, any of the owners of our general partner may request that we register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities that are held by such owner. The voting member majority of our general partner, in its discretion, has the authority to authorize or reject any such registration request, subject to reasonable restrictions that our general partner’s board of directors may impose based on market conditions. If the voting member majority approves a request by Mr. John Sherman for registration of any of his interests in us, registration rights will be offered to each owner of our general partner in proportion to such owner’s respective ownership interest. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions.

The owners of our general partner and their affiliates, including our general partner and the directors and executive officers of our general partner and the participants in our directed unit program, have agreed not to sell any common units they beneficially own for a period of 90 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

In addition to the lock-up arrangements with our underwriters described above, the owners of our general partner have agreed to restrict their ability to sell or otherwise transfer any of their interests in us until August 2006, unless the voting member majority of our general partner waives such restriction.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., tax counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to the Partnership.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the wholesale and retail marketing and transportation of propane, including our allocable share of such income from Inergy. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 6% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Moreover, no ruling has been or will be sought from the IRS and the IRS has made no determination as to Inergy’s status for federal income tax purposes or whether its operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

•	Neither we, nor Inergy will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if Inergy were taxable as a corporation in any taxable year, our share of Inergy’s items of income, gain, loss and deduction would not be passed through to us and Inergy would pay tax on its income at corporate rates. If we or Inergy were taxable as corporations, losses recognized by Inergy would not flow through to us or our losses would not flow through to our unitholders, as the case may be. In addition, any distribution made by us to a unitholder (or by Inergy to us) would be treated as either taxable dividend income, to the extent of current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units (or our tax basis in our interest in Inergy), or taxable capital gain, after the unitholder’s tax basis in his units (or our tax basis in our interest in Inergy) is reduced to zero. Accordingly, taxation of either us or Inergy as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we and Inergy will be classified as partnerships for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of us will be treated as partners in us for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “—Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.    We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2009, will be allocated an amount of federal taxable income for that period that will be less than 50% of the cash distributed with respect to that cumulative period. We anticipate that after the taxable year ending December 31, 2007, the ratio of allocable taxable income to cash distributions to the unitholders will increase. This estimate is based upon the assumption that the current rate of distributions from Inergy will approximate the amount required to make a quarterly distribution of $0.32 per common unit and other assumptions with respect to our operations, gross income, capital expenditures, cash flow and anticipated cash distributions. Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to the holders of common units in Inergy because remedial allocations of deductions to us will be very limited and our ownership of incentive distribution rights will cause more taxable income to be allocated to us from Inergy. Further, if Inergy is successful in increasing distributable cash flow over time, our income allocations from incentive distribution rights will increase and, therefore, our ratio of taxable income to cash distributions will further increase. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the units.

Basis of Units.    A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in Inergy will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in Inergy and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will not be available to offset your income from other passive activities or investments, including your investments in other publicly traded partnerships, such as Inergy, or salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as Inergy and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in Inergy. However, passive losses that are not deductible because they exceed a unitholder’s share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and Inergy in a fully taxable transaction with an unrelated party.

The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of this offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.    A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a treated for tax purposes as partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.    In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have adopted), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built–in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built–in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by Inergy to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.    The tax basis of our assets and Inergy’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the unitholders immediately prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill we own at the time of this offering. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we or Inergy dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or Inergy owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and Inergy’s assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own or Inergy owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.    A unitholder who sells any of his units generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receipt of such notice, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination could result in an increase in the amount of taxable income to be allocated to our unitholders if our termination results in a termination of Inergy. Although the amount of increase cannot be estimated because it depends upon numerous factors including the time of the termination, the amount could be material. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. A termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the sale or disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

(1)	a person that is not a United States person;

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority”; or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in an “understatement” of income for which no “substantial authority” exists, we will disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.    If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or Inergy do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We or Inergy will initially own property or may be deemed to do business in the following states: Arkansas, California, Connecticut, Florida, Georgia, Illinois, Indiana, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, West Virginia and Wisconsin. Each of these states, except Florida and Texas, currently impose a personal income tax. We or Inergy may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we may do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

UNDERWRITING

Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of units set forth opposite the underwriter’s name.

Underwriter	Number of Units
Citigroup Global Markets Inc.

Total	2,900,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by their option to purchase additional units described below) if they purchase any of the common units.

The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of the prospectus and some of the common units to dealers at the public offering price less a concession not to exceed $                 per unit. If all of the common units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 435,000 additional units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to that underwriter’s initial purchase commitment.

We, our affiliates that own common units, and the directors and executive officers of our general partner have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any of our units or any securities convertible into or exchangeable for our units. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Factors in deciding whether to release these units may include the length of time before the particular lock-up expires, the number of units involved, historical trading volumes of our units and whether the person seeking the release is an officer, director or affiliate of us or our general partner.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

At our request, the underwriters have reserved up to 5% of the common units for sale at the public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed unit program. The underwriters will not receive any discount or commission on the common units sold pursuant to the directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. The common units reserved for sale under the directed unit program will be subject to a 90 day lock-up agreement. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units.

The common units are quoted on the Nasdaq National Market under the symbol “NRGP.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

Paid by Inergy Holdings, L.P.
	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

In connection with the offering, Citigroup Global Markets Inc. on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of common units made in an amount up to the number of common units represented by the underwriters’ over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common units in the open market after the distribution has been completed or the exercise of their option to purchase additional common units. The underwriters may also make “naked” short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters may engage in passive market making transactions in the common units on the Nasdaq National Market, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common units during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common units to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering will be approximately $325,000. In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed 10% plus 0.5% for bona fide due diligence.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. In particular, Citigroup Global Markets Inc. was an underwriter in connection with Inergy’s initial public offering of 3,400,000 of its common units in June 2005. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Because the National Association of Securities Dealers, Inc. views the units offered by this prospectus as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. Investor suitability with respect to the units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

If you purchase any units offered in this prospectus you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representative will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed unit program referred to above, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements and schedule of Inergy Holdings, L.P. at September 30, 2004 and 2005, and for each of the three years in the period ended September 30, 2005 and the balance sheet of Inergy Holdings GP, LLC at September 30, 2005, appearing in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Central New York Oil and Gas Company, LLC and eCorp Marketing, LLC (“the Companies”) as of December 31, 2002, 2003 and 2004 and for each of the years in the three-year period ended December 31, 2004 have been incorporated in this prospectus and registration statement in reliance upon the report of Pannell Kerr Forster of Texas, P.C., independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the combined financial statements of the Companies contains an explanatory paragraph that states that there have been various legal proceedings and claims between the Companies and other parties. Subsequent to December 31, 2004, the Companies entered into various release and settlement agreements resolving these disputes. In addition on July 8, 2005, the Companies entered into a purchase agreement whereby the members’ equity interest of the Companies were acquired by entities owned or controlled by Inergy, L.P. The transaction was consummated on August 9, 2005.

The combined financial statements of Star Gas Propane, L.P. and Subsidiary as of September 30, 2003 and 2004 and for each of the years in the three-year period ended September 30, 2004 have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the combined financial statements of Star Gas Propane, L.P. and Subsidiary contains an explanatory paragraph that states that there is substantial doubt about the ability of Star Gas Propane, L.P.’s parent to continue as a going concern and consequently there is substantial doubt about the ability of Star Gas Propane, L.P. to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. The audit report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding the common units offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you should review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded at no cost from the SEC’s web site.

We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the year ended September 30, 2005, as filed with the SEC on December 19, 2005 and Amendment No. 1 to our annual report on Form 10-K/A for the year ended September 30, 2005, as filed with the SEC on May 19, 2006;

•	our quarterly report on Form 10-Q for the quarter ended December 31, 2005, as filed with the SEC on February 9, 2006 and Amendment No. 1 to our quarterly report on Form 10-Q/A for the quarter ended December 31, 2005, as filed with the SEC on May 19, 2006;

•	our current reports on Form 8-K as filed with the SEC on December 21, 2005, February 14, 2006 and May 19, 2006.

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006 and Amendment No. 1 to our quarterly report on Form 10-Q/A for the quarter ended March 31, 2006, as filed with the SEC on May 19, 2006.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Inergy Holdings, L.P.

Two Brush Creek Blvd., Suite 200

Kansas City, Missouri

Telephone: (816) 842-8181

Attention: Laura L. Ozenberger

These documents may also be accessed at our website at http://www.inergypropane.com. The information contained in or accessible from our website is not part of this prospectus.

Index to Financial Statements and Financial Statement Schedules

Page
Inergy Holdings, L.P. Unaudited Pro Forma Condensed Combined Financial Statements:
Introduction	F-2
Unaudited Pro forma Condensed Combined Balanced Sheet as of March 31, 2006	F-4
Unaudited Pro forma Condensed Combined Statement of Operations for the six months ended March 31, 2006	F-5
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2005	F-6
Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-7

Inergy Holdings, L.P. (formerly Inergy Holdings, LLC) and Subsidiaries Consolidated Interim Financial Statements:
Consolidated Balance Sheets as of September 30, 2005 and March 31, 2006 (unaudited)	F-9
Unaudited Consolidated Statements of Operations for the six months ended March 31, 2005 and 2006	F-10
Unaudited Consolidated Statement of Partners’ Capital for the six months ended March 31, 2006	F-11
Unaudited Consolidated Statements of Cash Flows for the six months ended March 31, 2005 and 2006	F-12
Unaudited Notes to Consolidated Financial Statements	F-14

Inergy Holdings, L.P. (formerly Inergy Holdings, LLC) and Subsidiaries Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheets of Inergy Holdings, L.P. and Subsidiaries as of September 30, 2004 and September 30, 2005	F-30
Consolidated Statements of Operations of Inergy Holdings, L.P. and Subsidiaries for the years ended September 30, 2003, September 30, 2004 and September 30, 2005	F-31
Consolidated Statements of Partners’ Capital of Inergy Holdings, L.P. and Subsidiaries as of September 30, 2003, September 30, 2004 and September 30, 2005	F-32
Consolidated Statements of Cash Flows of Inergy Holdings, L.P. and Subsidiaries for the years ended September 30, 2003, September 30, 2004 and September 30, 2005	F-33
Notes to Consolidated Financial Statements of Inergy Holdings, L.P. and Subsidiaries	F-35

Inergy Holdings, L.P. (formerly Inergy Holdings, LLC) and Subsidiaries Financial Statement Schedules:
Schedule II—Valuation and Qualifying Accounts as of September 30, 2003, 2004 and 2005	F-70

Inergy Holdings GP, LLC Balance Sheet
Report of Independent Registered Public Accounting Firm	F-71
Balance Sheet of Inergy Holdings GP, LLC as of September 30, 2005	F-72
Note to Balance Sheet of Inergy Holdings GP, LLC	F-73

Star Gas Propane, L.P. and Subsidiary Financial Statements:
Independent Auditors’ Report	F-74
Combined Balance Sheets of Star Gas Propane, L.P. and Subsidiary as of September 30, 2003 and September 30, 2004	F-75
Combined Statements of Operations of Star Gas Propane, L.P. and Subsidiary for the years ended September 30, 2002, September 30, 2003 and September 30, 2004	F-76
Combined Statements of Comprehensive Income (Loss) of Star Gas Propane, L.P. and Subsidiary for the years ended September 30, 2002, September 30, 2003 and September 30, 2004	F-77
Combined Statements of Cash Flows of Star Gas Propane, L.P. and Subsidiary for the years ended September 30, 2002, September 30, 2003 and September 30, 2004	F-78
Notes to Combined Financial Statements of Star Gas Propane, L.P. and Subsidiary	F-79

Central New York Oil and Gas Company, LLC and eCORP Marketing, LLC
Report of Independent Public Accountants	F-92
Combined Balance Sheets	F-93
Combined Statements of Operations	F-94
Combined Statements of Changes in Members’ Equity	F-95
Combined Statements of Cash Flows	F-96
Notes to Combined Financial Statements	F-97

INERGY HOLDINGS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Set forth below are our unaudited pro forma condensed combined financial statements for the year ended September 30, 2005 which reflect the acquisition of Central New York Oil and Gas Company, LLC and eCORP Marketing, LLC (the “Stagecoach Acquisition”) on August 9, 2005 and the acquisition of Star Gas Propane, L.P. (the “Star Gas Propane Acquisition”) on December 17, 2004. The pro forma condensed combined statement of operations for the twelve months ended September 30, 2005 was derived from Inergy’s audited financial statements as of and for the year ended September 30, 2005, the unaudited financial statements of Star Gas Partners, L.P. as of and for the period ended December 31, 2005 and the audited financial statements of Central New York Oil and Gas Company, LLC and eCORP Marketing, LLC as of and for the period ended June 30, 2005. The unaudited pro forma condensed combined balance sheet and the statement of operations as of and for the six months ended March 31, 2006 was derived from Inergy’s unaudited financial statements for the six months ended March 31, 2006.

Our unaudited pro forma condensed combined statement of operations for the year ended September 30, 2005 and the six month period ended March 31, 2006, reflect the aforementioned transactions as if each such transaction occurred as of the beginning of the respective periods.

•	Inergy’s acquisition of Star Gas Propane, L.P. effective December 1, 2004;

•	the closing of the acquisition of 100% of the partnership interests in Central New York Oil and Gas, LLC and eCORP Marketing, LLC (the “Stagecoach Acquisition”) and related assets for approximately $232.1 million on August 9, 2005;

•	this offering and the application of the net proceeds as described under “Use of Proceeds.”

The pro forma results of operations presented below do not reflect the pro forma impact of other individually insignificant acquisitions Inergy, L.P. has completed. The other individually insignificant acquisitions were consummated on different dates and were accounted for under the purchase method of accounting from the date of the acquisition onward.

The unaudited pro forma balance sheet as of March 31, 2006 reflects our consolidated historical operating results as adjusted for this offering and the application of the net proceeds as described under “Use of Proceeds” as if the transaction occurred on March 31, 2006.

Descriptions of the adjustments for the Star Gas Propane Acquisition and the Stagecoach Acquisition are presented in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with our historical financial statements filed with the Securities and Exchange Commission. The pro forma condensed combined statement of operations were derived by adjusting historical financial statements based on currently available information and, therefore, the actual adjustments may materially differ from the pro forma adjustments. The acquisition of Star Gas Propane, L.P. and the acquisition of Central New York Oil and Gas, LLC and eCORP Marketing, LLC have been accounted for as an acquisition under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The assets and liabilities of Star Gas Propane, L.P. and Central New York Oil and Gas, LLC and eCORP Marketing, LLC have been reflected at estimated fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made with respect to Central New York Oil and Gas, LLC and eCORP Marketing, LLC. Accordingly, the purchase accounting adjustments made in connection with the development of the following unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to present our financial position or results of operations had the Star Gas Propane Acquisition and the Stagecoach Acquisition actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations for any future date or period.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2006

	Historical	Adjustments Prior to This Offering(a)	This Offering		As Adjusted
	Inergy Holdings, L.P.
	(in thousands)
Assets
Current assets:
Cash	$17,180	$3,650			$20,830
Accounts receivable, net	145,728				145,728
Inventories	48,916				48,916
Prepaid expenses and other current assets	10,923				10,923
Assets from price risk management activities	4,947				4,947

Total current assets	227,694	3,650	—		231,344

Property, plant and equipment, net	836,444	10,200			846,644
Net intangible assets	215,839	500	(110	)(b)	216,229
Goodwill	300,927	1,200			302,127
Other	4,015				4,015

Total assets	$1,584,919	$15,550	$(110)		$1,600,359

Liabilities & Partners’ Capital
Current liabilities:
Accounts payable	$83,762				$83,762
Accrued expenses	44,933				44,933
Customer deposits	28,488				28,488
Liabilities from price risk management activities	4,547				4,547
Current portion of long term debt	7,643	(4,200)			3,443

Total current liabilities	169,373	(4,200)	—		165,173

Long term debt, less current portion	717,207	(10,000)	(94,100	)(c)	642,857
		29,750
Other long-term liabilities	14,669				14,669
Deferred income taxes	17,037				17,037
Interest of non-controlling partners’ in Inergy, L.P.	672,499				672,499
Partners’ capital (deficiency)	(5,866)		94,100	(c)	88,124
			(110	)(b)

Total liabilities and partners’ capital	$1,584,919	$15,550	$(110)		$1,600,359

See accompanying notes

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended March 31, 2006

	Historical
	Inergy Holdings, L.P.	This Offering		As Adjusted
	(in thousands)
Revenues:
Propane	$744,328			$744,328
Other	170,739			170,739

	915,067	—		915,067

Cost of product sold
Propane	537,704			537,704
Other	113,652			113,652

	651,356			651,356
Gross profit	263,711	—		263,711

Expenses:
Operating and administrative	126,736			126,736
Depreciation and amortization	38,077			38,077

Operating income	98,898	—		98,898

Other income (expense)
Interest expense	(28,376)	2,407	(d)	(25,969)
Interest expense related to write off of deferred financing costs	—			—
Gain (loss) on sale of property, plant and equipment	(720)			(720)
Finance charges	1,435			1,435
Other	413			413

Income before income taxes, and interest of non-controlling partners’ in Inergy, L.P.’s net (income) loss	71,650	2,407		74,057
Provision for income tax	(1,201)			(1,201)

Interest of non-controlling partners’ in Inergy, L.P.'s net (income) loss	(57,711)	1,502	(d)	(56,209)

Net income	$12,738	$3,909		$16,647

Limited partners’ interest in net income	$12,738			$16,647

Net income per limited partner unit:
Basic	$0.64			$0.73
Diluted	$0.63			$0.72

Weighted average limited partners units outstanding:
Basic	20,000	2,900		22,900
Diluted	20,199	2,900		23,099

See accompanying notes

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended September 30, 2005

	Historical			Purchase Adjustments		As Adjusted	This Offering and other Adjustments		As Further Adjusted
	Inergy Holdings, L.P.	Star Gas Propane, L.P.	Central New York Oil and Gas, LLC and eCORP Marketing, LLC
	(in thousands)
Revenues:
Propane	$851,613	$58,722	—			$910,335			$910,335
Other	198,523	—	$27,475			225,998			225,998

	1,050,136	58,722	27,475			1,136,333			1,136,333
Cost of Product Sold:
Propane	593,148	38,442	—			631,590			631,590
Other	131,075	—	12,587			143,662			143,662

	724,223	38,442	12,587			775,252			775,252
Gross profit	325,913	20,280	14,888			361,081			361,081
Expenses:
Operating and administrative	197,582	19,892	11,237			228,711	318	(e)	229,029
Depreciation and amortization	50,413	3,481	10,518	$(405	)(f)	64,418			64,418
				411	(g)

Operating income	77,918	(3,093)	(6,867)	(6)		67,952	(318)		67,634
Other income (expense)
Interest expense	(36,061)	(1,411)	(4,177)	(2,804	)(h)	(52,156)	$4,81	3 (d)	(47,343)
				(7,703	)(i)
Interest expense related to write off of deferred financing costs	(7,585)	—	—			(7,585)			(7,585)
Gain (loss) on sale of property, plant and equipment	(679)	—	—			(679)			(679)
Finance charges	1,817	—	98			1,915			1,915
Other	251	—	—			251			251

Income (loss) before income taxes and interest of non-controlling partners in Inergy, L.P.’s net (income) loss	35,661	(4,504)	(10,946)	(10,513)		9,698	4,495		14,193
Provision for income tax	(501)	(48)	—			(549)			(549)
Interest of non-controlling partners’ in Inergy, L.P.’s net (income) loss	(26,831)	—	—	22,207	(j)	(4,624)	(2,832	)(b)(c)	(7,456)

Net income (loss)	$8,329	$(4,552)	$(10,946)	$11,694		$4,525	$1,663		$6,188

Limited Partners interest in net income	$8,329					$4,525			$6,188
Net income per Limited Partner Unit:
Basic	$0.49					$0.26			$0.31
Diluted	$0.48					$0.26			$0.31
Weighted Average limited partners units outstanding:
Basic	17,140					17,140	2,900		20,040
Diluted	17,186					17,186	2,900		20,086

See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pro forma adjustments

(a)	Reflects the repayment of approximately $14.2 million of working capital borrowings consistent with the seasonal nature of the propane business, and increased borrowings under Inergy’s bank credit facility subsequent to March 31, 2006 of approximately $29.8 million, of which approximately $11.9 million were used to fund capital expenditures and recent acquisitions.

(b)	Reflects the write off of approximately $0.1 million related to deferred financing costs incurred in conjunction with our $25.0 million Term Loan.

(c)	Reflects net proceeds from this offering of approximately $94.1 million, and the associated use of proceeds as described herein under “use of proceeds.”

(d)	Reflects pro forma adjustments to Inergy Holdings, L.P.’s consolidated interest expense as follows (in thousands):

	September 30, 2005	March 31, 2006
Interest expense reduction resulting from repayment of debt at Inergy, L.P. and Inergy Holdings, L.P.	(4,813)	(2,407)

Pro forma adjustment to interest expense	$(4,813)	$(2,407)

As a result of the reduced interest expense from the repayment of debt at Inergy and the changes in our ownership of Inergy partnership interests, a corresponding adjustment of approximately $(2.8) million and approximately $1.5 million is necessary for the period ended September 30, 2005 and March 31, 2006, respectively to reflect the change in net income attributable to non-controlling partners in Inergy.

(e)	Reflects the additional non-cash operating expense recognized from the adoption of FAS 123R.

(f)	Reflects pro forma adjustment to Star Gas Propane, L.P. depreciation and amortization expense as follows (in thousands):

September 30, 2005
Eliminate the historical depreciation and amortization expense	$(3,481)
Pro forma depreciation and amortization expense	3,076

Pro forma adjustment to depreciation and amortization expense	$(405)

(g)	Reflects pro forma adjustment to Central New York Oil and Gas, LLC and eCORP Marketing, LLC depreciation and amortization expense as follows (in thousands):

September 30, 2005
Eliminate the historical depreciation and amortization expense	$(10,518)
Pro forma depreciation and amortization expense	10,929

Pro forma adjustment to depreciation and amortization expense	$411

(h)	Reflects pro forma adjustments to Star Gas Propane, L.P. interest expense as follows (in thousands):

September 30, 2005
Eliminate historical interest expense	$(1,411)

Interest expense relating to the new senior notes and the new credit facility	3,798
Interest expense resulting from amortization of deferred financing costs	417

Pro forma adjustment to interest expense	$2,804

(i)	Reflects pro forma adjustments to Central New York Oil and Gas, LLC and eCORP Marketing, LLC interest expense as follows (in thousands):

September 30, 2005
Eliminate historical interest expense	$(4,177)

Interest expense relating to the credit facility and term loan	11,741
Interest expense resulting from amortization of deferred financing costs	139

Pro forma adjustment to interest expense	$7,703

The interest rate on borrowings under the credit facility is variable based on a LIBOR rate. The interest rate used in the pro forma adjustments is 6.25%. A change of 1/8% in the assumed interest rate would impact interest expense by $0.2 million for the twelve months ended September 30, 2005 with a corresponding impact on net income for those respective periods.

(j)	Reflects the impact to the Interest of non-controlling partners’ in Inergy, L.P.’s net (income) loss from the allocation of the historical results of and purchase accounting adjustments due to the acquisitions of STAR GAS Propane, L.P. and Central New York Oil And Gas Company, LLC and eCORP MARKETING, LLC.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2005	March 31, 2006
		(Unaudited)
Assets
Current assets:
Cash	$9,586	$17,180
Accounts receivable, less allowance for doubtful accounts of $2,356 and $2,699 at September 30, 2005 and March 31, 2006, respectively	94,876	145,728
Inventories	117,812	48,916
Prepaid expenses and other current assets	23,231	10,923
Assets from price risk management activities	58,356	4,947

Total current assets	303,861	227,694
Property, plant and equipment
Tanks and plant equipment	552,548	650,336
Land and buildings	155,335	169,699
Vehicles	66,223	83,619
Office furniture and equipment	17,055	18,770
Construction in Process	13,613	15,524

	804,774	937,948
Less accumulated depreciation	(72,756)	(101,504)

Property, plant and equipment, net	732,018	836,444
Intangible assets:
Customer accounts	161,000	161,000
Covenants not to compete	30,606	36,530
Trademarks	32,845	32,845
Deferred financing costs	20,749	23,170
Deferred acquisition costs	725	690

	245,925	254,235
Less accumulated amortization	(30,989)	(38,396)

Intangible assets, net	214,936	215,839
Goodwill	256,596	300,927
Other assets	2,907	4,015

Total assets	$1,510,318	$1,584,919

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$104,202	$83,762
Accrued expenses	44,603	44,933
Customer deposits	68,567	28,488
Current portion of long-term debt	17,931	7,643
Liabilities from price risk management activities	49,572	4,547

Total current liabilities	284,875	169,373
Long-term debt, less current portion	569,909	717,207
Other long-term liabilities	11,966	14,669
Deferred income taxes	17,215	17,037
Interest of non-controlling partners in Inergy, L.P.	633,098	672,499
Partners’ capital
Common unitholders (20,000,000 units issued and outstanding as of September 30, 2005 and March 31, 2006, respectively)	(7,475)	(6,027)
Accumulated other comprehensive income	730	161

Total partners’ capital (deficiency)	(6,745)	(5,866)

Total liabilities and partners’ capital	$1,510,318	$1,584,919

See accompanying notes to the consolidated financial statements.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Unit Data)

(unaudited)

	Six Months Ended March 31,
	2005	2006
Revenue:
Propane	$580,708	$744,328
Other	91,185	170,739

	671,893	915,067
Cost of product sold (excluding depreciation and amortization as shown below)
Propane	416,045	537,704
Other	54,647	113,652

	470,692	651,356

Gross profit	201,201	263,711
Expenses:
Operating and administrative	94,343	126,736
Depreciation and amortization	21,234	38,077

Operating income	85,624	98,898

Other income (expense):
Interest expense, net	(14,613)	(28,376)
Write-off of deferred financing costs	(6,990)	—
Gain (loss) on sale of property, plant and equipment	100	(720)
Finance charges	912	1,435
Other	156	413

Income before income taxes and interest of non-controlling partners in Inergy’s net income	65,189	71,650
Provision for income taxes	(985)	(1,201)
Interest of non-controlling partners in Inergy, L.P.’s net income	(52,448)	(57,711)

Net income	$11,756	$12,738

Net income applicable to redeemable limited partners’ units	$188	$—

Net income applicable to limited partners’ units	$11,568	$12,738

Net income per limited partner:
Basic	$0.76	$0.64

Diluted	$0.72	$0.63

Weighted average limited partners’ units outstanding:
Basic	15,205	20,000

Diluted	16,090	20,199

See accompanying notes to the consolidated financial statements

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

(In Thousands)

(unaudited)

	Partners’ Common Interest (Deficit)	Accumulated Other Comprehensive Income	Total Partners’ Capital (Deficiency)
Balance at September 30, 2005	$(7,475)	$730	$(6,745)
Contribution from employee unit plans	210		210
Distributions	(11,500)		(11,500)
Comprehensive income:
Net income	12,738		12,738
Unrealized loss on derivative instruments, net of reclassification adjustments of $(342)		(569)	(569)

Comprehensive income			12,169

Balance at March 31, 2006	$(6,027)	$161	$(5,866)

See accompanying notes to the consolidated financial statements.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(unaudited)

	Six Months Ended March 31,
	2005	2006
Operating activities
Net income	$11,756	$12,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,008	29,272
Amortization	6,226	8,805
Amortization of deferred financing costs	852	1,199
Unit based compensation charges	—	321
Write-off of deferred financing costs	6,990	—
Provision for doubtful accounts	1,145	1,033
(Gain) loss on disposal of property, plant and equipment	(100)	720
Interest of non-controlling partners in Inergy, L.P.’s net income (loss)	52,448	57,711
Deferred income taxes	(135)	(178)
Net assets/(liabilities) from price risk management activities	(7,304)	2,960
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(43,539)	(39,174)
Inventories	49,184	87,383
Prepaid expenses and other current assets	5,837	12,889
Other assets	—	(91)
Accounts payable	(4,851)	(39,707)
Accrued expenses	12,638	(2,069)
Customer deposits	(38,215)	(50,537)

Net cash provided by operating activities	67,940	83,275

Investing activities
Acquisitions, net of cash acquired	$(574,949)	$(169,837)
Purchases of property, plant and equipment	(20,865)	(14,167)
Deferred acquisition costs incurred	—	(287)
Proceeds from sale of property, plant and equipment	1,331	3,995

Net cash used in investing activities	(594,483)	(180,296)
Financing activities
Proceeds from issuance of long-term debt	$1,312,270	$657,501
Principal payments on long-term debt	(938,494)	(522,918)
Purchase of subordinated units in Inergy	(3,079)	—
Net proceeds from partners’ contributions	5,576	—
Net proceeds from issuance of Inergy common units	230,171	24,766
Distributions to non-controlling partners in Inergy, L.P.	(22,568)	(38,315)
Distributions	(9,576)	(11,500)
Payments for deferred financing cost	(23,486)	(4,901)

Net cash provided by financing activities	550,814	104,633

Effect of foreign exchange rate changes on cash	51	(18)

Net increase in cash	24,322	7,594
Cash at beginning of period	2,308	9,586

Cash at end of period	$26,630	$17,180

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In Thousands)

(unaudited)

	Six Months Ended March 31,
	2005	2006
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$5,644	$25,837

Cash paid during the period for taxes	$1,030	$402

Supplemental schedule of noncash investing and financing activities
Additions to covenants not to compete through the issuance of noncompete obligations	$6,055	$5,131

Decrease in the fair value of long-term debt and related increase in the interest rate swap liability	$(2,746)	$3,726

Unrealized investment holding gain	$183	$—

Partner notes payable issued in connection with the payment of distributions	$15,000	$—

Distributions declared to non-controlling partners in Inergy	$14,545	$—

Distributions declared to be paid subsequent to March 31, 2005	$49,601	$—

Acquisitions of retail propane companies, net of cash acquired:
Current assets	$71,316	$31,778
Property, plant and equipment	318,151	124,247
Intangible assets	135,828	5,602
Goodwill	129,781	44,448
Other assets	1,359	732
Current liabilities	(75,431)	(31,839)
Non-compete liabilities	(6,055)	(5,131)

	$574,949	$169,837

See accompanying notes to the consolidated financial statements.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Organization and Basis of Presentation

Organization

The accompanying consolidated financial statements include the accounts of Inergy Holdings, L.P. (“Holdings” or the “Company”), its wholly owned subsidiaries, Inergy Partners, LLC (“Partners”), New Inergy Propane, LLC (“NIP”), Inergy GP, LLC (“GP”), IPCH Acquisition Corp. (“IPCHA”), Wilson Oil Company of Johnston County, Inc. (“Wilson”), Rolesville Gas & Oil Company, Inc. (“Rolesville”) and its controlled subsidiary Inergy, L.P. (“Inergy” or the “Partnership”). IPCHA, Wilson and Rolesville are all subsidiaries created as a result of transactions with Inergy. All significant intercompany transactions, including distribution income, and balances have been eliminated in consolidation.

The consolidated financial statements of the Company include the accounts of Inergy and its subsidiaries, including Inergy Propane, LLC (“Inergy Propane”) and its subsidiary Inergy Sales and Service, Inc. (“Services”), Inergy Acquisition Company, LLC and Inergy Finance Corp. Inergy Partners, LLC (the “Non-Managing General Partner”), a subsidiary of Holdings, owns the Non-Managing General Partner interest in Inergy. Inergy GP, LLC (the “Managing General Partner”), a wholly owned subsidiary of Holdings, has sole responsibility for conducting Inergy’s business and managing Inergy’s operations. The Company is a holding company whose principal business, through its subsidiaries, is its management of and ownership in Inergy.

As of March 31, 2006, Holdings owns an aggregate 10.4% interest in Inergy, inclusive of ownership of the Non-Managing General Partner and Managing General Partner. This ownership is comprised of an approximate 1.1% general partnership interest and a 9.3% limited partnership interest. The Company also owns all of the “incentive distribution rights” provided for in the Inergy partnership agreement, which entitles Holdings to receive increasing percentages, up to 48%, of any cash distributed by Inergy in excess of $0.33 per unit in any quarter.

Nature of Operations

Inergy conducts all of the business activities of the consolidated group and is engaged in the sale, distribution, storage, marketing, trading, processing and fractionation of propane, natural gas and other natural gas liquids. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings, as well as for agricultural purposes. Inergy’s operations are primarily concentrated in the Midwest, Northeast, and Southeast regions of the United States.

Basis of Presentation

The financial information contained herein as of March 31, 2006 and for the six-month periods ended March 31, 2006 and 2005 is unaudited. The Company believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. The Company also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The retail distribution business is largely seasonal due to propane’s primary use as a heating source in residential and commercial buildings. Accordingly, the results of operations for the six-month period ended March 31, 2006 is not indicative of the results of operations that may be expected for the entire year.

The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements of Inergy Holdings, L.P. and Subsidiaries and the notes thereto included in Form 10-K as filed with the Securities and Exchange Commission for the year ended September 30, 2005.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Conversion Transaction

On April 28, 2005, the Company converted from a Delaware limited liability company (Inergy Holdings, LLC) to a Delaware limited partnership (Inergy Holdings, L.P.). The net income (loss) per limited partner unit and units outstanding presented in the consolidated statements of operations gives effect to the Company’s reorganization as a limited partnership as if it occurred at the beginning of the periods presented.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on net income.

Note 2—Accounting Policies

Financial Instruments and Price Risk Management

Inergy utilizes certain derivative financial instruments to (i) manage its exposure to commodity price risk, specifically, the related change in the fair value of inventories, as well as the variability of cash flows related to forecasted transactions; (ii) to ensure adequate physical supply of commodity will be available; and (iii) manage its exposure to interest rate risk. Inergy records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value under the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. Changes in the fair value of these derivative instruments are recorded either through current earnings or as other comprehensive income, depending on the type of hedge transaction. Gains and losses on derivative instruments designated as cash flow hedges are reported in other comprehensive income and reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flow of the hedged item. The ineffective portion of all hedge transactions is recognized in current period earnings.

Inergy is party to certain commodity derivative financial instruments that are designated as hedges of selected inventory positions, and qualify as fair value hedges, as defined in SFAS 133. Inergy’s overall objective for entering into fair value hedges is to manage its exposure to fluctuations in commodity prices and changes in the fair market value of its inventories as well as to ensure an adequate physical supply will be available. These derivatives are recorded at fair value on the balance sheets as price risk management assets or liabilities and the related change in fair value is recorded to earnings in the current period as cost of product sold. Any ineffective portion of the gain or loss is recognized as cost of product sold in the current period.

Inergy also enters into derivative financial instruments that qualify as cash flow hedges, which hedge the exposure of variability in expected future cash flows attributable to a particular risk. These derivatives are recorded on the balance sheet at fair value as price risk management assets or liabilities. The effective portion of the gain or loss on these cash flow hedges is recorded in other comprehensive income in partner’s capital and reclassified into earnings in the same period in which the hedge transaction closes. Any ineffective portion of the gain or loss is recognized as cost of product sold in the current period.

Furthermore, Inergy has elected to use the special hedge accounting rules in SFAS 133 and hedge the fair value of certain of its inventory positions, whereby the hedge inventory is marked to market. Inventories purchased under energy contracts and not otherwise designated as being hedged are carried at the lower-of-cost or market.

The cash flow impact of derivative financial instruments is reflected as cash flows from operating activities in the consolidated statement of cash flows.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Revenue Recognition

Sales of propane and other liquids are recognized at the time product is shipped or delivered to the customer. Gas processing and fractionation fees are recognized upon delivery of the product. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service. Revenue from storage contracts is recognized during the period in which it is earned.

Expense Classification

Cost of product sold consists of tangible products sold including all propane and other natural gas liquids sold and all propane related appliances sold. Operating and administrative expenses consist of all expenses incurred by the Company other than those described above in cost of product sold and depreciation and amortization. Certain operating and administrative expenses and depreciation and amortization are incurred in the distribution of the product sales but are not included in cost of product sold. These amounts were $22.6 million and $41.4 million for the six month periods ended March 31, 2005 and 2006, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Inventories

Inventories for retail operations, which mainly consist of propane gas and other liquids, are stated at the lower of cost or market and are computed using the average-cost method. Wholesale propane inventories are stated at the lower of cost or market determined by using the average-cost method unless designated as being hedged by forward sales contracts. Wholesale propane inventories being hedged and carried at market at September 30, 2005 and March 31, 2006 amount to $85.8 million and $7.8 million, respectively. Inventories for facility and midstream operations are stated at the lower of cost or market determined using the first-in-first out method.

Inventories consist of (in thousands):

	September 30, 2005	March 31, 2006
Propane gas and other liquids	$110,085	$36,253
Appliances, parts and supplies	7,727	12,663

	$117,812	$48,916

Shipping and Handling Costs

Shipping and handling costs are recorded as part of cost of product sold at the time product is shipped or delivered to the customer except as discussed in “Expense Classification”.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Identifiable Intangible Assets

The Company has recorded certain identifiable intangible assets, including covenants not to compete, customer accounts, trademarks, deferred financing costs and deferred acquisition costs. Covenants not to compete, customer accounts and trademarks have arisen from the various acquisitions by Inergy. Deferred financing costs represent financing costs incurred in obtaining financing and are being amortized over the term of the debt. Deferred acquisition costs represent costs incurred on acquisitions that Inergy is actively pursuing.

Certain intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

Years
Covenants not to compete	2-10
Deferred financing costs	1-10
Customer accounts	15
Trademarks	—

Trademarks have been assigned an indefinite economic life and are not being amortized. However, they are subject to an annual impairment evaluation.

Income Per Unit

Basic net income per limited partner unit is computed by dividing net income applicable to partners’ common interest by the weighted average number of units outstanding. Diluted net income per limited partner unit is computed by dividing net income by the weighted average number of units outstanding and the effect of dilutive units granted under the long-term incentive plan. The following table presents the calculation of basic and dilutive net income per limited partner unit for the six months ended March 31, 2006, and on a pro forma basis for the six months ended March 31, 2005, as if the conversion transaction had occurred at the beginning of the periods presented (in thousands, except per unit data):

	Six Months Ended March 31,
	2005	2006
	(Pro forma)
Numerator:
Net income	$11,756	$12,738
Less: Net income applicable to redeemable partners’ interest	188	—

Limited partners’ interest in net income—basic and diluted	$11,568	$12,738

Denominator:
Weighted average limited partners’ units outstanding	13,570	20,000
Effect of distributions in excess of earnings(1)	1,635	—

Weighted average limited partners’ units outstanding-basic	15,205	20,000
Effect of dilutive units	885	199

Weighted average limited partners’ units outstanding—dilutive	16,090	20,199

Net income per limited partner unit:
Basic	$0.76	$0.64

Diluted	$0.72	$0.63

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(1)	Distributions during the six-months ended March 31, 2005 exceeded earnings by $32.7 million. In contemplation of a per share value of $20.00, an additional 1,635 units have been reflected in the pro forma per unit calculation. Distributions did not exceed earnings during the six months ended March 31, 2006.

Accounting for Unit-Based Compensation

The Company has a unit-based employee compensation plan, which is accounted for under the provisions of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and amends FASB Statement No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

Inergy GP, LLC sponsors the Inergy Holdings Long-Term Incentive Plan for the employees, directors, and consultants of the general partner and employees, directors, and consultants of the Company’s affiliates which perform services for the Company. The long-term incentive plan consists of four components: restricted units, phantom units, unit appreciation rights and unit options. The Company has not granted restricted units, phantom units, or unit appreciation rights under the Inergy Holdings Long-Term Incentive Plan as of March 31, 2006. The long-term incentive plan limits the aggregate number of units that may be delivered pursuant to awards to 2,000,000 units. Through March 31, 2006, the Company has granted an aggregate of 675,000 unit options outstanding pursuant to the long-term incentive plan. The plan is administered by the compensation committee of the board of directors of the general partner.

The Company adopted SFAS No. 123(R) on October 1, 2005 using the modified prospective method. Under the modified prospective method, compensation cost is recognized beginning with the effective date (a) for all share-based payments granted after the effective date and (b) for all awards granted to employees prior to effective date of SFAS No. 123(R) that remain unvested as of the effective date. Under this method, SFAS 123(R) applies to new awards and to awards modified, repurchased, or cancelled after the adoption date of October 1, 2005. The compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of October 1, 2005 will be recognized as the requisite service is rendered. The compensation cost for that portion of awards is based on the fair value of those awards as of the grant-date and was calculated for pro forma disclosures under SFAS 123. The compensation cost for those earlier awards is attributed to periods beginning on or after October 1, 2005 using the attribution method that was used under SFAS 123.

The amount of compensation expense recorded by the Company under the provisions of SFAS 123(R) during the six months ended March 31, 2006 was $0.3 million. The implementation of SFAS 123(R) did not significantly impact earnings per share or cash flows from operations for the periods presented.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following table illustrates the effect on net income and net income per limited partner unit as if the Company had applied the fair value recognition provision of SFAS No. 123(R) to unit-based employee compensation for the six months ended March 31, 2005. For purposes of pro forma disclosures, the estimated fair value of an option is amortized to expense over the option’s vesting period (in thousands, except per unit data).

Six Months Ended March 31, 2005
Net income applicable to limited partner units as reported	$11,568
Deduct: Total unit-based employee compensation expense determined under fair value method of all awards	15

Pro forma net income	$11,553

Pro forma net income per limited partner unit:
Basic—as reported	$0.76

Basic—pro forma	$0.76

Diluted—as reported	$0.72

Diluted—pro forma	$0.72

Unit Options.     Unit options issued under the long-term incentive plan will generally have an exercise price equal to the fair market value of the units on the date of the grant. In general, unit options granted under the long-term incentive plan will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a Change in Control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the compensation committee provide otherwise.

The weighted-average remaining contract life for options outstanding at March 31, 2006 is approximately ten years. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option pricing model. Expected volatility was based on a combination of historical and implied volatilities of the Company’s stock over a period at least as long as the options’ expected term. The expected life represents the period of time that the options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of the grant of the share options with remaining terms equal to the expected of the share options.

Expected volatility	.266
Distribution yield	3.6%
Expected life of option in years	5
Risk-free interest rate	4.58%

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

A summary of the Company’s unit option activity for the six months ended March 31, 2006 is as follows:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at September 30, 2005	675,000	$23.40
Granted	20,000	34.61
Exercised	—	—
Forfeited	(20,000)	(22.50)

Outstanding at March 31, 2006	675,000	$24.43	9.7

Exercisable at March 31, 2006	—	—

The weighted average grant-date fair value of options granted as of March 31, 2006 was $7.27. The aggregate intrinsic value of options outstanding at March 31, 2006 was $7.2 million. There were no options exercisable at March 31, 2006. Aggregate intrinsic value represents the positive difference between the Company’s closing stock price on the last trading day of the fiscal period, which was $35.09 on March 31, 2006, and the exercise price multiplied by the number of options outstanding.

As of March 31, 2006, there was $1.8 million of total unrecognized compensation cost related to unvested share-based compensation awards granted to employees under the restricted stock and unit option plans. That cost is expected to be recognized over a period of 4.7 years. There were no shares vested as of March 31, 2006.

Inergy, L.P. Long-Term Incentive Plan

Inergy GP, LLC sponsors the Long-Term Incentive Plan for its employees, consultants, and directors and the employees of its affiliates that perform services for Inergy. The long-term incentive plan currently permits the grant of awards covering an aggregate of 1,735,100 common units, which can be granted in the form of unit options and/or restricted units; however, not more than 565,600 restricted units may be granted under the plan. With the exception of 56,000 unit options (exercise prices from $1.92 to $5.34) granted to non-executive employees in exchange for option grants made by the predecessor in fiscal 1999, all of which have been grandfathered into the long-term incentive plan and are presented as grants in the table below, all units granted under the plan will vest no sooner than, and in the same proportion as, Senior Subordinated Units convert into common units.

Unit Options.    Unit options issued under the long-term incentive plan will generally have an exercise price equal to the fair market value of the units on the date of the grant. In general, unit options will expire after 10 years and are subject to the vesting provisions of the Subordination Period. In general, the Subordination Period will continue indefinitely until the first day of any quarter beginning after June 30, 2006 for the Senior Subordinated Units and June 30, 2008 for the Junior Subordinated Units in which distributions of Available Cash equal or exceed the Minimum Quarterly Distribution on the common units and the Subordinated Units for each of the three consecutive four-quarter periods immediately preceding such date. On August 13, 2004, 1,656,684 Senior Subordinated Units were converted. Prior to the end of the Subordination Period, 286,272 Junior Subordinated Units will convert to common units after June 30, 2006 and 286,272 Junior Subordinated Units will convert to common units after June 30, 2007, if distributions of Available Cash on the common units and Subordinated Units equal or exceed the Minimum Quarterly Distribution for each of the three consecutive four-

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

quarter periods preceding such date. Upon expiration of the Subordination Period, all remaining Subordinated Units will convert to common units. In addition, most unit option grants made under the plan provide that the unit options will become exercisable upon a change of control of the managing general partner or Inergy. None of the outstanding unit options were exercisable at March 31, 2006.

The weighted-average remaining contract life for options outstanding at March 31, 2006 is approximately seven years. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option pricing model. Expected volatility was based on a combination of historical and implied volatilities of the Company’s stock over a period at least as long as the options’ expected term. The expected life represents the period of time that the options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of the grant of the share options with remaining terms equal to the expected of the share options.

Expected volatility	.167
Distribution yield	8.17%
Expected life of option in years	5
Risk-free interest rate	4.6%

A summary of Inergy L.P.’s unit option activity for the six months ended March 31, 2006 is as follows:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at September 30, 2005	1,112,564	$14.87
Granted	6,500	26.36
Exercised	—	—
Forfeited	(20,000)	(19.43)

Outstanding at March 31, 2006	1,099,064	$14.85	6.8

Exercisable at March 31, 2006	—	—	—

The weighted average grant-date fair value of options granted as of March 31, 2006 was $1.56. The aggregate intrinsic value of options outstanding at March 31, 2006 was $13.1 million. There were no options exercisable at March 31, 2006. Aggregate intrinsic value represents the positive difference between the Company’s closing stock price on the last trading day of the fiscal period, which was $26.75 on March 31, 2006, and the exercise price multiplied by the number of options outstanding.

Restricted Units.    A restricted unit is a common unit that vests over a period of time and that during such time is subject to forfeiture. The compensation committee may make grants of restricted units to employees, directors and consultants containing such terms as the compensation committee determines. The compensation committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the restricted units will vest upon a change in control of the managing general partner of Inergy. If a grantee’s employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Inergy intends the restricted units to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

participants will not pay any consideration for the common units they receive, and Inergy will receive no cash remuneration for the units.

On March 20, 2006, the compensation committee granted 20,000 restricted units. These restricted units vest over a three year period beginning three years from the grant date, subject to the achievement of certain specified performance objectives. Failure to meet the performance objectives will result in forfeiture and cancellation of the restricted units. Inergy recognizes expense on these shares each quarter using an estimate of the shares expected to vest multiplied by the closing price of the Inergy’s common stock of $27.09 on the date of grant.

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”) establishes standards for reporting information about operating segments, as well as related disclosures about products and services, geographic areas, and major customers. Further, SFAS 131 defines operating segments as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. In determining reportable segments under the provisions of SFAS 131, Inergy examined the way it organizes its business internally for making operating decisions and assessing business performance. See Note 7 for disclosures related to the Company’s propane and midstream segments.

Recently Issued Accounting Pronouncements

SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”) is a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 applies to all voluntary changes in accounting principle and changes the accounting for and a reporting of a change in accounting principle. SFAS 154 requires retrospective application to the prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS 154 is effective for the accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 clarifies that the term conditional retirement obligation, as used in FASB Statement No. 143, Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing or method of settlement, or both, are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is required to be adopted for the fiscal year ended September 30, 2006 and the Company is currently assessing the impact on its financial statements.

EITF 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty addresses the accounting for an entity’s sale of inventory to another entity from which it also purchases inventory to be sold in the same line of business. EITF 04-13 concludes that two or more inventory transactions with the same counterparty should be accounted for as a single non-monetary transaction at fair value or recorded amounts based on inventory classifications. EITF 04-13 is effective for new arrangements entered into, and modifications or renewal of existing arrangements, beginning in the first interim or annual reporting period beginning after March 15, 2006. The Company is evaluating the potential impact of EITF 04-13 and does not believe it will have a material effect on its financial position, results of operations and cash flows.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 3—Long-Term Debt

Long-term debt consisted of the following (in thousands):

	September 30, 2005	March 31, 2006
Inergy, L.P. Credit agreement	$126,800	$64,200
Inergy, L.P. Senior unsecured notes	423,352	619,627
Inergy, L.P. Obligations under noncompetition agreements and notes to former owners of businesses acquired	9,579	12,164
Inergy Holdings, L.P. bank facility	3,109	3,859
Inergy Holdings, L.P. term loan	25,000	25,000

	587,840	724,850
Less current portion	17,931	7,643

	$569,909	$717,207

On July 22, 2005, the Company executed a credit agreement (“Bank Facility”) with a bank. The Bank Facility consists of a $15 million working capital revolver for Inergy Holdings, L.P. and a $5 million working capital revolver for IPCH Acquisition Corp. The maturity date of the bank facility is July 22, 2008, and is collateralized by certain of our interests in Inergy, L.P. In addition, the Bank Facility is guaranteed by New Inergy Propane, LLC. The prime rate and LIBOR plus the applicable spreads were 6.38% at March 31, 2006, for all outstanding debt under the Bank Facility. The Bank Facility contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unit holders, and require financial reports to be submitted periodically to the financial institutions.

Inergy’s credit agreement (“Credit Agreement”) consists of a $75 million revolving working capital facility (the “Working Capital Facility”) and a $350 million revolving acquisition facility (the “Acquisition Facility”). At September 30, 2005 and March 31, 2006, the balance outstanding under the Credit Agreement included $20 million and $14.2 million, respectively, under the Working Capital Facility. The prime rate and LIBOR plus the applicable spreads were between 6.19% and 7.75% at September 30, 2005, and between 6.61% and 8.25% at March 31, 2006, for all outstanding debt under the Credit Agreement. Unused borrowings under the Credit Agreement amounted to $276.2 million and $325.6 million at September 30, 2005 and March 31, 2006, respectively.

On January 11, 2006, Inergy, L.P. and its wholly owned subsidiary Inergy Finance Corporation issued $200 million aggregate principal amount of 8.25% senior unsecured notes due 2016 in a private placement to eligible purchasers. The senior unsecured notes contain covenants similar to Inergy’s existing senior unsecured notes due 2014. Inergy used the net proceeds of the offering to repay outstanding indebtedness under the revolving acquisition credit facility. The notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The senior unsecured notes are jointly and severally guaranteed by all of Inergy’s current domestic subsidiaries. The notes have certain call features which allow Inergy to redeem the notes at specified prices based on date redeemed.

During the quarter ending March 2005, Inergy entered into four interest rate swap agreements scheduled to mature in December 2014, each designed to hedge $25 million in underlying fixed rate senior unsecured notes. These swap agreements, which expire on the same date as the maturity date of the related senior unsecured notes and contain call provisions consistent with the underlying senior unsecured notes, require the counterparty to pay Inergy an amount based on the stated fixed interest rate on the notes due every six months. In exchange, Inergy is

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

required to make semi-annual floating interest rate payments on the same dates to the counterparty based on an annual interest rate equal to the 6 month LIBOR interest rate plus spreads between 1.95% and 2.20% applied to the same notional amount of $100 million. The swap agreements have been recognized as fair value hedges. Amounts to be received or paid under the agreements are accrued and recognized over the life of the agreements as an adjustment to interest expense. During the six months ended March 31, 2006, Inergy recognized an approximate $3.7 million decrease in the fair market value of the related senior unsecured notes at March 31, 2006 with a corresponding change in the fair value of its interest rate swaps, which are recorded in other liabilities. The fair value of the interest rate swaps was $5.4 million at March 31, 2006.

At March 31, 2006, the Company was in compliance with all of its debt covenants.

Note 4—Business Acquisitions

During the first week of October 2005, Inergy finalized three acquisitions including Atlas Gas Products, Inc., Dowdle Gas, and Graeber Brothers Inc. In January 2006, Inergy executed an agreement to purchase Propane Gas Service, Inc. located in South Windsor, CT. Additionally, on March 31, 2006, Inergy executed an agreement to purchase Delta Gas Company, which is located in Southern Florida. The aggregate purchase price for these acquisitions, net of cash acquired was $169.5 million. The purchase price allocation for these acquisitions has been prepared on a preliminary basis and changes may occur when additional information becomes available.

The operating results for these acquisitions are included in the consolidated results of operations from the dates of acquisition through March 31, 2006.

The purchase price allocation of Stagecoach has been prepared on a preliminary basis, and changes may occur when additional information becomes available.

Note 5—Partner’s Capital

On November 14, 2005, a quarterly distribution of $0.27 per limited partner unit was paid to unitholders of record on November 7, 2005 with respect to the fourth fiscal quarter of 2005, which totaled $5.4 million. On February 14, 2006, a quarterly distribution of $0.29 per limited partner unit was paid to unitholders of record on February 7, 2006 with respect to the first fiscal quarter of 2006, which totaled $5.8 million. On April 26, 2006, Inergy Holdings, L.P. declared a distribution of $0.32 per limited partner unit to be paid on May 15, 2006 to unitholders of record on May 8, 2006 for a total distribution of $6.4 million with respect to its second fiscal quarter of 2006.

Note 6—Commitments and Contingencies

Inergy periodically enters into agreements to purchase fixed quantities of liquid propane and distillates at fixed prices with suppliers. At March 31, 2006, the total of these firm purchase commitments was approximately $68.5 million. Inergy also enters into agreements to purchase quantities of liquid propane and distillates at variable prices with suppliers at future dates at the then prevailing market prices.

At March 31, 2006, Inergy was contingently liable for letters of credit outstanding totaling $35.2 million, which guarantee various transactions.

The Company is periodically involved in litigation proceedings. The results of litigation proceedings cannot be predicted with certainty; however, management believes that the Company does not have material potential

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

liability in connections with these proceedings that would have a significant financial impact on its consolidated financial condition or results of operations.

Inergy utilizes third-party insurance subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with workers’ compensation claims and general, product, vehicle, and environmental liability. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred when using certain assumptions followed in the insurance industry and based on past experience. Using these factors, during the quarter ended March 31, 2006, Inergy reduced its self-insurance reserve by $2.3 million.

To the extent they have not already been paid, certain employees of Inergy are entitled to receive up to $1.7 million in aggregate of bonus payments at the end of the subordination periods of Inergy’s Junior and Senior Subordinated Units. As these amounts will only become due if the employees remain employed by Inergy, no amount has been accrued at March 31, 2006.

Note 7—Segments

The Company’s financial statements reflect two operating and reportable segments: propane operations and midstream operations. The Company’s propane operations include propane sales to end users, the sale of propane-related appliances and service work for propane-related equipment, the sale of distillate products and wholesale distribution of propane and marketing and price risk management services to other users, retailers and resellers of propane. The Company’s midstream operations include storage of natural gas liquids for third parties, fractionation of natural gas liquids, processing of natural gas liquids, and the distribution of natural gas liquids. Results of operations for acquisitions that occurred during the six months ended March 31, 2006 are included in the propane segment.

The identifiable assets associated with each reportable segment include accounts receivable and inventories. Goodwill is also presented for each segment. The net asset/liability from price risk management, as reported in the accompanying consolidated balance sheets, is related to the propane segment.

Revenues, gross profit, identifiable assets and goodwill for each of the Company’s reportable segments are presented below. The March 31, 2005 segment disclosures have been restated to conform to the current period presentation.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following segment information is presented in thousands of dollars:

	Six Months Ended March 31, 2005
	Propane Operations	Midstream Operations	Intersegment Eliminations	Total
Retail propane revenues	$364,388	$—	$—	$364,388
Wholesale propane revenues	201,650	14,670	—	216,320
Storage, fractionation and other midstream revenues	—	22,276	—	22,276
Transportation revenues	5,273	—	—	5,273
Propane-related appliance sales revenues	4,361	—	—	4,361
Retail service revenues	8,256	—	—	8,256
Rental service and other revenues	6,158	—	—	6,158
Distillate revenues	44,861	—	—	44,861
Gross profit	193,320	7,881	—	201,201
Identifiable assets	143,248	9,460	—	152,708
Goodwill	215,214	—	—	215,214

	Six Months Ended March 31, 2006
	Propane Operations	Midstream Operations	Intersegment Eliminations	Total
Retail propane revenues	$511,848	$—	$—	511,848
Wholesale propane revenues	222,276	10,204	—	232,480
Storage, fractionation and other midstream revenues	—	70,333	(311)	70,022
Transportation revenues	4,836	—	—	4,836
Propane-related appliance sales revenues	13,354	—	—	13,354
Retail service revenues	9,546	—	—	9,546
Rental service and other revenues	10,034	—	—	10,034
Distillate revenues	62,947	—	—	62,947
Gross profit	242,592	21,119	—	263,711
Identifiable assets	182,398	12,233	—	194,631
Goodwill	277,831	23,096	—	300,927

Note 8—Subsequent Events

On April 17, 2006, Inergy announced it has executed an agreement to purchase the assets of Homestead Gas Company, Inc. This combined with the acquisition of Delta Gas Company (see Note 4) added approximately 5,000 customers from three retail locations in the Miami, Homestead and Key Largo, FL areas.

Note 9—Restatements

On May 18, 2006, the Board of Directors of Inergy Holdings GP, LLC, the general partner of the Company, concluded that it will defer the previously recorded non-cash gains on the limited partnership units of Inergy it owns and restate its consolidated financial statements for the fiscal years ended September 30, 2005 and its unaudited interim statements for the six month periods ended March 31, 2006 and 2005, respectively, based on the application of Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary” (“SAB 51”). The changes have no prior, current or future impact on the cash available for distributions to unitholders.

SAB 51 permits a parent company to recognize a gain and adjust the carrying value of its ownership of a subsidiary when the subsidiary sells additional equity interests in a public or private offering, in certain

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

circumstances. However, in light of clarification provided in a speech by SEC staff, gain recognition under SAB 51 does not apply when the subsidiary is a partnership that sells a class of equity securities that has distribution rights over any other class of equity interests. Accordingly, the Company will reflect the proceeds from issuance of Inergy common units as a minority interest in its financial statements; and any gain that may be recognized will be recorded at such time as all Inergy subordinated and special units have converted to common units.

The restatement resulted in the following revisions to the financial statements and related note disclosures: (in thousands, except per unit data)

Consolidated Balance Sheets

	September 30, 2005	March 31, 2006
		(Unaudited)
As Previously Reported
Liabilities and partners’ capital
Deferred income taxes	$21,382	$21,021
Interest of non-controlling partners in Inergy L.P.	568,278	606,704
Common unitholders	53,178	55,782
Total partners’ capital	$53,908	$55,945
Restated
Liabilities and partners’ capital
Deferred income taxes	$17,215	$17,037
Interest of non-controlling partners in Inergy L.P.	633,098	672,499
Common unitholders	(7,475)	(6,029)
Total partners’ capital (deficiency)	$(6,745)	$(5,866)

Consolidated Statements of Operations

	Six Months Ended March 31,
	2005	2006
As Previously Reported
Gain on issuance of units in Inergy, L.P.	$16,030	$972
Provision for income taxes	(2,291)	(1,018)
Net income	26,480	13,893
Net income applicable to redeemable limited partners’ units	424	—
Total limited partners’ interest in net income	$26,056	$13,893
Net income per limited partner unit
Basic	$1.71	$0.69
Diluted	$1.62	$0.69
Restated
Gain on issuance of units in Inergy, L.P.	$—	$—
Provision for income taxes	(985)	(1,201)
Net income	11,756	12,738
Net income applicable to redeemable limited partners’ units	188	—
Total limited partners’ interest in net income	$11,568	$12,738
Net income per limited partner unit
Basic	$0.76	$0.64
Diluted	$0.72	$0.63

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Consolidated Statements of Partners’ Capital
	Partners’ Common Interest (Deficit)	Total Partners’ Capital (Deficiency)
As Previously Reported
Balance at September 30, 2005	$53,178	$53,908
Net income	13,893	13,893
Comprehensive income		13,326
Balance at March 31, 2006	$55,782	$55,945
Restated
Balance at September 30, 2005	$(7,475)	$(6,745)
Net income	12,738	12,738
Comprehensive income		12,169
Balance at March 31, 2005	$(6,027)	$(5,866)

The restatement resulted in the following revisions to the notes to consolidated financial statements presented herein as follows: (in thousands, except per share unit data)

Accounting Policies

Accounting for Unit-Based Compensation

Six Months Ended March 31, 2005
As Previously Reported
Net income applicable to limited partner units as reported	$26,056
Pro forma net income	$26,042
Pro forma net income per limited partner unit:
Basic—as reported	$1.71
Basic—pro forma	$1.71
Diluted—as reported	$1.62
Diluted—pro forma	$1.62
Restated
Net income applicable to limited partner units as reported	$11,568
Pro forma net income	$11,553
Pro forma net income per limited partner unit:
Basic—as reported	$0.76
Basic—pro forma	$0.76
Diluted—as reported	$0.72
Diluted—pro forma	$0.72

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Partners

Inergy Holdings, L.P. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Inergy Holdings, L.P. and Subsidiaries (the Company) as of September 30, 2005 and 2004, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended September 30, 2005. Our audits also included the financial statement schedule listed at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inergy Holdings, L.P. and Subsidiaries at September 30, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2005 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 18, the consolidated balance sheets of the Company as of September 30, 2005 and 2004 and the related consolidated statements of operations, partners’ capital and cash flows for each of the three years in the period ended September 30, 2005 have been restated to eliminate gains previously recognized on the sale of partnership units.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

December 8, 2005, except for Note 18

as to which the date is May 18, 2006

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2004	2005
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$2,308	$9,586
Accounts receivable, less allowance for doubtful accounts of $1,078 and $2,356 at September 30, 2004 and 2005, respectively	49,441	94,876
Inventories	56,404	122,387
Prepaid expenses and other current assets	5,499	23,231
Assets from price risk management activities	23,015	58,356

Total current assets	136,667	308,436
Property, plant and equipment:
Land and buildings	20,246	156,823
Office furniture and equipment	10,173	18,088
Vehicles	32,719	68,783
Tanks and plant equipment	189,519	556,505

	252,657	800,199
Less accumulated depreciation	(37,404)	(72,756)

Property, plant and equipment, net	215,253	727,443
Intangible assets (Note 2):
Covenants not to compete	11,498	30,606
Deferred financing costs	5,500	20,749
Deferred acquisition costs	104	725
Trademarks	2,500	32,845
Customer accounts	74,154	161,000

	93,756	245,925
Less accumulated amortization	(17,398)	(30,989)

Intangible assets, net	76,358	214,936
Goodwill	82,934	256,596
Other assets	529	2,907

Total assets	$511,741	$1,510,318

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$54,690	$104,202
Accrued expenses	13,998	54,922
Customer deposits	15,977	68,567
Liabilities from price risk management activities	29,640	49,572
Current portion of long-term debt (Note 4)	25,017	17,931
Current portion of promissory notes	1,500	—

Total current liabilities	140,822	295,194

Long-term debt, less current portion (Note 4)	128,236	569,909
Long-term promissory notes	13,500	—
Other long-term liabilities	—	1,647
Deferred income taxes	17,998	17,215
Interest of non-controlling partners in Inergy, L.P	246,001	633,098

Partners’ capital (deficiency) (Note 8)
Common unitholders (12,550,000 and 20,000,000 units issued and outstanding as of September 30, 2004 and 2005, respectively)	(35,015)	(7,475)
Accumulated other comprehensive income	199	730

Total partners’ capital (deficiency)	(34,816)	(6,745)

Total liabilities and partners’ capital	$511,741	$1,510,318

See accompanying notes.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Unit Data)

	Year Ended September 30,
	2003	2004	2005
Revenue:
Propane	$343,578	$431,202	$851,613
Other	19,787	51,294	198,523

	363,365	482,496	1,050,136
Cost of product sold (excluding depreciation and amortization as shown below)
Propane	258,986	334,231	593,148
Other	8,024	24,822	131,075

	267,010	359,053	724,223
Gross profit	96,355	123,443	325,913
Expenses:
Operating and administrative	59,424	81,388	197,582
Depreciation and amortization	13,843	21,089	50,413

Operating income	23,088	20,966	77,918
Other income (expense):
Interest expense, net	(9,947)	(7,917)	(36,061)
Write-off of deferred financing costs	—	(1,216)	(7,585)
Make whole premium charge	—	(17,949)	—
Swap value received	—	949	—
Gain (loss) on sale of property, plant and equipment	(91)	(203)	(679)
Finance charges	339	704	1,817
Other	86	117	251

Income (loss) before income taxes and interest of non-controlling partners in Inergy, L.P.	13,475	(4,549)	35,661
Provision for income taxes	(442)	(201)	(501)
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	(10,041)	4,827	(26,831)

Net income	$2,992	$77	$8,329

Total limited partners’ interest in net income	$2,992	$77	$8,329

Net income per limited partner unit:(1)
Basic	$0.24	$0.01	$0.49

Diluted	$0.19	$0.00	$0.48

Weighted average limited partners’ units outstanding(1)
Basic	12,373	12,550	17,140

Diluted	16,090	16,090	17,186

(1)	Adjusted to give effect to the conversion transaction.

See accompanying notes.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(In Thousands)

	Partners’ Common Interest (Deficit)	Accumulated Other Comprehensive Income	Total Partners’ Capital (Deficiency)
Balance at September 30, 2002	$387	$2	$389
Distribution by the Company of Inergy, L.P. senior and junior subordinated units in exchange for a member’s common interest in the Company	(139)	—	(139)
Partners’ contributions	3,689	—	3,689
Partners’ distributions	(4,746)	—	(4,746)
Comprehensive income:
Net income	2,992	—	2,992
Unrealized gain on investments in marketable securities	—	42	42

Comprehensive income			3,034

Balance at September 30, 2003	2,183	44	2,227

Redemption of members’ interest	(2,250)	—	(2,250)
Partners’ contributions	1,500	—	1,500
Partners’ distributions	(36,525)	—	(36,525)
Comprehensive income:
Net income	77	—	77
Unrealized gain on investments in marketable securities	—	155	155

Comprehensive income			232

Balance at September 30, 2004	(35,015)	199	(34,816)

Net proceeds from issuance of Common Units	80,002	—	80,002
Redemption of Partner’s interest	(2,987)		(2,987)
Partner contributions	5,576	—	5,576
Partner distributions	(63,380)	—	(63,380)
Comprehensive income:
Net income	8,329	—	8,329
Unrealized gain on derivative instruments		730	730
Change in unrealized gain (loss) on investments in marketable securities		(199)	(199)

Comprehensive income			8,860

Balance at September 30, 2005	$(7,475)	$730	$(6,745)

See accompanying notes.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended September 30,
	2003	2004	2005
Operating activities
Net income	$2,992	$77	$8,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,856	15,325	37,328
Amortization	3,987	5,764	13,085
Amortization of deferred financing costs	1,506	1,686	1,947
Write-off of deferred financing costs	—	1,216	7,585
Provision for doubtful accounts	719	214	1,966
Make whole premium charge	—	17,949	—
(Gain) loss on disposal of property, plant and equipment	91	201	679
Interest of non-controlling partners in Inergy, L.P.’s net income (loss)	10,041	(4,827)	26,831
Deferred income taxes	(61)	(1,596)	(782)
Net price risk management activities	(7,757)	9,730	(10,008)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(7,420)	(23,157)	(19,722)
Inventories	7,038	(19,048)	(34,669)
Prepaid expenses and other current assets	(407)	(912)	(71)
Other assets	43	37	(219)
Accounts payable	6,998	24,603	19,378
Accrued expenses	2,981	(219)	13,997
Customer deposits	2,965	4,089	18,511

Net cash provided by operating activities	33,572	31,132	84,165

Investing activities
Acquisitions, net of cash acquired	(26,063)	(85,154)	(810,159)
Purchases of property, plant and equipment	(6,230)	(14,521)	(34,122)
Deferred acquisition costs incurred	(2,094)	(900)	(621)
Proceeds from sale of property, plant and equipment	720	2,245	4,141
Proceeds from sale of marketable securities	—	500	—
Purchase of marketable securities	(573)	—	—
Other	1	—	—

Net cash used in investing activities	(34,239)	(97,830)	(840,761)
Financing activities
Proceeds from issuance of long-term debt	$174,794	$388,467	$1,716,040
Principal payments on long-term debt	(172,989)	(367,644)	(1,302,686)
Deferred financing costs incurred	(821)	(235)	(24,284)
Payment of make whole premium charge	—	(17,949)	—
Purchase of subordinated units in Inergy, L.P.	(10)	(1,026)	(3,079)
Net proceeds from partners’ contributions	3,689	1,500	5,576
Net proceeds from issuance of Common Units	—	—	80,002
Net proceeds from issuance of Common Units of Inergy, L.P.	23,339	113,219	410,554
Redemption of partners’ interest	—	(2,250)	(2,987)
Distributions to non-controlling partners in Inergy, L.P.	(19,039)	(29,505)	(51,950)
Distributions	(4,746)	(21,525)	(63,380)

Net cash provided by financing activities	4,217	63,052	763,806

Effect of foreign exchange rate changes on cash	9	18	68

Net increase (decrease) in cash	3,559	(3,628)	7,278
Cash at beginning of year	2,377	5,936	2,308

Cash at end of year	$5,936	$2,308	$9,586

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In Thousands)

	Year Ended September 30,
	2003	2004	2005
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$8,706	$6,257	$30,152

Cash paid during the year for taxes	732	996	1,655

Supplemental schedule of noncash investing and financing activities
Additions to covenants not to compete through the issuance of noncompete obligations	$1,953	$2,569	$7,881

Acquisitions through the issuances of Common Units and Senior Subordinated Units	45,100	—	—

Acquisition of retail propane companies through the assumption of seller debt	2,218	—	—

Increase (decrease) in the fair value of long-term debt and the related interest rate swap	556	(316)	(1,647)

Distributions declared to be paid subsequent to September 30, 2004	—	15,000	—

Change in unrealized investment holding gain	42	155	(199)

Distribution by the Company of Inergy subordinated units in exchange for a member’s common interest in the Company	1,065	—	—

Partner notes payable issued in connection with the payment of distributions	$—	$—	$15,000

Acquisitions, net of cash acquired:
Current assets	$3,687	$6,304	$76,655
Property, plant and equipment	37,089	60,503	520,215
Intangible assets	21,164	19,079	138,799
Goodwill	18,473	11,531	171,152
Other assets	—	—	2,359
Current liabilities	(5,079)	(9,694)	(91,140)
Non-compete liabilities	(1,953)	(2,569)	(7,881)
Long-term debt	(2,218)	—	—
Partner’s capital	(45,100)	—	—

	$26,063	$85,154	$810,159

See accompanying notes.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Accounting Policies

Organization

Inergy Holdings, L.P. (formerly Inergy Holdings, LLC) (the Company) was formed on November 12, 1996 as a Delaware limited liability company. The Company shall exist as a separate legal entity until the cancellation of the certificate of conversion and the certificate of limited partnership as provided in the Delaware Revised Uniform Limited Partnership Act (the Delaware Act). The limited partners have no liability in excess of contributions to the Company. The general partner of the Company is Inergy Holdings GP, LLC. The Company is engaged in the investment in propane and other natural gas liquids companies. The voting partners of the Company holding the majority of the common interest conduct the business affairs of the Company. Inergy Partners, LLC, the non-managing general partner of Inergy, L.P. and holder of the approximate 1.2% general partner interest therein, and Inergy GP, LLC, the managing general partner of Inergy, L.P. (Inergy or the Partnership), are both wholly owned subsidiaries of the Company.

Inergy was formed on March 7, 2001 as a Delaware limited partnership. The Partnership and its subsidiary Inergy Propane, LLC (Inergy Propane or the Operating Company) were formed to acquire, own and operate the propane business and substantially all the assets and liabilities (other than a portion of the cash and deferred income tax liabilities) of Inergy Partners, LLC and subsidiaries. In addition, Inergy Sales and Service, Inc. (Services), a subsidiary of the Operating Company, was formed to acquire and operate the service work and appliance parts and sales business of Inergy Propane. The Partnership, the Operating Company, and Services are collectively referred to hereinafter as the Partnership Entities. In order to simplify the Partnership’s obligations under the laws of several jurisdictions in which the Partnership will conduct business, the Partnership’s activities are conducted primarily through the Operating Company.

Inergy is managed by Inergy GP, LLC. Pursuant to the Partnership Agreement, Inergy GP, LLC or any of its affiliates is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of Inergy and all other necessary or appropriate expenses allocable to Inergy or otherwise reasonably incurred by Inergy GP, LLC in connection with operating the Partnership’s business. These costs, which totaled approximately $2.1 million, $2.9 million and $3.0 million for the years ended September 30, 2003, 2004 and 2005, respectively, include compensation and benefits paid to officers and employees of Inergy GP, LLC and its affiliates.

The Company owns all of the “incentive distribution rights” provided for in Inergy L.P.’s partnership agreement, which entitles it to receive increasing percentages, up to 48%, of any cash distributed by the Partnership in excess of $0.33 per unit in any quarter. In addition, as of September 30, 2005, the Company and its subsidiaries own 1,717,551 Inergy Common Units, 1,093,865 senior subordinated units and 975,924 junior subordinated units, which on a combined basis approximate a 9.5% limited partner interest at September 30, 2005.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Inergy Holdings, L.P., its wholly owned subsidiaries, Inergy Partners, LLC (Partners), New Inergy Propane, LLC (NIP), Inergy GP, LLC (GP), IPCH Acquisition Corp. (IPCHA), Wilson Oil Company of Johnston County, Inc. (Wilson), Rolesville Oil & Gas Company, Inc. (Rolesville) and its controlled subsidiary Inergy, L.P. IPCHA, Wilson and Rolesville are all subsidiaries created as a result of transactions with Inergy, L.P. All significant intercompany transactions, including distribution income, and balances have been eliminated in consolidation.

Conversion Transaction

On April 28, 2005, the Company converted from a Delaware limited liability company (Inergy Holdings, LLC) to a Delaware limited partnership (Inergy Holdings, L.P.). The net income (loss) per limited partner unit

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and units outstanding presented in the consolidated statements of operations gives effect to the Company’s reorganization as a limited partnership as if it occurred at the beginning of the periods presented.

Nature of Operations

The Partnership conducts all of the business activities of the consolidated group and is engaged in the sale, distribution, storage, marketing and trading of propane, natural gas and other natural gas liquids. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings, as well as for agricultural purposes. Inergy’s operations are concentrated in the Midwest, Northeast, and Southeast regions of the United States.

Financial Instruments and Price Risk Management

The Partnership utilizes certain derivative financial instruments to (i) manage its exposure to commodity price risk, specifically, the related change in the fair value of inventories, as well as the variability of cash flows related to forecasted transactions; (ii) to ensure adequate physical supply of commodity will be available; and (iii) manage its exposure to interest rate risk. Inergy records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value under the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. Changes in the fair value of these derivative financial instruments are recorded either through current earnings or as other comprehensive income, depending on the type of hedge transaction. Gains and losses on derivative instruments designated as cash flow hedges are reported in other comprehensive income and reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flow of the hedged item. The ineffective portion of all hedge transactions is recognized in current period earnings.

On the date the derivative contract is entered into, the Partnership designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). The Partnership documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Partnership uses regression analysis and the dollar offset method to assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, Inergy discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, Inergy continues to carry the derivative on the balance sheet at its fair value, and recognized changes in the fair value of the derivative through current-period earnings.

The Partnership is party to certain commodity derivative financial instruments that are designated as hedges of selected inventory positions, and qualify as fair value hedges, as defined in SFAS No. 133. The Partnership’s overall objective for entering into fair value hedges is to manage its exposure to fluctuations in commodity prices and changes in the fair market value of its inventories as well as to ensure an adequate physical supply will be available. These derivatives are recorded at fair value on the balance sheets as price risk management assets or liabilities and the related change in fair value is recorded to earnings in the current period as cost of product sold.

The Partnership also enters into derivative financial instruments that qualify as cash flow hedges, which hedge the exposure of variability in expected future cash flows attributable to a particular risk. These derivatives are recorded on the balance sheet at fair value as price risk management assets or liabilities. The effective portion

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the gain or loss on these cash flow hedges is recorded in other comprehensive income in partner’s capital and reclassified into earnings in the same period in which the hedge transaction closes. Any ineffective portion of the gain or loss is recognized as cost of product sold in the current period.

Furthermore, the Partnership has elected to use the special hedge accounting rules in SFAS No. 133 and hedge the fair value of certain of its inventory positions, whereby the hedged inventory is marked to market. Inventories purchased under energy contracts subsequent to October 25, 2002, and not otherwise designated as being hedged are carried at the lower-of-cost or market.

The cash flow impact of financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows.

Revenue Recognition

Sales of propane and other liquids are recognized at the time product is shipped or delivered to the customer. Gas processing and fractionation fees are recognized upon delivery of the product. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service. Revenue from storage contracts is recognized during the period in which it is earned.

Expense Classification

Cost of products sold consists of tangible products sold including all propane and other natural gas liquids sold and all propane related appliances sold. Operating and administrative expenses consist of all expenses incurred by us other than those described above in cost of products sold and depreciation and amortization. Certain of our operating and administrative expenses and depreciation and amortization are incurred in the distribution of our product sales but are not included in cost of product sold. These were $20.8 million, $28.2 million and $56.4 million during the years ended September 30, 2003, 2004, and 2005, respectively.

Credit Risk and Concentrations

The Partnership is both a retail and wholesale supplier of propane gas. The Partnership generally extends unsecured credit to its wholesale customers in the United States and Canada. Credit is generally extended to retail customers through delivery into Company and customer owned propane gas storage tanks. Provisions for doubtful accounts receivable which are based on specific identification and historical collection results and have generally been within management’s expectations. Finance charges on trade receivables are generally recognized upon billing of customers.

Three suppliers, Sunoco, Inc. (15%), Dominion Transmission Inc. (13%), and Exxon Mobil Oil Corp.(13%), accounted for approximately 41% of propane purchases during the past fiscal year. Inergy believes that its contracts with these suppliers will enable it to purchase most of its supply needs at market prices and ensures adequate supply. No other single supplier accounted for more than 10% of propane purchases in the current year.

No single customer represents 10% or more of consolidated revenues. In addition, nearly all of the Partnership’s revenues are derived from sources within the United States, and all of its long-lived assets are located in the United States.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents consist of highly liquid investments with original maturities of less than 3 months.

Inventories

Inventories for retail operations, which mainly consist of propane gas and other liquids, are stated at the lower of cost or market and are computed using the average-cost method or first-in, first-out basis. Wholesale propane inventories are stated at the lower of cost, determined by either using the average-cost method or market unless designated as being hedged by forward sales contracts. Wholesale propane inventories being hedged and carried at market at September 30, 2004 and 2005 amount to $40.7 million and $85.8 million, respectively.

Inventories consist of (in thousands):

	September 30, 2004	September 30, 2005
Propane gas and other liquids	$53,295	$114,660
Appliances, parts and supplies	3,109	7,727

	$56,404	$122,387

Shipping and Handling Costs

Shipping and handling costs are recorded as part of cost of products sold at the time product is shipped or delivered to the customer except as discussed in “Expense Classification”.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

Years
Buildings and improvements	25-40
Office furniture and equipment	3-10
Vehicles	5-10
Tanks and plant equipment	5-30

The Partnership reviews its long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Partnership has determined that no impairment exists as of September 30, 2005.

Identifiable Intangible Assets

Inergy has recorded certain identifiable intangible assets, including covenants not to compete, customer accounts, trademarks, deferred financing costs and deferred acquisition costs. Covenants not to compete, customer accounts and trademarks have arisen from the various acquisitions by Inergy and are discussed in Note 2. Deferred financing costs represent financing costs incurred in obtaining financing and are being amortized over the term of the debt. Deferred acquisition costs represent costs incurred on acquisitions that Inergy is actively pursuing, most of which relate to the acquisitions completed subsequent to year end, as discussed in Note 15. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

Years
Covenants not to compete	2-10
Deferred financing costs	1-10
Customer accounts	15
Trademarks	—

Trademarks have been assigned an indefinite life and are thereafter not being amortized. However, they are subject to an impairment evaluation explained below.

Estimated amortization, including amortization of deferred financing cost reported as interest expense, for the next five years ending September 30, in thousands of dollars is as follows:

2006	$19,004
2007	16,134
2008	15,709
2009	13,938
2010	13,398

Goodwill

Goodwill is recognized pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142) from various acquisitions by the Partnership as discussed in Note 2. Under SFAS No. 142, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

In connection with the goodwill impairment evaluation, the reporting units are identified, which for the Company are the same as its operating segments, and the carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of the evaluation. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the second step of the impairment test must be performed. In the second step, the implied fair value of the goodwill is determined by allocating the fair

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, “Business Combinations” to its carrying amount.

Under the provisions of SFAS No. 142, Inergy completed the valuation of each of its reporting units and determined no impairment existed as of September 30, 2005.

Income Taxes

The earnings of the Company, its limited liability subsidiaries and the Partnership are included in the Federal and state income tax returns of the individual members or partners. As a result, no income tax expense has been reflected in the consolidated financial statements relating to the earnings of the Partnership and the limited liability subsidiaries. Federal and state income taxes are provided on the earnings of the subsidiaries incorporated as taxable entities (IPCHA, Wilson, Rolesville and Services). These corporations account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using expected rates in effect for the year in which differences are expected to reverse.

Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and the financial reporting basis of assets and liabilities and the taxable income allocation requirements under the partnership agreement.

Customer Deposits

Customer deposits primarily represent cash received by the Partnership from wholesale and retail customers for propane purchased that will be delivered at a future date.

Fair Value

The carrying amounts of cash, accounts receivable and accounts payable approximate their fair value. Based on the estimated borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the aggregate fair value of the Company’s long-term debt was approximately $153 million and $588 million as of September 30, 2004 and 2005, respectively. See Note 3 for the fair value of our derivative financial instruments.

Comprehensive Income (Loss)

Comprehensive income includes net income and other comprehensive income, which includes, but is not limited to, unrealized gains and losses on marketable securities.

Pursuant to SFAS 133, Inergy records deferred hedge gains and losses on its derivative financial instruments that qualify as cash flow hedges as other comprehensive income.

Interest of Non-controlling Partners in Inergy, L.P.

Cash investments by third parties are recorded as an increase in the interest of non-controlling partners in Inergy, L.P. in the consolidated balance sheets. There is no recognition of any gain at the dates cash investments are made as the third-party investors are entitled to a preferential return on their investments.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting for Unit-Based Compensation

The Company and Inergy each have a long-term incentive plan. These plans are accounted for under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” for all periods presented and presents the fair value method pro forma disclosures required under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure.” No percentage interest or unit-based employee compensation cost is reflected in net income (loss), as all options granted under the plan had an exercise price equal to the market value of the underlying equities on the date of measurement. The following table illustrates the effect on net income (loss) as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to percentage interest or unit-based employee compensation. For purposes of pro forma disclosures, the estimated fair value of an option is amortized to expense over the option’s vesting period. Pro forma information for each of the three years in the period ended September 30, 2005 is as follows (in thousands, except per unit data):

	2003	2004	2005
Net income as reported	$2,992	$77	$8,329
Deduct: Total unit-based employee compensation expense determined under fair value method for all awards	36	37	123

Pro forma net income	$2,956	$40	$8,206

Net income per limited partner unit
Basic—as reported	$0.24	$0.01	$0.49
Diluted—as reported	$0.19	$0.00	$0.48
Pro forma net income per limited partner unit
Basic	$0.24	$0.00	$0.48
Diluted	$0.18	$0.00	$0.48

Income Per Unit

Basic net income per limited partner unit is computed by dividing net income by the weighted average number of units outstanding. Diluted net income per limited partner unit is computed by dividing net income by the weighted average number of units outstanding and the dilutive effect of unit options granted under the long-term incentive plan. The following table presents the calculation of basic and dilutive income per limited partner unit (in thousands, except per unit data):

	Year Ended September 30,
	2003	2004	2005
Numerator:
Net income-basic and diluted	$2,992	$77	$8,329

Denominator:
Weighted average limited partners’ units outstanding—basic	12,373	12,550	17,140
Effect of dilutive unit options outstanding	3,717	3,540	46

Weighted average limited partners’ units outstanding—dilutive	16,090	16,090	17,186

Net income per limited partner unit(a)
Basic	$0.24	$0.01	$0.49

Diluted	$0.19	$0.00	$0.48

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(a)	When limited partners’ units outstanding are adjusted to give pro forma effect to excess distributions, basic and diluted net income per limited partner unit were $0.45 for the year ended September 30, 2005.

Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131) establishes standards for reporting information about operating segments, as well as related disclosures about products and services, geographic areas, and major customers. Further, SFAS No. 131 defines operating segments as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and assessing performance. In determining reportable segments under the provisions of SFAS No. 131, the Company examined the way it organizes its business internally for making operating decisions and assessing business performance. See Note 13 for disclosures related to the company’s propane and midstream segments.

Recently Issued Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) must be adopted no later than October 1, 2005. Early adoptions will be permitted in periods in which financial statements have not yet been issued. The Company will adopt SFAS No. 123(R) on October 1, 2005.

SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods:

A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to effective date of SFAS No. 123(R) that remain unvested as of the effective date.

A “modified retrospective” method which includes the requirements of the modified prospective described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company will adopt SFAS No. 123(R) using the modified prospective method.

As permitted by SFAS No. 123, during the fiscal year ended September 30, 2005, the Company accounted for share-based payments to employees using Opinion 25’s intrinsic value method and, as such, generally recognized no compensation cost for employee stock options. The impact of adoption of SFAS No. 123(R) will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 1. The adoption of SFAS No. 123 (R)’s

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value method is not expected to have a significant impact on our results of operations or on our overall financial position.

SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, amends the existing standard that provides guidance on accounting for inventory costs and specifically clarifies that abnormal amounts of costs should be recognized as period costs. This statement is effective for the fiscal year beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material effect on the Company’s consolidated financial statements.

SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Further, the amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Previously, Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of SFAS No. 153 is not expected to have a material effect on the Company’s consolidated financial statements.

SFAS No. 154, Accounting Changes and Error Corrections” is a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 applies to all voluntary changes in accounting principle and changes the accounting for and a reporting of a change in accounting principle. Statement 154 requires retrospective application to the prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Statement 154 is effective for the accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 clarifies that the term conditional retirement obligation, as used in FASB Statement No. 143, Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing or method of settlement, or both, are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is required to be adopted by Inergy for the fiscal year ended September 30, 2006 and Inergy is currently assessing the impact on its financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on net income.

2.    Acquisitions

During the fiscal year ended September 30, 2005, Inergy made seven acquisitions. In November 2004, the Partnership acquired the propane assets of Moulton Gas Service, Inc., headquartered in Wapakoneta, OH. In

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 2004, the Partnership acquired Star Gas Propane, L.P. (“Star Gas”) headquartered in Stamford, CT and the propane assets of Northwest Propane, Inc, headquartered in Holly, MI. In May 2005, the Partnership acquired the assets of three other retail propane companies, and in August 2005 the Partnership acquired the Stagecoach natural gas storage facility. The aggregate purchase price for these acquisitions, net of cash acquired was $810.1 million. The operating results for all the fiscal 2005 acquisitions are included in our consolidated results of operations from the dates of acquisition through September 30, 2005.

The purchase price of Star Gas approximated $489.7 million, net of cash acquired. In connection with this acquisition, on December 17, 2004, Inergy entered into a 364-day credit facility and borrowed $375.0 million under this facility to partially fund the acquisition. This 364-day credit facility was repaid using the net proceeds from the private placement of $425 million of senior unsecured notes as further described in Note 4. Inergy also issued 3,568,139 Common Units to unrelated third parties to partially fund the acquisition.

Stagecoach is a natural gas storage facility with approximately 13.6 Bcf of working gas capacity. In addition to the approximate $205 million purchase price for the in-service Stagecoach facility, Inergy has purchased the rights to the Phase II expansion project of Stagecoach for $25 million through the issuance of 769,941 Special Units to the Company (see Note 12). The Phase II expansion is expected to add approximately 13 Bcf of additional working gas capacity.

The allocation of the total consideration for the Star Gas and Stagecoach acquisitions is as follows (in millions):

	Star Gas Propane	Stagecoach
Current assets, net of cash acquired	$54.6	$4.6
Property, plant and equipment	276.4	200.5
Intangible assets	98.5	5.0
Goodwill	111.9	22.7
Other assets	1.4	1.0
Current liabilities	(52.0)	(15.0)
Non-compete liabilities	(1.1)	0.0

	$489.7	$218.8

The purchase price allocation of Stagecoach has been prepared on a preliminary basis, and changes are expected when the appraisals are completed and additional information becomes available.

Intangible assets include $30.3 million of trademarks that are not subject to amortization. The weighted average amortization period of amortizable intangible assets acquired is approximately 15 years.

The following unaudited pro forma data summarizes the results of operations for the period indicated as if the Star Gas acquisition and the Stagecoach Natural Gas Facility had been completed as of October 1, 2003 and October 1, 2004, the beginning of the 2004 and 2005 fiscal years. Since both meet the criteria of a significant subsidiary. Pro forma information is not presented for other acquisitions as they do not qualify as significant subsidiaries. The pro forma data gives effect to actual operating results prior to the acquisition and adjustments to interest expense, customers’ account amortization expense and depreciation expense. These pro forma results are not necessarily indicative of the results for the periods presented, had the acquisitions actually occurred on October 1, 2003 and 2004 nor are they indicative of projected results for future periods.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended September 30,
	2004	2005
	(in thousands, except per unit data)
Revenues	$863,471	$1,136,333
Net income	(2,280)	4,525
Limited partners’ interest in net income	(2,280)	4,525
Net income (loss) per limited partner unit:
Basic	$(0.18)	$0.26
Diluted	$(0.18)	$0.26

3.    Price Risk Management and Financial Instruments

Commodity Derivative Instruments and Price Risk Management

The Partnership, through its wholesale operations, sells propane and offers price risk management services to energy related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of propane. In addition, the Partnership manages its own trading portfolio using forward physical and futures contracts and attempts to balance its contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on assessment of anticipated short-term needs or market conditions.

The price risk management services offered to propane users, retailers and resellers, and other related businesses utilize a variety of financial and other instruments including forward contracts involving physical delivery of propane, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for propane, options and other contractual arrangements.

As discussed in Note 1, all of these financial instruments are accounted for under SFAS 133. The Partnership has entered into these derivative financial instruments to manage its exposure to fluctuations in commodity prices and to the variability of future cash flows. The effects of commodity price volatility have generally been mitigated by attempts to maintain a balanced portfolio of derivative financial instruments and inventory positions in terms of notional amounts and timing of performance.

Notional Amounts and Terms.    The notional amounts and terms of these financial instruments at September 30, 2004 and 2005 include fixed price payor for 4.9 million and 12.9 million barrels, respectively, and fixed price receiver for 6.5 million and 14.6 million barrels, respectively.

Notional amounts reflect the volume of the transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure Inergy’s exposure to market or credit risks.

Fair Value.     The fair value of all derivative instruments related to price risk management activities as of September 30, 2004 and 2005 was assets of $23.0 million and $58.4 million, respectively, and liabilities of $29.6 million and $49.6 million, respectively.

The net change in unrealized gains and losses related to all price risk management activities and propane based financial instruments for the years ended September 30, 2003, 2004 and 2005 of $0.8 million, $(1.2) million, and $24.1 million, respectively, are included in cost of product sold in the accompanying consolidated statements of operations. The Partnership recognized a non-cash gain of $19.4 million on price risk management

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

activities and propane based financial instruments for the year ended September 30, 2005, no similar gain was recognized in the years ended September 30, 2003 and 2004.

The following table summarizes the change in the unrealized fair value of energy contracts related to risk management activities for the years ended September 30, 2004 and 2005 where settlement has not yet occurred (in thousands of dollars):

	Year Ended September 30, 2004	Year Ended September 30, 2005
Net unrealized gains and (losses) in fair value of contracts outstanding at beginning of period	$3,104	$(6,626)
Initial recorded value of new contracts entered into during the period	2,723	1,881
Other unrealized gains and (losses) recognized	(13,148)	18,197
Less: realized gains and (losses) recognized	695	(4,668)

Net unrealized gains and (losses) in fair value of contracts outstanding at end of period	$(6,626)	$8,784

Of the outstanding unrealized gain (loss) as of September 30, 2004 and 2005, contracts with a maturity of less than one year totaled $(6.6) million and $8.8 million, respectively and contracts with a maturity of greater than one year were not significant in 2005. There were no contracts maturing in excess of fifteen months in 2005 and no contracts maturing in excess of one year in 2004.

During the years ended September 30, 2003, 2004, and 2005, the Partnership recognized a net loss of $0.2 million, $0.1 million, and $0.8 million, respectively, related to the ineffective portion of its fair value commodity hedging instruments and a net loss of $0.5 million, $1.0 million, and $0.6 million, respectively, related to the portion of the fair value commodity hedging instruments excluded from the assessment of hedge effectiveness. Changes in the fair value of derivative instruments that are not designated as hedges are recorded in current period earnings in accordance with SFAS 133.

As of September 30, 2005, the total amount of deferred net gains recorded in other comprehensive income is expected to be reclassified to future earnings, contemporaneously with the related physical purchase or delivery of the underlying commodity. During the year ended September 30, 2005, there was no ineffectiveness related to cash flow hedges and no amounts were reclassified to earnings from other comprehensive income in connection with forecasted transactions that were no longer considered probable of occurring. The net gain deferred in other comprehensive income at September 30, 2005 is expected to be reclassified into earnings in the next twelve months. Since a portion of these amounts is based on market prices at the current period end, actual amounts to be reclassified will differ and could vary materially as a result of changes in market conditions.

Market and Credit Risk.    Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. The Partnership monitors market risk through a variety of techniques, including daily reporting of the portfolio’s value to senior management. The Partnership provides for such risks at the time derivative financial instruments are adjusted to fair value and when specific risks become known. The Partnership attempts to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits and letters of credit, as deemed appropriate.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The counterparties associated with assets from price risk management activities as of September 30, 2004 and 2005 are generally propane users, retailers and resellers, and energy marketers and dealers.

4.    Long-Term Debt

Long-term debt consisted of the following (in thousands):

	September 30,
	2004	2005
Inergy, L.P. credit agreement	$132,153	$126,800
Inergy, L.P. senior unsecured notes	—	423,352
Obligations under noncompetition agreements and notes to former owners of businesses acquired	5,446	9,579
Other	2	—
Inergy Holdings, L.P. bank facility	15,652	3,109
Inergy Holdings, L.P. term loan	—	25,000

	153,253	587,840
Less current portion	25,017	17,931

	$128,236	$569,909

On August 9, 2005, the Company entered into a $25 million term loan with a bank (“Term Loan”). The maturity date of the Term Loan is August 9, 2008 and is collateralized by certain of our interests in Inergy, L.P. In addition, the Term Loan is guaranteed by IPCH Acquisition Corp. and New Inergy Propane, LLC. The proceeds from this loan were used to acquire 769,941 special units in Inergy, L.P. in connection with the acquisition of the rights to the Phase II expansion project of the Stagecoach acquisition. The Bank Facility contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions.

On July 22, 2005, the Company executed a credit agreement (“Bank Facility”) with a bank. The Bank Facility consists of a $15 million working capital revolver for Inergy Holdings, L.P. and a $5 million working capital revolver for IPCH Acquisition Corp. The maturity date of the Bank Facility is July 22, 2008 and is collateralized by certain of our interests in Inergy, L.P. In addition, the Bank Facility is guaranteed by New Inergy Propane, LLC. The prime rate and LIBOR plus the applicable spreads were between 5.48% and 5.59% at September 30, 2005 for all outstanding debt under the Bank Facility. The credit agreement contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions.

On April 28, 2005, the Company entered into a $69.0 million term loan with a bank. The maturity date of this term loan was December 31, 2005 and was collateralized by all of our interests in Inergy. In addition, this term loan was guaranteed by each of our wholly-owned subsidiaries. Borrowings under this term loan bore interest at our option at a floating rate equal to either the prime rate plus 1.50% or LIBOR (preadjusted for reserves) plus 2.50%. Borrowings under this term loan were used to refinance the August 30, 2004 credit agreement described below, to repurchase certain interests from our partners and to make distributions to our pre-initial public offering owners. On June 24, 2005 a portion of the proceeds from the Company’s initial public

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

offering of 3,910,000 common units was used to repay all amounts borrowed under this term loan and this Term Loan was terminated.

Effective August 30, 2004, the Company executed a credit agreement with a bank. This credit agreement consisted of a $15 million term loan and a $5 million working capital revolver and had an original expiration of August 30, 2009. The obligation under this credit agreement was secured by certain common units, senior subordinated units and junior subordinated units in Inergy, L.P. held by the Company and its wholly owned subsidiaries. This credit agreement was also guaranteed by IPCH Acquisition Corp. and New Inergy Propane, LLC. The interest rate was 4.17% at September 30, 2004. On April 28, 2005, the Company retired all outstanding indebtedness on this credit agreement using the proceeds from the Term Loan.

On December 17, 2004, Inergy, L.P. entered into a 5-Year Credit Agreement (the “Credit Agreement”) with its existing lenders in addition to others. The Credit Agreement consists of a $75 million revolving working capital facility (“Working Capital Facility”) and a $350 million revolving acquisition facility (the “Acquisition Facility”). The Credit Agreement carries terms, conditions and covenants substantially similar to Inergy, L.P.’s previous credit agreement. The Credit Agreement is secured by a first priority lien on substantially all of Inergy’s assets and those of its domestic subsidiaries and the pledge of all of the equity interests or membership interests in its domestic subsidiaries. In addition, the Credit Agreement is guaranteed by each of the Partnership’s domestic subsidiaries. The Partnership has the option to use up to $25.0 million of available borrowing capacity from its Acquisition Facility for working capital purposes.

The Partnership is required to reduce the principal outstanding on the revolving working capital line of credit to $5 million or less for a minimum of 30 consecutive days during the period commencing March 1 and ending September 30. As such, $4 million and $5 million of the outstanding balance at September 30, 2004 and 2005, respectively, have been classified as a long-term liability in the accompanying consolidated balance sheets. At September 30, 2005, the balance outstanding under this credit agreement was $126.8 million, including $20 million under the Working Capital Facility. At September 30, 2004, borrowings under the previous credit facility were $132.2 million, including $26.4 million under the revolving working capital facility. The prime rate and LIBOR plus the applicable spreads were between 3.77% and 4.75% at September 30, 2004, and between 6.19% and 7.75% at September 30, 2005, for all outstanding debt under the respective credit agreements.

The Credit Agreement contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions. Unused borrowings under the Credit Agreement amounted to $276.2 million at September 30, 2005. Unused borrowings under the previous credit facility were $162.2 million at September 30, 2004.

On November 7, 2005, the Partnership amended the Credit Agreement with existing lenders to, among other changes, have the following impact to the credit provisions of the agreement:

•	Lowered the applicable margin in the leverage-based pricing grid;

•	Extended the maturity from December 17, 2009 to November 10, 2010;

•	Increased to $75.0 million the effective amount of working capital borrowings available through the utilization of the Acquisition Facility; and

•	Other terms, conditions, and covenants remained materially unchanged

In December 2004, the Partnership entered into a 364-day credit facility and borrowed $375.0 million under this facility. The borrowings under this facility were used to finance part of the Star Gas acquisition and related

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expenses. The 364-day credit facility was guaranteed by all of our domestic subsidiaries and was secured on an equal basis with its revolving credit facilities. The borrowings under this facility were permanently repaid with the net proceeds from our offering of senior unsecured notes and the 364-day facility was terminated. This resulted in the write-off of deferred financing costs associated with the 364-day facility of $5.5 million.

Senior Unsecured Notes

On December 22, 2004, the Partnership and its wholly-owned subsidiary, Inergy Finance Corp., completed a private placement of $425 million in aggregate principal amount of 6.875% senior unsecured notes due 2014 (the “Senior Notes”). The Senior Notes contain covenants similar to the Credit Agreement. The net proceeds from the Senior Notes were used to repay all amounts drawn under the 364-day credit facility, with the $39.9 million balance of the net proceeds being applied to the Acquisition Facility.

The Senior Notes represent senior unsecured obligations and rank pari passu in right of payment with all of the Partnership’s other present and future senior indebtedness. The Senior Notes are jointly and severally guaranteed by all current domestic subsidiaries and have certain call features which allow the Partnership to redeem the Senior Notes at specified prices based on date redeemed.

Subsequently, on October 26, 2005, Inergy completed an offer to exchange its existing Senior Notes for $425 million of 6.875% senior notes due 2014 (the “Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The Exchange Notes did not provide us with any additional proceeds and satisfied our obligations under the registration rights agreement.

The Partnership is party to four interest rate swap agreements scheduled to mature in December 2014, each designed to hedge $25 million in underlying fixed rate senior unsecured notes, in order to manage interest rate risk exposure. These swap agreements, which expire on the same date as the maturity date of the related Senior Notes and contain call provisions consistent with the underlying Senior Notes, require the counterparty to pay the Partnership an amount based on the stated fixed interest rate due every six months. In exchange, the Partnership is required to make semi-annual floating interest rate payments on the same dates to the counterparty based on an annual interest rate equal to the 6 month LIBOR interest rate plus spreads between 1.95% and 2.20% applied to the same notional amount of $100 million. The swap agreements have been recognized as fair value hedges. Amounts to be received or paid under the agreements are accrued and recognized over the life of the agreements as an adjustment to interest expense. The Partnership recognized an approximate $1.6 million decrease in the fair market value of the related Senior Notes at September 30, 2005 with a corresponding decrease in the fair value of its interest rate swaps, which are recorded in other long term liabilities.

Notes Payable and Other Obligations

Noninterest-bearing obligations due under noncompetition agreements and other note payable agreements consist of agreements between the Partnership and the sellers of retail propane companies acquired from fiscal years 1999 through 2005 with payments due through 2014 and imputed interest ranging from 6.0% to 10.0%. Noninterest-bearing obligations consist of $6.9 million and $11.5 million in total payments due under agreements, less unamortized discount based on imputed interest of $1.4 million and $1.9 million at September 30, 2004 and 2005, respectively.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate amounts of principal to be paid on the outstanding long-term debt during the next five years ending September 30 and thereafter are as follows, in thousands of dollars:

2006	$17,931
2007	2,175
2008	30,134
2009	923
2010	112,346
Thereafter	424,331

$587,840

In June 2002, Inergy Propane entered into a note purchase agreement with a group of institutional lenders pursuant to which it issued $85.0 million aggregate principal amount of senior secured notes with a weighted average interest rate of 9.07% and a weighted average maturity of 5.9 years. The funds from a public unit offering by Inergy, together with net new borrowings under a then-existing revolving credit facility were used to repay in full $85.0 million aggregate principal amount of senior secured notes, plus interest expense related to a make whole premium charge of approximately $17.9 million in January 2004. All interest rate swap agreements were cancelled in conjunction with the repayment of $85 million of senior secured notes. The interest expense related to the make whole premium charge of $17.9 million was recorded as a charge to earnings in the quarter ended March 31, 2004 together with the write-off of the $1.2 million deferred financing costs associated with the senior secured notes, partially offset by a $0.9 million gain from the cancellation of the interest rate swaps.

In August 2002, Inergy Propane entered into two interest rate swap agreements, each designed to hedge $10 million in underlying fixed rate senior secured notes, in order to manage interest rate risk exposure and reduce overall interest expense. In October 2002, Inergy Propane entered into three additional interest rate swap agreements each designed to hedge $5 million in underlying fixed rate senior secured notes. In January 2004, all interest rate swap agreements were cancelled in conjunction with the repayment of $85 million of senior secured notes.

5.    Investments

The Company had investments in other marketable securities with a cost of $601,000 and $101,000 and a fair value of $645,000 and $300,000 at September 30, 2003 and 2004, respectively. The unrealized gain of $44,000 and $199,000 at September 30, 2003 and 2004, respectively, is reported as a component of partner’s capital. There were no investments in other marketable securities at September 30, 2005.

6.    Leases

The Partnership has certain noncancelable operating leases, mainly for office space and vehicles, which expire at various times over the next ten years.

Future minimum lease payments under noncancelable operating leases for the next five years ending September 30 and thereafter consist of the following, in thousands of dollars:

Year Ending September 30
2006	$5,751
2007	4,657
2008	3,590
2009	1,947
2010	802
Thereafter	1,829

Total minimum lease payments	$18,576

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rent expense for operating leases during 2003, 2004, and 2005 totaled $2.8 million, $4.5 million, and $7.9 million, respectively.

The Partnership has certain related party leases, discussed in Note 12, of real property payable to Pascal Enterprises and Robert A. Pascal. Robert A. Pascal is the sole shareholder of United Propane (now known as Bonavita, Inc.), Pascal Enterprises and United Leasing and is on Inergy’s managing general partner’s board of directors.

7.    Income Taxes

The provision for income taxes for the years ended September 30, 2003, 2004, and 2005 consists of the following, in thousands of dollars:

	Year Ended September 30,
	2003	2004	2005
Current:
Federal	$395	$1,380	$1,092
State	108	417	191

Total current	503	1,797	1,283
Deferred:
Federal	20	(1,383)	(653)
State	(81)	(213)	(129)

Total deferred	(61)	(1,596)	(782)

Provision for income taxes	$442	$201	$501

The effective rate differs from the statutory rate because the income tax provision for the years ended September 30, 2003, 2004 and 2005, relates to taxable income of the corporations as discussed in Note 1.

Deferred income taxes related to IPCHA, Wilson and Rolesville reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the deferred income taxes at September 30, 2003, September 30, 2004 and September 30, 2005 are as follows, in thousands of dollars:

	September 30,
	2003	2004	2005
Deferred tax assets:
NOL carryforward	$2,171	$1,728	$1,285

	2,171	1,728	1,285
Deferred tax liabilities:
Basis difference in stock of acquired company	(21,765)	(19,726)	(18,500)

	(21,765)	(19,726)	(18,500)

Net deferred tax liability	$(19,594)	$(17,998)	$(17,215)

The net operating loss carryforwards of $3.8 million fully expire by September 30, 2020.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Partners’ Capital

The partners of the Company receive a portion of the distributions earned. Distributions paid by the Company to its partners amounted to $4.7 million, $21.5 million and $63.4 million for the years ended September 30, 2003, 2004 and 2005 respectively. On September 3, 2004, the Company declared a distribution of $15.0 million to be distributed in the form of promissory notes to its partners in November 2004. The promissory notes, which mature on November 15, 2014, are due in installments of $375,000 and bear interest at the rate of 3% annually. These notes were paid off in July 2005. This distribution is reflected in the balance sheet as a promissory note distribution payable as of September 30, 2004.

Effective October 1, 2002, the Company received a cash contribution of $3.7 million in exchange for a 4% common percentage interest in the Company. The interest purchase agreement related to this purchase contained a redemption feature which could require the Company to redeem the interest upon the occurrence of certain limited events, at the amount contributed, subject to adjustment for distributions in excess of net income. These events are all within the control of the Company and, accordingly, the contribution has been reflected as members’ equity.

Effective March 31, 2003, NIP distributed 39,000 Inergy, L.P. senior subordinated units and 19,500 Inergy, L.P. junior subordinated units to Partners, which in turn distributed these units to the Company. The Company immediately distributed these units to a member in exchange for a 2% common membership percentage interest in the Company. The Company also has an option with this member to acquire a 1.2% common membership percentage interest in exchange for 75,000 Inergy, L.P. senior subordinated units and 37,500 Inergy, L.P. junior subordinated units. This option expired June 30, 2005.

Effective October 17, 2003, certain members of the Company redeemed 2.25% common membership percentage interests for $2.3 million.

Effective October 24, 2003, the Company received a cash contribution of $1.5 million in exchange for a 1.5% common membership percentage interest in the Company.

During November 2004, the Company received cash contributions of $5.6 million as a result of the exchange of employee options for membership interest agreements and the subsequent exercise of those agreements.

In April 2005, the Company exercised a call option to purchase a portion of a Partners’ interest for $3.0 million.

In June 2005, the Company issued 3,910,000 common units of Inergy Holdings, L.P. in its initial public offering for net proceeds of approximately $80.0 million.

9.    Long-Term Incentive Plan

Inergy Holdings, L.P. Long-Term Incentive Plan

Our general partner sponsors the Inergy Holdings Long-Term Incentive Plan for the employees, directors and consultants of our general partner and employees, directors and consultants of our affiliates who perform services for the Company. The long-term incentive plan consists of four components: restricted units, phantom units, unit appreciation rights and unit options. The long-term incentive plan limits the aggregate number of units that may be delivered pursuant to awards to 2,000,000 units. Through September 30, 2005, the Company has

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

granted an aggregate of 675,000 unit options outstanding pursuant to the long-term incentive plan. The plan is administered by the compensation committee of the board of directors of our general partner.

Restricted Units.    A restricted unit is a common unit that vests over a period of time and that during such time is subject to forfeiture. The Company has not granted restricted units under the long-term incentive plan. In the future, the compensation committee may determine to make grants of restricted units under the plan to employees, directors and consultants containing such terms as the compensation committee determines. The compensation committee will determine the period over which restricted units granted to participants will vest. The compensation committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the restricted units will vest upon a Change in Control, as defined in the plan. Distributions made on restricted units may be subjected to the same vesting provisions as the restricted unit. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Phantom Units.    A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The Company has not granted phantom units under the long-term incentive plan. The compensation committee will determine the period over which phantom units granted to employees and members of our board will vest. The committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the phantom units will vest upon a Change in Control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s phantom units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Unit Appreciation Rights.    The long-term incentive plan permits the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in common units or, in the discretion of the compensation committee, in cash. The Company has not granted unit appreciation rights under our long-term incentive plan. In the future, the compensation committee may determine to make grants of unit appreciation rights under the plan to employees and members of our board of directors containing such terms as the committee determines. Unit appreciation rights will have an exercise price that may be greater or less than the fair market value of the common units on the date of grant, in the discretion of the compensation committee. In general, unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit appreciation rights will become exercisable upon a Change in Control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grant agreement or compensation committee provides otherwise.

Unit Options.    The long-term incentive plan permits the grant of options covering common units. The compensation committee may make grants under the plan to employees, consultants and members of our board containing such terms as the committee determines. Unit options granted under the long-term incentive plan will generally have an exercise price equal to the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a Change in Control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the compensation committee provides otherwise.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Company’s unit option activity for the year ended September 30, 2005 is as follows:

	Range of Exercise Prices	Weighted- Average Exercise Price	Number of Units
Outstanding at September 30, 2004	—	—	—
Granted	$22.50-$33.45	$23.33	715,000
Exercised	—	—	—
Canceled	$22.50	$22.50	40,000

Outstanding at September 30, 2005	$22.50-$33.45	$23.40	675,000

Information regarding options outstanding as of September 30, 2005 is as follows:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contracted Life (years)	Weighted Average Exercise Price
$ 22.50–$ 33.45	675,000	9.7	$23.40

The weighted-average remaining contract life for options outstanding at September 30, 2005 is approximately 9.7 years. Pro forma information regarding net income and earnings per share, as required by SFAS No. 123, is included in Note 1. SFAS No. 123 requires the pro forma information be determined as if the Company has accounted for its employee unit options under the fair value method of that statement. As described below, the fair value accounting provided under SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee unit options. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

2005
Weighted average fair value of options granted	$2.61
Expected volatility	0.167
Distribution yield	4.0%
Expected life of option in years	5
Risk-free interest rate	3.9%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected unit price volatility. Because Inergy’s employee unit options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee unit options.

Inergy, L.P. Long-Term Incentive Plan

The Partnership’s managing general partner sponsors the Partnership Long-Term Incentive Plan for its employees, consultants, and directors and the employees of its affiliates that perform services for the Partnership. The long-term incentive plan currently permits the grant of awards covering an aggregate of 1,735,100 Inergy Common Units, which can be granted in the form of unit options and/or restricted units; however, not more than 565,600 restricted units may be granted under the plan. With the exception of 56,000 unit options (exercise prices from $1.92 to $5.34) granted to non-executive employees in exchange for option grants made by the predecessor

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in fiscal 1999, all of which have been grandfathered into the long-term incentive plan and are presented as grants in the table below, all unit options and restricted units granted under the plan will vest no sooner than, and in the same proportion as, Senior Subordinated Units convert into Inergy Common Units as described in Note 17. The compensation committee of the managing general partner’s board of directors administers the plan.

Restricted Units.    A restricted unit is a “phantom” unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit, or at the discretion of the compensation committee, cash equivalent to the value of a common unit. In general, restricted units granted to employees will vest three years from the date of grant and are subject to the vesting provisions described above in connection with the Subordination Period. In addition, the restricted units will become exercisable upon a change of control of the managing general partner or the Partnership.

The restricted units are intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the Common Units. Therefore, plan participants will not pay any consideration for the Common Units they receive, and the Partnership will receive no remuneration for the units.

As of September 30, 2005, there were no restricted units issued under the long-term incentive plan.

Unit Options.    Unit options issued under the long-term incentive plan will generally have an exercise price equal to the fair market value of the units on the date of grant. In general, unit options will expire after 10 years and are subject to the vesting provisions described above in connection with the Subordination Period. In addition, most unit option grants made under the plan provide that the unit options will become exercisable upon a change of control of the managing general partner or Inergy. None of the outstanding unit options were exercisable at September 30, 2005.

A summary of the Partnership’s unit option activity for the years ended September 30, 2003, 2004, and 2005, is as follows:

	Range of Exercise Prices	Weighted- Average Exercise Price	Number of Units
Outstanding at September 30, 2002	$1.92–$15.35	$11.60	996,464
Granted	$13.75–$20.13	$16.53	308,000
Exercised	—	—	—
Canceled	$10.00–$15.35	$10.54	227,400

Outstanding at September 30, 2003	$1.92–$20.13	$13.10	1,077,064
Granted	$20.96–$24.71	$23.11	84,000
Exercised	—	—	—
Canceled	$13.83–$15.35	$14.51	46,000

Outstanding at September 30, 2004	$1.92–$24.71	$13.79	1,115,064
Granted	$27.14–$31.32	$28.81	100,500
Exercised	—	—	—
Canceled	$10.00–$27.14	$16.81	103,000

Outstanding at September 30, 2005	$1.92–$31.32	$14.87	1,112,564

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information regarding options outstanding as of September 30, 2005 is as follows:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contracted Life (years)	Weighted Average Exercise Price
$ 1.92–$ 8.19	25,564	5.8	$2.37
$10.00–$11.00	475,500	5.7	10.81
$13.75–$16.90	391,000	7.1	15.20
$19.43–$24.14	125,000	8.1	21.09
$27.14–$31.32	95,500	9.5	28.90

	1,112,564	6.8	$14.87

The weighted-average remaining contract life for options outstanding at September 30, 2005 is approximately seven years. Pro forma information regarding net income and earnings per share, as required by SFAS No. 123, is included in Note 1. SFAS No. 123 requires the pro forma information be determined as if Inergy has accounted for its employee unit options under the fair value method of that statement. As described below, the fair value accounting provided under SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee unit options. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

	2003	2004	2005
Weighted average fair value of options granted	$1.97	$1.41	$1.36
Expected volatility	0.230	0.159	0.158
Distribution yield	7.5%	6.9%	7.0%
Expected life of option in years	5	5	5
Risk-free interest rate	3.0%	3.2%	3.5%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected unit price volatility. Because Inergy’s employee unit options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee unit options.

Inergy, L.P. Unit Purchase Plan

The Partnership’s managing general partner sponsors a unit purchase plan for its employees and the employees of its affiliates. The unit purchase plan permits participants to purchase Inergy Common Units in market transactions from the Partnership, the general partners or any other person. All purchases made have been in market transactions, although the plan allows the Partnership to issue additional units. The Partnership has reserved 100,000 units for purchase under the unit purchase plan. As determined by the compensation committee, the managing general partner may match each participant’s cash base pay or salary deferrals by an amount up to 10% of such deferrals and have such amount applied toward the purchase of additional units. The managing general partner has also agreed to pay the brokerage commissions, transfer taxes and other transaction fees associated with a participant’s purchase of Inergy Common Units. The maximum amount that a participant may elect to have withheld from his or her salary or cash base pay with respect to unit purchases in any calendar year may not exceed 10% of his or her base salary or wages for the year. Units purchased on behalf of a participant under the unit purchase plan generally are to be held by the participant for at least one year. To the extent a

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

participant desires to sell or dispose of such units prior to the end of this one year holding period, the participant will be ineligible to participate in the unit purchase plan again until the one year anniversary of the date of such sale. The unit purchase plan is intended to serve as a means for encouraging participants to invest in Inergy Common Units. Units purchased through the unit purchase plan by the Partnership and its employees for the fiscal years ended September 30, 2003, 2004, and 2005 were 10,277 units, 9,518 units, and 10,496 units, respectively.

10.    Employee Benefit Plans

A 401(k) profit-sharing plan is available to all of the Partnership’s employees who have completed 30 days of service. The plan permits employees to make contributions up to 75% of their salary, up to statutory limits, which was $14,000 in 2005. The plan provides for matching contributions by the Partnership for employees completing one year of service of at least 1,000 hours. Aggregate matching contributions made by the Partnership were $0.3 million, $0.4 million, and $1.2 million in 2003, 2004, and 2005, respectively. For fiscal year 2005, the Partnership made contributions on behalf of its union employees to union sponsored defined benefit plans of $1.5 million. Contributions in 2003 and 2004 were not significant.

11.    Commitments and Contingencies

The Partnership periodically enters into agreements to purchase fixed quantities of liquid propane and distillates at fixed prices with suppliers. At September 30, 2005, the total of these firm purchase commitments was approximately $169.8 million. The Partnership also enters into agreements to purchase quantities of liquid propane and distillates at variable prices with suppliers at future dates at the then prevailing market prices. At September 30, 2005, the quantity of these variable purchase commitments was approximately 70 million gallons.

At September 30, 2005, the Partnership was contingently liable for letters of credit outstanding totaling $22 million, which guarantees various transactions.

The Company is periodically involved in litigation proceedings. The results of litigation proceedings cannot be predicted with certainty; however, management believes that the Company does not have material potential liability in connection with these proceedings that would have a significant financial impact on its consolidated financial condition or results of operations.

The Partnership utilizes third-party insurance subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with workers’ compensation claims and general, product, vehicle, and environmental liability. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience.

To the extent they have not already been paid, certain employees are entitled to receive up to $1.7 million in aggregate of bonus payments at the end of the subordination periods of the Junior and Senior Subordinated Units. As these amounts will only become due if the employees remain employed by the Partnership, no amount has been accrued at September 30, 2005.

12.    Related Party Transactions

In connection with Inergy’s acquisition of assets from United Propane, Inc. on July 31, 2003, Inergy entered into ten leases of real property formerly used by United Propane (now known as Bonavita, Inc.) in its business.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inergy entered into five of these leases with United Propane, three of these leases with Pascal Enterprises, Inc. and two of these leases with Robert A. Pascal. Each of these leases provides for an initial five-year term, and is renewable by Inergy for up to two additional terms of five years each. During the initial term of these leases, Inergy is required to make monthly rental payments totaling $59,167, of which $17,167 is payable to United Propane, $16,800 is payable to Pascal Enterprises, and $25,200 is payable to Mr. Pascal.

On May 1, 2004, Inergy Propane, LLC entered into a lease agreement with United Leasing, Inc. to lease a propane rail terminal known as the Curtis Bay Terminal for the base monthly rent of $15,000.

Robert A. Pascal is the sole shareholder of Bonavita, Inc., Pascal Enterprises and United Leasing and is on Inergy’s managing general partner’s board of directors.

In connection with the financing of Inergy’s Phase II expansion rights on its Stagecoach natural gas storage facility, on August 9, 2005 the Company entered into the Special Unit Purchase Agreement with Inergy. The Company purchased from Inergy 769,741 special units (the “Special Units”) for $25 million in cash using funds from a bank loan. These units are not entitled to current cash distributions, but are convertible to Inergy Common Units at a defined conversion ratio upon the Phase II expansion becoming commercially operational. The purchase price was based on the ten-day average closing price for the Inergy Common Units ending August 8, 2005. Since Inergy, L.P. is consolidated in the financial statements of Inergy Holdings, L.P., the Inergy Special Units eliminate in consolidation and only the $25 million term loan is presented in the financial statements.

On August 9, 2005, the Company also entered into a separate Registration Rights Agreement with Inergy relating to the Special Units that allows for the registered resale of the units. Pursuant to the Registration Rights Agreement, Inergy has agreed to file a shelf registration statement for the resale of the Common Units issuable upon conversion of the Special Units within 180 days after the issue date of the Special Units and to use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC within 240 days after the issue date.

On occasion, the Company reimburses Inergy for expenses paid on our behalf. At September 30, 2005, Inergy has a receivable from the Company of $280,368.

13.    Segments

The Company’s financial statements reflect two operating and reportable segments: propane operations and midstream operations, which represents a change from retail and wholesale segments previously reported. The change was related to further diversification of the Company’s business profile and growth of the Company. The Company’s propane operations include propane sales to end users, the sale of propane-related appliances and service work for propane-related equipment, the sale of distillate products and wholesale distribution of propane and provide marketing and price risk management services to other users, retailers and resellers of propane. The Company’s midstream operations include storage of natural gas liquids for third parties, fractionation of natural gas liquids, processing of natural gas liquids, distribution of natural gas liquids, primarily from the Company’s Stagecoach business and NGL business. The Company’s President and Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM). The CODM evaluates performance and allocates resources based on revenues and gross profit of each segment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment revenues and profits associated with propane sales and other services between the propane and midstream segments have been eliminated.

The identifiable assets associated with each reportable segment reviewed by the CODM include accounts receivable and inventories. Goodwill is also presented for each segment. The net asset/liability from price risk

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

management, as reported in the accompanying consolidated balance sheets, is related to the propane segment and is specifically reviewed by the CODM. The Company does not report property, plant and equipment, purchases of property, plant, and equipment, intangible assets, and depreciation and amortization by segment to the CODM.

Revenues, gross profit, identifiable assets, and goodwill for each of Company’s reportable segments are presented below, in thousands of dollars. Certain reclassifications have been made to the 2003 and 2004 segment reporting to conform to the 2005 presentation.

	Year Ended September 30, 2003
	Propane Sales Operations	Midstream Sales Operations	Intersegment Eliminations	Total
Retail propane revenues	$153,348	$—	$—	$153,348
Wholesale propane revenues	190,230	—	—	190,230
Storage, fractionation and other midstream revenues	—	—	—	—
Transportation revenues	9,087	—	—	9,087
Propane-related appliance sales revenues	3,495	—	—	3,495
Retail service revenues	1,902	—	—	1,902
Rental service and other revenues	2,793	—	—	2,793
Distillate revenues	2,510	—		2,510
Gross profit	96,355	—	—	96,355
Identifiable Assets	58,320	—	—	58,320
Goodwill	69,352	—	—	69,352

	Year Ended September 30, 2004
	Propane Sales Operations	Midstream Sales Operations	Intersegment Eliminations	Total
Retail propane revenues	$196,312	$—	$—	$196,312
Wholesale propane revenues	226,183	8,707	—	234,890
Storage, fractionation and other midstream revenues	—	29,486	—	29,486
Transportation revenues	7,649	—	—	7,649
Propane-related appliance sales revenues	4,803	—	—	4,803
Retail service revenues	3,428	—	—	3,428
Rental service and other revenues	3,716	—	—	3,716
Distillate revenues	2,212	—	—	2,212
Gross profit	111,056	12,387	—	123,443
Identifiable assets	97,196	8,649	—	105,845
Goodwill	82,934	—	—	82,934

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended September 30, 2005

	Propane Sales Operations	Midstream Sales Operations	Intersegment Eliminations	Total
Retail propane revenues	$526,531	$—	$—	$526,531
Wholesale propane revenues	305,457	19,625	—	325,082
Storage, fractionation and other midstream revenues	—	77,007	—	77,007
Transportation revenues	11,145	—	—	11,145
Propane-related appliance sales revenues	11,260	—	—	11,260
Retail service revenues	14,770	—	—	14,770
Rental service and other revenues	12,360	—	—	12,360
Distillate revenues	71,981	—	—	71,981
Gross profit	307,077	18,836	—	325,913
Identifiable assets	196,295	20,968	—	217,263
Goodwill	233,885	22,711	—	256,596

14.    Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data is presented below. The propane business is seasonal due to weather conditions in its service areas. Propane sales to residential and commercial customers are affected by winter heating season requirements, which generally results in higher operating revenues and net income during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Sales to industrial and agricultural customers are much less weather sensitive.

	Quarter Ended
	December 31	March 31(a)	June 30	September 30(b)
	(In Thousands of Dollars, except per unit information)
Fiscal 2004
Revenues	$132,581	$178,068	$69,715	$102,132
Gross profit	37,117	50,320	16,987	19,019
Operating income (loss)	12,099	25,152	(8,640)	(7,645)
Net income (loss)	1,969	86	(836)	(1,142)
Net income (loss) per limited partner unit:(c)(d)
Basic	$0.14	$0.01	$(0.06)	$(0.08)
Diluted	$0.13	$0.01	$(0.06)	$(0.07)
Fiscal 2005
Revenues	$257,465	$414,428	$173,602	$204,641
Gross profit	64,688	136,513	50,604	74,108
Operating income (loss)	21,003	64,621	(15,411)	7,705
Net income (loss)	1,310	10,446	(4,824)	1,397
Net income (loss) per limited partner unit:(c)(d)
Basic	$0.09	$0.64	$(0.29)	$0.07
Diluted	$0.08	$0.64	$(0.29)	$0.07

(a)	For the quarter ended March 31, 2004 operating income reflects a make whole premium charge of $17.9 million, the write-off of deferred financing cost of $1.2 million, and a benefit of $0.9 million relating to swap value received upon the cancellation of outstanding interest rate swap agreements.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)	For the quarter ended September 30, 2005 gross profit reflects a non-cash gain associated with derivative contracts of $19.4 million which will reverse over the subsequent two quarters as the physical gallons are delivered to retail customers.
(c)	The accumulation of 2004 and 2005 basic and diluted net income (loss) per limited partner unit does not total the respective amounts for the fiscal years ended 2004 and 2005 due to changes in ownership percentages throughout the respective years.
(d)	The amounts are adjusted to give effect to the Conversion Transaction described in Note 1. When limited partners’ units outstanding are adjusted to give pro forma effect to excess distributions, basic net income (loss) per limited partner unit was $0.09, $0.57 and $(0.27) for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005, respectively.

15.    Subsequent Events

On October 3, 2005, the Partnership acquired the assets of Atlas Gas Products, Inc. (“Atlas”), headquartered in Costonia, OH. Atlas delivers propane to approximately 7,000 customers from three retail locations.

On October 4, 2005, the Partnership acquired the assets of Dowdle Gas, Inc. (“Dowdle”), headquartered in Columbus, MS, effective October 1, 2005. Dowdle delivers in excess of 50 million gallons of retail propane to approximately 120,000 customers in Alabama, Florida, Georgia, Mississippi, and Tennessee from sixty-nine retail locations.

On October 14, 2005, the Partnership acquired the assets of Graeber Brothers, Inc. (“Graeber”), located in northern Mississippi, effective October 4, 2005. Graeber delivers retail propane to approximately 14,000 customers from six retail locations which are contiguous with the acquisition of Dowdle.

The total consideration paid for these acquisitions was approximately $165.0 million including working capital, assumed liabilities and acquisitions costs.

On November 14, 2005, the Company paid a quarterly distribution of $0.27, or $1.08 on an annualized basis to unitholders of record on November 7, 2005, with respect to the fourth fiscal quarter of 2005. In addition to the $0.27 distribution, the Company also paid $0.015 per unit to unitholders of record on November 7, 2005, representing a prorated quarterly distribution for the period of the third fiscal quarter ended June 30, 2005, which the Company was a public company.

16.    Issuance of Subsidiary Units

In March 2003, Inergy issued 1,610,000 Common Units in a public offering, resulting in proceeds of $23.3 million, net of underwriter’s discounts, commissions, and offering expenses. Inergy Partners, LLC contributed $0.5 million in cash to the Partnership. in conjunction with the issuance in order to maintain its 2% non-managing general partner interest.

In June 2003, Inergy issued 5,302 Common Units in conjunction with the acquisition of Phillips Propane, Inc. Inergy Partners, LLC contributed $2,000 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% non-managing general partner interest.

In July 2003, Inergy issued 1,779,812 Common Units and 508,518 senior subordinated units to the owner of United Propane, Inc. in conjunction with the acquisition of substantially all the propane assets of United Propane,

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inc. Inergy Partners, LLC contributed $0.9 million in cash to Inergy in conjunction with the issuance in order to maintain its 2% non-managing general partner interest.

In January 2004, Inergy issued 3,625,000 Common Units in a public offering, resulting in proceeds of $83.3 million, net of underwriter’s discounts, commissions, and offering expenses. Inergy Partners, LLC contributed $1.8 million in cash to Inergy in conjunction with the issuance in order to maintain its 2% non-managing general partner interest. These funds were used to repay borrowings under Inergy’s Credit Agreement.

In August 2004, Inergy issued 1,300,000 Common Units to Tortoise Energy Infrastructure Corporation resulting in proceeds of $29.9 million, net of offering expenses.

In December 2004, Inergy issued 3,568,139 Common Units to unrelated third parties resulting in proceeds of $91.0 million. These proceeds were used to partially fund the acquisition of Star Gas.

Also in December 2004, Inergy issued 4,400,000 Common Units in a public offering, resulting in proceeds of $121.3 million, net of underwriter’s discount, commission, and offering expenses. These funds were used to repay borrowings under Inergy’s Credit Agreement.

In January 2005, the underwriters of Inergy’s December 2004 4,400,000 Common Unit offering exercised their over-allotment provision and Inergy, L.P. issued 660,000 Common Units in a follow-on offering, resulting in proceeds of approximately $17.9 million, net of underwriters’ discounts, commissions, and offering expenses. These funds were used to repay borrowings under Inergy’s Credit Agreement.

In September 2005, Inergy issued 6,500,000 Common Units in a public offering, resulting in proceeds of $180.4 million, net of underwriter’s discount, commission, and offering expenses. These funds were used to repay borrowings under Inergy’s Credit Agreement.

In October 2005, the underwriters of the September 2005 6,500,000 Common Unit offering exercised a portion of their over-allotment provision and Inergy issued an additional 900,000 Common Units in a follow-on offering, resulting in proceeds of approximately $25.0 million, net of underwriters’ discounts, commissions, and offering expenses. These funds were used to repay borrowings under Inergy’s Credit Agreement.

17.    Distributions from Inergy, L.P.

The amended and restated Agreement of Limited Partnership of Inergy, L.P. (Partnership Agreement) contains specific provisions for the allocation of net earnings and losses to each of the partners for purposes of maintaining the partner capital accounts.

The Partnership Agreement provides that during the Subordination Period (as defined below), the Partnership may issue up to 1,600,000 additional Common Units (excluding common units issued in connection with conversion of subordinated units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units. During 2003, the Partnership issued 246,372 of such Common Units, thus the Partnership currently retains the ability to issue 1,353,628 additional Common Units under this provision. The Partnership Agreement also provides that an unlimited number of partnership interests junior to the Common Units may be issued without a Unitholder vote. The Partnership may also issue additional Common Units during the Subordination Period in connection with certain acquisitions or the repayment of certain indebtedness. After the Subordination Period, the Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of limited partner interests of any type without the approval of any Unitholders.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Quarterly Distributions of Available Cash

The Partnership is expected to make quarterly cash distributions of all of its Available Cash, generally defined as income (loss) before income taxes plus depreciation and amortization, less maintenance capital expenditures and net changes in reserves established by the General Partner for future requirements. These reserves are retained to provide for the proper conduct of the Partnership business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters.

Distributions by the Partnership in an amount equal to 100% of its Available Cash will generally be made 98.8% to the common and subordinated unitholders and 1.2% to the General Partner, subject to the payment of incentive distributions to the holders of Incentive Distribution Rights to the extent that certain target levels of cash distributions are achieved. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the Minimum Quarterly Distribution ($0.30 per Unit), plus any arrearages, prior to any distribution of Available Cash to the holders of subordinated units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below) and subordinated units will not accrue any arrearages with respect to distributions for any quarter.

In general, the Subordination Period will continue indefinitely until the first day of any quarter beginning after June 30, 2006 for the Senior Subordinated Units and June 30, 2008 for the Junior Subordinated Units in which distributions of Available Cash equal or exceed the Minimum Quarterly Distribution on the Common Units and the Subordinated Units for each of the three consecutive four-quarter periods immediately preceding such date. On August 13, 2004, 1,656,684 Senior Subordinated Units were converted to Common Units and on August 12, 2005, an additional 1,656,684 Senior Subordinated Units were converted. Prior to the end of the Subordination Period, 286,272 Junior Subordinated Units will convert to Common Units after June 30, 2006 and 286,272 Junior Subordinated Units will convert to Common Units after June 30, 2007, if distributions of Available Cash on the Common Units and Subordinated Units equal or exceed the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods preceding such date. Upon expiration of the Subordination Period, all remaining Subordinated Units will convert to Common Units.

The Partnership is expected to make distributions of its Available Cash within 45 days after the end of each fiscal quarter ending December, March, June, and September to holders of record on the applicable record date. The Partnership made distributions to unitholders, including the non-managing general partner, amounting to $25.2 million, $37.4 million, and $67.8 million during the years ended September 30, 2003, 2004, and 2005, respectively, or $1.45, $1.60, and $1.91 per unit, respectively, for the periods to which these distributions relate.

The Company owns all of the “incentive distribution rights” provided for in Inergy L.P.’s partnership agreement, which entitles it to receive increasing percentages, up to 48%, of any cash distributed by the Partnership in excess of $0.33 per unit in any quarter. In addition, the Company and its subsidiaries own 1,717,551 Common Units, 1,093,865 senior subordinated units and 975,924 junior subordinated units which on a combined basis approximate a 9.5% limited partner interest.

Note 18—Restatements

On May 18, 2006, the Board of Directors of Inergy Holdings GP, LLC, the general partner of the Company, concluded that it will defer the previously recorded non-cash gains on the limited partnership units of Inergy it owns and restate its consolidated financial statements for the fiscal years ended September 30, 2005, 2004 and 2003 based on the application of Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary” (“SAB 51”). The changes have no prior, current or future impact on the cash available for distributions to unitholders.

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SAB 51 permits a parent company to recognize a gain and adjust the carrying value of its ownership of a subsidiary when the subsidiary sells additional equity interests in a public or private offering, in certain circumstances. However, in light of clarification provided in a speech by SEC staff, gain recognition under SAB 51 does not apply when the subsidiary is a partnership that sells a class of equity securities that has distribution rights over any other class of equity interests. Accordingly, the Company will reflect the proceeds from issuance of Inergy common units as a minority interest in its financial statements; and any gain that may be recognized will be recorded at such time as all Inergy subordinated and special units have converted to common units.

The restatement resulted in the following revisions to the consolidated financial statements presented herein as follows: (in thousands, except per unit amounts)

Consolidated Balance Sheets

	September 30,
	2004	2005
As Previously Reported
Liabilities and partners’ capital
Deferred income taxes	$20,165	$21,382
Interest of non-controlling partners in Inergy L.P.	205,951	568,278
Common unitholders	2,868	53,178
Total partners’ capital	$3,067	$53,908
Restated
Liabilities and partners’ capital
Deferred income taxes	$17,998	$17,215
Interest of non-controlling partners in Inergy L.P.	246,001	633,098
Common unitholders	(35,015)	(7,475)
Total partners’ capital (deficiency)	$(34,816)	$(6,745)

Consolidated Statements of Operations

	Year ended September 30,
	2003	2004	2005
As Previously Reported
Gain on issuance of units in Inergy, L.P.	$5,241	$10,431	$24,769
Provision for income taxes	(869)	(1,176)	(2,500)
Net income	7,806	9,533	31,099
Total limited partners’ interest in net income	$7,806	$9,533	$31,099
Net income per limited partner unit
Basic	$0.63	$0.76	$1.81
Diluted	$0.49	$0.59	$1.81

Restated
Gain on issuance of units in Inergy, L.P.	$—	$—	$—
Provision for income taxes	(442)	(201)	(501)
Net income	2,992	77	8,329
Total limited partners’ interest in net income	$2,992	$77	$8,329
Net income per limited partner unit
Basic	$0.24	$0.01	$0.49
Diluted	$0.19	$0.00	$0.48

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Statements of Partners’ Capital

	Partners’ Common Interest (Deficit)	Total Partners’ Capital (Deficiency)
As Previously Reported
Balance at September 30, 2002	$24,926	$24,928
Distribution by the Company of Inergy, L.P. senior and junior subordinated units in exchange for a member’s common interest in the Company	(1,065)	(1,065)
Net income	7,806	7,806
Comprehensive income		7,848
Balance at September 30, 2003	30,610	30,654
Net income	9,533	9,533
Comprehensive income		9,688
Balance at September 30, 2004	2,868	3,067
Net income	31,099	31,099
Comprehensive income		31,630
Balance at September 30, 2005	$53,178	$53,908

Restated
Balance at September 30, 2002	$387	$389
Distribution by the Company of Inergy, L.P. senior and junior subordinated units in exchange for a member’s common interest in the Company	(139)	(139)
Net income	2,992	2,992
Comprehensive income		3,034
Balance at September 30, 2003	2,183	2,227
Net income	77	77
Comprehensive income		232
Balance at September 30, 2004	(35,015)	(34,816)
Net income	8,329	8,329
Comprehensive income		8,860
Balance at September 30, 2005	$(7,475)	$(6,745)

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The restatement resulted in the following revisions to the notes to consolidated financial statements presented herein as follows: (in thousands, except per unit amounts)

Accounting Policies

Accounting for Unit-Based Compensation

	Year ended September 30,
	2003	2004	2005
As Previously Reported
Net income as reported	$7,806	$9,533	$31,099
Deduct: Total unit-based employee compensation expense determined under fair value method for all awards	36	37	123

Pro forma net income	$7,770	$9,496	$30,976

Net income per limited partner unit
Basic—as reported	$0.63	$0.76	$1.81
Diluted—as reported	$0.49	$0.59	$1.81
Pro forma net income per limited partner unit
Basic	$0.63	$0.76	$1.81
Diluted	$0.48	$0.59	$1.80

Restated
Net income as reported	$2,992	$77	$8,329
Deduct: Total unit-based employee compensation expense determined under fair value method for all awards	36	37	123

Pro forma net income	$2,956	$40	$8,206

Net income per limited partner unit
Basic—as reported	$0.24	$0.01	$0.49
Diluted—as reported	$0.19	$0.00	$0.48
Pro forma net income per limited partner unit
Basic	$0.24	$0.00	$0.48
Diluted	$0.18	$0.00	$0.48

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income per Unit

	Year ended September 30,
	2003	2004	2005
As Previously Reported
Numerator:
Net income—basic and diluted	$7,806	$9,533	$31,099
Denominator:
Weighted average limited partners’ units outstanding—basic	12,373	12,550	17,140
Effect of dilutive unit options outstanding	3,717	3,540	46

Weighted average limited partners’ units outstanding—diluted	16,090	16,090	17,186

Net income per limited partner unit(a)
Basic	$0.63	$0.76	$1.81
Diluted	$0.49	$0.59	$1.81

(a)    When limited partners’ units outstanding are adjusted to give pro forma effect to excess distributions, basic and diluted net income per limited partner unit were $1.68 and $1.67, respectively, for the year ended September 30, 2005.

Restated
Numerator:
Net income—basic and diluted	$2,992	$77	$8,329
Denominator:
Weighted average limited partners’ units outstanding—basic	12,373	12,550	17,140
Effect of dilutive unit options outstanding	3,717	3,540	46

Weighted average limited partners’ units outstanding—diluted	16,090	16,090	17,186

Net income per limited partner unit
Basic	$0.24	$0.01	$0.49
Diluted	$0.19	$0.00	$0.48

Acquisitions

Pro forma data

	Year ended September 30,
	2004	2005
As Previously Reported
Net income	$7,176	$27,295

Limited partners’ interest in net income (loss)	$7,176	$27,295

Net income (loss) per limited partner unit
Basic	$0.57	$1.59
Diluted	$0.45	$1.59

Restated
Net income (loss)	$(2,280)	$4,525

Limited partners’ interest in net income (loss)	$(2,280)	$4,525

Net income (loss) per limited partner unit
Basic	$(0.18)	$0.26
Diluted	$(0.18)	$0.26

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

	Year ended September 30,
	2003	2004	2005
As Previously Reported
Deferred
Federal	$403	$(509)	$1,136
State	(37)	(112)	81

Total deferred	366	(621)	1,217

Provision for income taxes	$869	$1,176	$2,500

Restated
Deferred
Federal	$20	$(1,383)	$(653)
State	(81)	(213)	(129)

Total deferred	(61)	(1,596)	(782)

Provision for income taxes	$442	$201	$501

	Year ended September 30,
	2003	2004	2005
As Previously Reported
Deferred tax liabilities
Basis difference in stock of acquired company	$(22,957)	$(21,893)	$(22,667)

Net deferred tax liability	$(20,786)	$(20,165)	$(21,382)

Restated
Deferred tax liabilities
Basis difference in stock of acquired company	$(21,765)	$(19,726)	$(18,500)

Net deferred tax liability	$(19,594)	$(17,998)	$(17,215)

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Quarterly Financial Data (unaudited)

	Quarter ended
	December 31,	March 31,	June 30,	September 30,
As Previously Reported
Fiscal 2004
Net income (loss)	$1,864	$7,745	$(1,197)	$1,121

Net income (loss) per limited partner unit
Basic	$0.13	$0.54	$(0.09)	$0.08
Diluted	$0.12	$0.48	$(0.09)	$0.07

Fiscal 2005
Net income (loss)	$15,137	$11,343	$(4,830)	$9,449

Net income (loss) per limited partner unit
Basic	$1.06	$0.69	$(0.29)	$0.47
Diluted	$0.94	$0.69	$(0.29)	$0.47

Restated
Fiscal 2004
Net income (loss)	$1,969	$86	$(836)	$(1,142)

Net income (loss) per limited partner unit
Basic	$0.14	$0.01	$(0.06)	$(0.08)
Diluted	$0.13	$0.01	$(0.06)	$(0.07)

Fiscal 2005
Net income (loss)	$1,310	$10,446	$(4,824)	$1,397

Net income (loss) per limited partner unit
Basic	$0.09	$0.64	$(0.29)	$0.07
Diluted	$0.08	$0.64	$(0.29)	$0.07

Schedule II

INERGY HOLDINGS, L.P. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Year ended September 30,	Balance at beginning or period	Charged to costs and expenses	Other Additions (recoveries)	Deductions (write-offs)	Balance at end of period
Allowance for doubtful accounts
2003	$927	$719	$96	$(745)	$997
2004	997	214	1,125	(1,258)	1,078
2005	1,078	1,966	87	(775)	2,356

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Members

Inergy Holdings GP, LLC

We have audited the accompanying balance sheet of Inergy Holdings GP, LLC as of September 30, 2005. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Inergy Holdings GP, LLC at September 30, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Kansas City, Missouri

December 8, 2005

INERGY HOLDINGS GP, LLC

BALANCE SHEET

September 30, 2005
Assets
Current assets:
Cash	$1,000

Total assets	$1,000

Member’s Equity
Member’s equity	$1,000

Total member’s equity	$1,000

See accompanying note.

INERGY HOLDINGS GP, LLC

NOTE TO BALANCE SHEET

1.    Organization

Inergy Holdings GP, LLC (the Company) is a Delaware limited liability company, which was formed on January 19, 2005, and owns a non-economic managing general partner interest in Inergy Holdings, L.P.

On April 14, 2005, the individual members contributed $1,000 to Inergy Holdings GP, LLC in exchange for a 100% membership interest.

Inergy Holdings, L.P. was converted from a Delaware limited liability company formerly known as Inergy Holdings, LLC to a Delaware limited partnership on April 28, 2005.

There have been no other transactions involving Inergy Holdings GP, LLC as of September 30, 2005.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

INDEPENDENT AUDITORS’ REPORT

The Partners of Star Gas Propane, L.P.:

We have audited the accompanying combined balance sheets of Star Gas Propane, L.P. and Subsidiary (the “Partnership”) as of September 30, 2003 and 2004, and the related combined statements of operations, comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2004. These combined financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of September 30, 2003 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 2 to the combined financial statements, the Partnership is dependent on the financial support of Star Gas Partners, L.P. (“Star Gas Partners”), its parent company. Star Gas Partners advised its bank lenders that the heating oil segment would not be able to make the required representations included in the borrowing certificate under its working capital line of credit and that it is unlikely that it would be able to meet certain conditions for drawing under this line of credit for the quarter ending December 31, 2004 and for the foreseeable future thereafter. The heating oil segment entered into a letter amendment and waiver under its credit agreement whereby it enables borrowings under its working capital line of credit through December 17, 2004. After that date, no further borrowings will be available under this working capital line of credit. These factors raise substantial doubt about Star Gas Partners’ ability to continue as a going concern, which consequently raises substantial doubt about the Partnership’s ability to continue as a going concern. Star Gas Partners’ plans in regard to these matters are also described in Note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 3 and 6 to the combined financial statements, Star Gas Propane, L.P. adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, as of October 1, 2002.

KPMG LLP

Stamford, Connecticut

December 10, 2004

STAR GAS PROPANE, L.P. AND SUBSIDIARY

COMBINED BALANCE SHEETS

(in thousands)

	September 30,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$5,788	$11,366
Receivables, net of allowance of $1,202 and $1,558, respectively	15,697	19,427
Inventories	14,415	13,411
Prepaid expenses and other current assets	3,736	6,084
Due from affiliates	7,600	10,658

Total current assets	47,236	60,946

Property and equipment, net	186,152	183,823
Long-term portion of accounts receivable	1,037	879
Goodwill	40,138	42,615
Intangibles, net	78,053	76,314
Deferred charges and other assets	2,738	2,683

Total assets	$355,354	$367,260

Liabilities and Net Assets
Current liabilities:
Accounts payable	$7,712	$10,930
Working capital facility borrowings	6,000	—
Current maturities of long-term debt	10,250	10,250
Accrued expenses and other current liabilities	9,222	8,792
Unearned service contract revenue	1,013	1,407
Due to affiliate	—	32,500
Customer credit balances	25,458	29,305

Total current liabilities	59,655	93,184

Long-term debt	110,850	88,000
Other long-term liabilities	1,297	1,127
Deferred tax liability	1,247	1,952

Net assets	182,305	182,997

Total net liabilities and net assets	$355,354	$367,260

See accompanying notes to combined financial statements.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended September 30,
	2002	2003	2004
Sales:
Product	$176,741	$255,946	$317,139
Installation, service and appliance	18,776	23,354	31,707

Total sales	195,517	279,300	348,846

Costs and expenses:
Cost of product	78,227	139,008	185,725
Cost of installations, service and appliances	4,638	6,007	11,273
Delivery and branch expenses	61,678	76,279	92,701
Depreciation and amortization expense	16,783	16,958	20,030
General and administrative expenses	8,526	10,568	10,092

Operating income	25,665	30,480	29,025

Interest expense	(13,369)	(11,126)	(10,390)
Interest income	142	89	69
Amortization of debt issuance costs	(250)	(194)	(166)
Loss on redemption of debt	—	(393)	—

Income before income taxes	12,188	18,856	18,538
Income tax expense (benefit)	1,974	(187)	990

Net income	$10,214	$19,043	$17,548

See accompanying notes to combined financial statements.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

STATEMENTS OF COMBINED COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended September 30,
	2002	2003	2004
Net income	$10,214	$19,043	$17,548

Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments	2,335	(495)	1,897

Comprehensive income	$12,549	$18,548	$19,445

Accumulated Other Comprehensive Income (Loss)	Derivative Instruments
Balance as of September 30, 2001	$(2,103)

Reclassification to earnings	1,520
Unrealized gain	815

Other comprehensive income	2,335

Balance as of September 30, 2002	232

Reclassification to earnings	(329)
Unrealized loss	(166)

Other comprehensive loss	(495)

Balance as of September 30, 2003	(263)

Reclassification to earnings	(758)
Unrealized gain	2,655

Other comprehensive income	1,897

Balance as of September 30, 2004	$1,634

See accompanying notes to combined financial statements.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended September 30,
	2002	2003	2004
Cash flows provided by (used in) operating activities:
Net income	$10,214	$19,043	$17,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,783	16,958	20,030
Amortization of debt issuance cost	250	194	166
Loss on redemption of debt	—	393	—
Provision for losses on accounts receivable	599	1,125	1,113
Deferred tax expense (benefit)	1,730	(487)	705
Loss (gain) on sales of fixed assets	266	(104)	55
Changes in operating assets and liabilities, net of amounts related to acquisitions:
Decrease (increase) in receivables	906	(3,256)	(4,505)
Decrease (increase) in inventories	4,153	(1,545)	1,454
Decrease (increase) in other assets	1,377	(3,472)	(4,552)
(Decrease) increase in accounts payable	(91)	2,131	3,218
Increase (decrease) in other current and long-term liabilities	170	(1,524)	4,478

Net cash provided by operating activities	36,357	29,456	39,710

Cash flows provided by (used in) investing activities:
Capital expenditures	(5,235)	(5,526)	(5,440)
Proceeds from sales of fixed assets	508	1,366	796
Acquisitions	(44,354)	(48,541)	(13,945)

Net cash used in investing activities	(49,081)	(52,701)	(18,589)

Cash flows provided by (used in) financing activities:
Equity contribution from Star Gas Partners, L.P.	40,074	109,030	32,950
Note to Star Gas Partners	—	—	32,500
Working Capital facility borrowings	22,850	42,000	42,900
Working Capital facility repayments	(31,250)	(36,000)	(48,900)
Acquisition facility borrowings	73,250	44,600	5,550
Acquisition facility repayments	(38,650)	(64,600)	(18,150)
Distributions to Star Gas Partners, L.P.	(38,746)	(37,600)	(51,700)
Repayment of debt	(8,702)	(35,875)	(10,250)
Other	(853)	(1,426)	(443)

Net cash provided by (used in) financing activities	17,973	20,129	(15,543)

Net increase (decrease) in cash and cash equivalents	5,249	(3,116)	5,578
Cash and cash equivalents at beginning of period	3,655	8,904	5,788

Cash and cash equivalents at end of period	$8,904	$5,788	$11,366

See accompanying notes to combined financial statements.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS

1)    Partnership Organization

The Limited Partnership interests of Star Gas Propane, L.P., (“Star Gas Propane” or the “Partnership”), is owned by Star Gas Partners, L.P., (“Parent”). The General Partner of Star Gas Propane is Star Gas LLC. Petroleum Heat and Power Co., Inc. (“heating oil segment”) is owned by Star Gas Propane. See Note 3 - Basis of Presentation.

Star Gas Propane markets and distributes propane gas, other petroleum products and related products to approximately 334,000 retail and wholesale customers in the Midwest and Northeast regions of the United States as well as Florida and Georgia.

2)    Recent Events

On October 13, 2004, the Parent had advised the heating oil segment’s bank lenders that this segment would not be able to make the required representations included in the borrowing certificate under its working capital line. In addition, the Parent notified such lenders that, for the quarter ending December 31, 2004 and for the foreseeable future thereafter, the heating oil segment will be unlikely to satisfy the drawing condition that requires that the consolidated funded debt of the Parent not exceed 5.00 times its consolidated operating cash flow. Further, the Parent advised the lenders that the heating oil segment may not be able to maintain a zero balance under the working capital facility (except for letter of credit obligations) for 45 consecutive days from April 1, 2005 to September 30, 2005, as required by the heating oil segment’s covenants.

On October 15, 2004, the heating oil segment’s bank lenders agreed to permit the heating oil segment to request new working capital advances daily while the Parent was in discussions with such bank lenders about modifying the terms and conditions of the heating oil segment’s credit agreement. In connection with that understanding the bank lenders requested that the Parent allow an independent financial advisor to review the heating oil segment’s operations and performance on their behalf.

On November 5, 2004, the Parent’s heating oil segment entered into a letter amendment and waiver under its credit agreement with Wachovia Bank, N.A. As a result of the amendment, the heating oil segment was able to continue to borrow funds under the credit agreement to support its working capital requirements for the near term. The amendment provides for the waiver, through December 17, 2004, of various terms under the credit agreement. The amendment also amends for the waiver period the financial covenant regarding the Parent’s consolidated funded debt to cash flow ratio and the financial covenant regarding the heating oil segment’s cash flow to interest expense ratio.

On October 28, 2004, Star Gas Propane entered into a commitment letter with JPMorgan Securities Inc. and JPMorgan Chase Bank. Under the commitment letter, as amended, JPMorgan Chase Bank committed, subject to certain conditions, to provide a $350 million ($260 million, if Star Gas Propane is sold, as discussed below) asset-based senior secured revolving credit facility referred to herein as the revolving credit facility and a $300 million senior secured bridge facility referred to herein as the bridge facility to refinance (the “refinancing transactions”) all of the heating oil segment’s and Star Gas Propane’s (if Star Gas Propane is not sold) working capital facilities and senior secured notes.

On November 18, 2004, the Parent entered into an agreement to sell the propane segment, held largely through Star Gas Propane, to Inergy Propane LLC (“Inergy”), the operating subsidiary of Inergy, L.P. for $475 million subject to certain adjustments. In addition, the Parent gave notice to holders of the heating oil segment’s secured notes of its optional election to prepay such secured notes, representing an aggregate payment, including principal, interest and estimated premium, of approximately $182 million. The Parent subsequently gave notice

STAR GAS PROPANE, L.P. AND SUBSIDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

of its optional election to prepay Star Gas Propane’s secured notes involving an aggregate payment including principal, interest and estimated premium, of approximately $114 million. The aggregate amount payable with regard to both sets of secured notes is approximately $296 million. The Parent expects to recognize a loss on the early redemption of this debt.

The Parent’s commitment from JPMorgan Chase is not contingent upon the consummation of the sale of Star Gas Propane. Accordingly, the Parent believes it would be able to draw down JPMorgan Chase’s bridge facility to repay the Parent’s subsidiaries’ secured notes, which will become due on December 17, 2004 because of the Parent’s notice of prepayment. The Parent also intends to close on that date the asset based revolving credit agreement underwritten by JPMorgan Chase to replace the existing revolving credit agreements of the Parent’s subsidiaries. The JPMorgan Chase commitment for the bridge facility and the revolving credit facility are subject to a number of conditions and there can be no assurance that the Parent will meet those conditions.

If Star Gas Propane is sold (either before or after December 17, 2004), the revolving credit facility requires that the total commitment be reduced to $260 million and the liens on all of the assets of Star Gas Propane be released.

If the Parent is unable to close the new revolving credit facility and either the bridge facility or the sale of Star Gas Propane by December 17, 2004, the Parent would be unable to refinance the heating oil segment’s and Star Gas Propane’s credit facilities and to repay the heating oil segment’s and Star Gas Propane’s institutional indebtedness, which are due and payable on such date. In such an event, if the Parent were not successful in rescheduling the maturity dates of such indebtedness, the Parent (including Star Gas Propane) may be forced to seek the protection of the bankruptcy courts.

3)    Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements include the accounts of Star Gas Propane and its corporate subsidiary, Stellar Propane Service, Inc. These financial statements do not include the assets, liabilities, or results of operations of Petroleum Heat and Power Co., Inc., a wholly owned subsidiary of Star Gas Propane, L.P. These combined financial statements were prepared to reflect the propane operations to be sold to Inergy Propane, LLC (as buyer) and Inergy, L.P. (as guarantor) pursuant to the Interest Purchases Agreement dated November 18, 2004. All material intercompany items and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Sales of propane, heating oil and propane/heating oil equipment are recognized at the time of delivery of the product to the customer or at the time of sale or installation. Revenue from repairs and maintenance service is recognized upon completion of the service. With respect to annually billed customer tank rental charges, revenues are recorded on a straight-line basis over one year. Payments received from customers for heating oil

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

equipment service contracts are deferred and amortized into income over the terms of the respective service contracts, on a straight-line basis, which generally do not exceed one year.

Cash Equivalents

Star Gas Propane considers all highly liquid investments with maturity of three months or less, when purchased, to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market and are computed on a first-in, first-out basis.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method.

Goodwill and Intangible Assets

Goodwill and intangible assets include goodwill, customer lists and covenants not to compete.

Goodwill is the excess of cost over the fair value of net assets in the acquisition of a company. Star Gas Propane amortized goodwill using the straight-line method over a twenty-five year period for goodwill acquired prior to July 1, 2001. In accordance with the provisions of SFAS No. 141 “Business Combinations”, goodwill acquired after June 30, 2001 was not amortized. On October 1, 2002, Star Gas Propane adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” On October 1, 2002, Star Gas Propane ceased amortization of all goodwill. Star Gas Propane performed its annual impairment review during its fiscal fourth quarter and it concluded that there was no impairment to the carrying value of goodwill, as of August 31, 2004.

Customer lists are the names and addresses of the acquired company’s patrons. Based on the historical retention experience of these lists, Star Gas Propane amortizes customer lists on a straight-line basis over fifteen years.

Covenants not to compete are non-compete agreements established with the owners of an acquired company and are amortized over the respective lives of the covenants on a straight-line basis, which are generally five years.

Impairment of Long-lived Assets

It is Star Gas Propane’s policy to review intangible assets and other long-lived assets, in accordance with SFAS No. 144, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Star Gas Propane determines that the carrying values of such assets are recoverable over their remaining estimated lives through undiscounted future cash flow analysis. If such a review

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

should indicate that the carrying amount of the assets is not recoverable, it is Star Gas Propane’s policy to reduce the carrying amount of such assets to fair value.

Deferred Charges

Deferred charges represent the costs associated with the issuance of debt instruments and are amortized over the lives of the related debt instruments.

Advertising Expense

Advertising costs are expensed as they are incurred. Advertising expense was $1.5 million, $1.6 million and $2.2 million in 2002, 2003 and 2004, respectively.

Customer Credit Balances

Customer credit balances represent pre-payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual usage on a fixed monthly basis) and the payments made have exceeded the charges for deliveries.

Environmental Costs

Star Gas Propane expenses on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. Star Gas Propane also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.

Insurance Reserves

Star Gas Propane accrues for workers’ compensation claims not covered under its insurance policies based upon expectations as to what its ultimate liability will be for these claims.

Derivatives and Hedging

Star Gas Propane uses derivative financial instruments to manage its exposure to market risk related to changes in the current and future market price of propane and home heating oil. Star Gas Propane believes it is prudent to minimize the variability and price risk associated with the purchase of propane and home heating oil, accordingly, it is Star Gas Propane’s objective to hedge the cash flow variability associated with forecasted purchases of its inventory held for resale through the use of derivative instruments when appropriate. To a lesser extent Star Gas Propane, also hedges the fair value of inventory on hand or firm commitments to purchase inventory. To meet these objectives, it is Star Gas Propane’s policy to enter into various types of derivative instruments to (i) manage the variability of cash flows resulting from the price risk associated with forecasted purchases of propane and (ii) hedge the downside price risk of firm purchase commitments and in some cases physical inventory on hand.

All derivative instruments are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, Star Gas Propane designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). Star Gas Propane formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. Star Gas Propane also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, Star Gas Propane discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, Star Gas Propane continues to carry the derivative on the balance sheet at its fair value, and recognized changes in the fair value of the derivative through current-period earnings.

Income Taxes

Star Gas Propane is a limited partnership. As a result, for Federal income tax purposes, earnings or losses are allocated directly to the individual partners. Except for the Partnership’s corporate subsidiary, no recognition has been given to Federal income taxes in the accompanying financial statements. While the Partnership’s corporate subsidiary will generate non-qualifying Limited Partnership revenue, dividends from the corporate subsidiary are included in the determination of Limited Partnership income. In addition, a portion of the dividends received by Star Gas Propane from the corporate subsidiary will be taxable to the limited partners. Net earnings for financial statement purposes will differ significantly from taxable income for the limited partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

The Partnership’s corporate subsidiary files a consolidated Federal income tax return with other corporate subsidiaries of the Parent. The Parent allocates income tax benefits and charges to the Partnership as if the Partnership filed its tax return on a stand-alone basis. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

4)    Inventories

The components of inventory were as follows:

	September 30,
(in thousands)	2003	2004
Propane	$8,363	$7,043
Heating oil and other fuels	900	1,381
Appliances and equipment	5,152	4,987

	$14,415	$13,411

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Inventory Derivative Instruments

Star Gas Propane periodically hedges a portion of its propane and home heating oil purchases and sales through futures, options and swap agreements.

To hedge a substantial portion of the purchase price associated with heating oil gallons anticipated to be sold to its price plan customers, Star Gas Propane at September 30, 2004 had outstanding 5.7 million gallons of futures contracts to buy heating oil with a notional value of $6.5 million and a fair value of $1.3 million. The contracts expire at various times with no contract expiring later than June 30, 2005. Star Gas Propane recognizes the fair value of these derivative instruments as assets.

To hedge a substantial portion of the purchase price associated with propane gallons anticipated to be sold to its fixed price customers, Star Gas Propane at September 30, 2004 had outstanding swap contracts to buy approximately 33 million gallons of propane with a notional value of $27.3 million and a fair value of $0.4 million and option contracts to sell approximately 19.7 million of propane with a notional value of $13.3 million and a fair value of $0.5 million. The contracts expire at various times with no contract expiring later than June 30, 2005.

For the year ended September 30, 2004, Star Gas Propane has recognized the following for derivative instruments designated as cash flow hedges: $3.2 million gain in earnings due to instruments that expired or settled during the current year, $1.6 million unrealized gain in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2004, and less than $0.1 million gain in earnings due to hedge ineffectiveness for derivative instruments outstanding at September 30, 2004. For derivative instruments accounted for as fair value hedges, Star Gas Propane recognized a $0.5 million loss in earnings due to instruments that expired or settled during the current year and a $0.3 million unrealized loss for the change in fair value of derivatives outstanding at September 30, 2004.

For the year ended September 30, 2003, Star Gas Propane had recognized the following for derivative instruments designated as cash flow hedges: $0.8 million gain in earnings due to instruments which expired or settled during the fiscal year ended September 30, 2003, $0.3 million unrealized loss in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2003, $0.2 million unrealized loss due to hedge ineffectiveness for derivative instruments outstanding at September 30, 2003. For derivative instruments accounted for as fair value hedges, Star Gas Propane recognized a $0.1 million loss in earnings due to instruments which expired or settled during the fiscal year ended September 30, 2003, and a $0.2 million unrealized loss in earnings for the change in the fair value of derivative instruments outstanding at September 30, 2003.

Star Gas Propane recorded $2.0 million for the fair value of its derivative instruments, to other current assets, at September 30, 2004. The balance carried in accumulated other comprehensive income for effective cash flow hedges are expected to be reclassified into earnings, through cost of goods sold, over the next 12 months.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

5)    Property and Equipment

The components of property and equipment and their estimated useful lives were as follows:

	September 30,
(in thousands)	2003	2004	Useful Lives
Land	$11,705	$11,977
Buildings and leasehold improvements	16,514	16,989	4 - 30 years
Fleet and other equipment	34,349	35,947	3 - 30 years
Tanks and equipment	183,531	188,087	8 - 30 years
Furniture and fixtures	7,445	8,736	3 - 12 years

Total	253,544	261,736
Less: accumulated depreciation	(67,392)	(77,913)

Total	$186,152	$183,823

6)    Goodwill and Other Intangible Assets

On October 1, 2002, Star Gas Propane adopted the provisions of SFAS No. 142, which required Star Gas Propane to discontinue amortizing goodwill. SFAS No. 142 also requires that goodwill be reviewed for impairment at least annually thereafter. Star Gas Propane performed its annual impairment review during its fourth fiscal quarter of 2004, and determined that there was no impairment of its goodwill.

Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying amount of a reporting unit exceeds its estimated fair value. If goodwill of a reporting unit is determined to be impaired, the amount of impairment is measured based on the excess of the net book value of the goodwill over the implied fair value of the goodwill. In calculating the estimated fair value of the reporting unit, a discounted cash flow methodology is utilized.

A summary of changes in Star Gas Propane’s goodwill during the year ended September 30, 2003 and 2004 is as follows (in thousands):

Balance as of October 1, 2002	$35,502
Fiscal 2003 acquisitions	4,636

Balance as of October 1, 2003	40,138
Fiscal 2004 acquisitions	2,477

Balance as of September 30, 2004	$42,615

Intangible assets subject to amortization consist of the following (in thousands):

	September 30, 2003			September 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer lists	$101,943	$27,267	$74,676	$107,506	$34,553	$72,953
Covenants not to compete	8,223	4,846	3,377	9,367	6,006	3,361

	$110,166	$32,113	$78,053	$116,873	$40,559	$76,314

STAR GAS PROPANE, L.P. AND SUBSIDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Star Gas Propane results for the fiscal years ended September 30, 2002 on a historic basis did not reflect the impact of the provisions of SFAS No. 142. Had Star Gas Propane adopted SFAS No. 142 on October 1, 2001, the unaudited pro forma effect on net income (loss) would have been as follows:

	Net Income
(in thousands)	2002	2003	2004
As reported: Net Income (loss)	$11,944	$18,556	$18,253
Add: Goodwill amortization	1,358	—	—
Income tax impact	—	—	—

Adjusted: Net Income (loss)	$13,302	$18,556	$18,253

Amortization expense for intangible assets was $5.7 million, $6.4 million and $8.4 million for the fiscal years ended September 30, 2002, 2003 and 2004, respectively. Total estimated annual amortization expense related to other intangible assets subject to amortization, for the year ending September 30, 2005 and the four succeeding fiscal years ended September 30, is as follows (in thousands of dollars):

Amount
2005	$8,584
2006	$8,303
2007	$8,167
2008	$8,036
2009	$6,594

7)    Term Debt and Bank Facility Borrowings

Long-term debt consisted of the following at the indicated dates:

(in thousands)	September 30, 2003	September 30, 2004
8.04% First Mortgage Notes Due March 15, 2009(a)	$61,500	$51,250
8.67% First Mortgage Notes Due March 30, 2012(a)	12,500	12,500
8.72% First Mortgage Notes Due March 30, 2015(a)	15,000	15,000
7.62% First Mortgage Notes Due April 1, 2008(a)	7,500	7,500
7.95% First Mortgage Notes Due April 1, 2011(a)	10,000	10,000
Acquisition Facility Borrowings(b)	12,600	—
Parity Debt Facility Borrowings(b)	2,000	2,000
Working Capital Facility Borrowings(b)	6,000	—

	127,100	98,250
Less current maturities	(10,250)	(10,250)
Less working capital facility borrowings	(6,000)	—

Total	$110,850	$88,000

(a)

In December 1995, Star Gas Propane assumed $85.0 million of first mortgage notes (the “First Mortgage Notes”) with an annual interest rate of 8.04% in connection with the initial Partnership formation. In January 1998, Star Gas Propane issued an additional $11.0 million of First Mortgage Notes with an annual interest rate of 7.17%. In March 2000, Star Gas Propane issued $27.5 million of 8.67% and 8.72% First Mortgage Notes. In March 2001, Star Gas issued $29.5 million of First Mortgage Notes with an average

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

annual interest rate of 7.89% per year. Obligations under the First Mortgage Note Agreements are secured, on an equal basis with Star Gas Propane’s obligations under the Star Gas Propane Bank Credit Facilities, by a mortgage on substantially all of the real property and liens on substantially all of the operating facilities, equipment and other assets of Star Gas Propane. The First Mortgage Notes requires semiannual payments, without premium on the principal thereof, which began on March 15, 2001 and has a final maturity of March 30, 2015. Interest on the First Mortgage Notes is payable semiannually in March and September. The First Mortgage Note Agreements contain various restrictive and affirmative covenants applicable to Star Gas Propane; the most restrictive of these covenants relate to the incurrence of additional indebtedness and restrictions on dividends, certain investments, guarantees, loans, sales of assets and other transactions. In fiscal 2003, the Propane segment repaid $11.0 million of its 7.17% First Mortgage Notes, $12.9 million of its 8.04% First Mortgage Notes and $12.0 million of its 7.89% First Mortgage Notes.

(b)	The Star Gas Propane Bank Credit Facilities currently consist of a $25.0 million Acquisition Facility, a $25.0 million Parity Debt Facility and a $24.0 million Working Capital Facility. At September 30, 2004, $2.0 million was borrowed under its Parity Debt Facility. The agreement governing the Bank Credit Facilities contains covenants and default provisions generally similar to those contained in the First Mortgage Note Agreements. The Bank Credit Facilities bear interest at a rate based upon the London Interbank Offered Rate plus a margin (as defined in the Bank Credit Facilities). The Partnership is required to pay a fee for unused commitments, which amounted to $0.2 million in fiscal 2002 and 2003 and $0.1 million in fiscal 2004. For fiscal 2002, 2003 and 2004, the weighted average interest rate on borrowings under these facilities was 4.2%, 4.0% and 3.4%, respectively. At September 30, 2004, the interest rate on the borrowings outstanding was 2.9%. Borrowings under the Working Capital Facility requires a minimum period of 30 consecutive days during each fiscal year that the facility will have no amount outstanding. This facility will expire on September 30, 2006. Borrowings under the Acquisition and Parity Debt Facilities will revolve until September 30, 2006, after which time any outstanding loans thereunder, will amortize in eight equal quarterly principal payments with a final payment due on September 30, 2008.

As of September 30, 2004, Star Gas Propane was in compliance with all debt covenants. As of September 30, 2004, the maturities during fiscal years ending September 30, including working capital borrowings are set forth in the following table:

(in thousands)
2005	$10,250
2006	12,750
2007	12,750
2008	14,750
2009	10,250
Thereafter	37,500

$98,250

8)    Acquisitions

During fiscal 2004, Star Gas Propane acquired ten retail propane dealers for an aggregate cost of $13.9 million.

During fiscal 2003, Star Gas Propane acquired seven retail propane dealers for an aggregate cost of $48.5 million.

During fiscal 2002, Star Gas Propane acquired seven retail propane dealers for an aggregate cost of $44.4 million.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table indicates the allocation of the aggregate fair values and the respective periods of amortization assigned for the 2002, 2003 and 2004 acquisitions:

Fair Market Values of Assets and Liabilities

(in thousands)	2002	2003	2004	Useful Lives
Land	$1,252	$1,562	$335	—
Buildings	1,310	862	401	30 years
Furniture and equipment	648	466	64	10 years
Fleet	2,506	5,355	901	5 - 30 years
Tanks and equipment	10,583	9,250	2,539	5 - 30 years
Customer lists	18,768	23,766	5,563	15 years
Restrictive covenants	650	607	1,144	5 years
Goodwill	7,613	4,636	2,478	—
Working capital	1,024	2,037	520	—

Net cash paid	$44,354	$48,541	$13,945

The acquisitions were accounted for under the purchase method of accounting. Purchase prices have been allocated to the acquired assets and liabilities based on their respective fair values on the dates of acquisition. The purchase prices in excess of the fair values of net assets acquired were classified as intangibles in the Balance Sheets. Sales and net income have been included in the Statements of Operations from the respective dates of acquisition.

The following unaudited pro forma information presents the results of operations of the Partnership and the acquisitions previously described as if the acquisitions had been acquired on October 1 of the year preceding the year of purchase. This pro forma information is presented for informational purposes, it is not indicative of future operating performance.

	Years Ended September 30,
(in thousands)	2002	2003	2004
Sales	$288,878	$364,713	$363,967

Net income (loss)	$17,940	$28,389	$19,315

9)    Employee Benefit Plans

Star Gas Propane has a 401(k) plan, which covers certain eligible non-union and union employees. Subject to IRS limitations, the 401(k) plan provides for each employee to contribute from 1.0% to 15.0% of compensation. Star Gas Propane contributes to non-union participants a matching amount up to a maximum of 3.0% of compensation. Aggregate matching contributions made to the 401(k) plan during fiscal 2002, 2003 and 2004, were $0.5 million, $0.6 million and $0.6 million, respectively. For the fiscal years 2002, 2003 and 2004, Star Gas Propane made contributions on behalf of its union employees to union sponsored defined benefit plans of $0.8 million, $0.9 million and $0.9 million, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

10)    Income Taxes

Income tax expense (benefit) was comprised of the following for the indicated periods:

	Years Ended September 30,
(in thousands)	2002	2003	2004
Current:
Federal	$—	$—	$—
State	244	300	285
Deferred	1,730	(487)	705

	$1,974	$(187)	$990

The sources of the deferred income tax expense (benefit) and the tax effects of each were as follows:

	Years Ended September 30,
(in thousands)	2002	2003	2004
Depreciation	$1,754	$(400)	$1,346
Amortization expense	(21)	71	(63)
Vacation expense	—	(44)	44
Bad debt expense	—	(43)	(94)
Recognition of tax benefit of net operating loss to the extent of current and previous recognized temporary differences	(3)	(71)	(528)

	$1,730	$(487)	$705

The components of the net deferred taxes for the years ended September 30, 2003 and 2004 using current rates are as follows:

(in thousands)	Years Ended September 30,
	2003	2004
Deferred Tax Assets
Net operating loss carryforwards	$84	$612
Vacation accrual	44	—
Bad debt expense	44	138
Amortization	—	13

Total deferred tax assets	$172	$763

Deferred Tax Liabilities
Depreciation	$1,369	$2,715
Amortization	50	—

Total deferred tax liabilities	1,419	2,715

Net deferred taxes	$1,247	$1,952

At September 30, 2004, Star Gas Propane through its corporate subsidiary had net income tax loss carryforwards for Federal income tax reporting purposes of approximately $1.5 million. The losses are available to offset future Federal taxable income through 2024.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

11)    Long-Term Contractual Commitments and Off-Balance Sheet Arrangements

Lease Commitments

The Partnership has entered into certain operating leases for office space, trucks and other equipment.

The future minimum rental commitments at September 30, 2004, under operating leases having an initial or remaining non cancelable term of one year or more are as follows:

(in thousands)
2005	$1,106
2006	997
2007	921
2008	764
2009	679
Thereafter	1,978

Total future minimum lease payments	$6,445

The propane segment leases its Seymour, Indiana underground storage facility to TEPPCO Partners, L.P. effective as of May 2003. This agreement provides TEPPCO Partners, L.P. storage capacity of 21 million gallons at any one time in this facility. This agreement provides the propane segment storage capacity of 21 million gallons at any one time in TEPPCO Partners, L.P.’s pipeline system. The agreement also requires TEPPCO Partners, L.P., to pay the propane segment $0.2 million annually. This lease agreement will expire on December 31, 2007.

The Partnership’s rent expense for the fiscal years ended September 30, 2002, 2003 and 2004 was $2.6 million, $3.3 million and $3.8 million, respectively.

12)    Supplemental Disclosure of Cash Flow Information

	Years Ended September 30,
(in thousands)	2002	2003	2004
Cash paid during the period for:
Income taxes	$331	$281	$165
Interest	$12,027	$13,362	$10,389

13)    Commitments and Contingencies

In the ordinary course of business, Star Gas Propane is threatened with, or is named in, various lawsuits. In the opinion of management, Star Gas Propane is not a party to any litigation, which individually or in the aggregate could reasonably be expected to have a material adverse effect on Star Gas Propane’s results of operations, financial position or liquidity.

Since October 21, 2004, 15 purported class action lawsuits on behalf of a purported class of unitholders have been filed against the Parent and various subsidiaries and officers and directors, alleging the same or substantially similar claims, collectively referred to herein as the “Class Action Complaints”.

The Class Action plaintiffs generally allege that the Parent violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission Rule 10b-5 promulgated

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

thereunder, by purportedly failing to disclose, among other things: (1) problems with the restructuring of the heating oil segment’s system and customer attrition related thereto; (2) the heating oil segment’s business process improvement program was not generating the benefits allegedly claimed; (3) that the Parent was struggling to maintain its profit margins in hits heating oil segment; (4) that the Parent’s second quarter 2004 profit margins were not representative of its ability to pass on heating oil price increases; and (5) that the Parent was facing an inability to pay its debts and that, as a result, its credit rating and ability to obtain future financing was in jeopardy. The Class Action plaintiffs seek an unspecified amount of compensatory damages including interest against the defendants jointly and severally and an award of reasonable costs and expenses. The Parent will defend against the Class Actions vigorously. However, the Parent is unable to predict the outcome of these lawsuits at this time. In the event that one or more of the Class Actions were decided adversely to the Parent, it could have a material effect on the Partnership’s results of operations, financial position or liquidity.

14)    Disclosures About the Fair Value of Financial Instruments

Cash, Accounts Receivable, Notes Receivable, Inventory Derivative Instruments, Working Capital Borrowings, Accounts Payable and Due to Affiliates

The carrying amount approximates fair value because of the short maturity of these instruments or because they are carried at fair value.

Long-Term Debt

The fair values of each of Star Gas Propane’s long-term financing instruments, including current maturities, are based on the amount of future cash flows associated with each instrument, discounted using Star Gas Propane’s current borrowing rate for similar instruments of comparable maturity.

The estimated fair value of Star Gas Propane’s long-term debt is summarized as follows:

	At September 30, 2003		At September 30, 2004
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt	$121,100	$126,147	$98,250	$104,111

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

15)    Related Party Transactions

Star Gas Propane had a net receivable due from the Parent and Petro of $7.6 million and $10.7 million at September 30, 2003 and 2004, respectively. These amounts were due for the cost of certain executive personnel and professional fees directly charged to the Partnership and for the collection of certain Star Gas Propane receivables by Petro in connection with conducting the operations of a certain shared branch location.

Star Gas Propane made distributions of $38.7 million, $37.6 million and $51.7 million to the Parent for fiscal years ended September 30, 2002, 2003 and 2004, respectively.

During fiscal 2004, the Parent issued two demand notes to Star Gas Propane in the amount of $32.5 million with an interest rate equal to the interest rate in the Star Gas Propane Bank Credit Facility.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of

    Central New York Oil and Gas Company, LLC and

    eCorp Marketing, LLC

We have audited the accompanying combined balance sheets of Central New York Oil and Gas Company, LLC and eCorp Marketing, LLC (the “Companies”) as of December 31, 2002, 2003 and 2004, and the related combined statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2002, 2003 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6 to the financial statements, there have been various legal proceedings and claims between the Companies and other parties. Subsequent to December 31, 2004, the Companies have entered into various release and settlement agreements resolving these disputes. In addition, on July 8, 2005, the Companies entered into a purchase agreement whereby the members’ equity interests of the Companies were acquired by a third party. The transaction was consummated on August 9, 2005.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

May 13, 2005, except for the last paragraph of

    Note 6 as to which the date is August 9, 2005

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

COMBINED BALANCE SHEETS

	December 31,
	2002	2003	2004
Assets
Current assets
Cash	$1,111,661	$2,583,428	$5,396,116
Certificates of deposit	175,000	175,000	175,000
Accounts receivable trade	1,873,884	1,336,649	1,357,095
Accounts receivable other	—	1,428	6,637
Prepaid expenses	—	286,799	—

Total current assets	3,160,545	4,383,304	6,934,848

Property and equipment
Land and buildings	402,404	238,904	238,904
Furniture, fixtures and equipment	124,149	111,061	159,181
Natural gas properties	2,509,250	2,509,250	2,509,250
Gas storage facility	109,682,125	110,622,846	112,239,934

	112,717,928	113,482,061	115,147,269

Less accumulated depreciation, depletion and amortization	(5,808,041)	(13,540,591)	(20,993,875)

Property and equipment, net	106,909,887	99,941,470	94,153,394

Restricted cash	1,650,000	1,650,000	1,650,000
Deposits	26,975	25,700	25,700
Deferred loan costs, net of accumulated amortization of $2,931,243, $5,963,698 and $9,068,372 as of December 31, 2002, 2003, and 2004, respectively	12,034,323	9,173,370	6,100,507
Other assets, net of accumulated amortization of $157,498, $174,998 and $192,498 as of December 31, 2002, 2003, and 2004, respectively	542,502	525,002	507,502

Total assets	$124,324,232	$115,698,846	$109,371,951

Liabilities and Members’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$4,354,642	$3,020,469	$2,331,514
Debt	43,650,000	40,925,781	37,063,816
Due to NJRES	17,765,000	21,342,970	25,616,597
Due to members	62,016,432	63,089,630	65,581,430
Due to affiliates	1,992,673	1,774,239	1,163,900

Total current liabilities	129,778,747	130,153,089	131,757,257

Commitments and contingencies

Members’ deficit	(5,454,515)	(14,454,243)	(22,385,306)

Total members’ deficit	(5,454,515)	(14,454,243)	(22,385,306)

Total liabilities and members’ deficit	$124,324,232	$115,698,846	$109,371,951

See notes to combined financial statements.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2002	2003	2004
Revenues
Gas storage fees	$6,937,687	$16,402,220	$18,966,301
Gas transportation fees	2,702,793	9,325,324	10,056,563
Gas sales, net	109,702	4,214,162	—
Gas trading revenue	—	1,219,377	3,106,303

Total revenues	9,750,182	31,161,083	32,129,167

Expenses
Transportation expense	11,339,655	11,789,316	11,787,360
Operating expenses	1,284,051	3,596,336	2,075,368
Selling, general and administrative expenses	4,134,818	10,321,917	11,777,226
Depreciation and amortization	6,660,738	10,842,282	10,543,648

Total expenses	23,417,934	36,549,851	36,183,602

Total income (loss) from operations	(13,667,752)	(5,388,768)	(4,054,435)

Other expense
Interest income	87,684	25,830	26,684
Interest expense	(1,737,100)	(3,636,790)	(3,903,312)

Total other expense	(1,649,416)	(3,610,960)	(3,876,628)

Net loss	$(15,317,168)	$(8,999,728)	$(7,931,063)

See notes to combined financial statements.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2002, 2003 AND 2004

	Stagecoach Energy, LLC	Stagecoach Holding, LLC	Total
Balance, December 31, 2001	$(11,373)	$(1,125,974)	$(1,137,347)
Contributed capital	11,000,000	—	11,000,000
Net loss for 2002	(153,172)	(15,163,996)	(15,317,168)

Balance, December 31, 2002	10,835,455	(16,289,970)	(5,454,515)
Net loss for 2003	(89,997)	(8,909,731)	(8,999,728)

Balance, December 31, 2003	10,745,458	(25,199,701)	(14,454,243)
Net loss for 2004	(79,311)	(7,851,752)	(7,931,063)

Balance, December 31, 2004	$10,666,147	$(33,051,453)	$(22,385,306)

See notes to combined financial statements.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2003	2004
Cash flows from operating activities
Net loss	$(15,317,168)	$(8,999,728)	$(7,931,063)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	6,660,738	10,842,282	10,543,648
Capitalized interest cost	558,314	—	—
Gain on sale of property and equipment	—	(7,598)	—
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable trade	(1,873,884)	537,235	(20,446)
Decrease (increase) in accounts receivable other	1,550	(1,428)	(5,209)
Decrease (increase) in prepaid expenses	—	(286,799)	286,799
Decrease in deposits	—	1,275	—
Decrease in accounts payable and accrued liabilities	(28,338,681)	(1,334,173)	(688,955)
Increase in due to NJRES	2,765,000	3,577,970	4,273,627
Increase in restricted cash	(1,650,000)	—	—
Increase (decrease) in amounts due to members	40,834,448	1,073,198	2,491,800
Increase (decrease) in amounts due to affiliates	2,223,656	(218,434)	(610,339)

Net cash provided by operating activities	5,863,973	5,183,800	8,339,862

Cash flows from investing activities
Purchase of property and equipment	(44,336,963)	(938,905)	(1,665,209)
Proceeds from sale of property and equipment	—	122,595	—
Payment of deferred loan cost	—	(171,504)	—

Net cash used in investing activities	(44,336,963)	(987,814)	(1,665,209)

Cash flows from financing activities
Payment on loan	43,091,686	(2,724,219)	(3,861,965)
Debt issuance costs	(14,529,370)	—	—
Capital contributions from members	11,000,000	—	—

Net cash provided by (used in) financing activities	39,562,316	(2,724,219)	(3,861,965)

Net increase in cash	1,089,326	1,471,767	2,812,688

Cash at beginning of year	22,335	1,111,661	2,583,428

Cash at end of year	$1,111,661	$2,583,428	$5,396,116

Supplemental cash flow information:
Interest paid	$1,005,588	$1,408,340	$1,386,001

See notes to combined financial statements.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

Note 1—Summary of Significant Accounting Policies

Basis of presentation

These combined financial statements include the accounts of Central New York Oil and Gas Company, LLC (“CNYOG”) and eCORP Marketing, LLC (“Marketing”), collectively referred to as the “Companies”. All material intercompany balances and transactions have been eliminated. The Companies are owned 99% by Stagecoach Holding, LLC (“SC Holding”) and 1% by Stagecoach Energy, LLC (“SC Energy”).

CNYOG and Marketing have each authorized 1,000 membership units which are issued and outstanding at December 31, 2002, 2003 and 2004.

History and nature of business

CNYOG was formed in October 1996 as a New York limited liability company and shall continue until December 31, 2046, unless earlier terminated in accordance with the Operating Agreement or by operation of law. Marketing was formed in December 2001 as a Delaware limited liability company and shall have a perpetual existence. As limited liability companies, the members’ liability is limited to their investment.

CNYOG owns and operates a high-deliverability underground natural gas storage facility located in Tioga County, New York known as the Stagecoach Gas Storage Facility (the “Project”). The construction of the Project was completed in 2002 and on June 27, 2002, CNYOG received Federal Energy Regulatory Commission (“FERC”) certification for field operations. Marketing was formed for the purpose of marketing storage capacity from the Project and bundled energy services.

As discussed in Note 6, on August 9, 2005, the members’ equity interests of the Companies were acquired by a third party.

Certificates of deposit

Certificates of deposit are held by a U.S. bank and are pledged as collateral on standby letters of credit required by New York state regulatory authorities in connection with the drilling of, injection, withdrawal and observation wells in the Project.

Cash and cash equivalents

The Companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted cash

As discussed in Note 5, the Companies entered into a construction, project and term loan. As part of this agreement, the Companies are required to set aside certain funds as restricted for service of future debt payments. The Companies maintain $1,650,000 in a money market fund restricted for this purpose.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

Property and equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives as follows:

Buildings, other than the Project	39 years
Stagecoach Gas Storage Facility (the “Project”)	15 years
Furniture, fixtures and equipment	5 years

Expenditures for major acquisitions and improvements are capitalized while expenditures for maintenance and repairs are charged to operations. The cost of assets sold or retired and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in operations.

Natural gas properties and gas storage rights

In 1998, CYNOG purchased underground reservoir storage rights and certain proved producing natural gas reserves and existing well bores to be utilized in order to develop its natural gas storage field. The Companies have no plans to further explore or develop the existing field for production of proved reserves. The total acquisition price of $3,209,250 was allocated as follows:

Natural gas properties	$2,509,250
Reservoir storage rights	$500,000
Land and technical data	$200,000

The reservoir storage rights and the land and technical data, classified as other assets, are being amortized over 40 years using the straight-line method. The proved producing natural gas properties are being depleted using the units-of-production method based upon estimated proved reserves determined by independent petroleum engineers. During 2003, the properties were deemed to be fully depleted and have a net carrying value of $0 at December 31, 2003 and 2004. At December 31, 2002, the net carrying value was $386,342.

Deferred loan costs

Costs incurred in connection with obtaining certain loans have been capitalized and are being amortized over the expected life of the loans (see Notes 3 and 4). Amortization expense for the years ended December 31, 2002, 2003 and 2004 totaled approximately $2,934,000, $3,033,000 and $3,073,000, respectively. The loans with which these costs were associated were paid off subsequent to December 31, 2004 (see note 6).

Revenue recognition

Revenue for natural gas storage services is recognized in the period for which the services were contracted based on the terms of individual service contracts. The contracts are comprised of Firm Storage Services (“FSS”) and Interruptible Storage Services (“lSS”). All FSS contracts provide for a specified unit of storage over a specific term, typically greater than one year, and fees are charged regardless of whether or not the space is utilized. Certain ISS contracts provide for a specified unit of storage over a specific term, typically less than one year, and fees are charged on a monthly basis when the space is utilized. Certain ISS contracts provide for a storage rate based on the customer’s net profits from sales of gas placed in storage and are billed in the month of withdrawal.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

Transportation fees are recognized based on actual gas transportation services provided for the period in which the services are provided. Transportation fees are billed and collected by Tennessee Gas Pipeline Company on behalf of Marketing. See further discussion of transportation agreements with Tennessee Gas Pipeline Company in Note 5.

Income taxes

The Companies are treated as partnerships for income tax purposes. Under subchapter K of the Internal Revenue Code, each member is taxed separately on their distributive share of the Companies’ income whether or not that income is actually distributed.

Financial instruments and credit risk

Financial instruments which potentially subject the Companies to credit risk include cash, certificates of deposit and trade accounts receivable. The amounts held in banks exceed the insured limit of $100,000 from time to time. The terms of cash deposits are on demand to minimize risk. The Companies have not incurred losses related to these deposits.

Accounts receivable trade consist of uncollateralized receivables from customers, including public utilities and private energy trading companies, located in the United States. The Companies routinely assess the financial strength of their customers, and write off or establish an allowance for doubtful accounts, when necessary, based upon factors surrounding the credit risk of specific customers, historical trends and other information. During 2002, 2003 and 2004, the Companies did not incur expenses related to uncollected accounts and have no allowance for doubtful accounts as of December 31, 2002, 2003 or 2004.

Five customers accounted for approximately 87% of the Companies’ revenues during 2004. Four customers accounted for approximately 76% of the Companies’ revenues during 2003. Four customers accounted for approximately 95% of the Companies’ revenues during 2002. Any significant change in the Companies’ relationship with these customers or their financial condition could have a material adverse effect on the Companies’ financial position and results of operations.

Impairment of long-lived assets

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” long-lived tangible and intangible assets are reviewed for impairment when events indicate that the carrying value may not be recoverable. If the sum of expected future undiscounted cash flows less the cost of disposal is less than the carrying amount, an impairment loss is recognized based on the fair value of the related assets. No such events occurred for the years ended December 31, 2002, 2003 and 2004.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Significant items subject to estimates and assumptions include the carrying value of long-lived assets, legal and environmental liabilities, if any, and the amounts payable at December 31, 2002, 2003 and 2004 under the M&M Agreement to NJRES, as defined in Note 5. Actual results could differ from those estimates.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

Note 2—Liquidity

As shown in the combined financial statements, the Companies have a working capital deficiency of $126,617,202, $125,769,785 and $124,822,409 as of December 31, 2002, 2003 and 2004, respectively. In addition, the Companies incurred net losses of $15,317,168, $8,999,728 and $7,931,063 in 2002, 2003 and 2004, respectively and have had a history of recurring losses. All debt has been classified as current liabilities as discussed in Note 3. As discussed in Note 6, subsequent to December 31, 2004, the members’ equity interests of the Companies were acquired by a third party and all debt was repaid in accordance with terms of the Release and Settlement Agreement as defined in Note 6.

Note 3—Debt

On January 9, 2002, the Companies, along with other affiliated companies, entered into a $45,000,000 construction, project and term loan with a commercial bank, WestLB AG, New York Branch (formerly Westdeutsche Landesbank Girozentrale, New York Branch, hereafter referred to as “WestLB”). The terms of the construction loan include interest payable quarterly at the Eurodollar Rate plus 2%, with escalations as defined in the agreement. The construction and project loans were to mature at the earliest of (i) June 30, 2002 or (ii) when all conditions had been met to convert to a term loan. On July 8, 2002, the Companies received a waiver and amendment letter, which included an extension of the construction and project loans until July 31, 2002.

At that amended date, the Companies were not able to meet certain conditions as defined in the agreement which were required to convert the total borrowings of $43,650,000 into a term-loan. As a result, the lender alleges that the Companies were in default on the construction and project loans and amounts due West LB are presented as a current liability in the 2002, 2003 and 2004 balance sheets. The Companies have continued to pay interest on the loans, under the terms of the original agreement, and additionally, in an amendment to the agreement dated June 30, 2003, the Companies began making payments based on the 10 year amortization of the principal originally proposed for the term loan upon conversion, plus interest at the rate prescribed for the term loan. No conversion has been granted to date and therefore the entire outstanding balance continues to be classified as current. The Companies were required to maintain compliance with certain restrictive and financial covenants of the loan agreement. West LB alleged that the Companies were not in compliance with certain covenants. Subsequent to December 31, 2004, the debt was repaid to West LB in accordance with the Release and Settlement Agreement (see Note 6).

Total interest expense related to this agreement for the years ended December 31, 2002, 2003 and 2004 was approximately $1,564,000, $1,408,000 and $1,386,000, respectively.

Note 4—Related Party Transactions

Due to member

On January 9, 2002, SC Holding entered into a securities and note purchase agreement with a private equity fund, AIG Highstar Capital, L.P. (“Highstar”). The securities and note purchase agreement (“Note Purchase Agreement”) with Highstar includes the purchase of (i) 1,000 preferred units of membership interest of SC Holding for a purchase price of $40,000,000, (ii) 300 common units of membership interest of SC Holding for a purchase price of $3.00, and (iii) $15,000,000 exchangeable senior subordinated notes (“Subordinated Notes”). The Subordinated Notes bear interest at a rate known as the contract rate. The contract rate is the sum of adjusted 30 day LIBOR plus 9.125% (10.505% at December 31, 2002) until April 9, 2003, at which time it increased to LIBOR plus 12% (18.23%, 15.47%) at December 31, 2004 and 2003, respectively. The Subordinated Notes

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

allow deferral of a portion of the interest under certain conditions, as defined. All principal, interest and deferred interest shall be due and payable at the earlier of (i) January 9, 2005 or (ii) upon an event of default, as defined. Upon certain events and dates as defined in the agreement, the Subordinated Notes may be converted into preferred units of membership interest in SC Holding at a conversion rate of $40,000 per preferred unit.

SC Holding advanced these funds to CNYOG and related companies to fund the construction of the Project. The terms of these advances are the same terms as those of the underlying agreements as described above.

Total interest expense related to the underlying Subordinated Notes for the years ended December 31, 2002, 2003 and 2004 was approximately $1,659,000, $2,180,000 and $2,517,000, respectively.

During 2003, disputes, claims and litigation occurred between SC Holding, the Companies and Highstar. Subsequent to December 31, 2004, SC Holding, the Companies, other affiliates, Highstar and other parties entered into a Release and Settlement Agreement as more fully described in Note 6.

Due to affiliates, net

The amounts due to affiliates, net as of December 31, 2002, 2003 and 2004 are as follows:

	2002	2003	2004
eCorp Operating, LLC	$—	$(1,699,895)	$(987,744)
eCorp Texas, LLC	(712,441)	(36,904)	(4,429)
eCorp New York, LLC	—	(37,460)	(104,579)
eCorp Energy Marketing, LLC	—	—	(67,168)
eCorp Holding, LLC	(893,430)	—	—
Pipeline Power Partners, LP	(386,822)	—	—
Other	20	20	20

	$(1,992,673)	$(1,774,239)	$(1,163,900)

During 2002, 2003 and 2004, eCorp Operating, LLC, eCorp Texas, LLC and eCorp New York, LLC collectively invoiced the Companies for approximately $2,563,000, $2,098,000 and $2,078,000, respectively, for expenses paid on behalf of the Companies for funding of the operations of the Project including but not limited to Project personnel costs.

In April 2003, CNYOG entered into a marketing services agreement with eCORP Energy Marketing, LLC (“eCORP Energy”), a Texas limited liability company, for purposes of defining certain commissions to be paid to eCORP Energy for arranging transactions with parties who desire interruptible gas storage service. All limited unit holders in eCORP Energy are indirect unit holders in the Companies. Commissions for executed services are payable on the 5th business day of the month following the month in which revenue from such contract is received and range from 15%-50% as defined by the agreement. During 2003 and 2004, the commissions and expense reimbursements paid or accrued under this agreement were approximately $0 and $595,000, respectively.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

Note 5—Commitments and Contingencies

Construction agreements

Pursuant to an Engineering, Procurement and Construction Contract dated December 6, 2000 (“EPC Contract”), CNYOG hired the PPP-SNCL Stagecoach Joint Venture (“Joint Venture”) to build the central compression facility (“Facility”) for the Project for a turnkey price of $37,500,000. The Facility has been built, is fully operational and the entire contract price has been invoiced to CNYOG.

Certain disputes related to the EPC Contract arose among the parties. On July 24, 2003, CNYOG, the Joint Venture, eCORP Holding, LLC, Pipeline Power Partners, LLC (the other member of the Joint Venture) and SNCL entered into a Release and Settlement Agreement of their respective claims under the EPC Contract, and certain other agreements among the various parties (“Settlement Agreement”). The Settlement Agreement provided that the parties would release their claims against one another under the EPC Contract, the Letter Agreement and certain other agreements and the Joint Venture and SNCL would release their mechanic’s liens in consideration for payment of $2,215,000 by CNYOG to SNCL. On July 29, 2003, a partial payment of $1,125,589 was made to SNCL without release of lien or execution of settlement.

Subsequent to December 31, 2004, the parties executed a Revised Release and Settlement Agreement (“Revised Settlement Agreement”) as more fully described in Note 6. All amounts related to the EPC Contract and the Revised Settlement Agreement have been accrued as of December 31, 2002, 2003 and 2004.

Tennessee Gas Pipeline Company

Marketing has entered into firm transportation agreements with Tennessee Gas Pipeline Company (“Tennessee”) to transport natural gas in underground pipelines for a primary term of 10 years and month to month thereafter under three different but related service agreements. Tennessee constructed a pipeline from its existing infrastructure to join the Project. The first service agreement connects the Project with Tennessee’s Station 319 in a 23 mile 30 inch pipeline with contracted transportation of 400,000 Decatherms (“Dth”) per day. The base demand charge for the first agreement is based on the estimated construction cost of the new pipeline. Marketing currently accrues and pays Tennessee a base demand charge of $284,000 per month. Tennessee has the contractual right to adjust its base demand charge if its final construction costs exceed the estimated cost of the pipeline. Marketing has not received notice of Tennessee’s intent to adjust its base demand charge, however Tennessee does retain the right to do so. The second service agreement provides 90,000 Dth per day of transportation from Station 319 to the Clinton Delivery Meter Station in New Jersey at a base demand charge of $322,200 per month. The third service agreement provides for transportation of gas from Tennessee’s Market Zone 4 to Tennessee’s Market Zone 5 at the rate of 400,000 Dth per day with a base demand charge of $243,360 per month. Variable costs related to certain agreements may be charged pursuant to the regulated tariff Tennessee has filed with the FERC. The combination of these service agreements provide an effective way for gas to be transported in and out of storage and delivered to the market.

Marketing charges transportation fees to its customers, for actual transportation services provided at a contracted rate. Tennessee accepts orders directly from Marketing customers for such services and provides such services under Marketing’s service agreement. Tennessee bills customers for actual services provided on behalf of Marketing and credits billed amounts against these firm service agreements.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

NJR Energy Services Company

In October 1998 and as amended, Marketing and NJRES entered into a Natural Gas Storage Marketing & Management Agreement (“M&M Agreement”) whereby NJRES will provide services relating to the sale of firm storage capacity and bundled services for the Project for a 10 year period beginning with the commencement of operations of the Project. NJRES will also arrange and perform natural gas trading, including gas arbitrage, financial hedging and other financial trades using NJRES’s trading accounts and credit lines. NJRES will also provide the required Base Gas for the Project. Compensation for these services includes (i) a one time $75,000 payment for system software, which was paid during 2001 (ii) a $20,000 per month fee for Software/Backroom Tool Expenses commencing August 1, 2001, (iii) asset management fees of $500,000 per valuation period for the first five valuation periods (defined as April 1 to March 31) and then $1,000,000 per valuation period thereafter, (iv) revenue sharing incentive payments of a minimum of $2,000,000 per valuation period, (v) a monthly fee of $83,333 and (vi) equity warrants which provide NJRES the option to purchase up to a 12.375% ownership interest in the Project, as defined.

The M&M Agreement provides for Revenue Sharing Incentive Payments to be calculated based on a revenue pool from each valuation period (April 1 through March 31), beginning with April 1, 2002. In the event that Marketing does not pay to NJRES a minimum of $2,000,000, the shortfall will bear interest at a rate equal to the two-month LIBOR plus 200 basis points. This shortfall and interest will continue to accrue until paid.

During 2001, NJRES and Marketing agreed to effectuate a pre-arranged capacity release of 90,000 Dth per day of Tennessee firm gas transportation capacity at a rate of $3.58 per Dth from Marketing to NJRES. Subsequent to this transaction, Marketing and NJRES agreed to effectuate a re-release of this same Tennessee firm gas transportation capacity from NJRES to Marketing at a rate of $5.06.

During 2001, NJRES advanced Marketing $15,000,000 for consideration of the service arrangements and equity warrants as described in the M&M Agreement.

As of December 31, 2004, an estimate of amounts owed to NJRES has been recorded based on management’s interpretation of the terms of the M&M Agreement. As discussed in Note 6, subsequent to December 31, 2004, the Companies and NJRES entered into a Release and Settlement Agreement. In connection therewith the parties agreed to an amount of approximately $19,830,000 in full and final settlement of all amounts due and payable between the parties.

Litigation

On July 15, 2002 the Commissioners of the State Insurance Fund for the State of New York (“NYSIF”) filed a complaint in the Supreme Court of the State of New York, County of New York against CNYOG and two other related entities alleging that the Companies were responsible for and failed to remit employer’s liability premiums for workers’ compensation. Subsequent to December 31, 2004, the parties executed a Settlement Agreement as more fully described in Note 6.

During 2003 and 2004, there have been various legal proceedings and claims between the Companies, Highstar, West LB and NJRES. Subsequent to December 31, 2004 the parties entered into a Release and Settlement Agreement as more fully described in Note 6.

The Companies are involved in other claims and disputes in the ordinary course of business. Management believes that any potential liabilities arising from these claims and disputes would not have significant effect on the Companies’ financial statements.

CENTRAL NEW YORK OIL AND GAS COMPANY, LLC

AND eCORP MARKETING, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2003 AND 2004

Note 6—Subsequent Events

Settlement of EPC Contract Dispute

On May 9, 2005, a release and settlement agreement between parties to that certain EPC Contract (see Note 5) was executed whereby all amounts owing between the parties were fully settled. SNCL agreed to file complete and irrevocable releases of liens related to the Project. The settlement amount has been capitalized as project costs and accrued as of December 31, 2003 and 2004.

Settlement of NYSIF Claim

In April 2005, a settlement agreement was executed by CNYOG and two related entities and NYSIF to settle a dispute over employer’s liability premiums for workers’ compensation insurance. In order to resolve all claims and issues related to such insurance, the parties agreed to a full settlement of such dispute. The settlement amount has been expensed in 2003 and accrued as of December 31, 2003 and 2004.

Release and Settlement Agreement

On March 16, 2005 and as subsequently amended, the Companies, various related entities, Highstar, NJRES and West LB entered into a Release and Settlement Agreement (“Agreement”). The Agreement sets forth the terms and conditions of a settlement compromise and release of all pending claims and disputes between and among the parties to the Agreement. The parties to the Agreement consent and agree to the sale by SC Holding and SC Energy of their members’ interests in CNYOG and Marketing to Inergy, L.P. or an entity owned or controlled by Inergy, L.P.

The Agreement stipulates how the proceeds from the sale will be distributed to the various parties to the Agreement. Upon closing of the sale and distribution of proceeds, all litigation, claims disputes and previous agreements by and between the parties to the Agreement will be fully released, dismissed and settled.

Sale of Members’ Equity Interest

On August 9, 2005, SC Holding and SC Energy executed and closed on a Purchase Agreement with Inergy Acquisition Company, LLC and Inergy Storage, Inc. (entities owned or controlled by Inergy, L.P.) whereby, the members’ interests of CNYOG and Marketing were sold. In connection with this closing, the proceeds were distributed to the parties to the Agreement in accordance with its terms.

2,900,000 Common Units

Representing Limited Partner Interests

P R O S P E C T U S

                    , 2006

Citigroup

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses Of Issuance And Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

SEC registration fee	$12,000
NASD filing fee	12,000
Printing costs	100,000
Legal fees and expenses	120,000
Accounting fees and expenses	75,000
Blue sky fees and expenses	—
Miscellaneous	6,000

Total	$325,000

Item 14.	Indemnification Of Directors And Officers.

The section of the prospectus entitled “Material Provisions of the Partnership Agreement of Inergy Holdings, L.P.—Indemnification” discloses that we will generally indemnify officers and members of the board of directors of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 7 of the Underwriting Agreement filed as an exhibit to this registration statement in which we will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

To the extent that the indemnification provisions of our partnership agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Item 15.	Recent Sales Of Unregistered Securities.

The following is a summary of our transactions during the past three years involving issuances of our securities that were not registered under the Securities Act:

1.	On September 15, 2003, we sold to David G. Dehaemers a 1.5% limited liability company interest in Inergy Holdings, LLC in exchange for $1,500,000.

2.	On November 5, 2004, we issued promissory notes to our members in the aggregate principal amount of $15,000,000. These notes were issued as a distribution on the members’ interests in Inergy Holdings, LLC.

3.	On November 8, 2004, we sold to Phillip L. Elbert a 7.6146% limited liability company interest in Inergy Holdings, LLC in exchange for $1. This purchase was made pursuant to the exercise of an option originally granted to Mr. Elbert in 2001, the strike price of which decreased over time as a result of distributions made to owners of Inergy Holdings LLC in accordance with the terms of the option.

4.	On November 12, 2004, we sold to Andrew Atterbury a 3.1005% limited liability company interest in Inergy Holdings, LLC in exchange for $2,168,782.

5.	On November 23, 2004, we sold to David G. Dehaemers a 3.8339% limited liability company interest in Inergy Holdings, LLC in exchange for $2,882,071. Also on November 23, 2004, we sold to David G. Dehaemers a 0.75% limited liability company interest in Inergy Holdings, LLC in exchange for $525,000.

The issuances of the securities described above were made in reliance upon the exemption from the registration requirements provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering and, in the case of securities issued pursuant to the exercise of options previously granted, by Section 3(a)(10) of the Securities Act for securities issued in exchange for outstanding securities.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

Exhibit Number	Description
1.1***	Form of Underwriting Agreement

2.1*	Purchase Agreement dated as of July 8, 2005, among Inergy Acquisition Company, LLC, Inergy Storage, Inc., Inergy Stagecoach II, LLC, Stagecoach Holding, LLC, Stagecoach Energy, LLC and Stagecoach Holding II, LLC (incorporated herein by reference to Exhibit 2.1 to Inergy Holdings, L.P.’s Form 8-K filed on July 12, 2005)

3.1*	Certificate of Conversion of Inergy Holdings, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy Holdings L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 29, 2005)

3.2*	Agreement of Limited Partnership of Inergy Holdings, L.P. (incorporated herein by reference to Exhibit 3.2 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on June 2, 2005)

3.3*	Certificate of Formation of Inergy Holdings GP, LLC (incorporated herein by reference to Exhibit 3.3 to Inergy Holdings L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 29, 2005)

3.4*	Limited Liability Company Agreement of Inergy Holdings GP, LLC (incorporated herein by reference to Exhibit 3.4 to Inergy Holdings L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on March 14, 2005)

3.5*	Certificate of Limited Partnership of Inergy Holdings, L.P. (incorporated herein by reference to Exhibit 3.5 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 29, 2005)

3.6*	Amended and Restated Agreement of Limited Partnership of Inergy Holdings, L.P. (incorporated herein by reference to Exhibit A to Inergy Holdings L.P.’s Prospectus (Registration No. 333-122466) filed on June 21, 2005)

4.1*	Specimen Certificate representing common units (filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Reg. No. 333-122466) and incorporated herein by reference).

4.2*	Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.2B to Inergy, L.P.’s Annual Report on Form 10-K filed on December 7, 2004)

Exhibit Number	Description
4.3*	Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.2C to Inergy, L.P.’s Annual Report on Form 10-K filed on December 7, 2004)

4.4*	Amendment No. 2 to Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy, L.P.’s Current Report on Form 8-K filed on January 24, 2005)

4.5*	Registration Rights Agreement dated as of August 9, 2005 by and between Inergy, L.P. and Inergy Holdings, L.P (incorporated herein by reference to Exhibit 4.1 to Inergy Holdings, L.P.’s Current Report on Form 8-K filed on August 12, 2005)

5.1**	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1**	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1*	Inergy Holdings, L.P. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 29, 2005)***

10.2*	Credit Agreement by and between Inergy Holdings, LLC and Enterprise Bank & Trust dated as of August 30, 2004 (incorporated herein by reference to Exhibit 10.2 to Inergy Holdings, L.P.’s Registration Statement on Form S-1 (Registration No. 333-122466) filed on February 2, 2005)

10.3*	5-Year Credit Agreement dated as of December 17, 2004, among Inergy, L.P., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Lehman Commercial Paper, Inc. and Wachovia Bank, National Association, as Co-Syndication Agents, and Fleet National Bank and Bank of Oklahoma, National Association, as Co-Documentation Agents (incorporated herein by reference to Exhibit 10.1 to Inergy, L.P.’s Current Report on Form 8-K filed on December 22, 2004)

10.4*	Guaranty dated as of December 17, 2004 among Inergy Propane, LLC, L & L Transportation, LLC, Inergy Transportation, LLC, Inergy Sales & Service, Inc., Inergy Finance Corp., Inergy Acquisition Company, LLC, Stellar Propane Service, LLC and Inergy Gas, LLC in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the benefit of the Holders of Secured Obligations under the Credit Agreements (incorporated herein by reference to Exhibit 10.3 to Inergy, L.P.’s Current Report on Form 8-K filed on December 22, 2004)

10.5*	Pledge and Security Agreement dated as of December 17, 2004 among Inergy, L.P. and the other Subsidiaries of Inergy, L.P. listed on the signature pages thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders party to the Credit Agreements (incorporated herein by reference to Exhibit 10.4 to Inergy, L.P.’s Current Report on Form 8-K filed on December 22, 2004)

10.6*	Trademark Security Agreement dated as of December 17, 2004 among Inergy, L.P. and the subsidiaries of Inergy, L.P. listed on the signature page attached thereto and JPMorgan Chase Bank, N.A., as administrative agent on behalf of itself and on behalf of the Holders of Secured Obligation under the Credit Agreements (incorporated herein by reference to Exhibit 10.5 to Inergy, L.P.’s Current Report on Form 8-K filed on December 22, 2004)
10.7*	Interest Purchase Agreement, dated November 18, 2004, among Star Gas Partners, L.P., Star Gas LLC, Inergy Propane, LLC and Inergy, L.P. (incorporated herein by reference to Exhibit 2.1 to Inergy, L.P.’s Current Report on Form 8-K filed on November 24, 2004)

10.8*	Registration Rights Agreement dated December 22, 2004, among Inergy, L.P., Inergy Finance Corp., the Guarantors named therein and the Initial Purchasers named therein (incorporated herein by reference to Exhibit 4.1 to Inergy, L.P.’s Current Report on Form 8-K filed on December 27, 2004)

Exhibit Number	Description
10.9*	Indenture dated as of December 22, 2004, among Inergy, L.P., Inergy Finance Corp., the Guarantors named therein and US Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 to Inergy, L.P.’s Current Report on Form 8-K filed on December 27, 2004)

10.10*	Form of 6.875% Senior Notes due 2014 (incorporated by reference to Exhibit 4.3 to Inergy, L.P.’s Current Report on Form 8-K filed on December 27, 2004)

10.11*	Inergy, L.P. Employee Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.6 to Inergy, L.P.’s Registration Statement on Form S-1/A filed on July 2, 2001)***

10.12*	Amendment to Inergy, L.P. Employee Long-Term Incentive Plan, adopted April 4, 2003 (incorporated herein by reference to Exhibit 10.1 to Inergy, L.P.’s Quarterly Report on Form 10-Q filed on May 12, 2003)***

10.13*	Promissory Note (incorporated herein by reference to Exhibit 10.13 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 11, 2005)

10.14*	Form of Interest Purchase Agreement (incorporated herein by reference to Exhibit 10.14 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on March 14, 2005)

10.15*	Form of Inergy Holdings, L.P. Employee Unit Purchase Plan (incorporated herein by reference to Exhibit 10.15 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 11, 2005)

10.16*	First Amendment to Interest Purchase Agreement (incorporated herein by reference to Exhibit 10.16 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 11, 2005)

10.17*	Form of Unit Option Grant (incorporated herein by reference to Exhibit 10.17 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on June 2, 2005)***

10.18*	Unitholder Agreement dated as of April 14, 2005 among Inergy Holdings, LLC and the unitholders named therein (incorporated herein by reference to Exhibit 10.18 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on June 2, 2005)

10.19*	Credit Agreement among Inergy Holdings, LLC, the several parties thereto, Lehman Brothers and Lehman Commercial Paper, Inc., as syndication agent and administrative agent dated as of April 28, 2005 (incorporated herein by reference to Exhibit 3.2 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on June 13, 2005)

10.20*	Special Unit Purchase Agreement dated as of August 9, 2005 between Inergy, L.P. and Inergy Holdings, L.P. (incorporated herein by reference to Exhibit 10.1 to Inergy Holdings, L.P.’s Current Report on Form 8-K filed on August 12, 2005)

10.21*	Credit Agreement, dated as of August 9, 2005, between Inergy Holdings, L.P. and Southwest Bank of St. Louis (incorporated herein by reference to Exhibit 10.2 to Inergy Holdings, L.P.’s Current Report on Form 8-K filed on August 12, 2005)

14.1*	Inergy Holdings’ Code of Business Ethics and Conduct (incorporated herein by reference to Inergy Holdings, L.P.’s Annual Report on Form 10-K filed on December 19, 2005)

21.1*	List of subsidiaries of Inergy Holdings, L.P. (incorporated herein by reference to Inergy Holdings, L.P.’s Annual Report on Form 10-K filed on December 19, 2005)

23.1**	Consent of Ernst & Young LLP

Exhibit Number	Description
23.2**	Consent of KPMG LLP

23.3**	Consent of Panell Kerr Forrester of Texas, P.C.

23.4	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.5	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1**	Powers of Attorney (contained on the signature page)

*	Previously filed

**	Filed herewith

***	To be filed by Amendment

(b) Financial Statement Schedules.

All schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 24, 2006.

INERGY HOLDINGS, L.P.

By:	/s/ JOHN J. SHERMAN
Name:	John J. Sherman
Title:	President and Chief Executive Officer

Each person whose signature appears below appoints Ms. Laura L. Ozenberger and Mr. R. Brooks Sherman, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN J. SHERMAN John J. Sherman	President, Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2006

/s/ R. BROOKS SHERMAN R. Brooks Sherman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 24, 2006

/s/ WARREN H. GFELLER Warren H. Gfeller	Director	May 24, 2006

/s/ ARTHUR B. KRAUSE Arthur B. Krause	Director	May 24, 2006

/s/ RICHARD O’BRIEN Richard O’Brien	Director	May 24, 2006

Exhibit Index

Exhibit Number	Description
1.1***	Form of Underwriting Agreement

2.1*	Purchase Agreement dated as of July 8, 2005, among Inergy Acquisition Company, LLC, Inergy Storage, Inc., Inergy Stagecoach II, LLC, Stagecoach Holding, LLC, Stagecoach Energy, LLC and Stagecoach Holding II, LLC (incorporated herein by reference to Exhibit 2.1 to Inergy Holdings, L.P.’s Form 8-K filed on July 12, 2005)

3.1*	Certificate of Conversion of Inergy Holdings, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy Holdings L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 29, 2005)

3.2*	Agreement of Limited Partnership of Inergy Holdings, L.P. (incorporated herein by reference to Exhibit 3.2 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on June 2, 2005)

3.3*	Certificate of Formation of Inergy Holdings GP, LLC (incorporated herein by reference to Exhibit 3.3 to Inergy Holdings L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 29, 2005)

3.4*	Limited Liability Company Agreement of Inergy Holdings GP, LLC (incorporated herein by reference to Exhibit 3.4 to Inergy Holdings L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on March 14, 2005)

3.5*	Certificate of Limited Partnership of Inergy Holdings, L.P. (incorporated herein by reference to Exhibit 3.5 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 29, 2005)

3.6*	Amended and Restated Agreement of Limited Partnership of Inergy Holdings, L.P. (incorporated herein by reference to Exhibit A to Inergy Holdings L.P.’s Prospectus (Registration No. 333-122466) filed on June 21, 2005)

4.1*	Specimen Certificate representing common units (filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Reg. No. 333-122466) and incorporated herein by reference).

4.2*	Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.2B to Inergy, L.P.’s Annual Report on Form 10-K filed on December 7, 2004)

4.3*	Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.2C to Inergy, L.P.’s Annual Report on Form 10-K filed on December 7, 2004)

4.4*	Amendment No. 2 to Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy, L.P.’s Current Report on Form 8-K filed on January 24, 2005)

4.5*	Registration Rights Agreement dated as of August 9, 2005 by and between Inergy, L.P. and Inergy Holdings, L.P (incorporated herein by reference to Exhibit 4.1 to Inergy Holdings, L.P.’s Current Report on Form 8-K filed on August 12, 2005)

5.1**	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1**	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1*	Inergy Holdings, L.P. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 29, 2005)***

Exhibit Number	Description
10.2*	Credit Agreement by and between Inergy Holdings, LLC and Enterprise Bank & Trust dated as of August 30, 2004 (incorporated herein by reference to Exhibit 10.2 to Inergy Holdings, L.P.’s Registration Statement on Form S-1 (Registration No. 333-122466) filed on February 2, 2005)

10.3*	5-Year Credit Agreement dated as of December 17, 2004, among Inergy, L.P., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Lehman Commercial Paper, Inc. and Wachovia Bank, National Association, as Co-Syndication Agents, and Fleet National Bank and Bank of Oklahoma, National Association, as Co-Documentation Agents (incorporated herein by reference to Exhibit 10.1 to Inergy, L.P.’s Current Report on Form 8-K filed on December 22, 2004)

10.4*	Guaranty dated as of December 17, 2004 among Inergy Propane, LLC, L & L Transportation, LLC, Inergy Transportation, LLC, Inergy Sales & Service, Inc., Inergy Finance Corp., Inergy Acquisition Company, LLC, Stellar Propane Service, LLC and Inergy Gas, LLC in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the benefit of the Holders of Secured Obligations under the Credit Agreements (incorporated herein by reference to Exhibit 10.3 to Inergy, L.P.’s Current Report on Form 8-K filed on December 22, 2004)

10.5*	Pledge and Security Agreement dated as of December 17, 2004 among Inergy, L.P. and the other Subsidiaries of Inergy, L.P. listed on the signature pages thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders party to the Credit Agreements (incorporated herein by reference to Exhibit 10.4 to Inergy, L.P.’s Current Report on Form 8-K filed on December 22, 2004)

10.6*	Trademark Security Agreement dated as of December 17, 2004 among Inergy, L.P. and the subsidiaries of Inergy, L.P. listed on the signature page attached thereto and JPMorgan Chase Bank, N.A., as administrative agent on behalf of itself and on behalf of the Holders of Secured Obligation under the Credit Agreements (incorporated herein by reference to Exhibit 10.5 to Inergy, L.P.’s Current Report on Form 8-K filed on December 22, 2004)

10.7*	Interest Purchase Agreement, dated November 18, 2004, among Star Gas Partners, L.P., Star Gas LLC, Inergy Propane, LLC and Inergy, L.P. (incorporated herein by reference to Exhibit 2.1 to Inergy, L.P.’s Current Report on Form 8-K filed on November 24, 2004)

10.8*	Registration Rights Agreement dated December 22, 2004, among Inergy, L.P., Inergy Finance Corp., the Guarantors named therein and the Initial Purchasers named therein (incorporated herein by reference to Exhibit 4.1 to Inergy, L.P.’s Current Report on Form 8-K filed on December 27, 2004)

10.9*	Indenture dated as of December 22, 2004, among Inergy, L.P., Inergy Finance Corp., the Guarantors named therein and US Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 to Inergy, L.P.’s Current Report on Form 8-K filed on December 27, 2004)

10.10*	Form of 6.875% Senior Notes due 2014 (incorporated by reference to Exhibit 4.3 to Inergy, L.P.’s Current Report on Form 8-K filed on December 27, 2004)

10.11*	Inergy, L.P. Employee Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.6 to Inergy, L.P.’s Registration Statement on Form S-1/A filed on July 2, 2001)***

10.12*	Amendment to Inergy, L.P. Employee Long-Term Incentive Plan, adopted April 4, 2003 (incorporated herein by reference to Exhibit 10.1 to Inergy, L.P.’s Quarterly Report on Form 10-Q filed on May 12, 2003)***

10.13*	Promissory Note (incorporated herein by reference to Exhibit 10.13 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 11, 2005)

Exhibit Number	Description
10.14*	Form of Interest Purchase Agreement (incorporated herein by reference to Exhibit 10.14 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on March 14, 2005)

10.15*	Form of Inergy Holdings, L.P. Employee Unit Purchase Plan (incorporated herein by reference to Exhibit 10.15 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 11, 2005)

10.16*	First Amendment to Interest Purchase Agreement (incorporated herein by reference to Exhibit 10.16 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on April 11, 2005)

10.17*	Form of Unit Option Grant (incorporated herein by reference to Exhibit 10.17 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on June 2, 2005)***

10.18*	Unitholder Agreement dated as of April 14, 2005 among Inergy Holdings, LLC and the unitholders named therein (incorporated herein by reference to Exhibit 10.18 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on June 2, 2005)

10.19*	Credit Agreement among Inergy Holdings, LLC, the several parties thereto, Lehman Brothers and Lehman Commercial Paper, Inc., as syndication agent and administrative agent dated as of April 28, 2005 (incorporated herein by reference to Exhibit 3.2 to Inergy Holdings, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-122466) filed on June 13, 2005)

10.20*	Special Unit Purchase Agreement dated as of August 9, 2005 between Inergy, L.P. and Inergy Holdings, L.P. (incorporated herein by reference to Exhibit 10.1 to Inergy Holdings, L.P.’s Current Report on Form 8-K filed on August 12, 2005)

10.21*	Credit Agreement, dated as of August 9, 2005, between Inergy Holdings, L.P. and Southwest Bank of St. Louis (incorporated herein by reference to Exhibit 10.2 to Inergy Holdings, L.P.’s Current Report on Form 8-K filed on August 12, 2005)

14.1*	Inergy Holdings’ Code of Business Ethics and Conduct (incorporated herein by reference to Inergy Holdings, L.P.’s Annual Report on Form 10-K filed on December 19, 2005)

21.1*	List of subsidiaries of Inergy Holdings, L.P. (incorporated herein by reference to Inergy Holdings, L.P.’s Annual Report on Form 10-K filed on December 19, 2005)

23.1**	Consent of Ernst & Young LLP

23.2**	Consent of KPMG LLP

23.3**	Consent of Panell Kerr Forrester of Texas, P.C.

23.4	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.5	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1**	Powers of Attorney (contained on the signature page)

*	Previously filed

**	Filed herewith

***	To be filed by Amendment